As filed with the Securities and Exchange Commission on January 27, 2010	Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Independent Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	6021	38-2032782
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

230 West Main Street

Ionia, Michigan 48846

(616) 527-9450

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Robert N. Shuster

Chief Financial Officer

230 West Main Street

Ionia, Michigan 48846

(616) 527-9450

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Wooldridge

Varnum LLP

333 Bridge Street, P.O. Box 352

Grand Rapids, Michigan 49501-0352

(616) 336-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	180,200,000(1)	N/A	$65,670,320(2)	$4,682.29

(1)

This registration statement registers the estimated maximum number of shares of common stock of Independent Bank Corporation (the "Company"), par value $1.00 per share, that may be issued in connection with the exchange offers by the Company for any and all of the $50,600,000 in aggregate liquidation amount of the outstanding trust preferred securities of IBC Capital Finance II, $12,000,000 in aggregate liquidation amount of the outstanding trust preferred securities of IBC Capital Finance III, $20,000,000 in aggregate liquidation amount of the outstanding trust preferred securities of IBC Capital Finance IV, and $7,500,000 in aggregate liquidation amount of the outstanding trust preferred securities of Midwest Guaranty Trust I.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(1), 457(f)(2) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and based upon the book value and market value of the trust preferred securities solicited for exchange. The proposed maximum aggregate offering price was calculated as follows: the sum of (i) $12,000,000, the book value of the trust preferred securities of IBC Capital Finance III on January 22, 2010; (ii) $20,000,000, the book value of the trust preferred securities of IBC Capital Finance IV on January 22, 2010; (iii) $7,500,000, the book value of the trust preferred securities of Midwest Guaranty Trust I on January 22, 2010; and (iv) the product of (a) $12.93 the average of the high and low prices of the trust preferred securities of IBC Capital Finance II on January 22, 2010 and (b) 2,024,000, the maximum number of trust preferred securities of IBC Capital Finance II that could be accepted for exchange in the exchange offer.

(3)	Computed in accordance with Section 6(b) of the Securities Act by multiplying .00007130 by the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 27, 2010

PROSPECTUS

Offers to Exchange

Up to 180,200,000 Shares of Common Stock of Independent Bank Corporation for any and all Trust Preferred Securities issued by IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, up to 180,200,000 newly issued shares of our common stock for properly tendered and accepted trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO), IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I.

The exchange offers will expire at 11:59 p.m., Eastern Time, on [•], 2010, unless extended or earlier terminated by us (such date and time, as it may be extended, the "Expiration Date"). In order to receive the applicable Early Tender Premium Value per Liquidation Amount shown in the table below, holders must tender by 5:00 p.m., Eastern Time, on [•], 2010, unless that deadline is extended by us (such date and time, as it may be extended, the "Early Tender Premium Deadline"). Tenders may be withdrawn at any time prior to the Expiration Date.

For each trust preferred security that we accept for exchange in accordance with the terms of the applicable exchange offer, we will issue a number of shares of our common stock having an aggregate dollar value (the "Exchange Value") set forth in the table below or, in the case of a trust preferred security tendered on or prior to the Early Tender Premium Deadline, having an aggregate dollar value equal to the applicable Exchange Value plus the Early Tender Premium Value set forth in the table below.

We refer to the number of shares of common stock we will issue for each trust preferred security we accept for exchange as the "exchange ratio."  In determining the exchange ratio, the value per share of common stock will be the "Relevant Price," which is equal to the average volume weighted average price per share, or "Average VWAP," of our common stock for the five consecutive trading day period ending on and including the second trading day immediately preceding the Expiration Date, as it may be extended (we refer to such period as the "Pricing Period" and such Expiration Date as the "Pricing Date"); however, if an extension to the Expiration Date is announced following the start of the Pricing Period, we do not currently expect such extension to affect the Pricing Period or the Pricing Date.  Depending on the trading price of our common stock on the settlement date of an exchange offer compared to the price established by this procedure, the market value of the common stock we issue in exchange for each trust preferred security we accept for exchange may be less than, equal to, or greater than the applicable Exchange Value or Total Exchange Value referred to in the table below.

The table below sets forth certain information regarding the series of trust preferred securities that are the subject of the exchange offers.  You will be eligible to receive a number of shares of common stock with the Total Exchange Value set forth in the table below only if you validly tender your trust preferred securities on or prior to the Early Tender Premium Deadline and do not subsequently withdraw such trust preferred securities, subject to our completion of the applicable exchange offer pursuant to the terms described in this prospectus and the related letter of transmittal.

	Title of Securities	Issuer	Aggregate Liquidation Amount Outstanding	Liquidation Amount per Trust Preferred Security	Exchange Value		Early Tender Premium Value		Total Exchange Value
CUSIP					(per Liquidation Amount)
44921B 20 8	8.25% Cumulative Trust Preferred Securities	IBC Capital Finance II	$50,600,000	$25	$	[•]	$	[•]	$	[•]
44921N AA 1	Floating Rate Trust Preferred Securities	IBC Capital Finance III	$12,000,000	$1,000	$	[•]	$	[•]	$	[•]
44921T AA 8	Floating Rate Trust Preferred Securities	IBC Capital Finance IV	$20,000,000	$1,000	$	[•]	$	[•]	$	[•]
N/A	Floating Rate Trust Preferred Securities	Midwest Guaranty Trust I	$7,500,000	$1,000	$	[•]	$	[•]	$	[•]

We encourage you to read and carefully consider this prospectus in its entirety, in particular the risk factors beginning on page 15, for a discussion of factors that you should consider with respect to these offers.

The shares of common stock offered in the exchange offers are not savings accounts, deposits, or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission (the "SEC"), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any other regulatory body has approved or disapproved of the exchange offers or of the securities to be issued in the exchange offers or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our obligation to complete the exchange offers is subject to a number of conditions that must be satisfied or, if permissible under applicable law, waived by us prior to the Expiration Date.  Our obligation to complete the exchange offers is not subject to any minimum tender condition.

Our common stock is listed on the Nasdaq Global Select Market ("Nasdaq GSM") under the symbol "IBCP".  As of January 26, 2010, the closing sale price for our common stock on the Nasdaq GSM was $1.03 per share.  We currently expect that the shares of common stock to be issued in this exchange offer will be approved for listing on the Nasdaq GSM.  However, our common stock may be delisted from the Nasdaq GSM in the near future.  Please see "Market Price, Dividend, and Distribution Information" on page 131 for more information.

None of IBC, the trustees of IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, or Midwest Guaranty Trust I, the Dealer Manager, the Exchange Agent, the Information Agent, or any other person is making any recommendation as to whether you should tender all or any portion of your trust preferred securities. You must make your own decision after reading this prospectus and consulting with your advisors, if necessary.

The date of this prospectus is [•], 2010.

Dealer Manager

Stifel, Nicolaus & Company, Inc.
501 N. Broadway
St. Louis, MO 63102
Tel: (314) 342-4054

TABLE OF CONTENTS

IMPORTANT

All of the trust preferred securities issued by IBC Capital Finance II, IBC Capital Finance III, and IBC Capital Finance IV were issued in book-entry form and are currently represented by one or more global certificates held for the account of The Depository Trust Company ("DTC").  You may tender any of these trust preferred securities by transferring them through DTC's Automated Tender Offer Program ("ATOP") or by following the other procedures described under "The Exchange Offers—Procedures for Tendering" on page 123 below.  The trust preferred securities issued by Midwest Guaranty Trust I were issued in physical certificate form and must be tendered by contacting D.F. King & Co., Inc., as exchange agent for the exchange offers (the "Exchange Agent") at the phone numbers shown on the back cover page of this prospectus.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date of the exchange offers. If you hold your trust preferred securities through a broker, dealer, commercial bank, trust company, or other nominee, you should consider that such entity may require you to take action with respect to the exchange offers a number of days before the Expiration Date in order for such entity to tender trust preferred securities on your behalf on or prior to the Expiration Date.  Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and of no effect.

Unless otherwise indicated or unless the context requires otherwise, all references to "we," "us," "our," or similar references mean Independent Bank Corporation and its direct and indirect subsidiaries on a consolidated basis.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different.  You should assume that the information contained in this prospectus is accurate only as of the date set forth above.  We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

FORWARD-LOOKING STATEMENTS

Discussions and statements in this prospectus that are not statements of historical fact, including, without limitation, statements that include terms such as "will," "may," "should," "believe," "expect," "anticipate," "estimate," "project," "intend," and "plan," and statements about future financial and operating results, plans, objectives, expectations, and intentions and other statements that are not historical facts, are forward-looking statements. Forward-looking statements express management's current expectations, forecasts of future events, or long-term goals and, by their nature, are subject to assumptions, risks, and uncertainties.  Although management believes that the expectations, forecasts, and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including the risks and uncertainties detailed under "Risk Factors" set forth below.  The key risks are summarized following:

•         If we are unable to successfully raise new equity capital and otherwise implement our capital restoration plan, it will be extremely difficult for us to withstand current economic conditions and any further deterioration in our loan portfolio;

•         Future loan losses could exceed the reserves we maintain for such losses;

•         Economic conditions in Michigan are worse in many cases than national economic conditions and the ability of the Michigan economy to recover, and the pace of such recovery, is expected to have a material impact on our future financial success;

•         Conditions in regional and local real estate markets are expected to have a material impact on our future financial success;

•         Current turmoil in the vehicle service contract industry has increased the credit risk and reputation risk for our subsidiary, Mepco Finance Corporation, have led and may continue to lead to significant losses for Mepco, and will contribute to a decrease in the average earning assets of Mepco, which has historically operated at a profit and decreased the size of the losses we have incurred in recent periods;

•         Legislative and regulatory changes could increase our expenses, decrease our income, and otherwise have a negative impact on our results of operations;

•         Our use of wholesale funding sources exposes us to liquidity risk and potential earnings volatility;

•         The continued services of our management team are critical as we work through our asset quality issues and the implementation of our capital restoration plan, yet our ability to compensate our executives is subject to restrictions that do not apply to many of our competitors;

•         Media reports regarding ongoing bank failures and any negative publicity regarding our capital position could result in our loss of core deposits;

•         Our capital raising initiatives will result in significant dilution to our current shareholders;

•         Implementation of our capital plan could result in the U.S. Treasury or another large investor owning a significant percentage of our common stock, and such investor's interests could be different than the interests of our smaller shareholders;

•         Our common stock may be delisted from the Nasdaq Global Stock Market;

•         We have suspended all quarterly payments on our preferred stock and our trust preferred securities and we do not know if or when such payments will resume;

•         We are currently prohibited from paying cash dividends on our common stock and will, for the foreseeable future, be subject to material restrictions on our ability to pay cash dividends;

•         The liquidity and market price of our common stock may be materially and adversely affected by our current financial condition and the capital raising initiatives we are pursuing.

You are urged to read the "Risk Factors" section carefully and not rely on the above summary.

In addition, other factors not currently anticipated may also materially and adversely affect our results of operations, cash flows, financial position, and prospects. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this prospectus are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which forms a part of a registration statement filed with the SEC, does not contain all of the information set forth in the registration statement.  For further information with respect to us and the securities to be exchanged, reference is made to the registration statement.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

The Exchange Agent for the exchange offers is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only) (212) 809-8838 (provide call back telephone number on fax cover sheet for confirmation) Confirmation: (212) 493-6996	By Mail, Overnight Courier or Hand Delivery D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Elton Bagley

Questions and requests for assistance related to the exchange offers or additional copies of this prospectus or the related letter of transmittal may be directed to the Information Agent at its address or telephone numbers set forth below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offers.

The Information Agent for the exchange offers is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call:  (212) 269-5550 (Collect)

All others call Toll-free:  (800) 431-9643

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS

The following are certain questions regarding the exchange offers that you may have as a holder of trust preferred securities and the answers to those questions. To fully understand the exchange offers and the considerations that may be important to your decision whether to participate, you should carefully read this prospectus in its entirety, including the section entitled "Risk Factors" beginning on page 15 below.

 What are the exchange offers?

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, up to 180,200,000 newly issued shares of our common stock for properly tendered and accepted trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO), IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I.

 What is the purpose of the exchange offers?

The exchange offers are a part of a more comprehensive Capital Restoration Plan that has been adopted by our Board of Directors (the "Capital Plan") with the primary objective of increasing our capital and meeting certain minimum capital ratios established by our Board.  Due to recent events affecting the national economy and the Michigan economy in particular, we believe additional equity capital is necessary to maintain and strengthen our capital base as the effects of these events impact our business over the coming months and years.  Although our regulatory capital ratios remain at levels above federal regulatory "well capitalized" standards, because of the losses we have incurred in recent quarters, our elevated levels of non-performing loans and other real estate, and the ongoing economic stress in Michigan, we believe increasing our capital is very important to our future success.

You can find more detail regarding our Capital Plan under "Capital Plan" beginning on page 43 below.  In short, our Capital Plan contemplates the pursuit of three primary initiatives intended to strengthen our capital structure:

1.     An offer to the United States Department of the Treasury (the "Treasury") to exchange the shares of Series A Preferred Stock we issued to the Treasury under the Capital Purchase Program (CPP) of the Troubled Asset Relief Program (TARP) for shares of our common stock;

2.     The exchange offers described in this prospectus, in which we seek to exchange outstanding trust preferred securities for shares of our common stock; and

3.     A public offering of our common stock for cash in which we currently intend to seek to raise up to $150 million of new equity capital.

At this time, we cannot be sure that any of these three initiatives will be completed or, if they are completed, will be completed at levels that will allow us to achieve the objectives in our Capital Plan.  However, we believe completion of the exchange offers described in this prospectus is a critical part of our Capital Plan and that a high level of participation in the exchange offers is very important to our ability to successfully implement the other two initiatives described above and otherwise successfully implement our Capital Plan.  See "The Exchange Offers" beginning on page 119 below for more information.

What are the key terms of the exchange offers?

We are offering to exchange up to 180,200,000 newly issued shares of our common stock for the outstanding trust preferred securities referenced in the table below on the terms set forth in such table, subject to the terms and conditions set forth in this prospectus and in the related letter of transmittal.

CUSIP	Title of Securities	Issuer	Aggregate Amount Outstanding	Liquidation Amount per Trust Preferred Security	Exchange Value		Early Tender Premium Value		Total Exchange Value
					(per Liquidation Amount)
44921B 20 8	8.25% Cumulative Trust Preferred Securities	IBC Capital Finance II	$50,600,000	$25	$	[•]	$	[•]	$	[•]
44921N AA 1	Floating Rate Trust Preferred Securities	IBC Capital Finance III	$12,000,000	$1,000	$	[•]	$	[•]	$	[•]
44921T AA 8	Floating Rate Trust Preferred Securities	IBC Capital Finance IV	$20,000,000	$1,000	$	[•]	$	[•]	$	[•]
N/A	Floating Rate Trust Preferred Securities	Midwest Guaranty Trust I	$7,500,000	$1,000	$	[•]	$	[•]	$	[•]

What consideration is being offered in exchange for the trust preferred securities?

We are offering to issue shares of our common stock in exchange for the trust preferred securities.  The number of shares of our common stock you would be eligible to receive is explained in the next paragraph.

We refer to the liquidation amount of each of the trust preferred securities, as shown in the table above, as the "Liquidation Amount."  The Liquidation Amount of each trust preferred security issued by IBC Capital Finance II is $25.  The Liquidation Amount of each trust preferred security issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I is $1,000.  For each Liquidation Amount of trust preferred securities that we accept for exchange in accordance with the terms of the exchange offers, we will issue a number of shares of our common stock having an aggregate dollar value (based on the Relevant Price, as described below) equal to the applicable Exchange Value set forth in the table above or, in the case of trust preferred securities tendered on or prior to the Early Tender Premium Deadline, having an aggregate dollar value (based on the Relevant Price) equal to the sum of the applicable Exchange Value plus the applicable Early Tender Premium Value set forth in the table above (such sum, the "Total Exchange Value"). We refer to the number of shares of our common stock we will issue for each Liquidation Amount of trust preferred securities we accept in the exchange offers as the "exchange ratio."  We will round each exchange ratio down to four decimal places.

The "Relevant Price" is equal to the average volume weighted average price per share, or "Average VWAP," of our stock for the five consecutive trading day period ending on and including the second trading day immediately preceding the Expiration Date, as it may be extended (we refer to such period as the "Pricing Period" and such Expiration Date as the "Pricing Date"); provided, however, that if we announce an extension to the Expiration Date after the Pricing Period begins, we do not currently expect such extension to affect the Pricing Period or the Pricing Date.

Depending on the trading price of our common stock on the settlement date for the exchange offers compared to the Relevant Price described above, the market value of the shares of common stock we issue in exchange for each Liquidation Amount of trust preferred securities we accept for exchange may be less than, equal to, or greater than the applicable Exchange Value or Total Exchange Value.

How may I obtain information regarding the Relevant Price and applicable exchange ratio?

Throughout the exchange offers, the indicative Average VWAP, the resulting indicative Relevant Price, and the indicative exchange ratios will be available at www.independentbank.com/exchangeoffers and from our information agent, D.F. King & Co., Inc. (the "Information Agent") at one of its telephone numbers listed on the back cover page of this prospectus. We will announce the final exchange ratios (both for those trust preferred securities tendered before the Early Tender Premium Deadline and for those tendered after that deadline) by 4:30 p.m., Eastern Time, on the Expiration Date, and those final exchange ratios will also be available by that time at www.independentbank.com/exchangeoffers and from the Information Agent.

Is there a maximum amount of trust preferred securities that may be exchanged in the exchange offers?

We will accept for exchange the maximum amount of validly tendered and not properly withdrawn trust preferred securities that does not result in the issuance of more than 180,200,000 shares of our common stock.

We have set this maximum number of shares at a level that we anticipate will allow us to accept for exchange all outstanding trust preferred securities.  As a result, we believe it is highly unlikely that we will not be able to accept for exchange all trust preferred securities tendered in the exchange offers.  In the unlikely event that our acceptance of all validly tendered trust preferred securities would cause us to issue more than 180,200,000 shares of our common stock (which could happen if the Relevant Price drops below $0.50 per share and all or substantially all outstanding trust preferred securities are tendered for exchange), we will announce at that time how validly tendered trust preferred securities will be prorated for acceptance by us for exchange and any resulting changes in the Expiration Date or other terms of the exchange offers.

When are you going to resume making quarterly distributions on the trust preferred securities?

Beginning in December of 2009, we suspended all quarterly dividend payments on our outstanding trust preferred securities.  If you participate in the exchange offers, you will be giving up your right to all distribution payments on the trust preferred securities you tender, including any distributions that have accrued but not been paid as a result of our recent suspension of quarterly payments.

We do not know if or when we will resume making payments on our trust preferred securities.  For the reasons described in this prospectus, we do not anticipate resuming payments in the foreseeable future.

What happens to tendered securities that are not accepted for exchange?

If your tendered securities are not accepted for exchange for any reason pursuant to the terms and conditions of the exchange offers, such securities will be returned without expense to you or, in the case of securities tendered by book-entry transfer, such securities will be credited to an account maintained at DTC designated by the participant who delivered such securities, in each case, promptly following the Expiration Date or the termination of the exchange offers.

Will fractional shares be issued in the exchange offers?

No.  We will not issue fractional shares of our common stock in the exchange offers. Instead, the number of shares of our common stock received by each registered holder whose trust preferred securities are accepted for exchange in the exchange offers will be rounded down to the nearest whole number.

Are the exchange offers subject to any minimum tender or other conditions?

Our obligation to exchange shares of our common stock for trust preferred securities tendered in the exchange offers is not subject to any minimum tender condition.   In other words, we currently intend to complete and close the exchange offers regardless of the number of trust preferred securities tendered for exchange.

However, our obligation to exchange shares of our common stock for trust preferred securities tendered in the exchange offers is subject to a number of conditions that must be satisfied or, if permissible under applicable law, waived by us on or prior to the Expiration Date, including, among others:

•         The holders of our common stock must approve a proposal to amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 60 million to 500 million at a special meeting of shareholders to be held on January 29, 2010;

•         Our exchange of shares of our common stock for trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I is subject to the approval by our shareholders, at that same special meeting of shareholders described above, in accordance with Nasdaq Marketplace Rule 5635.  This rule requires shareholder approval for issuance of shares of our common stock under certain circumstances where the number of shares issued or sold equals 20% or more of the number of outstanding shares of common stock or 20% or more of the voting power of our capital stock outstanding before the issuance, other than in a transaction involving a public offering; and

•         There must not have been any change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the exchange offers or that has had, or could reasonably be expected to have, a material adverse effect on us, our business, condition (financial or otherwise), or prospects.

See "Conditions of the Exchange Offers" on page 121 below for other conditions that apply.

 How do I participate in the exchange offers?

You may tender your trust preferred securities by transferring the trust preferred securities through ATOP or following the other procedures described under "Procedures for Tendering" on page 123 below.  Contact the Information Agent at the phone number on the back cover of this prospectus if you have any questions.

How do I participate if my trust preferred securities are held of record by a broker, dealer, commercial bank, trust company, or other nominee?

If you wish to tender your trust preferred securities and they are held of record by a broker, dealer, commercial bank, trust company, or other nominee, you should contact such entity promptly and instruct it to tender the trust preferred securities on your behalf. In some cases, the nominee may request submission of such instructions on a beneficial owner's instruction form. Please check with your nominee to determine the procedures for such form.

You are urged to instruct your broker, dealer, commercial bank, trust company, or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction.

In order to validly tender your trust preferred securities in the exchange offers, you or your broker, dealer, commercial bank, trust company, or other nominee must follow the procedures described under "Procedures for Tendering" on page 123 below.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date. If you hold your trust preferred securities through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offers a number of days before the Expiration Date in order for such entity to tender trust preferred securities on your behalf on or prior to the Expiration Date. Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and of no effect.

 May I tender only a portion of the trust preferred securities that I hold?

Yes. You do not have to tender all of your trust preferred securities to participate in the exchange offers.

Is IBC or anyone else making a recommendation regarding whether I should tender in the exchange offers?

No.  Neither we, any trustee of our trust subsidiaries, the Dealer Manager, the Exchange Agent, the Information Agent, nor anyone else is making any recommendation regarding whether you should tender all or a portion of your trust preferred securities in the exchange offers. Accordingly, you must make your own determination as to whether to tender your trust preferred securities in the exchange offers and, if so, the number of trust preferred securities to tender. Before making your decision, we urge you to carefully read this prospectus in its entirety, including the information set forth in the section of this prospectus entitled "Risk Factors."

 When do the exchange offers expire?

The exchange offers will expire at 11:59 p.m., Eastern Time, on [•], unless extended or earlier terminated by us. We refer to such time and date, as it may be extended, as the "Expiration Date."  The Early Tender Premium Deadline (the date by which you must tender in order to be eligible to receive the applicable Early Tender Premium Value per Liquidation Amount listed on the cover page of this prospectus) is 5:00 p.m., Eastern Time, [•], unless we extend it.

 Under what circumstances can the exchange offers be extended, amended, or terminated?

We do not currently intend to extend or amend the exchange offers. However, we reserve the right to extend any one or more of the exchange offers for any reason or no reason at all. We also reserve the right, at any time or from time to time, to amend the terms of any one or more of the exchange offers in any respect prior to the Expiration Date. We also reserve the right to terminate any one or more of the exchange offers at any time prior to the Expiration Date if any of the conditions to our completion of the exchange offers is not satisfied. If any of the exchange offers is terminated, no trust preferred securities for that exchange offer will be accepted for exchange and any trust preferred securities that have been tendered for that exchange offer will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend, or terminate the exchange offers, see "Expiration Date; Extension; Termination; Amendment" on page 122 below.

How will I be notified if any exchange offer is extended, amended, or terminated?

If any one or more of the exchange offers is extended, amended, or terminated, we will issue a timely public announcement. For more information regarding notification of extensions, amendments, or the termination of the exchange offers, see "Expiration Date; Extension; Termination; Amendment" on page 122 below.

  May I withdraw trust preferred securities that I tender in the exchange offers?

 You may withdraw any trust preferred securities that you tender at any time prior to the Expiration Date. You may withdraw any trust preferred securities in accordance with the terms of the exchange offers by following the procedures described under the caption "Withdrawal of Tenders" on page 126 below.

 With whom may I speak if I have questions about the exchange offers?

If you have questions regarding the procedures for tendering your trust preferred securities in the exchange offers, require additional materials, or require assistance in tendering your trust preferred securities, please contact D.F. King & Co., Inc., our Information Agent for the exchange offers. You can call the Information Agent at one of its phone numbers listed on the back cover page of this prospectus. You may also write to the Information Agent at the address set forth on the back cover page of this prospectus.

SUMMARY

This summary highlights the material information contained in this prospectus to help you understand our business and the exchange offers. It does not contain all of the information that may be important to you. You should carefully read this prospectus to understand fully the terms of the exchange offers, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the "Risk Factors" beginning on page 15.

 About Independent Bank Corporation

Independent Bank Corporation, headquartered in Ionia, Michigan, is a regional bank holding company providing commercial banking services in Michigan. We offer a wide range of banking products and services, including transaction and savings deposits, commercial, consumer and real estate loans, mortgage origination services, and retail brokerage services. We serve individuals, small to medium-sized businesses, community organizations, and public entities.

Our wholly-owned banking subsidiary, Independent Bank, has banking offices located throughout Michigan, and the offices are primarily located in or near the Grand Rapids, Battle Creek, Lansing, Detroit, Bay City, and Saginaw metropolitan areas.  In total, Independent Bank serves its markets through its main office and a total of 106 branches, 3 drive-thru facilities, and 9 loan production offices.

Our bank's activities cover all phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing, mortgage lending, and safe deposit box services. Our bank's mortgage lending activities are primarily conducted through a separate mortgage bank subsidiary. In addition, Mepco Finance Corporation, a subsidiary of our bank, acquires (on a full recourse basis) and services payment plans provided to consumers who purchase vehicle service contracts and similar products from third party providers. We also offer title insurance services through a separate subsidiary of our bank and investment and insurance services through a third party agreement with PrimeVest Financial Services, Inc. Our bank does not offer trust services. Our principal markets are the rural and suburban communities across lower Michigan that are served by our bank's branch network.

Our principal executive offices are located at 230 West Main Street, Ionia, Michigan 48846, and our telephone number at that address is (616) 527-9450.

About the Trusts

Each of IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I (each one a "Trust," and collectively, the "Trusts") is a Delaware statutory trust.  We are the sole holder of all the common securities of each of these Trusts.  The sole asset and only source of funds to make payments on the trust preferred securities issued by each Trust are the junior subordinated debentures we issued to each Trust (the "Underlying Debentures").  To the extent that a Trust receives interest payments from us on the Underlying Debentures it holds, it is obligated to distribute those amounts to the holders of trust preferred securities of such Trust in the form of quarterly distributions.  We have provided holders of the trust preferred securities of the Trusts a guarantee in support of each of the Trusts' obligation to make distributions on its trust preferred securities, but only to the extent such Trust otherwise has funds available for distribution.

Following the exchange offers, the trust preferred securities of each Trust that we acquire in the exchange offers will be exchanged by us for a like amount of the Underlying Debentures in accordance with the amended and restated trust agreements governing the Trust.  We will then submit such Underlying Debentures for cancellation by the indenture trustee under the applicable indenture.

We have currently suspended quarterly distributions on the trust preferred securities of the Trusts.  We are unsure when distributions will resume.  We have no plans to resume distributions in the near future.

Background to the Exchange Offers

Our subsidiary bank began to experience rising levels of non-performing loans and higher provisions for loan losses in 2006.  The bank remained profitable through the second quarter of 2008.  However, since the third quarter of 2008, the bank has incurred six consecutive quarterly losses, which have pressured its capital ratios.  Although our bank still remains well-capitalized under federal regulatory guidelines, we project that, due to our past losses, continuing economic stress in Michigan, and elevated levels of non-performing assets, an increase in equity capital is likely necessary in order for our bank to remain well-capitalized.  Therefore, our Board recently adopted a Capital Restoration Plan (the "Capital Plan").  The Capital Plan documents our objectives for increasing our capital ratios and the various methods to be employed to reach those objectives. The Capital Plan is described in more detail under "Capital Plan" on page 43 below.

The three primary initiatives of our Capital Plan are as follows:

•         An offer we have made to the Treasury to issue shares of our common stock in exchange for up to the entire $72 million in aggregate liquidation value of the shares of preferred stock held by the Treasury;

•         An offer to exchange shares of our common stock for our outstanding trust preferred securities, as described in this prospectus; and

•         A public offering of our common stock for cash in which we currently intend to seek to raise up to $150 million of new equity capital.

We believe the exchange offers described in this prospectus are an important step to be taken prior to offering shares of our common stock for cash. If completed (i.e., we accept any trust preferred securities for exchange), the exchange offers would result in a reduction in our obligation to make quarterly distributions to holders of trust preferred securities and would result in an increase to the tangible common equity (TCE) of Independent Bank Corporation.  The magnitude of such effects will depend on the amount of trust preferred securities validly tendered and accepted for exchange in the exchange offers.  We also believe the more trust preferred securities tendered for exchange in these exchange offers, the better our opportunities will be to successfully raise new equity capital through a sale of our common stock.  The sale of our common stock and the contribution of all or substantially all of the proceeds to our subsidiary bank will increase the capital ratios of the bank.  The primary objective of our Capital Plan is for our bank to achieve the minimum capital ratios established by our Board of Directors, as described below.

Recent Developments

The following is a very summary description of recent developments that should be considered in assessing our financial condition and the prospects for our future operating results.  We encourage you to review this entire prospectus, including the "Recent Developments" section on page 41 below for more information.

  In December of 2009, our Board of Directors adopted resolutions that prohibit us from, among other things, paying any dividends on our common stock, our preferred stock, or our trust preferred securities without, in each case, the approval of our federal and state banking regulators.

  In December of 2009, the Board of Directors of our subsidiary bank adopted resolutions designed to enhance certain aspects of our operations, performance, and financial condition.  Most importantly, these resolutions require our bank to achieve and thereafter maintain a minimum ratio of Tier 1 capital to average assets of 8% and a minimum ratio of total risk based capital to risk weighted assets of 11%.  As of September 30, 2009, our bank had a Tier 1 capital ratio of 7.32% and a total risk based capital ratio of 10.68%, although these ratios are expected to be lower as of December 31, 2009, based on projected losses in the fourth quarter of 2009.  These resolutions were adopted in conjunction with discussions with our federal and state regulators and in response to issues highlighted in the most recent exam report issued by the Federal Reserve Bank, our bank's primary federal regulator.  We may not rescind or materially modify any of these resolutions without notice to the federal and state banking regulators.

  Beginning in December of 2009, we exercised our right to defer all quarterly distributions on our outstanding trust preferred securities and on all shares of preferred stock issued to the Treasury pursuant to the Troubled Asset Relief Program (TARP).    We have also ceased any cash dividends on our common stock.

  On or about December 18, 2009, we mailed to the holders of our common stock a proxy statement relating to a special meeting of our shareholders to be held on January 29, 2010.  The purpose of this special shareholder meeting is to ask our shareholders to vote upon proposals to (1) approve an amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 60 million to 500 million, which will allow us to raise the additional equity capital necessary to comply with the Board resolutions described above, (2) approve the exchange offers described in this prospectus for the trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I and the issuance of our common stock in exchange for the outstanding shares of our preferred stock held by the Treasury, as we believe such approval is necessary under current Nasdaq rules, and (3) an underwater option exchange program pursuant to which we will offer our current employees who hold eligible options (excluding our "named executive officers" listed on page 111 below and excluding our directors) to surrender such options in a value-for-value exchange for new options to purchase our common stock, which program is intended to motivate and retain key employees and to reinforce the alignment of our employees' interests with those of our shareholders.  More details regarding these proposals can be found in the definitive proxy statement we filed with the SEC on December 18, 2009.

  We made a proposal to the Treasury to exchange all shares of our preferred stock held by the Treasury for shares of our common stock with a value (based on market prices at the time of the exchange) equal to 75% of the $72 million aggregate liquidation value of the preferred stock.  We continue to have discussions with the Treasury regarding this proposal, but we do not know if the Treasury will agree to participate in such an exchange or, if they do agree to participate, on what terms and conditions.

  As required by the Board resolutions adopted by our bank in December described above, we adopted a comprehensive Capital Restoration Plan in January 2010.  The primary objective of our Capital Plan is to achieve the minimum capital ratios imposed by our Board of Directors in the resolutions adopted in December.  The Capital Plan outlines three primary capital raising initiatives designed to improve our capital position and achieve these minimum capital ratios.  These three capital initiatives are described above.

  We expect that if we are unable to achieve the minimum capital ratios described above by or within a reasonable time after April 30, 2010, our bank's capital levels will fall below those necessary to remain "well-capitalized" under federal regulatory standards.  In that case, we also expect that our federal and state banking regulators would impose additional regulatory restrictions and requirements on us through a regulatory enforcement action.  These consequences would likely materially and adversely affect our financial condition and results of operations.  We view the exchange offers described in this prospectus as critical to our ability to successfully implement our Capital Plan.

  Our subsidiary, Mepco Finance Corporation, expects to record an expense of at least $12 million in the fourth quarter of 2009 (in addition to the $6.0 million expense taken in the third quarter of 2009) related to the probable failure of its most significant counterparty.  Mepco is actively working to reduce its credit exposure to this counterparty and minimize any loss associated with the counterparty's failure.  At this time, we do not know the amount of any such loss.  The failure of this counterparty and other events within the vehicle service contract industry will have other effects on our consolidated financial results and condition, as we expect Mepco's total earning assets to decrease by 50% in 2010 and continue to decrease in 2011.

More detail regarding each of these developments is set forth under the "Recent Developments" section of our "Management's Discussion and Analysis of Financial Condition  and Results of Operations" beginning on page 41 below.  That section also includes interim financial data as of, and for the two- and eleven-month periods ended, November 30, 2009.

Summary of the Terms of the Exchange Offers

The following summary is provided solely for the convenience of holders of the trust preferred securities.  This summary is not intended to be complete and should be read in conjunction with the information appearing elsewhere in this prospectus.  Holders of trust preferred securities are urged to read this prospectus in its entirety.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange up to 180,200,000 shares of our common stock for any and all of our outstanding trust preferred securities validly tendered and not properly withdrawn prior to the Expiration Date.

For each Liquidation Amount of trust preferred securities we accept for exchange in accordance with the terms of the exchange offers, we will issue a number of shares of our common stock having a value (based on the Relevant Price) equal to the applicable Exchange Value plus, if the trust preferred securities have been tendered prior to the Early Tender Premium Deadline referred to below, the applicable Early Tender Premium Value. The number of shares of our common stock that we will issue for each Liquidation Amount of trust preferred securities we accept in the exchange offers—which we call the "exchange ratio" for that exchange offer—will be an amount (rounded down to four decimals) equal to (i) the value calculated pursuant to the preceding sentence divided by (ii) the Relevant Price. The "Relevant Price" is equal to the Average VWAP of our common stock for the five consecutive trading day period ending on and including the second trading day immediately preceding the Expiration Date, as it may be extended (we refer to such period as the "Pricing Period" and Expiration Date as the "Pricing Date"); provided, however, that if we announce an extension to the Expiration Date after the Pricing Period begins, we do not currently expect such extension to affect the Pricing Period or the Pricing Date.

We will accept properly tendered trust preferred securities for exchange at the applicable exchange ratio determined as described above, on the terms and subject to the conditions of the exchange offers. We will return any trust preferred securities that are not accepted for exchange promptly following the Expiration Date of the exchange offer or, in the event of termination of the exchange offer, promptly after such termination.

Depending on the trading price of our common stock on the settlement date for the exchange offers compared to the Relevant Price described above, the market value of the common stock we issue in exchange for each Liquidation Amount of trust preferred securities we accept for exchange may be less than, equal to, or greater than the applicable Exchange Value or Total Exchange Value, as applicable, listed in the table on the cover page of this prospectus.

Early Tender Premium Deadline

In order to be eligible to receive the applicable Early Tender Premium Value listed on the cover page of this prospectus for each Liquidation Amount of trust preferred securities you tender, you must validly tender your trust preferred securities (and not subsequently withdraw them) by 5:00 p.m., Eastern Time, on [•]. The term "Early Tender Premium Deadline" means such date and time or, if the Early Tender Premium Deadline is extended, the latest date and time to which the Early Tender Premium Deadline is so extended.

Expiration Date and Withdrawal Rights

The exchange offers will expire at 11:59 p.m., Eastern Time, on [•] (unless we extend this deadline or earlier terminate the exchange offer). The term "Expiration Date" means such date and time or, if the exchange offers are extended, the latest date and time to which the exchange offers are so extended. You may withdraw any trust preferred securities that you tender at any time prior to the Expiration Date by following the procedures described under the caption "Withdrawal of Tenders" on page 126 below.

Publication of Exchange Ratio Information

Throughout the exchange offers, the indicative Average VWAP, the resulting indicative Relevant Price, and applicable indicative exchange ratios will be available at www.independentbank.com/exhangeoffers and from the Information Agent at the phone numbers listed on the back cover page of this prospectus. We will announce the final exchange ratios for the trust preferred securities (both for those tendered before the Early Tender Premium Deadline and those tendered after that deadline) by 4:30 p.m., Eastern Time, on the Expiration Date, and such final exchange ratios will also be available by that time at www.independentbank.com/exhangeoffers and from the Information Agent.

Extensions; Waivers; Amendments; Termination

Subject to applicable law, we reserve the right to (i) extend the Expiration Date, (ii) waive any and all conditions to or amend the exchange offers in any respect, and (iii) terminate the exchange offers if any of the conditions to our completion of the exchange offers is not satisfied by the Expiration Date. Any extension, waiver, amendment, or termination will be publicly announced as promptly as practicable.  In the case of an extension, the public announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled Expiration Date. See "Expiration Date; Extension; Termination; Amendment" on page 122 below.

Conditions to the Exchange Offers	Our obligation to exchange shares of our common stock for trust preferred securities in the exchange offers is not subject to any minimum tender condition.

Our obligation to exchange shares of our common stock for trust preferred securities in the exchange offers is subject to a number of conditions that must be satisfied or, if permissible under applicable law, waived by us, including, among others:

•         The holders of our common stock must approve a proposal to amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 60 million to 500 million at a special meeting of shareholders to be held on January 29, 2010;

•         Our exchange of shares of common stock for trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I is subject to the approval by our shareholders, at that same special meeting of shareholders described above; and

•         There must not have been any change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the exchange offers or that has had, or could reasonably be expected to have, a material adverse effect on us, our business, condition (financial or otherwise), or prospects.

Settlement Date	The "settlement date" for the exchange offers will be a date promptly following the Expiration Date. We currently expect the settlement date to be within three business days after the Expiration Date.

Fractional Shares

We will not issue fractional shares of common stock in the exchange offers. Instead, the number of shares of our common stock received by each registered holder whose trust preferred securities are accepted for exchange in the exchange offers will be rounded down to the nearest whole number.

Procedures for Tendering Trust Preferred Securities

You may tender your trust preferred securities by transferring the trust preferred securities through ATOP or by following the other procedures set forth below and described in more detail under "The Exchange Offers—Procedures for Tendering."  If you are tendering trust preferred securities issued by Midwest Guaranty Trust I, you must contact the Exchange Agent at the phone numbers shown on the back cover page of this prospectus.

Any beneficial owner whose trust preferred securities are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender trust preferred securities should contact such nominee promptly and instruct such nominee to tender trust preferred securities on such owner's behalf. In some cases, the nominee may request submission of such instructions on a beneficial owner's instruction form. Please check with your nominee to determine the procedures for such form.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your trust preferred securities, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Information Agent, at its telephone number on the back cover page of this prospectus.

In order to validly tender your trust preferred securities in the exchange offers, you or your broker, dealer, commercial bank, trust company or other nominee must follow the procedures described under "The Exchange Offers—Procedures for Tendering."

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date. Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and of no effect.

United States Federal Income Tax Considerations

Your exchange of trust preferred securities for shares of our common stock in the exchange offers will be treated as a recapitalization for U.S. federal income tax purposes. Therefore, you will not recognize any gain or loss upon consummation of the exchange offers. See "Material U.S. Federal Income Tax Consequences."

Consequences of Failure to Exchange Trust Preferred Securities

If there is not a high level of participation in the exchange offers described in this prospectus, it may be difficult or impossible for us to complete the other initiatives described in our Capital Plan and ultimately to achieve the minimum capital ratios set forth in the Capital Plan.  In that case, we would likely not be able to remain well-capitalized under federal regulatory standards and we would also expect our primary bank regulators to impose additional regulatory restrictions and requirements on us through a memorandum of understanding or other, more formal enforcement action.  These consequences would likely have a material adverse effect on our business and the value of our securities and make it increasingly difficult for us to withstand the current economic conditions and any continued deterioration in our loan portfolio.  In that case, we may be required to engage in a sale or other transaction with a third party or our subsidiary bank could be placed into receivership by bank regulators.  Any such event could be expected to result in a loss of the entire value of our outstanding shares of common stock and could also result in a loss of the entire value of our outstanding trust preferred securities and preferred stock.

In addition, depending on the amount of trust preferred securities that are accepted for exchange in the exchange offers, the trading market for the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO) that remain outstanding after the exchange offers may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of such trust preferred securities that remain outstanding following the exchange offers.

We have currently suspended all distributions on the trust preferred securities in accordance with their terms.  We are unsure when distributions will resume.  We have no plans to resume distributions in the near future.

Comparison of the Rights of Common Stock and Trust Preferred Securities

There are material differences between the rights of a holder of our common stock and a holder of the trust preferred securities. See "Comparison of Rights Between the Trust Preferred Securities and Our Common Stock."

Market Trading

Our common stock is currently traded on the Nasdaq GSM under the symbol "IBCP".  The last reported closing price of our common stock on January 26, 2010, the last trading day prior to the date of this prospectus, was $1.03 per share. We will file an application with the Nasdaq GSM to list the common stock to be issued in the exchange offers. The trust preferred securities issued by IBC Capital Finance II are listed for trading on the Nasdaq GSM under the symbol "IBCPO."  The last reported closing price of these trust preferred securities on January 26, 2010, the last trading day prior to the date of this prospectus, was $13.00 per share.

However, it is possible our common stock and the trust preferred securities described in the preceding paragraph will be delisted from Nasdaq. Please see "Risk Factors" below.

Brokerage Commissions	You will not be required to pay brokerage commissions to the Dealer Manager, the Exchange Agent, the Information Agent, or us in connection with the exchange offers.

No Appraisal Rights	You will have no appraisal rights in connection with the exchange offers.

Dealer Manager	Stifel, Nicolaus & Company, Incorporated

Information Agent	D.F. King & Co., Inc.

Exchange Agent	D.F. King & Co., Inc.

RISK FACTORS

You should carefully consider the risks described below and all of the information contained in this prospectus before you decide whether to participate in the exchange offers.

RISKS RELATED TO OUR BUSINESS

Our results of operations, financial condition, and business may be materially and adversely affected if we are unable to successfully implement our Capital Plan.

Our Capital Plan, which is described in more detail under "Recent Development – Capital Plan" below, contemplates three primary initiatives that have been or will be undertaken in order to increase our common equity capital, decrease our expenses, and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions.  Those three initiatives are the exchange offers described in this prospectus, an offer to the Treasury to convert the preferred stock it holds into our common stock, and a public offering of our common stock for cash.  We cannot be sure we will be able to successfully execute on these identified initiatives in a timely manner or at all.  The successful implementation of our Capital Plan is, in many respects, largely out of our control and depends on factors such as the aggregate amount of trust preferred securities tendered in these exchange offers, the willingness of the Treasury to exchange the shares of our preferred stock it holds for shares of our common stock, and our ability to sell our common stock or other securities for cash.  These factors, in turn, may depend on factors outside of our control such as the stability of the financial markets, other macro economic conditions, and investors' perception of the ability of the Michigan economy to recover from the current recession.

If we are unable to achieve the minimum capital ratios set forth in our Capital Plan in the near future, it would likely materially and adversely affect our business, financial condition, and the value of our securities.  An inability to improve our capital position would make it very difficult for us to withstand continued losses that we may incur and that may be increased or made more likely as  a result of continued economic difficulties and other factors, as described elsewhere in this "Risk Factors" section.

In addition, we believe that if we are unable to achieve the minimum capital ratios set forth in our Capital Plan by or within a reasonable time after the April 30, 2010 deadline imposed by our Board and if our financial condition and performance otherwise fail to improve significantly, it is likely we will not be able to remain well-capitalized under federal regulatory standards.  In that case, we also expect our primary bank regulators would impose additional regulatory restrictions and requirements on us through a regulatory enforcement action.  If we fail to remain well-capitalized under federal regulatory standards, we will be prohibited from accepting or renewing brokered deposits without the prior consent of the FDIC, which would likely have a material adverse impact on our business and financial condition.  If our regulators take enforcement action against us, it would likely increase our expenses and could limit our business operations, as described under "Importance of the Exchange Offers" on page 119 below.  There could be other expenses associated with a continued deterioration of our capital, such as increased deposit insurance premiums payable to the FDIC.

These additional restrictions would make it increasingly difficult for us to withstand the current economic conditions and any continued deterioration in our loan portfolio.  In that case, we may be required to engage in a sale or other transaction with a third party or our subsidiary bank could be placed into receivership by bank regulators.  Any such event could be expected to result in a loss of the entire value of our outstanding shares of common stock, including any common stock issued in exchange for trust preferred securities in these exchange offers, and could also result in a loss of the entire value of our outstanding trust preferred securities and preferred stock.

We have credit risk inherent in our asset portfolios, and our allowance for loan losses may not be sufficient to cover actual loan losses.

Our loan customers may not repay their loans according to their respective terms, and the collateral securing the payment of these loans may be insufficient to assure repayment. We have experienced and may continue to experience significant credit losses which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the size of the allowance for loan losses, we rely on our experience and our evaluation of current economic conditions. If our assumptions or judgments prove to be incorrect, our current allowance for loan losses may not be sufficient to cover certain loan losses inherent in our loan portfolio, and adjustments may be necessary to account for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would adversely impact our operating results.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize additional loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs required by these regulatory agencies could have a material adverse effect on our results of operations and financial condition.

Our business has been and may continue to be adversely affected by current conditions in the financial markets and economic conditions generally, and particularly by the continued economic slowdown in Michigan.

Our success depends to a great extent upon the general economic conditions in Michigan's lower peninsula. We have in general experienced a slowing economy in Michigan since 2001. Unlike larger banks that are more geographically diversified, we provide banking services to customers primarily in Michigan's lower peninsula. Our loan portfolio, the ability of the borrowers to repay these loans, and the value of the collateral securing these loans will be impacted by local economic conditions. The continued economic difficulties faced in Michigan has had and may continue to have many adverse consequences, including the following:

  Loan delinquencies may increase;
  Problem assets and foreclosures may increase;
  Demand for our products and services may decline; and
  Collateral for our loans may decline in value, in turn reducing customers' borrowing power and reducing the value of assets and collateral associated with existing loans.

Additionally, the overall capital and credit markets have been experiencing unprecedented levels of volatility and disruption during the past two years. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers' underlying financial strength. As a consequence of the U.S. recession, business activity across a wide range of industries faces serious difficulties due to the lack of consumer spending and the extreme lack of liquidity in the global credit markets. Unemployment has also increased significantly and may continue to increase.  In particular, according to data published by the federal Bureau of Labor Statistics, as of the end of November 2009, Michigan's unemployment rate of 14.7% was the worst among all states and was a full two percent higher than the next highest state rate.   .

During the past year, the general business environment has continued to have an overall adverse effect on our business, and this environment is not expected to improve in the near term. Until conditions improve, we expect our businesses, financial condition and results of operations to continue to be adversely affected.

Current market developments, particularly in real estate markets, may adversely affect our industry, business and results of operations.

Dramatic declines in the housing market in recent years, with falling home prices and increasing foreclosures and unemployment, have resulted in, and may continue to result in, significant write-downs of asset values by us and other financial institutions. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. As a result of these conditions, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers including financial institutions.

This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting lack of available credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity could materially and adversely affect our business, financial condition and results of operations.

Further negative market developments may continue to negatively affect consumer confidence levels and may continue to contribute to increases in delinquencies and default rates, which may impact our charge-offs and provisions for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial services industry.

Recent events in the vehicle service contract industry have increased our credit risk and reputation risk and could expose us to significant losses.

One of our subsidiaries, Mepco Finance Corporation, is engaged in the business of acquiring (on a full recourse basis) and servicing payment plans for consumers who purchase vehicle service contracts and similar products. The receivables generated in this business involve a different, and generally higher, level of risk of delinquency or collection than generally associated with the loan portfolios of our bank.  Upon cancellation of the payment plans acquired by Mepco (whether due to voluntary cancellation by the consumer or non-payment), the third party entities that provide the service contracts or other products to consumers become obligated to refund Mepco the unearned portion of the sales price previously funded by Mepco.  The refund obligations of these counterparties are not fully secured.

In addition, several of these providers, including the counterparty described in the next risk factor below and other companies from which Mepco has purchased payment plans, have been sued or are under investigation for alleged violations of telemarketing laws and other consumer protection laws. The actions have been brought primarily by state attorneys general and the Federal Trade Commission (FTC) but there have also been class action and other private lawsuits filed. In some cases, the companies have been placed into receivership or have discontinued business. In addition, the allegations, particularly those relating to blatantly abusive telemarketing practices by a relatively small number of marketers, have resulted in a significant amount of negative publicity that has adversely affected and may in the future continue to adversely affect sales and customer cancellations of purchased products throughout the industry, which have already been negatively impacted by the economic recession. It is possible these events could also cause federal or state lawmakers to enact legislation to further regulate the industry.

These events have had and may continue to have an adverse impact on Mepco in several ways. First, we face increased risk with respect to certain counterparties defaulting in their contractual obligations to Mepco which could result in additional charges for losses if these counterparties go out of business. Second, these events have negatively affected sales and customer cancellations in the industry, which has had and is expected to continue to have a negative impact on the profitability of Mepco's business.  As a result of these events, we expect that we may need to write down all or a substantial portion of the $16.7 million of goodwill associated with Mepco for the fiscal year ended December 31, 2009.  In addition, if any federal or state investigation is expanded to include finance companies such as Mepco, Mepco will face additional legal and other expenses in connection with any such investigation. An increased level of private actions in which Mepco is named as a defendant will also cause Mepco to incur additional legal expenses as well as potential liability. Finally, Mepco has incurred and will likely continue to incur additional legal and other expenses, in general, in dealing with these industry problems.

 Mepco also faces unique operational and internal control challenges due to the relatively rapid turnover of its portfolio and high volume of new payment plans.  Mepco's business is highly specialized, and its success will depend largely on the continued services of its executives and other key employees familiar with its business.  In addition, because financing in this market is conducted primarily through relationships with unaffiliated automobile service contract direct marketers and administrators and because the customers are located nationwide, risk management and general supervisory oversight is generally more difficult than in our bank. The risk of third party fraud is also higher as a result of these factors. Acts of fraud are difficult to detect and deter, and we cannot assure investors that the risk management procedures and controls will prevent losses from fraudulent activity. Although we have an internal control system at Mepco, we may be exposed to the risk of significant loss in this business.

As of November 30, 2009, the finance receivables held by Mepco represented approximately 14% of our consolidated assets.

Mepco has significant exposure to a single counterparty that is experiencing extreme financial difficulties.  The failure of this counterparty is likely to have a material adverse effect on our financial condition and results of operations.

Over 40% of Mepco's current outstanding receivables were purchased from a single counterparty.  Beginning in the second half of 2009, this counterparty experienced decreased sales (and recently ceased all new sales) and significantly increased levels of customer cancellations.  Customer cancellations trigger an obligation of this counterparty to us to repay the unearned portion of the sales price for the payment plan previously advanced by us to the counterparty.  In addition, this counterparty is subject to a multi-state attorney general investigation regarding certain of the counterparty's business practices and multiple civil lawsuits.  These events have increased costs for the counterparty, putting further pressure on its cash flow and profitability.  In December of 2009, we were advised that this counterparty plans to wind down its business operations and is contemplating a bankruptcy filing in the near future.

Mepco is actively working to reduce its credit exposure to this counterparty. The amount of payment plans (finance receivables) purchased from this counterparty and outstanding at December 31, 2009 totaled approximately $206.1 million.  In addition, as of December 31, 2009, this counterparty owes Mepco $16.2 million for previously cancelled payment plans.  The wind down of operations by this counterparty is likely to lead to substantial potential losses as this entity will not be in a position to honor its recourse obligations on payment plans that Mepco has purchased which are cancelled prior to payment in full.  In that event, Mepco will seek to recover amounts owed by the counterparty from various co-obligors and guarantors and through the liquidation of certain collateral held by Mepco (that had an estimated value of approximately $17.7 million at December 31, 2009).  However, we are not certain as to the amount of any such recoveries.  In the third quarter of 2009, Mepco recorded a $6.0 million expense (as part of vehicle service contract counterparty contingencies that is included in non-interest expense) to establish a reserve for losses related to this counterparty.  We expect to record an additional expense of approximately $12.4 million related to this counterparty in the fourth quarter of 2009.

Mepco has historically contributed a meaningful amount of profit to our consolidated results of operations, but we expect the size of its business to shrink significantly beginning in 2010.

For the first nine months of 2009, Mepco had net income of $11.1 million.  Even with the counterparty losses experienced by Mepco late in 2009 (including those related to the counterparty described above), Mepco is expected to remain profitable in 2009 with net income of approximately $5 million.  As of November 30, 2009, the finance receivables held by Mepco represented approximately 14% of our consolidated assets.  However, as a result of the loss of business with the counterparty described above as well as our desire to reduce finance receivables as a percentage of total assets, we expect Mepco's total earning assets to decrease by approximately 50% in 2010.  As a result, the reduction in the size of Mepco's business could adversely affect our financial results and make it more difficult for us to be profitable on a consolidated basis in the near future.

We face uncertainty with respect to efforts by the federal government to help stabilize the U.S. financial system.

Beginning in the fourth quarter of 2008, the federal government enacted new laws intended to strengthen and restore confidence in the U.S. financial system. See "Business—Regulatory Developments" below for additional information regarding these developments. There can be no assurance, however, as to the actual impact that such programs will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of these and other programs to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our businesses, financial condition, results of operations, access to credit or the trading price of our common stock.

In addition, these statutes are relatively new initiatives and, as such, are subject to change and evolving interpretation. There can be no assurances as to the effects that any such changes will have on the effectiveness of the federal government's efforts to stabilize the credit markets or on our business, financial condition or results of operations.  These federal initiatives could involve regulatory changes that may have an adverse impact on our business.

We have credit risk inherent in our securities portfolio.

We maintain diversified securities portfolios, which include obligations of the Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, mortgage-backed securities, and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We seek to limit credit losses in our securities portfolios by generally purchasing only highly rated securities (rated "AA" or higher by a major debt rating agency) or by conducting significant due diligence on the issuer for unrated securities. However, we may, in the future, experience additional losses in our securities portfolio which may result in charges that could materially adversely affect our results of operations.

Our mortgage-banking revenues are susceptible to substantial variations dependent largely upon factors that we do not control, such as market interest rates.

A meaningful portion of our revenues are derived from gains on the sale of real estate mortgage loans.  For the first nine months of 2009, these gains represented over 8% of our total revenues. These net gains primarily depend on the volume of loans we sell, which in turn depends on our ability to originate real estate mortgage loans and the demand for fixed-rate obligations and other loans that are outside of our established interest-rate risk parameters. Net gains on real estate mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates. Consequently, they can often be a volatile part of our overall revenues.

Fluctuations in interest rates could reduce our profitability.

We realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Our interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities. While we have taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that these measures will be effective in avoiding undue interest rate risk. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" will work against us, and our earnings may be negatively affected.

We are unable to predict fluctuations of market interest rates, which are affected by, among other factors, changes in the following:

•         inflation or deflation rates;

•         levels of business activity;

•         recession;

•         unemployment levels;

•         money supply;

•         domestic or foreign events; and

•         instability in domestic and foreign financial markets.

Changes in accounting standards could impact our reported earnings.

Financial accounting and reporting standards are periodically changed by the Financial Accounting Standards Board (FASB), the SEC, and other regulatory authorities. Such changes affect how we are required to prepare and report our consolidated financial statements. These changes are often hard to predict and may materially impact our reported financial condition and results of operations. In some cases, we may be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements.

Our operations may be adversely affected if we are unable to secure adequate funding.  Our use of wholesale funding sources exposes us to liquidity risk and potential earnings volatility.

We rely on wholesale funding, including Federal Home Loan Bank borrowings, brokered deposits, and Federal Reserve Bank borrowings, to augment our core deposits to fund our business.  As of September 30, 2009, our use of such wholesale funding sources amounted to approximately $689 million.  Because wholesale funding sources are affected by general market conditions, the availability of funding from wholesale lenders may be dependent on the confidence these investors have in our commercial and consumer finance operations. The continued availability to us of these funding sources is uncertain, and brokered deposits may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity will be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. We may not have sufficient liquidity to continue to fund new loans, and we may need to liquidate loans or other assets unexpectedly, in order to repay obligations as they mature.

In addition, if we fail to remain "well-capitalized" under federal regulatory standards, which is likely if we are unable to successfully implement our Capital Plan (as discussed under "Importance of the Exchange Offers" on page 119 below), we will be prohibited from accepting or renewing brokered deposits without the prior consent of the FDIC.  As of September 30, 2009, we had brokered deposits of approximately $529 million.  As a result, any such restrictions on our ability to access brokered deposits is likely to have a material adverse impact on our business and financial condition.

Moreover, we cannot be sure that we will be able to maintain our current level of core deposits.  Our deposit customers could move their deposits in reaction to media reports about bank failures in general (as discussed in a separate Risk Factor below) or in reaction to negative publicity we may receive as a result of the pursuit of our capital raising initiatives or, particularly, if we are unable to successfully complete such initiatives.  A reduction in core deposits would increase our need to rely on wholesale funding sources, at a time when our ability to do so may be more restricted, as described above.

Our financial performance will be materially affected if we are unable to maintain our access to funding or if we are required to rely more heavily on more expensive funding sources.  In such case, our net interest income and results of operations would be adversely affected.

We rely heavily on our management team, and the unexpected loss of key managers may adversely affect our operations and the ability to implement our Capital Plan.

The continuity of our operations is influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Our ability to retain executive officers and the current management teams of each of our lines of business will continue to be important to successful implementation of our Capital Plan and our strategies. We do not have employment or non-compete agreements with any of these key employees.  In addition, we face restrictions on our ability to compensate our executives as a result of our participation in the U.S. Treasury's Capital Purchase Program under the Troubled Asset Relief Program.  Many of our competitors do not face these same restrictions.  The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

Competition with other financial institutions could adversely affect our profitability.

We face vigorous competition from banks and other financial institutions, including savings banks, finance companies, and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems, and a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, and insurance companies, which are not subject to the same degree of regulation as that imposed on bank holding companies. As a result, these non-bank competitors may have an advantage over us in providing certain services, and this competition may reduce or limit our margins on banking services, reduce our market share, and adversely affect our results of operations and financial condition.

Our current capital position and the tough economic climate in Michigan will make future growth in the near term very challenging.

We have recently taken certain actions to deleverage our balance sheet, which has had and is expected to continue to have an adverse impact on our net interest income.  Although we have also undertaken actions intended to reduce our expenses and continue to do so, we may not be able to reduce our expenses on a basis commensurate with the reduction in our net interest income, which causes a negative impact on our financial results.  In addition, even if we are successful in raising additional capital through the initiatives described in our capital plan, our ability to achieve future growth in the near term will be very challenging in the current economic environment in Michigan.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

We are generally subject to extensive regulation, supervision, and examination by federal and state banking authorities. The burden of regulatory compliance has increased under current legislation and banking regulations and is likely to continue to have a significant impact on the financial services industry.  Recent legislative and regulatory changes as well as changes in regulatory enforcement policies and capital adequacy guidelines are likely to increase our cost of doing business.  In addition, future legislative or regulatory changes could have a substantial impact on us and our bank and their operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority, and operations, increase our costs of doing business and, as a result, give an advantage to our competitors who may not be subject to similar legislative and regulatory requirements. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory power may have a negative impact on our results of operations and financial condition.

There have been numerous media reports about bank failures, which we expect will continue as additional banks fail. These reports have created concerns among certain of our customers, particularly those with deposit balances in excess of deposit insurance limits.

We have proactively sought to provide appropriate information to our deposit customers about our organization in order to retain our business and deposit relationships. The outflow of significant amounts of deposits could have an adverse impact on our liquidity and results of operations.

RISKS RELATED TO OUR EFFORTS TO RAISE CAPITAL

If successful, the initiatives set forth in our Capital Plan will be highly dilutive to our common shareholders.

Our Capital Plan contemplates capital raising initiatives that involve the issuance of a significant number of shares of our common stock.  You should read "Recent Developments – Capital Plan" beginning on page 43 below and "Capitalization" beginning on page 38 below for more information .  The completion of any of these capital raising transactions is likely to be highly dilutive to our common shareholders, including participants in the exchange offers. The market price of our common stock could decline as a result of the dilutive effect of the exchange offers or other capital raising transactions we may enter into or the perception that such transactions could occur.

The capital raising initiatives we are pursuing could result in the Treasury or one or more private investors owning a significant percentage of our stock and having the ability to exert significant influence over our management and operations.

One of the primary capital raising initiatives set forth in our Capital Plan is a proposal to the Treasury to exchange the shares of our preferred stock it owns for newly issued shares of our common stock.  If the Treasury agrees to participate in such exchange on the terms we have proposed (as described under "Recent Developments – Proposed Exchange Offer with the U.S. Treasury" on page 42 below) and if such exchange was completed prior to the completion of the exchange offers described in this prospectus, the Treasury would end up owning over 68% of our outstanding common stock (based on our closing stock price of $1.03 on January 25, 2010).   We do not know whether the Treasury will be willing to participate in any such exchange or the terms and conditions upon which it may agree to participate.  It is possible that we may agree to conditions and restrictions on our business imposed by the Treasury in order to complete such exchange, including limitations and requirements related to executive compensation and corporate governance.  Many of our competitors may not be subject to similar conditions, limitations, and requirements, which could give them a competitive advantage over us.

It is also possible that one or more large investors, other than the Treasury, could end up as the owner of a significant portion of our common stock.  This could occur, for example, if the Treasury agrees to participate in the exchange offer and subsequently transfers the common stock acquired from us.  It could also occur if one or more large investors makes a significant investment in our common stock in the public offering of our common stock we currently intend to conduct upon completion of the exchange offers described in this prospectus.  Any such significant shareholder could exercise significant influence on matters submitted to our shareholders for approval, including the election of directors.  In addition, having a significant shareholder could make future transactions more difficult or even impossible to complete without the support of such shareholder, whose interests may not coincide with interests of smaller shareholders.  These possibilities could have an adverse effect on the market price of our common stock.

It is possible that one or more of the initiatives set forth in our Capital Plan could trigger an ownership change that will negatively affect our ability to utilize net operating loss carryforwards and other deferred tax assets in the future.

As of December 31, 2009, we had federal net operating loss carryforwards of approximately $43.8 million, and such amount may grow significantly prior to the Expiration Date.  Under federal tax law, our ability to utilize these carryforwards and other deferred tax assets is limited if we are deemed to experience a change of ownership. This would result in our loss of the benefit of these deferred tax assets. Please see the more detailed discussion of these tax rules under "Capitalization", beginning on page 38 below.

The exchange offers could cause a change of ownership under these rules.  This is likely if a sufficient number of the holders of the trust preferred securities exchange such securities for shares of our common stock in the exchange offers.  On the other hand, if we are successful in exchanging the shares of preferred stock held by the Treasury into shares of our common stock and are able to do so prior to the settlement of the exchange offers for the trust preferred securities, then we believe there will not be a deemed change of ownership.  At this time, we do not know whether we will be successful in completing the proposed exchange offer with the Treasury and therefore do not know the likelihood of experiencing a change of ownership under these tax rules.

RISKS RELATED TO THE MARKET PRICE AND VALUE OF THE COMMON STOCK OFFERED

Although the number of shares of our common stock offered in the exchange offers will be determined based on the Average VWAP of our common stock during the Pricing Period, the market price of our common stock may fluctuate.  As a result, the market price of the common stock upon settlement of the exchange offers could be less than the Relevant Price used to determined the number of shares of common stock issued in exchange for trust preferred securities accepted for exchange.

The number of shares of common stock issued in exchange for trust preferred securities tendered in the exchange offers will be determined based on the Average VWAP of our common stock during the Pricing Period and will not be adjusted regardless of any increase or decrease in the market price of the common stock or the trust preferred securities between the Expiration Date of the exchange offers and the settlement date. Therefore, the market price of the common stock at the time you receive your shares of common stock on the settlement date could be significantly less than the price used to determine the number of shares of common stock you will receive. The market price of our common stock has recently been subject to significant fluctuations and volatility.

 The trading price of our common stock may be subject to continued significant fluctuations and volatility.

The market price of our common stock could be subject to significant fluctuations due to, among other things:

  announcements regarding significant transactions in which we may engage, including these exchange offers and the other capital raising initiative that are part of our Capital Plan;
  market assessments regarding such transactions, including the timing, terms, and likelihood of success of these exchange offers;
  operating results that vary from the expectations of management, securities analysts, and investors, including with respect to further loan losses we may incur;
  changes or perceived changes in our operations or business prospects;
  legislative or regulatory changes affecting our industry generally or our businesses and operations;
  the failure of general market and economic conditions to stabilize and recover, particularly with respect to economic conditions in Michigan, and the pace of any such stabilization and recovery;
  the possible delisting of our common stock from Nasdaq or perceptions regarding the likelihood of such delisting;
  the operating and share price performance of companies that investors consider to be comparable to us; and
  other changes in global financial markets, economies, and market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock markets in general, and our common stock in particular, have experienced significant volatility over approximately the past two years, and continue to experience significant price and volume volatility. As a result, the market price of our common stock may continue to be subject to similar market fluctuations that may or may not be related to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common stock.

We urge you to obtain current market quotations for our common stock when you consider the exchange offers.

Our common stock could be delisted from Nasdaq.

Our common stock is currently listed on the Nasdaq GSM.  However, on December 21, 2009, we received a letter from The Nasdaq Stock Market notifying us that we no longer meet Nasdaq's continued listing requirements under Listing Rule 5450(a)(1) because the bid price for our common stock had closed below $1.00 per share for 30 consecutive business days.  We have until approximately June 21, 2010, to demonstrate compliance with this bid price rule by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive business days.  If we are unable to establish compliance with the bid price rule within such time period, our common stock will be subject to delisting from the Nasdaq GSM.  However, in that event, we may be eligible for an additional grace period by transferring our common stock listing from the Nasdaq GSM to the Nasdaq Capital Market.  This would require us to meet the initial listing criteria of the Nasdaq Capital Market, other than with respect to the minimum closing bid price requirement.  If we are then permitted to transfer our listing to the Nasdaq Capital Market, we expect we would be granted an additional 180 calendar day period in which to demonstrate compliance with the minimum bid price rule.

The delisting of our common stock from Nasdaq, whether in connection with the foregoing or as a result of our future inability to meet any listing standards, would have an adverse effect on the liquidity of our common stock and, as a result, the market price of our common stock might become more volatile.  Even the perception that our common stock may be delisted could affect its liquidity and market price.  Delisting could also make it more difficult to raise additional capital.

If our common stock is delisted from the Nasdaq, it is likely that quotes for our common stock would continue to be available on the OTC Bulletin Board or on the "Pink Sheets."  However, these alternatives are generally considered to be less efficient markets and it is likely that the liquidity of our common stock as well as our stock price would be adversely impacted as a result.

RISKS RELATED TO THE RIGHTS OF OUR COMMON STOCK COMPARED TO THE RIGHTS OF THE TRUST PREFERRED SECURITIES

The value of the common stock being offered in these exchange offers is lower than the Liquidation Amount of the trust preferred securities you would be tendering in exchange for the common stock.

We are offering to exchange for outstanding trust preferred securities newly issued shares of our common stock having a value equal to only [•]% (or [•]% if the trust preferred securities are validly tendered before the Early Premium Tender Deadline and not subsequently withdrawn) of the Liquidation Amount of the trust preferred securities tendered for exchange.  In addition, depending on the market value of our common stock on the settlement date of the exchange offers, the value of shares of common stock you receive could represent an even lower percentage of the Liquidation Amount of trust preferred securities you are surrendering.

All of the trust preferred securities that remain outstanding after the exchange offers will have priority over our common stock with respect to payment in the event of a liquidation, dissolution, or winding-up and with respect to the payment of dividends.

In any liquidation, dissolution or winding-up of IBC, our outstanding shares of common stock would rank below all debt claims against us and claims of all of our outstanding shares of preferred stock and other senior equity securities, including the trust preferred securities that are not exchanged for common stock in the exchange offers described in this prospectus. As a result, holders of our common stock, including holders of trust preferred securities whose securities are accepted for exchange in the exchange offers, will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding-up of IBC until after all our obligations to our debt holders have been satisfied and holders of senior equity securities have received any payment or distribution due to them.

If we engage in any sale transaction or business combination after completion of these exchange offers, trust preferred securities not tendered for exchange may have a greater value than the shares of common stock to be received in the exchange offers.

We do not currently intend to engage in any sale of our business or similar transaction.  However, if we were to do so after completion of these exchange offers (which could be required if we are unable to successfully implement our Capital Plan, as discussed above in this "Risk Factors" section), the successor to our business would be required to assume all obligations on our outstanding trust preferred securities, including the obligation to make quarterly payments.  The value of such trust preferred securities at that time may be greater than the value of the shares of our common stock you would receive if you tendered your trust preferred securities in these exchange offers.  We currently believe, however, that such a sale transaction or other business combination is unlikely, due to current market conditions and due in part to the financial burden to any such acquirer associated with assuming all of the obligations with respect to our trust preferred securities.

Future offerings of debt, preferred stock, or additional trust preferred securities, each of which would be senior to our common stock upon liquidation and for purposes of dividend distributions, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources, or we or our banking subsidiary could be forced by federal and state bank regulators to raise additional capital, by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our outstanding shares of common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms.  Therefore, if we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Holders of trust preferred securities that participate in the exchange offers are giving up their right to future distributions on the trust preferred securities.

If you tender your trust preferred securities and these securities are accepted by us for exchange in the exchange offers, you will be giving up your right to any future distribution payments that are paid on the trust preferred securities on or after the Expiration Date.  We have currently exercised our right to defer quarterly payments on all outstanding trust preferred securities.  At this time, we are unable to state with any degree of certainty if or when we may resume quarterly distributions on the trust preferred securities that are not exchanged for shares of our common stock in these exchange offers.   We do not currently intend to resume such payments in the near term. Pursuant to the documents governing the rights of the outstanding trust preferred securities, we will effectively be considered in default of the trust preferred securities and the related Underlying Debentures if we defer quarterly distributions for more than 20 consecutive quarterly periods.  If we resume quarterly payments on our trust preferred securities in the future, we will be required to pay all accrued but unpaid distributions, including those distributions currently being deferred.  By participating in the exchange offers, you will be giving up any right to receive any such distributions.

You may not receive dividends on the shares of common stock you receive in exchange for your trust preferred securities.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments.  We are currently prohibited from paying any cash dividends on our common stock.  Even when such prohibitions end (which we do not expect to occur in the near term), there are restrictions on our ability to pay cash dividends that will likely continue to materially limit our ability to pay cash dividends.  We cannot provide any assurances of when we may pay cash dividends in the future. Furthermore, our common shareholders are subject to the prior dividend rights of any holders of our preferred stock.  See "Dividend Policy" below for more information.

Our Articles of Incorporation as well as certain banking laws may have an anti-takeover effect.

Provisions of our Articles of Incorporation and certain federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

RISKS RELATED TO NOT PARTICIPATING IN THE EXCHANGE OFFERS

We do not know if or when we will resume quarterly payments on our trust preferred securities.

Beginning in December of 2009, we exercised our right to defer quarterly interest payments on the Underlying Debentures held by each of the Trusts and, as a result, the Trusts were required to defer quarterly distributions to holders of outstanding trust preferred securities.  We exercised this right in order to preserve our capital and reduce our interest expense.  As described elsewhere in this prospectus, although we are pursuing several initiatives to increase our capital base, we expect to continue to face challenges in the near term in operating our business and resuming profitability.  In addition, as described under "Recent Developments – Adoption of Board Resolutions" below, we are currently prohibited from paying quarterly dividends on our trust preferred securities without the prior consent of our federal and state bank regulators.  As a result, we expect to continue to defer quarterly payments on the Underlying Debentures and the related trust preferred securities for the foreseeable future.  We do not know if or when such payments will resume.

If we do not realize a high level of participation in these exchange offers, or if any one or more of these exchange offers are not completed, we may be unable to implement our Capital Plan, which could result in a loss of all or substantially all of the value of your trust preferred securities.

As described in more detail under "Importance of the Exchange Offers" beginning on page 119 below, we view these exchange offers as a critical step toward achieving the objectives of our Capital Plan.  If there is not a high level of participation in these exchange offers or if any one or more of the exchange offers are not completed, it may not be possible for us to meet the objectives of our Capital Plan, which primarily consist of improving our capital position by achieving the minimum capital ratios imposed by our Board in such Capital Plan.  If we fail to realize such objectives, our ability to withstand continued adverse economic conditions could be materially and adversely affected.

The trust preferred securities issued by IBC Capital Finance II may be delisted from Nasdaq.

As described above, we are at risk of having our common stock delisted from the Nasdaq GSM.  If our common stock is delisted from Nasdaq, it would mean the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO) would also be delisted.  The delisting of these trust preferred securities from Nasdaq would have an adverse effect on the liquidity of such securities.

If the exchange offers are successful, there may be a limited or no trading market for the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO) and the market price for such trust preferred securities may be depressed.

Depending on the amount of trust preferred securities that are accepted for exchange in the exchange offers, the trading market for the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO) that remain outstanding after the exchange offers may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of such trust preferred securities that remain outstanding following the exchange offers.

ADDITIONAL RISKS RELATED TO THE EXCHANGE OFFERS

We have not obtained a third-party determination that the exchange offers are fair to holders of the trust preferred securities.

Neither we, the trustees of any of our trust subsidiaries, the Dealer Manager, the Exchange Agent, the Information Agent, nor anyone else is making a recommendation as to whether you should exchange all or any portion of your trust preferred securities in the exchange offers. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the trust preferred securities for purposes of negotiating the exchange offers or preparing a report concerning the fairness of the exchange offers. You must make your own independent decision regarding your participation in the exchange offers.

Failure to complete the exchange offers successfully could negatively affect the price of our common stock.

Several conditions must be satisfied or, if permissible under applicable law, waived in order to complete the exchange offers, including those described below under "The Exchange Offers—Conditions of the Exchange Offers." One or more of these conditions may not be satisfied, and if not satisfied or waived (where permissible), the exchange offers may not occur or may be delayed.  If the exchange offers are not completed or are delayed, we may be subject to the following material risks:

  the market price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the exchange offers have been or will be completed;
  the market price of our trust preferred securities may decline to the extent that the current market price of such trust preferred securities reflects a market assumption that the applicable exchange offers have been or will be completed;
  we may not be able to increase our Tier 1 common equity by an amount that may be necessary to keep us well capitalized in the near term; and
  our ability to successfully implement the other capital raising initiatives set forth in our Capital Plan may be adversely affected.  For example, we believe our chances of being successful in raising additional equity through the sale of shares of our common stock increases with increased participation in these exchange offers.

Holders of a significant Liquidation Amount of trust preferred securities who participate in the exchange offers could become subject to regulatory restrictions on ownership of our common stock.

Under the federal Change in Bank Control Act, a person may be required to obtain prior approval from the FRB before acquiring the power to direct or indirectly control the management, operations, or policy of our Company or before acquiring 10% or more of our common stock.  As a result, holders of a significant amount of trust preferred securities who seek to participate in the exchange offers should evaluate whether they could become subject to the approval and other requirements of this federal statute.

NON-GAAP FINANCIAL MEASURES

The following table presents computations of certain financial measures related to "tangible common equity" and "Tier 1 common equity." The tangible common equity ratio has become a focus of some investors and management believes this ratio may assist investors in analyzing our capital position absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulators have assessed a bank's capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. More recently, the banking regulators have also supplemented their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. Because tangible common equity and Tier 1 common equity are not formally defined by generally accepted accounting principles (GAAP) or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Because analysts and banking regulators may assess our capital adequacy using tangible common equity and Tier 1 common equity, we believe it is useful to provide investors the ability to assess our capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of net risk-weighted assets. Under the risk-based capital framework, a bank's balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weight assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (net risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by net risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as net risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. To mitigate these limitations, we have procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that our capital performance is properly reflected to facilitate period-to-period comparisons. Although these non-GAAP financial measures are frequently used by investors in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides reconciliations of the following:

  Total assets (GAAP) to tangible assets (non-GAAP)
  Total shareholders' equity (GAAP) to tangible common equity (non-GAAP)
  Total shareholders' equity (GAAP) to Tier 1 common equity (non-GAAP)

	September 30,		December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)		(Unaudited)
($ in 000's)
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
Total assets (GAAP)	$2,962,028	$3,138,620	$2,956,245	$3,247,516	$3,406,390	$3,348,707	$3,088,179
Deduct: Goodwill	16,734	66,754	16,734	66,754	52,842	55,946	53,354
Deduct: Core deposit intangible assets (all other intangibles)	10,783	12,948	12,190	15,262	8,157	10,729	13,503
Deduct: Deferred taxes	605	32,104	6,892	18,572	10,597	7,174	8,703
Tangible assets (non-GAAP)	$2,933,906	$3,026,814	$2,920,429	$3,146,928	$3,334,794	$3,274,858	$3,012,619

Total shareholders' equity (GAAP)	$158,341	$225,285	$194,877	$240,502	$258,167	$248,259	$230,292
Deduct: Goodwill	16,734	66,754	16,734	66,754	52,842	55,946	53,354
Deduct: Core deposit intangible assets (all other intangibles)	10,783	12,948	12,190	15,262	8,157	10,729	13,503
Deduct: Deferred taxes	605	32,104	6,892	18,572	10,597	7,174	8,703
Deduct: Preferred stock	68,982	-	68,456	-	-	-	-
Tangible common equity (non-GAAP)	$61,237	$113,479	$90,605	$139,914	$186,571	$174,410	$154,732

Tangible common equity to tangible assets ratio (non-GAAP)	2.09%	3.75%	3.10%	4.45%	5.59%	5.33%	5.14%

TIER 1 COMMON EQUITY
Total shareholders' equity (GAAP)	$158,341	$ 225,285	$194,877	$240,502	$258,167	$248,259	$230,292
Add: Qualifying capital securities	58,143	78,842	72,751	80,309	62,350	62,350	62,350
Deduct: Goodwill	16,734	66,754	16,734	66,754	52,842	55,946	53,354
Deduct: Accumulated other comprehensive (loss) income	(16,045)	(11,184)	(23,318)	(339)	3,370	4,297	8,505
Deduct: Intangible assets	10,783	12,948	12,190	15,262	8,157	10,729	13,503
Deduct: Disallowed servicing assets	852		1,018
Deduct: Net unrealized losses on equity securities		3,198		3,155
Deduct: Other	(43)	(57)	(59)	(86)	(139)	(294)
Tier 1 capital (regulatory)	204,203	232,468	261,063	236,065	256,287	239,931	217,280
Deduct: Qualifying capital securities	58,143	78,842	72,751	80,309	62,350	62,350	62,350
Deduct: Preferred stock	68,982	-	68,456	-	-	-	-
Tier 1 common equity (non-GAAP)	$77,078	$153,626	$119,856	$155,756	$193,937	$177,581	$154,930

Net risk-weighted assets (regulatory)	$2,294,207	$2,430,749	$2,365,082	$2,525,594	$2,664,931	$2,578,081	$2,310,860
Tier 1 common equity ratio (non-GAAP)	3.36%	6.32%	5.07%	6.17%	7.28%	6.89%	6.70%

SELECTED FINANCIAL DATA

Set forth below are highlights from our consolidated financial data as of and for the years ended December 31, 2004 through 2008, and as of and for the nine months ended September 30, 2008 and 2009. You should read this information in conjunction with our consolidated financial statements and related notes included in the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, from which this information is derived.

(1)   Per share data has been adjusted for 5% stock dividends in 2006 and 2005.

(2)   These amounts are calculated using income (loss) from continuing operations applicable to common stock and net income (loss) applicable to common stock.

	Nine Months Ended September 30		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$143,614	$155,044	$203,736	$223,254	$216,895	$193,035	$154,226
Interest expense	38,489	57,491	73,587	102,663	93,698	63,099	42,990
Net interest income	105,125	97,553	130,149	120,591	123,197	129,936	111,236
Provision for loan losses	77,916	43,456	72,287	43,160	16,344	7,806	4,016
Net gains (losses) on securities	3,770	(8,037)	(14,961)	(705)	171	1,484	856
Other non-interest income	41,600	37,114	44,682	47,850	44,679	41,342	37,404
Non-interest expenses	116,405	92,098	176,184	115,724	106,216	101,785	90,455
Income (loss) from continuing operations before income tax	(43,826)	(8,924)	(88,601)	8,852	45,487	63,171	55,025
Income tax expense (benefit)	(1,754)	(7,285)	3,063	(1,103)	11,662	17,466	14,713
Income (loss) from continuing operations	(42,072)	(1,639)	(91,664)	9,955	33,825	45,705	40,312
Discontinued operations, net of tax				402	(622)	1,207	(1,754)
Net income (loss)	$ (42,072)	$ (1,639)	$ (91,664)	$ 10,357	$ 33,203	$ 46,912	$ 38,558
Preferred dividends	3,225		215
Net income (loss) applicable to common stock	$ (45,297)	$ (1,639)	$ (91,879)	$ 10,357	$ 33,203	$ 46,912	$ 38,558

PER COMMON SHARE DATA(1)
Income (loss) per common share from continuing operations
Basic	$ (1.90)	$ (0.07)	$ (4.04)	$ 0.44	$ 1.48	$ 1.96	$ 1.79
Diluted	(1.90)	(0.07)	(4.04)	0.44	1.45	1.92	1.75
Net income (loss) per common share
Basic	$ (1.90)	$ (0.07)	$ (4.04)	$ 0.46	$ 1.45	$ 2.01	$ 1.71
Diluted	(1.90)	(0.07)	(4.04)	0.45	1.43	1.97	1.67
Cash dividends declared	0.03	0.13	0.14	0.84	0.78	0.71	0.60
Book value	3.72	9.79	5.49	10.62	11.29	10.75	9.86

SELECTED BALANCES
Assets	$2,962,028	$3,138,620	$2,956,245	$3,247,516	$3,406,390	$3,348,707	$3,088,179
Loans	2,387,229	2,505,402	2,459,529	2,518,330	2,459,887	2,365,176	2,080,634
Allowance for loan losses	73,710	53,898	57,900	45,294	26,879	22,420	24,162
Deposits	2,485,834	2,160,541	2,066,479	2,505,127	2,602,791	2,474,239	2,063,707
Shareholders' equity	158,341	225,285	194,877	240,502	258,167	248,259	230,292
Long-term debt	0	0	0	1,000	3,000	5,000	7,000

SELECTED RATIOS
Tax equivalent net interest income to
average interest earning assets	5.17%	4.58%	4.63%	4.26%	4.41%	4.85%	4.89%
Income (loss) from continuing operations to (2)
Average common equity	(53.32)	(0.91)	(39.01)	3.96	13.06	18.63	20.30
Average assets	(2.03)	(0.07)	(2.88)	0.31	0.99	1.42	1.48
Net income (loss) to
Average common equity	(53.32)	(0.91)	(39.01)	4.12	12.82	19.12	19.42
Average assets	(2.03)	(0.07)	(2.88)	0.32	0.97	1.45	1.42
Average shareholders' equity to average assets	6.12	7.43	7.50	7.72	7.60	7.61	7.31
Tier 1 capital to average assets	6.91	7.42	8.61	7.44	7.62	7.40	7.36
Non-performing loans to Portfolio
Loans	4.92	4.58	5.09	3.07	1.59	0.70	0.69

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact on our balance sheet as of September 30, 2009, and on our earnings for the fiscal year ended December 31, 2008, and the nine-month period ended September 30, 2009, of the exchange offers for trust preferred securities described in this prospectus as well as our offer (the "CPP Exchange Offer") to exchange shares of our common stock for up to the entire $72 million aggregate liquidation amount of our outstanding Series A Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the "CPP Preferred Shares"), issued to the Treasury under its Capital Purchase Program of the Troubled Asset Relief Program (TARP).  The exchange offer described in this prospectus and the CPP Exchange Offer are collectively referred to as the "Capital Transactions."

As described in this prospectus, our Board currently proposes to engage in a public offering to issue shares of our common stock or securities convertible into shares of our common stock for cash, to raise as much as $50 million to $150 million in aggregate gross proceeds.  However, we have not reflected any impact of such a public offering in the pro forma financial information set forth below.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Capital Transactions been completed as of the dates indicated or that will be realized in the future when and if the Capital Transactions are consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements included in this prospectus.

Our unaudited pro forma consolidated balance sheets as of September 30, 2009 have been presented as if the Capital Transactions had been completed on September 30, 2009, and our pro forma consolidated statements of income have been presented as if the Capital Transactions had been completed on January 1, 2008.

Primary Assumptions

We have made a number of assumptions in preparing the pro forma information set forth below.  The primary assumptions made are as follows:

a.     We have assumed our shareholders will approve an amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 60 million shares to 500 million shares.  We have called a special meeting of our shareholders to be held January 29, 2010, at which the shareholders will be asked to approve such amendment.  As of December 31, 2009, we have approximately 30,926,971 shares of common stock that are authorized and available to be issued. If our shareholders do not approve the proposed amendment to our Articles of Incorporation, then we may still proceed with the Capital Transactions, but will be limited to issuing an aggregate of 30,926,971 shares of our common stock.

b.     For each of the exchange offers for trust preferred securities described in this prospectus, we have assumed we will issue shares of our common stock having a dollar value equal to [●]% of the Liquidation Amount of the trust preferred securities tendered and accepted for exchange.  This assumes all trust preferred securities tendered for exchange would be tendered after the Early Premium Tender Deadline.

c.     For the CPP Exchange Offer, we have assumed we will issue shares of our common stock having a dollar value equal to 100% of the liquidation value of the CPP Preferred Shares.

d.     We have assumed that, for purposes of the Capital Transactions, the value per share of our common stock used to calculate the number of shares of our common stock to be issued in each such Capital Transaction is $[●]. This is the average volume weighted average price, or "Average VWAP," of our common stock assuming the Pricing Date for the determination of the Average VWAP ended on and including [●], 2010. The Average VWAP of our common stock is the mathematical average of the volume weighted average price per share for the five consecutive trading days ending on and including the second trading day immediately preceding the Pricing Date.  The closing price of our common stock on [●], was $[●] per share.

e.     We have assumed there will be no material effect on such pro forma financial statements from the potential limitations related to Section 382 of the Internal Revenue Code as we have already established a full tax valuation allowance on our net deferred tax assets.

We have shown the pro forma impact of the Capital Transactions under a "Low Range Alternative" and a "High Range Alternative," as follows:

  The "Low Range Alternative" assumes the tender and exchange of 25% of the outstanding trust preferred securities described in this prospectus for common stock, and no CPP Exchange Offer.
  The "High Range Alternative" assumes the tender and exchange of 75% of the outstanding trust preferred securities described in this prospectus for common stock, and the tender and exchange of the entire $72 million of outstanding CPP Preferred Shares for common stock.

We have assumed the participation rates for the exchange offers for the trust preferred securities based on the results of recently concluded similar exchange offers by similarly situated issuers.  We are only in preliminary discussions with the Treasury, as the sole holder of the CPP Preferred Shares, regarding the proposed CPP Exchange Offer.  Although the pro forma financial information set forth below assumes we would exchange shares of our common stock with a value equal to 100% of the liquidation value of the CPP Preferred Shares in the proposed CPP Exchange Offer, we are negotiating with the Treasury to accept shares of our common stock with a value equal to 75% of the liquidation value of the CPP Preferred Shares because the CPP Preferred Shares are junior in priority to the trust preferred securities and we are offering less than 100% of par for the trust preferred securities.  We have not received any indication from the Treasury as to its willingness to exchange any CPP Preferred Shares for shares of our common stock or the pricing or other terms upon which it would participate in any such exchange.  There is no assurance the Treasury will agree to participate in the CPP Exchange Offer on terms acceptable to us or at all.

Additional assumptions are set forth in the footnotes to the tables below.

The inclusion of any particular Capital Transaction in the pro forma financial information does not necessarily indicate that such Capital Transaction is likely to occur or that it is likely to occur on the terms set forth below.

There can be no assurances that the foregoing assumptions will be realized in the future, including as to the amounts and percentages of trust preferred securities or CPP Preferred Shares that will be tendered in the Capital Transactions.  If any one or more of the foregoing assumptions or assumptions in the footnotes to the tables below is not realized, it would likely result in a material impact on the pro forma information set forth below.  As a result, you should not place undue reliance on such pro forma information in deciding whether to tender your trust preferred securities in the exchange offers described in this prospectus or how many trust preferred securities to tender.

Independent Bank Corporation

Pro Forma Consolidated Balance Sheets (Unaudited)

Low Range Alternative (25% Trust Preferred Exchange and No CPP Exchange)

		Adjustments

(in thousands)	Actual September 30, 2009	Institutional TP Exchange Offer (5)		Retail TP Exchange Offer (6)		CPP Exchange Offer (7)		Pro Forma September 30, 2009
ASSETS

Cash and due from banks	$182,405	$ -		$ -		$ -		$
Investment securities	184,094	-		-		-
FHLB and Federal Reserve Bank stock	27,855	-		-		-
Loans held for sale	23,980	-		-		-
Net portfolio loans	2,313,519	-		-		-
Premises and equipment	73,355	-		-		-
Bank owned life insurance	46,041	-		-		-
Other real estate and repossessed assets	31,323	-		-		-
Goodwill	16,734	-		-		-
Capitalized originated mortgage loan
servicing rights	14,334	-		-		-
Other intangible assets	10,783	-		-		-
Other assets	37,605		(2)		(2)	-

Total assets	$2,962,028	$		$		$ -		$

LIABILITIES

Total deposits	$2,485,834	$ -		$ -		$ -
Other borrowings	162,341	-		-		-
Financed premiums payable	30,159	-		-		-
Other liabilities	32,465	-		-		-
Subordinated debentures	92,888		(1)		(1)	-

Total liabilities	2,803,687					-

Preferred stock	68,982					-	(1)
Common stock	225,192		(3)		(3)	-	(3)
Retained earnings (deficit)	(119,868)		(4)		(4)	-	(4)
Accumulated other comprehensive
income (loss)	(15,965)		(2)	-		-

Total shareholders' equity	158,341					-

Total liabilities and shareholders'
equity	$2,962,028	$		$		$		$

Note:  The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   25% of the carrying amount of the retired securities.

(2)   The estimated pro-rated adjustments related to the remaining unamortized debt issuance and hedge costs and the stock owned in the trust subsidiaries.

(3)   Value of newly issued common stock.

(4)   The excess of the carrying amount of the securities to be retired over the fair value of the common stock to be issued in the Capital Transactions, net of taxes (which are immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets). This amount would be recorded in the income statement for the period during which the Capital Transactions are consummated.

(5)   Represents the increase in common stock outstanding due to the participation of 25% of the outstanding trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I (a net aggregate principal amount of $9.875 million) with an assumed exchange value of $[●] per $1,000 Liquidation Amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(6)   Represents the increase in common stock outstanding due to the participation of 25% of the outstanding trust preferred securities issued by IBC Capital Finance II (a net aggregate principal amount of $12.65 million) with an assumed exchange value of $[●] per $25 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(7)   Assumes no participation in the CPP Exchange Offer.

Independent Bank Corporation

Pro Forma Consolidated Balance Sheets (Unaudited)

High Range Alternative (75% Trust Preferred Exchange and 100% CPP Exchange)

		Adjustments
	Actual	Institutional		Retail		CPP		Pro Forma
	September 30,	TP Exchange		TP Exchange		Exchange		September 30,
(in thousands)	2009	Offer (5)		Offer (6)		Offer (7)		2009
ASSETS
Cash and due from banks	$182,405	$ -		$ -		$ -		$
Investment securities	184,094	-		-		-
FHLB and Federal Reserve Bank stock	27,855	-		-		-
Loans held for sale	23,980	-		-		-
Net portfolio loans	2,313,519	-		-		-
Premises and equipment	73,355	-		-		-
Bank owned life insurance	46,041	-		-		-
Other real estate and repossessed assets	31,323	-		-		-
Goodwill	16,734	-		-		-
Capitalized originated mortgage loan
servicing rights	14,334	-		-		-
Other intangible assets	10,783	-		-		-
Other assets	37,605		(2)		(2)	-

Total assets	$2,962,028	$		$		$ -

LIABILITIES

Total deposits	$2,485,834	$		$		$ -
Other borrowings	162,341					-
Financed premiums payable	30,159					-
Other liabilities	32,465					-
Subordinated debentures	92,888		(1)		(1)	-

Total liabilities	2,803,687					-

Preferred stock	68,982						(1)
Common stock	225,192		(3)		(3)		(3)
Retained earnings (deficit)	(119,868)		(4)		(4)		(4)
Accumulated other comprehensive
income (loss)	(15,965)		(2)			-

Total shareholders' equity	158,341					-

Total liabilities and shareholders'
equity	$2,962,028	$		$		$ -		$

Note:  The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   75% of the carrying amount of the retired securities.

(2)   The estimated pro-rated adjustments related to the remaining unamortized debt issuance and hedge costs and the stock owned in the trust subsidiaries.

(3)   Value of newly issued common stock.

(4)   The excess of the carrying amount of the securities to be retired over the fair value of the common stock to be issued in the Capital Transactions, net of taxes (which are immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets).  This amount would be recorded in the income statement for the period during which the Capital Transactions are consummated.

(5)   Represents the increase in common stock outstanding due to the participation of 75% of the outstanding trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I  (a net aggregate principal amount of $29.625 million) with an assumed exchange value of $[●] per $1,000 Liquidation Amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(6)   Represents the increase in common stock outstanding due to the participation of 75% of the outstanding trust preferred securities issued by IBC Capital Finance II (a net aggregate principal amount of $37.950 million) with an assumed exchange value of $[●] per $25 Liquidation Amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(7)   Represents the increase in common stock outstanding due to the participation in the CPP Exchange Offer of 100% of the outstanding CPP Preferred Shares (an aggregate principal amount of $72.00 million) with an assumed exchange value of $1,000 per $1,000 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

Independent Bank Corporation

Pro Forma Consolidated Statements of Operations (Unaudited)

Low Range Alternative (25% Trust Preferred Exchange and no CPP Exchange)

		Adjustments
		Institutional		Retail		CPP
(in thousands, except per share data)	Actual	TP Exchange		TP Exchange		Exchange	Pro Forma
	2008	Offer (5)		Offer (6)		Offer (7)	2008
INTEREST INCOME
Interest and fees on loans	$186,747	$ -		$ -		$ -	$
Investments	16,989	-		-		-

Total Interest Income	203,736	-		-		-
INTEREST EXPENSE
Deposits	46,697	-		-		-
Other borrowings	26,890		(1)		(1)	-
Total Interest Expense	73,587					-
NET INTEREST INCOME	130,149					-
Provision for loan losses	72,287					-
Net Interest Income After Provision for Loan Losses	57,862					-

NON-INTEREST INCOME	29,721		(2)		(2)	-
GAIN ON EXTINGUISHMENT OF CAPITAL INSTRUMENTS	-		(3)		(3)	-
NON-INTEREST EXPENSE	176,184					-

INCOME (LOSS) BEFORE INCOME TAXES	(88,601)					-
Income tax expense (benefit)	3,063		(4)		(4)	-
NET INCOME (LOSS)	(91,664)					-
Preferred dividends	215					-
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(91,879)					$ -

Per Common Share:

Basic	$(4.04)					$ -
Diluted	(4.04)					-

Average Common Shares Outstanding:

Basic	22,743		(8)		(8)	-
Diluted	22,808		(8)		(8)	-

Note:  The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   Reduction in interest expense due to the exchange of the capital instruments for common stock assuming that the exchange occurred at the beginning of the period.

(2)   Reduction in other non-interest income due to decline in dividends paid to the parent company related to the stock owned in the trust subsidiaries.

(3)   One-time gain (net of unamortized debt issuance costs or hedge costs) from exchange of the capital instruments for common stock.

(4)   Taxes are expected to be immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets.

(5)   Represents the increase in common stock outstanding due to the participation of 25% of the outstanding trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I  (a net aggregate principal amount of $9.875 million) with an assumed exchange value of $[●] per $1,000 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(6)   Represents the increase in common stock outstanding due to the participation of 25% of the outstanding trust preferred securities issued by IBC Capital Finance II (a net aggregate principal amount of $12.65 million) with an assumed exchange value of $[●] per $25 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(7)   Assumes no participation in the CPP Exchange Offer.

(8)   Represents common stock issued in the applicable transaction.

Independent Bank Corporation

Pro Forma Consolidated Statements of Operations (Unaudited)

High Range Alternative (75% Trust Preferred Exchange and 100% CPP Exchange)

		Adjustments
		Institutional		Retail		CPP
(in thousands, except per share data)	Actual	TP Exchange		TP Exchange		Exchange		Pro Forma
	2008	Offer (5)		Offer (6)		Offer (7)		2008
INTEREST INCOME
Interest and fees on loans	$186,747	$ -		$ -		$ -
Investments	16,989	-		-		-

Total Interest Income	203,736	-		-		-
INTEREST EXPENSE
Deposits	46,697					-
Other borrowings	26,890		(1)		(1)	-
Total Interest Expense	73,587					-
NET INTEREST INCOME	130,149					-
Provision for loan losses	72,287					-
Net Interest Income After Provision for Loan Losses	57,862					-

NON-INTEREST INCOME	29,721		(2)		(2)	-
GAIN (LOSS) ON EXTINGUISHMENT OF CAPITAL INSTRUMENTS	-		(3)		(3)		(3)
NON-INTEREST EXPENSE	176,184

INCOME (LOSS) BEFORE INCOME TAXES	(88,601)
Income tax expense (benefit)	3,063		(4)		(4)
NET INCOME (LOSS)	(91,664)
Preferred dividends	215						(1)
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(91,879)

Per Common Share:

Basic	$(4.04)
Diluted	(4.04)

Average Common Shares Outstanding:

Basic	22,743		(8)		(8)		(8)
Diluted	22,808		(8)		(8)		(8)

Note:  The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   Reduction in interest expense or preferred dividends due to the exchange of the capital instruments for common stock assuming that the exchange occurred at the beginning of the period or issuance date of the security, whichever is later.

(2)   Reduction in other non-interest income due to decline in dividends paid to the parent company related to the stock owned in the trust subsidiaries.

(3)   One-time gain (loss) (net of unamortized debt issuance costs or hedge costs) from exchange of the capital instruments for common stock.

(4)   Taxes are expected to be immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets.

(5)   Represents the increase in common stock outstanding due to the participation of 75% of the outstanding trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I  (a net aggregate principal amount of $29.625 million) with an assumed exchange value of $[●] per $1,000 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(6)   Represents the increase in common stock outstanding due to the participation of 75% of the outstanding trust preferred securities issued by IBC Capital Finance II (a net aggregate principal amount of $37.950 million) with an assumed exchange value of $[●] per $25 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(7)   Represents the increase in common stock outstanding due to the participation in the CPP Exchange Offer of 100% of the outstanding CPP Preferred Shares (an aggregate principal amount of $72.00 million) with an assumed exchange value of $1,000 per $1,000 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(8)   Represents common stock issued in the applicable transaction.

Independent Bank Corporation

Pro Forma Consolidated Statements of Operations (Unaudited)

Low Range Alternative (25% Trust Preferred Exchange and no CPP Exchange)

		Adjustments
	Actual						Pro Forma
	9 Months						9 Months
	Ended	Institutional		Retail		CPP	Ended
(in thousands, except per share data)	September 30,	TP Exchange		TP Exchange		Exchange	September 30,
	2009	Offer (5)		Offer (6)		Offer (7)	2009
INTEREST INCOME
Interest and fees on loans	$134,915	$ -		$ -		$ -
Investments	8,699	-		-		-

Total Interest Income	143,614	-		-		-
INTEREST EXPENSE
Deposits	26,468	-		-		-
Other borrowings	12,021		(1)		(1)	-
Total Interest Expense	38,489					-
NET INTEREST INCOME	105,125					-
Provision for loan losses	77,916					-
Net Interest Income After Provision for Loan Losses	27,209					-

NON-INTEREST INCOME	45,370		(2)		(2)	-
GAIN ON EXTINGUISHMENT OF CAPITAL INSTRUMENTS			(3)		(3)	-
NON-INTEREST EXPENSE	116,405					-

INCOME (LOSS) BEFORE INCOME TAXES	(43,826)					-
Income tax expense (benefit)	(1,754)		(4)		(4)	-
NET INCOME (LOSS)	(42,072)					-
Preferred dividends	3,225					-
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(45,297)					$ -

Per Common Share:

Basic	$(1.90)					$ -
Diluted	(1.90)					-

Average Common Shares Outstanding:

Basic	23,811		(8)		(8)	-
Diluted	23,881		(8)		(8)	-

Note:  The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   Reduction in interest expense due to the exchange of the capital instruments for common stock assuming that the exchange occurred at the beginning of the period.

(2)   Reduction in other non-interest income due to decline in dividends paid to the parent company related to the stock owned in the trust subsidiaries.

(3)   One-time gain (net of unamortized debt issuance costs or hedge costs) from exchange of the capital instruments for common stock.

(4)   Taxes are expected to be immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets.

(5)   Represents the increase in common stock outstanding due to the participation of 75% of the outstanding trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I  (a net aggregate principal amount of $9.875 million) with an assumed exchange value of $[●] per $1,000 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(6)   Represents the increase in common stock outstanding due to the participation of 25% of the outstanding trust preferred securities issued by IBC Capital Finance II (a net aggregate principal amount of $12.65 million) with an assumed exchange value of $[●] per $25 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(7)   Assumes no participation in the CPP Exchange Offer.

(8)   Represents common stock issued in the applicable transaction.

Independent Bank Corporation

Pro Forma Consolidated Statements of Operations (Unaudited)

High Range Alternative (75% Trust Preferred Exchange and 100% CPP Exchange)

		Adjustments
	Actual							Pro Forma
	9 Months							9 Months
	Ended	Institutional		Retail		CPP		Ended
(in thousands, except per share data)	September 30,	TP Exchange		TP Exchange		Exchange		September 30,
	2009	Offer (5)		Offer (6)		Offer (7)		2009
INTEREST INCOME
Interest and fees on loans	$134,915	$ -		$ -		$ -
Investments	8,699	-		-		-

Total Interest Income	143,614	-		-		-
INTEREST EXPENSE
Deposits	26,468	-		-		-
Other borrowings	12,021		(1)		(1)	-
Total Interest Expense	38,489					-
NET INTEREST INCOME	105,125					-
Provision for loan losses	77,916					-
Net Interest Income After Provision for Loan Losses	27,209					-

NON-INTEREST INCOME	45,370		(2)		(2)	-
GAIN (LOSS) ON EXTINGUISHMENT OF CAPITAL INSTRUMENTS	-		(3)		(3)		(3)
NON-INTEREST EXPENSE	116,405

INCOME (LOSS) BEFORE INCOME TAXES	(43,826)
Income tax expense (benefit)	(1,754)		(4)		(4)
NET INCOME (LOSS)	(42,072)
Preferred dividends	3,225
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(45,297)

Per Common Share:

Basic	$(1.90)
Diluted	(1.90)

Average Common Shares Outstanding:

Basic	23,811		(8)		(8)		(8)
Diluted	23,881		(8)		(8)		(8)

Note:  The inclusion of the Capital Transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   Reduction in interest expense or preferred dividends due to the exchange of the capital instruments for common stock assuming that the exchange occurred at the beginning of the period or issuance date of the security, whichever is later.

(2)   Reduction in other non-interest income due to decline in dividends paid to the parent company related to the stock owned in the trust subsidiaries.

(3)   One-time gain (loss) (net of unamortized debt issuance costs or hedge costs) from exchange of the capital instruments for common stock.

(4)   Taxes are expected to be immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets.

(5)   Represents the increase in common stock outstanding due to the participation of 75% of the outstanding trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I  (a net aggregate principal amount of $29.625 million) with an assumed exchange value of $[●] per $1,000 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(6)   Represents the increase in common stock outstanding due to the participation of 75% of the outstanding trust preferred securities issued by IBC Capital Finance II (a net aggregate principal amount of $37.950 million) with an assumed exchange value of $[●] per $25 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(7)   Represents the increase in common stock outstanding due to the participation in the CPP Exchange Offer of 100% of the outstanding CPP Preferred Shares (an aggregate principal amount of $72.00 million) with an assumed exchange value of $1,000 per $1,000 liquidation amount and an Average VWAP of $[●], which we determined assuming the Pricing Date for the Average VWAP was [●], 2010.

(8)   Represents common stock issued in the applicable transaction.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offers.

CAPITALIZATION

The following tables set forth the carrying amount of our capitalization, as of September 30, 2009, on an actual basis and on a pro forma basis to reflect completion of the exchange offers described in this prospectus under both the Low Range Alternative and the High Range Alternative described under "Unaudited Pro Forma Financial Information" above. These tables should be read in conjunction with the information set forth under "Selected Financial Data" and "Unaudited Pro Forma Financial Information" and our consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and the quarter ended September 30, 2009, which are included in this prospectus.  The following tables do not reflect the potential dilution in connection with any future offering of our common stock for cash, even though a public offering is contemplated by our Capital Plan.

	No. of Shares to be Issued in Capital Transactions Low Range Alternative (25% Participation in Trust Preferred Exchange Offers and No CPP Exchange) (Based on Assumptions in Footnotes to Table)
Relevant Price (1)	Institutional TP Exchange Offer (2)	Retail TP Exchange Offer (3)	Subtotal to be Issued: % of Total Outstanding(4)	CPP Preferred Exchange Offer (5)	Pro Forma Total to be Issued: % of Total Outstanding(4)
$1.00				0
$0.95				0
$0.90				0
$0.85				0
$0.80				0
$0.75				0
$0.70				0
$0.65				0
$0.60				0

(1)   When used in this table, Relevant Price is the price per share of our common stock used to determine the number of shares of common stock that would be issued in exchange for the tendered trust preferred securities and the CPP Preferred Shares. The actual Relevant Price to be used in the exchange offers will be determined as described under "The Exchange Offers" on page 119 below.  The actual price used in any exchange of common stock for the CPP Preferred Shares will be as negotiated with Treasury, but is likely to be based on the market value our common stock.  The table contains only an estimated range of potential values for our common shares.  The closing price of our common shares on the Nasdaq GSM on January 25, 2010, was $1.03 per share.

(2)   Assumes that 25% of the outstanding trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I will be tendered for exchange and that for each $1,000 Liquidation Amount tendered, a holder would receive common stock with a value equal to $[●], which is equal to [●]% of the $1,000 Liquidation Amount.

(3)   Assumes that 25% of the outstanding trust preferred securities issued by IBC Capital Finance II will be tendered for exchange and that for each $25 Liquidation Amount of tendered, a holder would receive common stock with a value equal to $[●], which is equal to [●]% of the $25 Liquidation Amount.

(4)   Assumes the number of shares of common stock outstanding excluding shares to be issued in these Capital Transactions would be 24,101,100 (the number of shares of IBC common stock outstanding on January 21, 2010).

(5)   Assumes that Treasury will not agree to exchange any CPP Preferred Shares for common stock.

No. of Shares to be Issued in Capital Transactions

High Range Alternative

(75% Participation in Trust Preferred Exchange Offers and 100% Participation in CPP Exchange Offer)

(Based on Assumptions in Footnotes to Table)

Relevant Price (1)	Institutional TP Exchange Offer (2)	Retail TP Exchange Offer (3)	Subtotal to be Issued: % of Total Outstanding(4)	CPP Preferred Exchange Offer (5)	Pro Forma Total to be Issued: % of Total Outstanding(4)
$1.00
$0.95
$0.90
$0.85
$0.80
$0.75
$0.70
$0.65
$0.60

(1)

When used in this table, Relevant Price is the price per share of our common stock used to determine the number of shares of common stock that would be issued in exchange for the tendered trust preferred securities and the CPP Preferred Shares. The actual Relevant Price to be used in the exchange offers will be determined as described under "The Exchange Offers" on page 119 below.  The actual price used in any exchange of common stock for the CPP Preferred Shares will be as negotiated with Treasury, but is likely to be based on the market value our common stock.  The table contains only an estimated range of potential values for our common shares.  The closing price of our common shares on the Nasdaq GSM on January 25, 2010, was $1.03 per share.

(2)

Assumes that 75% of the outstanding trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I will be tendered for exchange and that for each $1,000 Liquidation Amount tendered, a holder would receive common stock with a value equal to $[●], which is equal to [●]% of the $1,000 Liquidation Amount.

(3)

Assumes that 75% of the outstanding trust preferred securities issued by IBC Capital Finance II will be tendered for exchange and that for each $25 Liquidation Amount tendered, a holder would receive common stock with a value equal to $[●], which is equal to [●]% of the $25 Liquidation Amount.

(4)

Assumes the number of shares of common stock outstanding excluding shares to be issued in these Capital Transactions would be 24,101,100 (the number of shares of IBC common stock outstanding on January 21, 2010).

(5)	Assumes that Treasury will agree to exchange all CPP Preferred Shares (with an aggregate liquidation preference of $72 million) for common stock with a value equal to $72 million.

Based on the assumptions described in the footnotes to the tables above, upon completion of the Capital Transactions, our existing shareholders would own between only [•]% and [•]% of our outstanding common stock.  However, we have reserved the right to issue an even greater number of shares of our common stock (i.e., in the event one or more of the assumptions in the tables set forth above prove not to be true).  We have reserved the right to issue up to 180.2 million of common stock in the exchange offers described in this prospectus and up to 144 million shares of common stock in the CPP Exchange Offer.  Using these maximum numbers and the Relevant Prices set forth in the tables above, our current shareholders may end up owning only approximately [•]% of our outstanding common stock.

In addition, the initiatives under consideration and referenced above or through other means, including the exchange offers for the trust preferred securities, may trigger an ownership change that would negatively affect our ability to utilize net operating loss carryforwards and other deferred tax assets in the future. As a result, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. As of December 31, 2009, we had federal net operating loss carryforwards of approximately $43.8 million, and such amounts may grow significantly prior to the Expiration Date. Companies are subject to a change of ownership test under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), that, if met, would limit the annual utilization of tax losses and credits carrying forward from pre-change of ownership periods, as well as the ability to use certain unrealized built-in losses. Generally, under Section 382, the yearly limitation on our ability to utilize such deductions will be equal to the product of the applicable long-term tax exempt rate (presently 4.16%) and the sum of the values of our common shares and of our outstanding CPP Preferred Shares, immediately before the ownership change. In addition to limits on the use of net operating loss carryforwards, our ability to utilize deductions related to bad debts and other losses for up to a five-year period following such an ownership change would also be limited under Section 382,  to the extent that such deductions reflect a net loss that was "built-in" to our assets immediately prior to the ownership change. Similar rules under Section 383 of the Code will also limit utilization of any capital loss and tax credit carryforwards. The amount of these carryforwards was not material at December 31, 2009, but  may grow significantly prior to the expiration of the offers.

The exchange offers could cause a change of ownership under these rules.  This is likely if a sufficient number of the holders of the trust preferred securities exchange such securities for shares of our common stock in the exchange offers.  On the other hand, if we are successful in exchanging the shares of preferred stock held by the Treasury into shares of our common stock and are able to do so prior to the settlement of the exchange offers for the trust preferred securities, then we believe there will not be a deemed change of ownership.  At this time, we do not know whether we will be successful in completing the proposed exchange offer with the Treasury and therefore do not know the likelihood of experiencing a change of ownership under these tax rules. The exchange offers described in this prospectus are not conditioned on any exchange of our common stock for the preferred stock held by the Treasury.

In addition, we currently have a valuation allowance intended to fully offset these net operating loss carryforwards and other deferred tax assets.  As a result of this allowance, we do not expect these tax rules to cause a material impact to our net income or loss in the near term.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated. The discussion should be read in conjunction with the historical financial data included within this prospectus, including the Consolidated Financial Statements (and Notes thereto) beginning on page F-34 and the Unaudited Consolidated Financial Statements (and Notes thereto) beginning on page F-1 below, and all other information set forth in this prospectus.  Certain Selected Financial Data is set forth on page 27 above.  In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed in this prospectus.   Please see "Forward-Looking Statements" on page 2 above.

Recent Developments

The following is a summary of recent developments that should be considered in assessing our financial condition and the prospects for our future operating results.

Adoption of Board Resolutions

In December of 2009, the Board of Directors of Independent Bank, our subsidiary bank, adopted resolutions designed to enhance certain aspects of the bank's performance and, most importantly, to improve its capital position.  Our subsidiary bank began to experience rising levels of non-performing loans and higher provisions for loan losses in 2006.  Although the bank remained profitable through the second quarter of 2008, it has incurred six consecutive quarterly losses since then, which have pressured its capital ratios.  In response to these losses, continuing economic stress in Michigan, and elevated levels of non-performing assets, and in conjunction with discussions with the Federal Reserve Bank ("FRB"), as the bank's primary federal regulator, and the Michigan Office of Financial and Insurance Regulation (the "Michigan OFIR"), as the bank's state regulator, the Board of Directors of the Bank adopted resolutions that require the following:

•         The adoption by the bank of a capital restoration plan designed to achieve a minimum ratio of Tier 1 capital to average assets of 8% and a minimum ratio of total risk based capital to risk weighted assets of 11% by April 30, 2010, and a regular periodic review and evaluation of such capital plan by the Board of the bank thereafter;

•         The enhancement of the bank's documentation of the rationale for discounts applied to collateral valuations on impaired loans and improved support for the identification, tracking, and reporting of loans classified as troubled debt restructurings;

•         The adoption of certain changes and enhancements to our liquidity monitoring and contingency planning and our interest rate risk management practices;

•         Additional reporting to the Board regarding initiatives and plans pursued by management to improve the bank's risk management practices;

•         Prior approval of the FRB and the Michigan OFIR for any dividends or distributions to be paid by the bank to IBC; and

•         Notice to the FRB and the Michigan OFIR of any rescission of or material modification to any of these resolutions.

In addition to these resolutions adopted for our bank, the Board of Directors of IBC (which is comprised of the same members as the bank's Board) adopted resolutions in December of 2009 that impose the following restrictions:

•         We will not pay dividends on our outstanding common stock or the outstanding preferred stock held by the Treasury and we will not pay distributions on our outstanding trust preferred securities without, in each case, the prior written approval of the FRB and the Michigan OFIR;

•         We will not incur or guarantee any additional indebtedness without the prior approval of the FRB;

•         We will not repurchase or redeem any of our common stock without the prior approval of the FRB; and

•         We will not rescind or materially modify any of these limitations without notice to the FRB and the Michigan OFIR.

The substance of all of the resolutions described above was developed in conjunction with discussions held with the FRB and the Michigan OFIR in response to the FRB's most recent examination report of Independent Bank, which was completed in October of 2009.  Based on those discussions, we acted proactively to adopt the resolutions described above to address those areas of the bank's condition and operations that were highlighted in the exam report and that we believe most require our focus at this time.  It is very possible that if we had not adopted these resolutions, the FRB and the Michigan OFIR may have imposed similar requirements on us through a memorandum of understanding or similar undertaking.  We are not currently subject to any such regulatory agreement or enforcement action.  However, we believe that if we are unable to substantially comply with the resolutions set forth above and if our financial condition and performance do not otherwise materially improve, we may face additional regulatory scrutiny and restrictions in the form of a memorandum of understanding or similar undertaking imposed by the regulators.

Subsequent to the adoption of the resolutions described above, the bank adopted the capital restoration plan required by the resolutions.  This Capital Plan is described in more detail below.  Other than fully implementing such Capital Plan and achieving the minimum capital ratios set forth in the resolutions, we believe we have already taken appropriate actions to fully comply with these Board resolutions.

Special Shareholder Meeting

On or about December 18, 2009, we mailed to the holders of our common stock a proxy statement relating to a special meeting of our shareholders to be held on January 29, 2010.  The purpose of this special shareholder meeting is to ask our shareholders to vote upon the following proposals:

•         We have asked our shareholders to approve an amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 60 million to 500 million.  We are asking for additional authorized shares of common stock in order to pursue the initiatives set forth in our capital plan (described below), including the exchange offers described in this prospectus.

•         We have asked our shareholders to approve the issuance of our common stock in exchange for certain of the trust preferred securities described in this prospectus and in exchange for the shares of our preferred stock held by the Treasury, in accordance with Nasdaq Marketplace Rule 5635.  This rule requires shareholder approval for issuance of shares of our common stock under certain circumstances where the number of shares of common stock to be issued or sold equals 20% or more of the number of outstanding shares of common stock or 20% or more of the voting power of our capital stock outstanding before the issuance, other than in a transaction involving a public offering.  We determined that our offers to exchange shares of our common stock for the trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Trust Guaranty I (as described in this prospectus) and for the shares of our preferred stock held by the Treasury required shareholder approval under this rule.  (We determined that our offer to exchange shares of our common stock for the trust preferred securities issued by IBC Capital Finance II (Nasdaq: IBCPO) did not require shareholder approval under this rule because such offer is deemed to be a public offering and therefore exempt from the rule's shareholder approval requirement.)

•         We have asked our shareholders to approve an  underwater option exchange program pursuant to which we will offer our current employees who hold eligible options (excluding our "named executive officers" listed on page 111 below and excluding our directors)  to surrender such options in a value-for-value exchange for new options to purchase our common stock.  Eligible options are outstanding stock options held by our employees who remain employed through the date the new options are granted and which options do not expire within 12 months  from the date the new options are granted and have an exercise price greater than $10.  We have proposed to implement this option exchange program to motivate and retain key employees and to reinforce the alignment of our employees' interests with those of our shareholders.

In order for the proposal to amend our Articles of Incorporation to increase the number of shares of our authorized stock to be approved, we must receive the approval of holders of at least a majority of our common stock entitled to vote at the special meeting.  In order for the other two proposals to be approved, we must receive the approval of holders of at least a majority of our common stock represented in person or by proxy at the special meeting. We have engaged The Altman Group, a nationally-recognized proxy solicitation firm, to assist us in soliciting proxies for these proposals.

We do not currently intend to commence the exchange offers described in this prospectus unless our shareholders approve the proposals described in the first two bullet points above.

Proposed Exchange Offer with the U.S. Treasury

In December of 2009, we made a proposal to the Treasury to exchange all of the shares of the Series A Fixed Rate Cumulative Perpetual Preferred Stock purchased by the Treasury in December of 2008 pursuant to the Troubled Asset Relief Program (TARP) for shares of our common stock with a value (based on market prices at the time of the exchange) equal to 75% of the aggregate liquidation value of the preferred stock surrendered in the exchange.   The aggregate liquidation value of the preferred stock held by the Treasury is $72 million.  As a result, if accepted by the Treasury, our proposal would result in us issuing the Treasury shares of our common stock with a value of $54 million.  If the Treasury accepts this proposal and if the exchange is completed prior to our completion of the exchange offers described in this prospectus, it would mean the Treasury would own over 68% of our outstanding common stock (based on our closing stock price of $1.03 on January 25, 2010).  Additional information regarding the possible number of shares to be issued to the Treasury in connection with this proposal is shown in the tables under "Capitalization" beginning on page 38 above.

We continue to hold discussions with the Treasury regarding our proposal and continue to provide the Treasury with additional information for them to evaluate our proposal.  However, we do not know at this time whether the Treasury will accept our proposal, whether the Treasury will make a counterproposal, or, if the Treasury agrees to any form of an exchange, what conditions it might impose on its participation.  We also do not know the timing of when the Treasury will make its decision or whether, if the Treasury agrees to participate in an exchange, what the timing of that exchange may be.  It is possible we will not know the Treasury's decision prior to the Expiration Date for the exchange offers described in this prospectus, and our completion of these exchange offers is not conditioned on completing any exchange with the Treasury or even knowing whether the Treasury will agree to participate in any such exchange.  See "The Exchange Offer" beginning on page 119 below for more information.

Suspension of Quarterly Dividends and Distributions

We have recently taken certain actions to improve our regulatory capital ratios and preserve capital and liquidity.  Beginning in December of 2009, we eliminated the $0.01 per share quarterly cash dividend on our common stock.  In addition, we suspended payment of quarterly dividends on our preferred stock held by the Treasury.  The cash dividends payable to the Treasury amount to $3.6 million per year until December of 2013, at which time they will increase to $6.5 million per year.  Also beginning in December of 2009, we exercised our right to defer all quarterly interest payments on the subordinated debentures we issued to our trust subsidiaries.  As a result, all quarterly dividends on the related trust preferred securities (which are the trust preferred securities solicited for exchange in the exchange offers described in this prospectus) were also deferred.  Based on current dividend rates, the cash dividends on all outstanding trust preferred securities amount to approximately $5.4 million per year.  These actions will preserve cash at IBC as we do not expect Independent Bank, our bank subsidiary, to be able to pay any cash dividends in the near term.  Dividends from Independent Bank are restricted by federal and state law and are further restricted by the Board resolutions adopted in December and described above.  For additional information on restrictions on the ability of Independent Bank and IBC to pay dividends and similar distributions, please see "Dividend Policy" on page 130 below.

We do not have any current plans to resume dividend payments on our outstanding trust preferred securities or the outstanding shares of our preferred stock.  We do not know if or when any such payments will resume.

Capital Plan

In January of 2010, we adopted a Capital Restoration Plan (the "Capital Plan"), as required by the Board resolutions adopted in December of 2009 and described above, and submitted such Capital Plan to the FRB and the Michigan OFIR

The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios required by the Board resolutions adopted in December of 2009.  As of September 30, 2009, our bank continued to be meet the requirements to be considered "well-capitalized" under federal regulatory standards.  However, the minimum capital ratios established by our Board are higher than the ratios required in order to be considered "well-capitalized" under federal standards.  The Board imposed these higher ratios in order to ensure we have sufficient capital to withstand potential continuing losses based on our elevated level of non-performing assets and given the other risks and uncertainties we face, as described in this prospectus.  Set forth below are the actual capital ratios of our subsidiary bank as of September 30, 2009, the minimum capital ratios imposed by the Board resolutions, and the minimum ratios necessary to be considered "well-capitalized" under federal regulatory standards:

	Independent Bank - Actual as of 9/30/09	Minimum Ratios Established by Our Board	Required to be Well-Capitalized
Total Capital to Risk-Weighted Assets	10.68%	11.0%	10.0%
Tier 1 Capital to Average Total Assets	7.32%	8.0%	5.0%

The Capital Plan sets forth an objective of achieving these minimum capital ratios as soon as practicable, but no later than April 30, 2010, and maintaining such capital ratios though at least the end of 2012.

The Capital Plan includes projections prepared by the Bank's management that reflect forecasted financial data through 2012.  Those projections anticipate a need of a minimum of $60 million of additional capital in order for us to achieve the minimum ratios established by our Board.  The projections take into account the various risks and uncertainties we face, as described in this prospectus.  However, because the projections are based on assumptions regarding these risks and uncertainties, which assumptions may not prove to be true, the Capital Plan contains a target of $100 million to $125 million of additional capital to be raised by IBC.

The Capital Plan sets forth certain initiatives to be pursued in order to raise additional capital and meet the objectives of the Capital Plan.  Based on discussions with the investment bankers we have retained to assist us in raising capital, our Capital Plan concludes that our best option for raising additional capital is through the sale of additional shares of our common stock in a public offering.  We anticipate that all or substantially all of the proceeds of such an offering would be contributed to the capital of our subsidiary bank.

In anticipation of the capital raising initiatives described in the Capital Plan, we engaged an independent third party to perform a due diligence review (a "stress test") on our commercial loan portfolio and a separate independent third party to perform a similar review of our retail loan portfolio.  These independent stress tests were concluded in January of 2010.  Each analysis included different scenarios based on expectations of future economic conditions.  We engaged these independent reviews in order to ensure that the similar analyses we had performed internally in 2009, on which we based our projections for future expected loan losses and our need for additional capital, were reasonable and did not materially understate our projected loan losses.  Based  on the conclusions of these third party reviews, we determined that we did not need to modify our projections used for purposes of the Capital Plan.  Even though we have had independent third party review of these loan portfolios, we cannot be sure that our allowance for loan losses and the additional provisions we anticipate taking to increase such allowance will be sufficient to absorb all loan losses.

In addition to contemplating a public offering of our common stock for cash, the Capital Plan contemplates two other primary capital raising initiatives: (1) an offer to exchange shares of our common stock for any or all of our outstanding trust preferred securities (as described in this prospectus), and (2) an offer to exchange shares of our common stock for any or all of the shares of our preferred stock held by the Treasury (as described above).  These two initiatives are designed to do the following:

•         improve our holding company's ratio of tangible common equity (TCE) to tangible assets;

•         reduce required annual interest and dividend payments by reducing the aggregate principal amount of outstanding trust preferred securities and outstanding shares of preferred stock; and

•         improve our ability to successfully raise additional capital through a public offering of our common stock.

See "The Exchange Offers" beginning on page 119 below for more information regarding the purpose of these initiatives and the importance of the exchange offers described in this prospectus to our successful implementation of the Capital Plan.

Our Capital Plan also outlines various contingency plans in case we do not succeed in raising all additional capital needed.  These contingency plans include a possible further reduction in our assets (such as through a sale of branches, loans, and/or other operating divisions or subsidiaries), more significant expense reductions than those that have already been implemented and those that are currently being considered, and a sale of Independent Bank.  Because of current market conditions and based on discussions with our investment bankers and informal discussions we have held in the past with potential buyers for certain of our assets, we believe we are more likely to meet the minimum capital ratios set forth in the Capital Plan through raising new equity capital than we are through pursuing any of these contingency plans.   However, the contingency plans were considered and included within the Capital Plan in recognition of the possibility that market conditions for these transactions may improve and that such transactions may be necessary or required by our regulators if we are unable to raise sufficient equity capital through the capital raising initiatives described above.

The Capital Plan concludes with a recognition that our strategy and focus for the near term will be to improve our asset quality and pursue the capital raising initiatives described above in order to strengthen our capital position.

Developments at Mepco Finance Corporation

Mepco Finance Corporation ("Mepco") is a subsidiary of Independent Bank that purchases payment plans, on a full recourse basis, from companies (which we refer to as Mepco's "counterparties") that provide vehicle service contracts and similar products to consumers.  The payment plans purchased by Mepco are reflected as finance receivables on our consolidated balance sheet.  Over 40% of the payment plans currently held by Mepco were purchased from a single counterparty.  Recently, this counterparty has experienced decreased sales (and eventually stopped all new sales efforts in December of 2009) and significantly increased levels of customer cancellations.  In addition, this counterparty is subject to a multi-state attorney general investigation and multiple civil lawsuits (including class action lawsuits) regarding certain of its business practices.  These events have increased costs for the counterparty, putting further pressure on its cash flow and profitability.  In December of 2009, we were advised that this counterparty plans to wind down its business operations and is contemplating a bankruptcy filing in the near future.

Mepco is actively working to reduce its credit exposure to this counterparty. The amount of payment plans (finance receivables) purchased from this counterparty and outstanding at December 31, 2009 totaled approximately $206.1 million.  In addition, as of December 31, 2009, this counterparty owes Mepco $16.2 million for previously cancelled payment plans.  The wind down of operations by this counterparty is likely to lead to substantial potential losses as this entity will not be in a position to honor its recourse obligations on payment plans that Mepco has purchased which are cancelled prior to payment in full.  In that event, Mepco will seek to recover amounts owed by the counterparty from various co-obligors and guarantors and through the liquidation of certain collateral held by Mepco (that had an estimated value of approximately $17.7 million at December 31, 2009).  However, we are not certain as to the amount of any such recoveries.  In the third quarter of 2009, Mepco recorded a $6.0 million expense (as part of vehicle service contract counterparty contingencies that is included in non-interest expense) to establish a reserve for losses related to this counterparty.  We expect to record an additional expense of approximately $12.4 million related to this counterparty in the fourth quarter of 2009.

In addition to any losses associated with the wind down of this counterparty's business, such wind down will represent a significant reduction in the size of Mepco's business.  Even with the counterparty losses experienced by Mepco in 2009 (including those related to this counterparty, as described above), Mepco remained profitable in 2009 with net income of approximately $5 million.  The projections included within our Capital Plan described above contemplate that the amount of total payment plans (finance receivables) held by Mepco will decline by approximately $172 million in 2010 and by an additional $35 million in 2011 due to the loss of business from this counterparty as well as our desire to reduce finance receivables as a percentage of total assets.  We expect the reduction in the size of Mepco's business to negatively affect our profitability in the near term.

Interim Financial Data

The following is summary financial data as of and for the two- and eleven-months ended November 30, 2009. The financial results for these interim periods are not necessarily indicative of the results to be expected for the full year.  Further, this interim financial data does not reflect many of the financial processes and evaluations that take place when compiling and reporting our financial results on a quarterly basis.  For example:

•         The provision for loan losses for the two months ended November 30, 2009 reflects a budgeted amount rather than the amount that would be recorded as a result of our in depth analysis of the allowance for loan losses that is completed at quarter end;

•         The assessment for other than temporary impairment on investment securities is only completed at quarter end;

•         A valuation of capitalized mortgage servicing rights is only completed at quarter end;

•         As discussed in "Recent Developments" above, we expect to record a substantial loss for vehicle service contract contingencies at Mepco in December 2009; and

•         An analysis of potential impairment of goodwill is only completed at quarter end.  At November 30, 2009, we had $16.7 million of goodwill, all contained within our Mepco reporting unit.  Because of significant adverse developments in Mepco's business, as discussed in "Recent Developments" above, there is a likelihood that we will determine this goodwill to be impaired at year end, resulting in a write off of all or a substantial portion of the goodwill.

Release of Final 2009 Results

We currently anticipate reporting our financial results for the full 2009 fiscal year at the end of February, in conjunction with the expected completion of the year-end audit by our independent auditors.  We currently do not intend to commence the exchange offers described in this prospectus until such audited financial results have been released.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

	November 30,	December 31,
	2009	2008
	(unaudited)
Assets	(in thousands)
Cash and due from banks	$270,474	$57,705
Trading securities	42	1,929
Securities available for sale	171,251	215,412
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	27,854	28,063
Loans held for sale, carried at fair value	34,582	27,603
Loans
Commercial	849,561	976,391
Mortgage	757,272	839,496
Installment	308,076	356,806
Finance receivables	421,721	286,836
Total Loans	2,336,630	2,459,529
Allowance for loan losses	(81,932)	(57,900)
Net Loans	2,254,698	2,401,629
Other real estate and repossessed assets	31,998	19,998
Property and equipment, net	73,033	73,318
Bank owned life insurance	46,335	44,896
Goodwill	16,734	16,734
Other intangibles	10,496	12,190
Capitalized mortgage loan servicing rights	14,302	11,966
Accrued income and other assets	38,889	44,802
Total Assets	$2,990,688	$2,956,245
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$337,421	$308,041
Savings and NOW	1,015,105	907,187
Retail time	553,147	668,968
Brokered time	620,147	182,283
Total Deposits	2,525,820	2,066,479
Federal funds purchased		750
Other borrowings	156,747	541,986
Subordinated debentures	92,888	92,888
Financed premiums payable	28,220	26,636
Accrued expenses and other liabilities	38,215	32,629
Total Liabilities	2,841,890	2,761,368
Shareholders' Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share—200,000 shares authorized; 72,000 shares issued and
Outstanding at September 30, 2009 and December 31, 2008	69,099	68,456
Common stock, $1.00 par value—60,000,000 shares authorized;
issued and outstanding: 24,029,125 shares at September 30, 2009
and 23,013,980 shares at December 31, 2008	23,838	22,791
Capital surplus	201,471	200,687
Accumulated deficit	(129,740)	(73,849)
Accumulated other comprehensive loss	(15,870)	(23,208)
Total Shareholders' Equity	148,798	194,877
Total Liabilities and Shareholders' Equity	$2,990,688	$2,956,245

Condensed Consolidated Statements of Operations

	Two Months Ended		Eleven Months Ended
	November 30,		November 30,
	2009	2008	2009	2008
	(unaudited)
	(in thousands)

Interest Income
Interest and fees on loans	$28,630	$30,646	$163,545	$171,949
Interest on securities
Taxable	1,005	1,313	5,918	7,871
Tax-exempt	526	828	3,450	6,826
Other investments	122	232	984	1,417
Total Interest Income	30,283	33,019	173,897	188,063
Interest Expense
Deposits	5,857	6,610	32,325	43,590
Other borrowings	2,159	3,990	14,180	24,501
Total Interest Expense	8,016	10,600	46,505	68,091
Net Interest Income	22,267	22,419	127,392	119,972
Provision for loan losses	15,437	9,227	93,353	52,683
Net Interest Income After Provision for Loan Losses	6,830	13,192	34,039	67,289
Non-interest Income
Service charges on deposit accounts	3,819	3,894	22,031	22,121
Net gains (losses) on assets
Mortgage loans	1,151	664	9,951	4,641
Securities	28	(1,003)	3,798	(9,040)
VISA check card interchange income	985	891	5,380	5,225
Mortgage loan servicing	210	463	1,221	2,008
Title insurance fees	266	179	2,128	1,287
Other income	1,253	1,651	8,573	9,574
Total Non-interest Income	7,712	6,739	53,082	35,816
Non-interest Expense
Compensation and employee benefits	9,094	9,236	48,822	51,251
Vehicle service contract counterparty contingencies	1,965		13,693
Loan and collection	2,021	1,767	12,914	7,662
Occupancy, net	1,844	1,747	10,054	10,545
Loss on other real estate and repossessed assets	35	33	6,793	2,124
Data processing	1,428	1,310	7,680	6,507
Deposit insurance	1,096	316	6,766	1,842
Furniture, fixtures and equipment	1,216	1,157	6,640	6,461
Credit card and bank service fees	1,183	853	6,037	4,346
Advertising	802	982	5,000	4,825
Other expenses	2,899	2,932	15,589	16,868
Total Non-interest Expense	23,583	20,333	139,988	112,431
Loss Before Income Tax	(9,041)	(402)	(52,867)	(9,326)
Income tax (benefit)	113	(461)	(1,641)	(7,746)
Net Income (Loss)	(9,154)	59	(51,226)	(1,580)
Preferred dividends	718		3,943
Net Income (Loss) Applicable to Common Stock	$(9,872)	$59	$(55,169)	$(1,580)
Net Loss Per Common Share
Basic	$(.41)	.00	$(2.32)	$(.07)
Diluted	$(.41)	.00	$(2.32)	$(.07)
Dividends Per Common Share
Declared	$--	$.01	$.03	$.14
Paid	.01	.01	.04	.34

RESULTS OF OPERATIONS

                This section contains discussions of the results of our consolidated operations for (1) the three- and nine-month periods ended September 30, 2009, as compared to the comparable periods in 2008, and (2) fiscal year 2008, as compared to fiscal years 2007 and 2006.

Three and Nine Months Ended September 30, 2009 Compared to Three and Nine Months Ended September 30, 2008

Summary

We incurred a net loss of $18.3 million and a net loss applicable to common stock of $19.4 million during the three months ended September 30, 2009, compared to a net loss of $5.3 million during the comparable period in 2008. The 2009 loss is primarily due to increases in the provision for loan losses and non-interest expenses.  These changes were partially offset by increases in net interest income and non-interest income.

We incurred a net loss of $42.1 million and a net loss applicable to common stock of $45.3 million during the nine months ended September 30, 2009, compared to a net loss of $1.6 million during the comparable period in 2008.  The reasons for the changes in the year-to-date comparative periods are generally commensurate with the quarterly comparative periods.

                                Key performance ratios

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Net loss (annualized) to(1)
Average assets	(2.59)%	(0.66)%	(2.03)%	(0.07)%
Average equity	(73.46)	(8.97)	(53.32)	(0.91)

Net loss per common share(1)
Basic	$(0.81)	$(0.23)	$(1.90)	$(0.07)
Diluted	(0.81)	(0.23)	(1.90)	(0.07)

(1)   For the three- and nine-month periods ended September 30, 2009 these amounts are calculated using net loss applicable to common stock.

Net Interest Income

Net interest income is the most important source of our earnings and thus is critical in evaluating our results of operations. Changes in our tax equivalent net interest income are primarily influenced by our level of interest-earning assets and the income or yield that we earn on those assets and the manner and cost of funding our interest-earning assets. Certain macro-economic factors can also influence our net interest income such as the level and direction of interest rates, the difference between short-term and long-term interest rates (the steepness of the yield curve) and the general strength of the economies in which we are doing business. Finally, risk management plays an important role in our level of net interest income. The ineffective management of credit risk and interest-rate risk in particular can adversely impact our net interest income.

Tax equivalent net interest income increased by 2.2% to $35.8 million and by 5.5% to $106.9 million, respectively, during the three- and nine-month periods in 2009 compared to 2008. These increases reflect a rise in our tax equivalent net interest income as a percent of average interest-earning assets ("Net Yield") that was partially offset by a decrease in average interest-earning assets.

We review yields on certain asset categories and our net interest margin on a fully taxable equivalent basis.  This presentation is not in accordance with generally accepted accounting principles ("GAAP") but is customary in the banking industry.  In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis.  This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources.  The adjustments to determine tax equivalent net interest income were $0.5 million and $1.1 million for the third quarters of 2009 and 2008, respectively, and were $1.8 million and $3.8 million for the first nine months of 2009 and 2008, respectively. These adjustments were computed using a 35% tax rate.

Average interest-earning assets totaled $2.761 billion and $2.765 billion during the three- and nine-month periods in 2009, respectively.  The decreases in average interest-earning assets since 2008 are due primarily to declines in both loans and securities.

Our Net Yield increased by 39 basis points to 5.15% during the third quarter of 2009 and also by 59 basis points to 5.17% during the first nine months of 2009 as compared to the like periods in 2008.  The tax equivalent yield on average interest-earning assets declined, which primarily reflects low short-term interest rates that have resulted in variable rate loans and securities re-pricing and new loans being originated at generally lower rates as well as an increase in non-accrual loans.  The decline in the tax equivalent yield on average interest-earning assets that otherwise would have been expected due to low short-term interest rates was partially offset by a change in loan mix (higher yielding finance receivables making up a greater percentage of loans) and the existence of floors on some variable rate commercial loans. The decrease in the tax equivalent yield on average interest-earning assets was more than offset by a decline in our interest expense as a percentage of average interest-earning assets (the "cost of funds"). The decrease in our cost of funds also reflects low short-term interest rates that have resulted in decreased rates on certain short-term and variable rate borrowings and on deposits.

Our tax equivalent net interest income is also adversely impacted by our level of non-accrual loans.  In the third quarter and first nine months of 2009 non-accrual loans averaged $119.5 million and $122.8 million, respectively compared to $115.4 million and $101.0 million, respectively for the same periods in 2008.  In addition, in the third quarter and first nine months of 2009 we reversed $0.4 million and $2.0 million, respectively, of accrued and unpaid interest on loans placed on non-accrual during each period compared to $0.3 million and $1.8 million, respectively during the same periods in 2008.

Average Balances and Tax Equivalent Rates

	Three Months Ended
	September 30,
	2009			2008
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets (1)	(dollars in thousands)
Taxable loans	$2,464,183	$45,190	7.29%	$2,584,151	$46,294	7.14%
Tax-exempt loans (2)	7,931	153	7.65	11,953	205	6.82
Taxable securities	110,929	1,475	5.28	142,483	2,078	5.80
Tax-exempt securities (2)	81,099	1,285	6.29	145,911	2,630	7.17
Cash – interest bearing	68,373	29	0.17
Other investments	28,087	270	3.81	45,362	466	4.09
Interest Earning Assets	2,760,602	48,402	6.97	2,929,860	51,673	7.02
Cash and due from banks	57,133			56,922
Other assets, net	157,309			224,626
Total Assets	$2,975,044			$3,211,408

Liabilities
Savings and NOW	$1,009,110	1,403	0.55	$966,415	2,262	0.93
Time deposits	1,096,644	7,706	2.79	814,434	7,315	3.57
Other borrowings	287,025	3,537	4.89	790,353	7,099	3.57
Interest Bearing Liabilities	2,392,779	12,646	2.10	2,571,202	16,676	2.58
Demand deposits	326,246			314,116
Other liabilities	82,432			89,951
Shareholders' equity	173,587			236,139
Total liabilities and shareholders' equity	$2,975,044			$3,211,408

Tax Equivalent Net Interest Income		$35,756			$34,997

Tax Equivalent Net Interest Income
as a Percent of Earning Assets			5.15%			4.76%

(1)     All domestic, except for $3.9 million of finance receivables included in taxable loans from customers domiciled in Canada

(2)     Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%

Average Balances and Tax Equivalent Rates

	Nine Months Ended
	September 30,
	2009			2008
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets (1)	(dollars in thousands)
Taxable loans	$2,490,900	$134,647	7.22%	$2,575,809	$140,925	7.30%
Tax-exempt loans (2)	8,442	412	6.53	10,969	582	7.09
Taxable securities	114,608	4,913	5.73	152,812	6,558	5.73
Tax-exempt securities (2)	90,843	4,571	6.73	179,914	9,562	7.10
Cash – interest bearing	31,467	40	0.17
Other investments	28,454	822	3.86	32,553	1,185	4.86
Interest Earning Assets	2,764,714	145,405	7.03	2,952,057	158,812	7.18
Cash and due from banks	55,871			53,354
Other assets, net	158,753			226,367
Total Assets	$2,979,338			$3,231,778

Liabilities
Savings and NOW	$976,571	4,477	0.61	$985,938	8,281	1.12
Time deposits	977,943	21,991	3.01	928,304	28,699	4.13
Long-term debt				330	12	4.86
Other borrowings	443,895	12,021	3.62	689,296	20,499	3.97
Interest Bearing Liabilities	2,398,409	38,489	2.15	2,603,868	57,491	2.95
Demand deposits	318,633			300,411
Other liabilities	80,010			87,530
Shareholders' equity	182,286			239,969
Total liabilities and shareholders' equity	$2,979,338			$3,231,778

Tax Equivalent Net Interest Income		$106,916			$101,321

Tax Equivalent Net Interest Income
as a Percent of Earning Assets			5.17%			4.58%

(1)   All domestic, except for $6.2 million of finance receivables included in taxable loans from customers domiciled in Canada

(2)   Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%

Provision for Loan Losses

The provision for loan losses was $22.3 million and $19.8 million during the three months ended September 30, 2009 and 2008, respectively. During the nine-month periods ended September 30, 2009 and 2008, the provision was $77.9 million and $43.5 million, respectively. The provisions reflect our assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.  The elevated level of the provision for loan losses in all periods reflects higher levels of non-performing loans and loan net charge-offs.  (See "Portfolio Loans and Asset Quality.")

Non-Interest Income

Non-interest income is a significant element in assessing our results of operations.  On a long-term basis we are attempting to grow non-interest income in order to diversify our revenues within the financial services industry.  We regard net gains on mortgage loan sales as a core recurring source of revenue but they are quite cyclical and volatile.  We regard net gains (losses) on securities as a "non-operating" component of non-interest income.

Non-interest income totaled $12.8 million during the three months ended September 30, 2009, a $7.3 million increase from the comparable period in 2008.  This increase was primarily due to increases in gains on mortgage loans and securities.  For the first nine months of 2009 non-interest income totaled $45.4 million, a $16.3 million increase from the comparable period in 2008.  The components of the year to date changes are generally commensurate with the quarterly changes.

                                Non-Interest Income

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(in thousands)
Service charges on deposit accounts	$6,384	$6,416	$18,212	$18,227
Net gains (losses) on assets
Mortgage loans	2,257	969	8,800	3,977
Securities	121	(6,711)	3,770	(8,037)
VISA check card interchange income	1,480	1,468	4,395	4,334
Mortgage loan servicing	(496)	340	1,011	1,545
Mutual fund and annuity commissions	498	680	1,490	1,748
Bank owned life insurance	387	506	1,143	1,468
Title insurance fees	521	307	1,862	1,108
Other	1,629	1,473	4,687	4,707
Total non-interest income	$12,781	$5,448	$45,370	$29,077

Service charges on deposit accounts were nearly unchanged during the three- and nine-month periods ended September 30, 2009, respectively, from the comparable periods in 2008.   There have recently been bills introduced in Congress that may, among other things: require a written opt-in for banks to enroll customers in overdraft protection programs; limit the number of overdraft fees per customer on both a monthly and annual basis; require fees to be proportional to the cost of processing overdrafts; mandate that customers be warned if an ATM transaction would overdraw their account; and require transactions to be posted "in such a manner that the consumer does not incur avoidable overdraft coverage fees."  Although we have not done a detailed analysis of the potential impact of this proposed legislation on our level of overdraft fees, in general, we believe that such legislation as proposed, would have an adverse impact on our present level of service charges on deposits accounts.

Net gains on the sale of mortgage loans increased significantly on both a quarterly and a year to date basis. The increase in gains relates primarily to a sharp increase in mortgage loan origination volume and loan sales.  This was due to a substantial rise in refinancing activity resulting from generally lower mortgage loan interest rates particularly during mid-2009.  Mortgage loan refinancing activity moderated during the third quarter, and as a result, we would presently expect a lower level of gains on the sale of mortgage loans in the last quarter of 2009.

Mortgage Loan Activity

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(in thousands)
Mortgage loans originated	$110,229	$74,506	$461,764	$304,064
Mortgage loans sold	144,518	52,837	445,327	217,524
Mortgage loans sold with servicing rights released	20,676	16,760	35,279	36,302
Net gains on the sale of mortgage loans	2,257	969	8,800	3,977
Net gains as a percent of mortgage loans
sold ("Loan Sale Margin")	1.56%	1.83%	1.98%	1.83%
Fair value adjustments included in the Loan
Sale Margin	(0.51)	(0.03)	0.06	0.28

The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we cannot profitably fund within established interest-rate risk parameters. (See "Portfolio Loans and Asset Quality.")  Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates.  As a result, this category of revenue can be quite cyclical and volatile.

Securities net gains totaled $0.1 million during the three months ended September 30, 2009, compared to a net loss of $6.7 million for the comparable period in 2008.  The third quarter 2009 securities net gains were primarily due to the sale of municipal securities, while third quarter 2008 securities net losses included a decline in the fair value of trading securities of $7.7 million and other than temporary impairment charges of $0.1 million on securities available for sale. The decline in the fair value of trading securities related principally to our holdings of preferred stocks. Partially offsetting these losses, we generated $1.1 million of gains in 2008 related to the sale of $48.4 million of municipal securities.

Securities net gains totaled $3.8 million during the first nine months of 2009 compared to securities net losses of $8.0 million during the first nine months of 2008.  The 2009 securities net gains were primarily due to increases in the fair value and gains on the sale of Bank of America preferred stock.  We sold all of this preferred stock in June 2009.  The 2008 securities net losses were primarily due to a $9.7 million decline in the fair value of trading securities (all preferred stocks) and other than temporary impairment charges of $0.1 million on securities available for sale.  Partially offsetting these losses, we generated $1.8 million of gains in the first nine months of 2008 related to the sale of $69.1 million of municipal securities.

VISA check card interchange income increased modestly in 2009 compared to 2008.  These results can primarily be attributed to a rise in the frequency of use of our VISA check card product by our customer base.  We have in place a rewards program for our VISA check card customers to encourage greater use of this product.

Mortgage loan servicing generated a loss of $0.5 million and income of $1.0 million in the third quarter and first nine months of 2009 respectively, compared to income of  $0.3 million and $1.5 million in the corresponding periods of 2008, respectively. These variances are primarily due to changes in the impairment reserve on and the amortization of capitalized mortgage loan servicing rights.  The period end impairment reserve is based on a valuation of our mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity.

Activity related to capitalized mortgage loan servicing rights is as follows:

Capitalized Mortgage Loan Servicing Rights

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(in thousands)
Balance at beginning of period	$14,538	$16,551	$11,966	$15,780
Originated servicing rights capitalized	1,321	403	4,444	2,035
Amortization	(716)	(346)	(3,535)	(1,478)
(Increase)/decrease in impairment reserve	(809)	(348)	1,459	(77)
Balance at end of period	$14,334	$16,260	$14,334	$16,260

Impairment reserve at end of period	$ 3,192	$ 396	$ 3,192	$ 396

At September 30, 2009 we were servicing approximately $1.72 billion in mortgage loans for others on which servicing rights have been capitalized.   This servicing portfolio had a weighted average coupon rate of approximately 5.78% and a weighted average service fee of 25.7 basis points. Remaining capitalized mortgage loan servicing rights at September 30, 2009 totaled $14.3 million and had an estimated fair market value of $15.0 million.

Mutual fund and annuity commissions declined in 2009 compared to 2008 due to lower sales of these products primarily reflecting customer uncertainty about the economy and concerns about the volatility of the equities market.

Income from bank owned life insurance decreased in 2009 compared to 2008 primarily due to a reduced crediting rate reflecting the decline in interest rates, particularly on mortgage-backed securities.

The significant increases in title insurance fees in 2009 compared to 2008 primarily reflect the changes in our mortgage loan origination volumes.

Other non-interest income in the third quarter and first nine months of 2009 includes $0.4 million and $1.0 million, respectively, related to foreign currency transaction gains associated with Canadian dollar denominated finance receivables.  The Canadian dollar appreciated significantly compared to the US dollar during 2009.  Total Canadian dollar denominated finance receivables had declined to $3.1 million at September 30, 2009.  As a result, we would expect future foreign currency transaction gains or losses to be relatively minor.  Other non-interest income for the first nine months of 2008 includes first quarter revenue of $0.4 million from the redemption of 8,551 shares of Visa, Inc. Class B Common Stock as part of the Visa initial public offering.  Overall, other non-interest income for both the quarterly and year-to-date comparative periods was relatively consistent.

Non-Interest Expense

Non-interest expense is an important component of our results of operations. Historically, we primarily focused on revenue growth, and while we strive to efficiently manage our cost structure, our non-interest expenses generally increased from year to year because we expanded our operations through acquisitions and by opening new branches and loan production offices. Because of the current challenging economic environment that we are confronting, our expansion through acquisitions or by opening new branches is unlikely in the near term. Further, management is focused on a number of initiatives to reduce and contain non-interest expenses.

Non-interest expense increased by $14.5 million to $45.2 million and by $24.3 million to $116.4 million during the three- and nine-month periods ended September 30, 2009, respectively, compared to the like periods in 2008.  These changes are primarily due to estimated losses at our Mepco business unit related to vehicle service contract payment plan counterparty risk and increases in loan and collection expenses, losses on other real estate and repossessed assets, and FDIC insurance.

                                Non-Interest Expense

	Three months ended September 30,		Nine months ended, September 30,
	2009	2008	2009	2008
	(in thousands)
Salaries	$ 10,205	$ 10,110	$ 29,689	$29,993
Performance-based compensation and benefits	1,067	1,336	2,143	4,083
Other benefits	2,551	2,577	7,896	7,939
Compensation and employee benefits	13,823	14,023	39,728	42,015
Vehicle service contract counterparty
Contingencies	8,713		11,728
Loan and collection	3,628	2,008	10,893	5,895
Occupancy, net	2,602	2,871	8,210	8,798
Loss on other real estate and repossessed assets	3,558	425	6,758	2,091
Data processing	2,146	1,760	6,252	5,197
Deposit insurance	1,729	275	5,670	1,526
Furniture, fixtures and equipment	1,727	1,662	5,424	5,304
Credit card and bank service fees	1,722	1,273	4,854	3,493
Advertising	1,335	1,575	4,198	3,843
Communications	1,152	968	3,304	3,004
Legal and professional	732	527	2,078	1,408
Amortization of intangible assets	432	760	1,407	2,314
Supplies	439	519	1,365	1,534
Other	1,419	2,010	4,536	5,676
Total non-interest expense	$45,157	$30,656	$116,405	$92,098

The decreases in compensation and employee benefits in 2009 compared to 2008 are primarily due to the elimination of any accruals for bonuses and the elimination of any contribution to the employee stock ownership plan.  In addition, the deferral (as direct loan origination costs) of compensation and benefits has increased in 2009 as a result of the rise in mortgage loan origination activity.  These compensation cost reductions were partially offset by additional staff added during 2009 to manage non-performing assets and loan collections.

Our 2003 acquisition of Mepco added the financing of insurance premiums for businesses and the acquisition and administration of payment plans to our business activities. In January 2007 we sold Mepco's insurance premium finance business.  Mepco conducts its payment plan business activities across the United States and also entered Canada in early 2009.  The payment plans (which are classified as finance receivables in our Consolidated Statements of Financial Condition) permit a consumer to purchase a vehicle service contract or product warranty by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts or product warranties (one of the "counterparties").  Mepco purchases these payment plans from these counterparties on a recourse basis. Mepco generally does not evaluate the creditworthiness of the individual customer but instead primarily relies on the payment plan collateral (the unearned vehicle service contract and unearned sales commission) in the event of default.  When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is recouped by Mepco from the counterparties that sold the vehicle service contract or product warranty and provided the coverage.  As a result, we have established and monitor counterparty concentration limits in order to manage our collateral exposure.  The counterparty concentration limits are primarily based on the AM Best rating and statutory surplus level for an insurance company and on other factors, including funding holdbacks and distribution of concentrations, for administrators and sellers/dealers.  The sudden failure of one of Mepco's major counterparties (an insurance company, administrator, or seller/dealer) could expose us to significant losses.

Payment defaults and voluntary cancellations have increased significantly during 2009, reflecting both weak economic conditions and adverse publicity impacting the vehicle service contract industry.  When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, we recognize estimated losses.  Mepco vigorously pursues collection (including commencing legal action) of funds due to it under its various contracts with counterparties.   During September 2009, we identified a counterparty that is experiencing particularly severe financial difficulties and have accrued for estimated potential losses related to that relationship.  This particular counterparty generates over 40% of Mepco's total payment plan business.  Third quarter and year-to-date 2009 non-interest expenses include an $8.7 million and $11.7 million, respectively, charge related to estimated losses for vehicle service contract counterparty contingencies.  These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself.  The total reserves for potential losses due to vehicle service payment plan counterparty defaults totaled $7.2 million at September 30, 2009 (which includes $6.0 million for the single specific counterparty described above).  The reserves for potential losses are determined by estimating payment plan cancellation rates, the amount of collateral being held by Mepco to offset potential defaults, the probability of the counterparty defaulting and any amounts that might be collected from other parties (for example - guarantors).  See "Recent Developments" above for more information.

Several marketers and sellers of the vehicle service contracts, including companies from which Mepco has purchased payment plans, have been sued or are under investigation for alleged violations of telemarketing laws and other consumer protection laws.  The actions have been brought primarily by state attorneys general and the Federal Trade Commission (FTC) but there have also been class action and other private lawsuits filed.  In some cases, the companies have been placed into receivership or have discontinued business.  In addition, the allegations, particularly those relating to blatantly abusive telemarketing practices by a relatively small number of marketers, have resulted in a significant amount of negative publicity that has affected or may in the future affect sales throughout the industry.  It is possible these events could also cause federal or state lawmakers to enact legislation to further regulate the industry.  These events could have an adverse impact on Mepco in several ways.  First, we will face increased risk with respect to certain counterparties defaulting in their contractual obligations to Mepco which could result in additional charges for losses if these counterparties go out of business.  In addition, if any federal or state investigation is expanded to include finance companies such as Mepco, Mepco will face additional legal and other expenses in connection with any such investigation.  An increased level of private actions in which Mepco is named as a defendant will also cause Mepco to incur additional legal expenses as well as potential liability.  Finally, Mepco has incurred and will likely continue to incur additional legal and other expenses in general in dealing with these industry problems.  Mepco has no role in the sale or marketing of vehicle service contracts or product warranties or in the administration or payment of claims.

The increases in loan and collection costs and losses on other real estate and repossessed assets resulted principally from the elevated level of non-performing assets and lower residential housing prices. (See "Portfolio Loans and Asset Quality.")

Occupancy costs have declined in 2009 compared to the year-ago periods due primarily to the closure of some loan production offices during the last half of 2008.

Data processing expenses increased in 2009 primarily related to consulting fees paid to our core data processing services provider related to a revenue enhancement and cost efficiency project.

Deposit insurance expense increased in 2009 compared to the year-ago periods reflecting higher rates and an industry-wide special assessment of $1.4 million in the second quarter of 2009.  This special assessment was equal to 5 basis points on total assets less Tier 1 capital.

As a Federal Deposit Insurance Corporation ("FDIC") insured institution, we are required to pay deposit insurance premium assessments to the FDIC.  Under the FDIC's risk-based assessment system for deposit insurance premiums, all insured depository institutions are placed into one of four categories and assessed insurance premiums based primarily on their level of capital and supervisory evaluations.  Insurance assessments ranged from 0.12% to 0.50% of total deposits for the first quarter 2009 assessment.  Effective April 1, 2009, insurance assessments ranged from 0.07% to 0.78%, depending on an institution's risk classification and other factors.

Credit card and bank service fees have increased due primarily to an increase in payment plans/finance receivables being administered by Mepco.

Advertising expense was higher on a year-to-date basis in 2009 compared to 2008 due principally to additional direct mail promotions of our checking account and VISA check card products.  Advertising expense in the third quarter of 2009 declined compared to 2008 due primarily to a reduction of certain media expenditures in order to reduce costs.

Other expenses in the third quarter and first nine months of 2008 include $0.2 million for the settlement of two litigation matters at Mepco and an accrual of $0.3 million for a potential liability at Independent Bank related to the withdrawal of funds from a deposit account in response to a tax levy.  We have initially prevailed in court on the latter matter but the plaintiff can appeal this ruling so we have left the accrual intact at September 30, 2009.

Income Tax Benefit

The income tax benefit was $1.1 million and $5.7 million for the three month periods ending September 30, 2009 and 2008, respectively and $1.8 million and $7.3 million for the nine month periods ending September 30, 2009 and 2008, respectively.  The benefit recognized during the three- and nine-month periods in 2009 was the result of current period adjustments to other comprehensive income ("OCI"), net of state income tax expense and adjustments to the deferred tax asset valuation allowance.

Generally, the calculation for the income tax provision (benefit) does not consider the tax effects of changes in other comprehensive income, which is a component of shareholders' equity on the balance sheet. However, an exception is provided in certain circumstances, such as when there is a pre-tax loss from continuing operations. In such case, pre-tax income from other categories (such as changes in OCI) is included in the calculation of the tax provision for the current year. For the three and nine month periods in 2009, this resulted in an income tax benefit of $1.6 million and $3.1 million, respectively.

Business Segments

Our reportable segments are based upon legal entities.  We currently have two reportable segments:  Independent Bank and Mepco.  These business segments are also differentiated based on the products and services provided.  We evaluate performance based principally on net income of the respective reportable segments.

The following table presents net income (loss) by business segment.

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)
Independent Bank	$(18,089)	$(6,622)	$(47,656)	$(5,227)
Mepco	1,510	2,704	11,090	7,779
Other(1)	(1,711)	(1,393)	(5,722)	(4,145)
Elimination	(24)	(15)	216	(46)
Net loss	$(18,314)	$(5,326)	$(42,072)	$(1,639)

(1)   Includes amounts relating to our parent company and certain insignificant operations.

The increase in the losses recorded by Independent Bank in 2009 compared to 2008 is primarily due to higher provisions for loan losses, loan and collection costs and losses on other real estate.  The elevated credit related costs reflect higher levels of non-performing loans and loan net charge-offs.  (See "Portfolio Loans and Asset Quality.")

Mepco's net income has generally been increasing due to growth in finance receivables and lower short-term interest rates.  However, as described under "Recent Developments" and "Risk Factors" above, we expect a significant reduction in the size of Mepco's business beginning in 2010.  All of Mepco's funding is provided by Independent Bank and is priced principally based on Brokered CD rates.  It is unlikely that Mepco could obtain such favorable funding costs on its own in the open market.  Third quarter and year-to-date 2009 non-interest expenses at Mepco include an $8.7 million and $11.7 million, respectively, charge related to vehicle service contract counterparty contingencies. (See "Non-Interest Expense.")

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007 and December 31, 2006

Summary

We incurred a loss from continuing operations of $91.7 million in 2008 compared to income from continuing operations of $10.0 million in 2007 and $33.8 million in 2006.  The net loss in 2008 also totaled $91.7 million compared to net income of $10.4 million in 2007 and $33.2 million in 2006.  The net loss applicable to common stock was $91.9 million in 2008.  The significant change in 2008 compared to 2007 is due primarily to an increase in the provision for loan losses, losses on securities, an impairment charge on capitalized mortgage loan servicing rights, an impairment charge on goodwill, increases in loan and collection costs and losses on other real estate and repossessed assets, and a charge to income tax expense to establish a valuation allowance on most of our net deferred tax assets.  These adverse changes were partially offset by an increase in net interest income.  The decline in income from continuing operations in 2007 compared to 2006 is primarily due to a decline in net interest income and an increase in the provision for loan losses and increases in several components of non-interest expense.

On December 12, 2008 we issued 72,000 shares of preferred stock and 3,461,538 warrants to purchase our common stock (at a strike price of $3.12 per share) to the Treasury in return for $72.0 million under the TARP Capital Purchase Program (CPP).  (See "Liquidity and Capital Resources.")  As a result, during periods in which this preferred stock remains outstanding, we will also be reporting our net income (loss) applicable to common stock.

On January 15, 2007, Mepco sold substantially all of its assets related to the insurance premium finance business to Premium Financing Specialists, Inc. ("PFS"). Mepco continues to own and operate its service contract payment plan business.  The assets, liabilities and operations of Mepco's insurance premium finance business have been reclassified as discontinued operations and all periods presented have been restated for this reclassification.

We completed the acquisition of ten branches with total deposits of approximately $241.4 million from TCF National Bank on March 23, 2007 (the "branch acquisition").  These branches are located in or near Battle Creek, Bay City and Saginaw, Michigan.  As a result of this transaction, we received $210.1 million of cash.  We used the proceeds from this transaction primarily to payoff higher costing short term borrowings and brokered certificates of deposit ("Brokered CD's").  The acquisition of these branches resulted in an increase in non-interest income, particularly service charges on deposit accounts and VISA check card interchange income during the last nine months of 2007 and in 2008 when compared to earlier periods.  However, non-interest expenses also increased due to compensation and benefits for the employees at these branches as well as occupancy, furniture and equipment, data processing, communications, supplies and advertising expenses.  As is customary in branch acquisitions, the purchase price ($28.1 million) was based on acquired deposit balances.  We also reimbursed the seller $0.2 million for certain transaction related costs.  Approximately $10.8 million of the premium paid was recorded as deposit customer relationship value, including core deposit value and will be amortized over 15 years (the remainder of the premium paid was recorded as goodwill). We also incurred other transaction costs (primarily investment banking fees, legal fees, severance costs and data processing conversion fees) of approximately $0.8 million, of which $0.5 million was capitalized as part of the acquisition price and $0.3 million was expensed.  In addition, the transaction included $3.7 million for the personal property and real estate associated with these branches.  In the last quarter of 2008 we determined that all of the goodwill at our Independent Bank reporting unit, including the goodwill recorded as a part of this branch acquisition, was impaired, and we recorded a $50.0 million goodwill impairment charge.  (See "Non-Interest Expenses.")

In September 2007 we completed the consolidation of our four bank charters into one.  The primary reasons for this bank consolidation were:

•         To better streamline our operations and corporate governance structure;

•         To enhance our risk management processes, particularly credit risk management through more centralized credit management functions;

•         To allow for more rapid development and deployment of new products and services; and

•         To improve productivity and resource utilization leading to lower non-interest expenses.

During the last half of 2007 we incurred approximately $0.8 million of one-time expenses (primarily related to the data processing conversion and severance costs for employee positions that were eliminated) associated with this consolidation.  To date, the benefit of these reductions in non-interest expenses due to the bank consolidation have been more than offset by higher loan and collection costs and increased staffing associated with the management of significantly higher levels of watch credits, non-performing loans and other real estate owned.  (See "Portfolio Loans and Asset Quality.")

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2008	2007	2006

Income (loss) from continuing operations
Average common equity	(39.01)%	3.96%	13.06%
Average assets	(2.88)	0.31	0.99
Net income (loss) to
Average common equity	(39.01)%	4.12%	12.82%
Average assets	(2.88)	0.32	0.97
Income (loss) per common share from continuing operations
Basic	$(4.04)	$0.44	$1.48
Diluted	(4.04)	0.44	1.45
Net income (loss) per share
Basic	$(4.04)	$0.46	$1.45
Diluted	(4.04)	0.45	1.43

Net Interest Income

Net interest income is the most important source of our earnings and thus is critical in evaluating our results of operations. Changes in our tax equivalent net interest income are primarily influenced by our level of interest-earning assets and the income or yield that we earn on those assets and the manner and cost of funding our interest-earning assets. Certain macro-economic factors can also influence our net interest income such as the level and direction of interest rates, the difference between short-term and long-term interest rates (the steepness of the yield curve) and the general strength of the economies in which we are doing business. Finally, risk management plays an important role in our level of net interest income. The ineffective management of credit risk and interest-rate risk in particular can adversely impact our net interest income.

Tax equivalent net interest income totaled $134.7 million during 2008, compared to $126.7 million and  $129.8 million during 2007 and 2006, respectively. We review yields on certain asset categories and our net interest margin on a fully taxable equivalent basis. This presentation is not in accordance with GAAP but is customary in the banking industry.  In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis.  This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources.  The adjustments to determine tax equivalent net interest income were $4.6 million, $6.1 million and $6.6 million in 2008, 2007 and 2006, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income in 2008 compared to 2007 reflects a 37 basis point rise in our tax equivalent net interest income as a percent of average interest-earning assets ("net interest margin") that was partially offset by a $65.7 million decrease in average interest-earning assets. The decrease in tax equivalent net interest income in 2007 compared to 2006 reflects a 15 basis point decline in our net interest margin that was partially offset by a $28.5 million increase in average interest-earning assets.

From mid-2004 through mid-2006 the FRB pushed the target federal funds rate up from 1% to 5.25%.  The target federal funds rate then remained at 5.25% until September 2007.  During this time period the yield curve also flattened and in some cases even inverted.  This interest rate environment caused an erosion in the net interest margin of many financial institutions during 2006 and 2007, including us, when compared to earlier periods.  From September 2007 to December 2008 the FRB has reduced the target federal funds rate from 5.25% to 0.25%.  In addition, the yield curve has steepened considerably.  The current interest rate environment (lower short-term interest rates and steeper yield curve) has had a favorable impact on our net interest margin during 2008.  Our balance sheet was generally structured to benefit from lower short-term interest rates.  For example, most of our Brokered CD's were callable which allowed us to call (retire) them and replace them at much lower interest rates.  However, some of the benefits of the current interest rate environment are being partially offset by our increased level of non-accrual loans that create a drag on our net interest margin and tax equivalent net interest income.  Average non-accrual loans totaled $104.7 million, $53.1 million and $21.1 million in 2008, 2007 and 2006, respectively.

AVERAGE  BALANCES AND TAX EQUIVALENT RATES

	2008			2007			2006
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS(1)
Taxable loans	$2,558,621	$186,259	7.28%	$2,531,737	$201,924	7.98%	$2,464,798	$193,606	7.85%
Tax-exempt loans(2)	10,747	751	6.99	9,568	672	7.02	7,293	509	6.98
Taxable securities	144,265	8,467	5.87	179,878	9,635	5.36	207,456	11,108	5.35
Tax-exempt securities(2)	162,144	11,534	7.11	225,676	15,773	6.99	248,495	17,484	7.04
Other investments	31,425	1,284	4.09	26,017	1,338	5.14	16,366	802	4.90
Interest earning assets-continuing operations	2,907,202	208,295	7.16	2,972,876	229,342	7.71	2,944,408	223,509	7.59
Cash and due from banks	53,873			57,174			53,844
Taxable loans-discontinued operations				8,542			198,335
Other assets, net	227,969			218,553			210,190
Total assets	$3,189,044			$3,257,145			$3,406,777

LIABILITIES
Savings and NOW	$968,180	10,262	1.06	$971,807	18,768	1.93	$864,528	13,604	1.57
Time deposits	917,403	36,435	3.97	1,439,177	70,292	4.88	1,405,850	60,686	4.32
Long-term debt	247	12	4.86	2,240	104	4.64	4,240	205	4.83
Other borrowings	682,884	26,878	3.94	205,811	13,499	6.56	329,175	19,203	5.83
Interest bearing liabilities-continuing operations	2,568,714	73,587	2.86	2,619,035	102,663	3.92	2,603,793	93,698	3.60
Demand deposits	301,117			300,886			279,279
Time deposits-discontinued operations				6,166			172,317
Other liabilities	79,929			79,750			92,451
Shareholders' equity	239,284			251,308			258,937
Total liabilities and shareholders' equity	$3,189,044			$3,257,145			$3,406,777

Net interest income		$134,708			$126,679			$129,811

Net interest income as a percent of average interest earning assets			4.63%			4.26%			4.41%

_________________

(1)   All domestic.

(2)   Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

CHANGE IN TAX EQUIVALENT NET INTEREST INCOME

	2008 compared to 2007			2007 compared to 2006
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest
income(1)
Taxable loans(2)	$2,124	$(17,789)	$(15,665)	$5,310	$3,008	$8,318
Tax-exempt loans(2,3)	82	(3)	79	160	3	163
Taxable securities(2)	(2,031)	863	(1,168)	(1,477)	4	(1,473)
Tax-exempt securities(2, 3)	(4,515)	276	(4,239)	(1,596)	(115)	(1,711)
Other investments(2)	249	(303)	(54)	495	41	536
Total interest income	(4,091)	(16,956)	(21,047)	2,892	2,941	5,833
Increase (decrease) in interest
expense(1)
Savings and NOW	(70)	(8,436)	(8,506)	1,824	3,340	5,164
Time deposits	(22,342)	(11,515)	(33,857)	1,468	8,138	9,606
Long-term debt	(97)	5	(92)	(93)	(8)	(101)
Other borrowings	20,619	(7,240)	13,379	(7,868)	2,164	(5,704)
Total interest expense	(1,890)	(27,186)	(29,076)	(4,669)	13,634	8,965
Net interest income	$(2,201)	$10,230	$8,029	$7,561	$(10,693)	$(3,132)

_________________

(1)   The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)   All domestic.

(3)   Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2008	2007	2006
As a percent of average interest earning assets
Loans—all domestic	88.4%	85.5%	84.0%
Other interest earning assets	11.6	14.5	16.0
Average interest earning assets	100.0%	100.0%	100.0%

Savings and NOW	33.3%	32.7%	29.4%
Time deposits	23.9	21.9	17.3
Brokered CDs	7.7	26.5	30.4
Other borrowings and long-term debt	23.5	7.0	11.3
Average interest bearing liabilities	88.4%	88.1%	88.4%

Earning asset ratio	91.2%	91.3%	86.4%
Free-funds ratio	11.6	11.9	11.6

Provision for Loan Losses

The provision for loan losses was $72.3 million during 2008 compared to $43.2 million and $16.3 million during 2007 and 2006, respectively. Changes in the provision for loan losses reflect our assessment of the allowance for loan losses. The significant increases in the provision for loan losses over the last three years principally reflect a rise in the level of net loan charge-offs and non-performing loans. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. (See "Portfolio Loans and Asset Quality.")

Non-Interest Income

Non-interest income is a significant element in assessing our results of operations. On a long-term basis we are attempting to grow non-interest income in order to diversify our revenues within the financial services industry. We regard net gains on mortgage loan sales as a core recurring source of revenue but they are quite cyclical and volatile. We regard net gains (losses) on securities as a "non-operating" component of non-interest income. As a result, we believe it is best to evaluate our success in growing non-interest income and diversifying our revenues by also comparing non-interest income when excluding net gains (losses) on assets (mortgage loans and securities).  In addition, 2006 included non-recurring income of $2.8 million related to the settlement of litigation with the former owners of Mepco (See "Litigation Matters.").

Non-interest income totaled $29.7 million during 2008 compared to $47.1 million and $44.9 million during 2007 and 2006, respectively. Excluding net gains and losses on mortgage loans and securities and the aforementioned income related to the settlement of litigation, non-interest income declined by 9.3% to $39.5 million during 2008 and grew by 16.8% to $43.5 million during 2007.  The decline in 2008 is due primarily to a $4.3 million impairment charge on capitalized mortgage loan servicing rights.

NON-INTEREST INCOME

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Service charges on deposit accounts	$24,223	$24,251	$19,936
Net gains (losses) on assets
Mortgage loans	5,181	4,317	4,593
Securities	(14,961)	(705)	171
VISA check card interchange income	5,728	4,905	3,432
Mortgage loan servicing	(2,071)	2,236	2,440
Mutual fund and annuity commissions	2,207	2,072	1,291
Bank owned life insurance	1,960	1,830	1,628
Title insurance fees	1,388	1,551	1,724
Manufactured home loan origination fees and commissions		239	884
Mepco litigation settlement			2,800
Other	6,066	6,449	5,951
Total non-interest income	$29,721	$47,145	$44,850

Service charges on deposit accounts totaled $24.2 million during 2008, compared to $24.3 million and $19.9 million during 2007 and 2006, respectively.   In 2008 service charges on deposit accounts declined slightly as we experienced a decrease in overdraft occurrences and corresponding NSF fees.  We believe this change reflects weaker economic conditions that are leading consumers to reduce overdrafts to avoid incurring NSF fees.  The significant increase in 2007 compared to 2006 primarily reflects the aforementioned branch acquisition.  In addition, increases in such service charges also reflect growth in checking accounts as a result of deposit account promotions, including direct mail solicitations.  We opened over 27,000 new checking accounts in 2008 compared to approximately 28,000 in 2007 and 25,000 in 2006.

We realized net gains of $5.2 million on the sale of mortgage loans during 2008, compared to $4.3 million and $4.6 million during 2007 and 2006 respectively.  Effective January 1, 2008, we elected fair value accounting pursuant to FASB ASC topic 825 "Financial Instruments" for mortgage loans held for sale.  In addition, on January 1, 2008 we adopted FASB ASC 825-10-S99.1 "Written Loan Commitments Recorded at Fair Value through Earnings," on commitments to originate mortgage loans.

The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we cannot profitably fund within established interest-rate risk parameters.  (See "Portfolio Loans and Asset Quality.")  Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues.  In 2008 mortgage loan origination and sales volumes were down from 2007 and 2006 reflecting both weak economic conditions and lower home sales volumes in Michigan as well as more stringent underwriting criteria required by the secondary mortgage market, which reduced the number of applicants being approved for mortgage loans.

NET GAINS ON THE SALE OF REAL ESTATE MORTGAGE LOANS

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Mortgage loans originated	$368,517	$507,211	$525,849
Mortgage loans sold	267,216	288,826	281,285
Mortgage loans sold with servicing rights released	51,875	47,783	41,494
Net gains on the sale of mortgage loans	5,181	4,317	4,593
Net gains as a percent of mortgage loans sold	1.94%	1.49%	1.63%
SFAS #133/#159 and SAB #109 adjustments included in the Loan Sales Margin	0.36	(0.06)	0.05

Net gains as a percentage of  mortgage loans sold (our "Loan Sales Margin") are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain real estate mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of mortgage loan servicing rights may result in declines in mortgage loan servicing income in future periods. Gains on the sale of mortgage loans were also impacted by recording fair value adjustments (as described above). Excluding the aforementioned fair value adjustments, the Loan Sales Margin would have been 1.58% in 2008, 1.55% in 2007 and 1.58% in 2006.

We incurred securities net losses of $15.0 million in 2008.  These net losses were comprised of $7.7 million of losses from the sale of securities, $2.8 million of unrealized losses related to declines in the fair value of trading securities that were still being held at year-end, $0.2 million of other than temporary impairment charges and a $6.2 million charge related to the dissolution of a security as described below.  These losses were partially offset by 1.9 million of gains on sales of securities (primarily municipal securities sales to reduce total assets in order to improve our capital ratios).  2008 was an unusual year as we historically have not incurred any significant net losses on securities.  Pursuant to FASB ASC topic 825, we elected, effective January 1, 2008, to measure the majority of our preferred stock investments at fair value.  As a result of this election, we recorded an after tax cumulative reduction of $1.5 million to retained earnings associated with the initial adoption of this standard for these preferred stocks.  This preferred stock portfolio included issues of Fannie Mae, Freddie Mac, Merrill Lynch and Goldman Sachs.  During 2008 we recorded unrealized net losses on securities of $2.8 million related to the decline in fair value of the preferred stocks that were still being held at year end.  We also recorded realized net losses of $7.6 million on the sale of several of these preferred stocks.  The 2008 securities net losses also include a write down of $6.2 million (from a par value of $10.0 million  to a fair value of $3.8 million) related to the dissolution of a money-market auction rate security and the distribution of the underlying Bank of America preferred stock.  The conservatorship of Fannie Mae and Freddie Mac in September 2008 resulted in the market values of the preferred stocks issued by these entities plummeting to low single digit prices per share.  Prices on other preferred stocks that we owned also declined sharply as the market for these securities came under considerable stress.  These were the primary factors leading to the large securities losses that we incurred during 2008.

The $0.7 million of securities net losses in 2007 include $1.0 million of other than temporary impairment charges.  These charges related to Fannie Mae and Freddie Mac preferred stocks.  We also recorded securities gains of approximately $0.3 million in 2007 primarily related to the sale of municipal securities.  The $0.2 million of securities net gains in 2006 is due to the sale of a preferred stock.  We recorded no other than temporary impairment charges on investment securities in 2006.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses(1)	Net

2008	$80,348	$1,903	$16,864	$(14,961)
2007	61,520	327	$1,032	(705)
2006	1,283	171		171

__________________

(1)   Losses in 2008 include a $6.2 million write-down related to the dissolution of a money-market auction rate security and the distribution of the underlying preferred stock, $0.2 million of other than temporary impairment charges and $2.8 million of losses recognized on trading securities still held at December 31, 2008 while losses in 2007 include $1.0 million of other than temporary impairment charges.

VISA check card interchange income increased to $5.7 million in 2008 compared to $4.9 million in 2007 and $3.4 million in 2006.  The significant increase in 2008 and 2007 compared to 2006 is primarily due to the aforementioned branch acquisition.  In addition, these results are also due to increases in the size of our card base due to growth in checking accounts as well as increases in the frequency of use of our VISA check card product by our customer base.  In 2007 we introduced a rewards program to attempt to further increase the frequency of use of our VISA check card product by our customers.

Mortgage loan servicing generated revenue of $2.1 million in 2008 compared to revenue of $2.2 million and $2.4 million in 2007 and 2006, respectively. These yearly comparative declines are primarily due to changes in the valuation allowance on capitalized real estate mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity.  In particular, mortgage loan interest rates declined significantly in December 2008 resulting in higher estimated future prepayment rates and a significant increase in the valuation allowance.

CAPITALIZED REAL ESTATE MORTGAGE LOAN SERVICING RIGHTS

	2008	2007	2006
	(In thousands)
Balance at January 1,	$15,780	$14,782	$13,439
Originated servicing rights capitalized	2,405	2,873	2,862
Amortization	(1,887)	(1,624)	(1,462)
(Increase)/decrease in valuation allowance	(4,332)	(251)	(57)
Balance at December 31,	$11,966	$15,780	$14,782
Valuation allowance at December 31,	$4,651	$319	$68

At December 31, 2008 we were servicing approximately $1.65 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 6.06% and a weighted average service fee of approximately 26 basis points. Remaining capitalized real estate mortgage loan servicing rights at December 31, 2008 totaled $12.0 million, representing approximately 73 basis points on the related amount of real estate mortgage loans serviced for others. The capitalized mortgage loan servicing had an estimated fair market value of $12.2 million at December 31, 2008.

Mutual fund and annuity commissions totaled $2.2 million, $2.1 million and $1.3 million in 2008, 2007 and 2006, respectively.  This increase is due to higher sales of these products as a result of growth in the number of our licensed sales representatives.  In addition, in 2006 we were moving to more fee-based programs and away from traditional retail investment products that generate higher initial one-time commissions.  This transition to fee-based programs had somewhat of an adverse impact on that year's revenues.  Because of current economic conditions and the sharp declines in equity markets during 2008, we believe that maintaining these revenues at 2008 levels in 2009 will be challenging.

In August 2002 we acquired $35.0 million in separate account bank owned life insurance on which we earned $2.0 million, $1.8 million and $1.6 million in 2008, 2007 and 2006, respectively, primarily as a result of increases in cash surrender value.

Title insurance fees totaled $1.4 million in 2008, $1.6 million in 2007 and $1.7 million in 2006.  The fluctuation in title insurance fees is primarily a function of the level of mortgage loans that we originated.

We ceased operations at First Home Financial ("FHF") (our former mobile home lending subsidiary) on June 15, 2007 and this entity was dissolved on June 30, 2007.  As a result, manufactured home loan origination fees and commissions ended in the second half of 2007.  (Also see the discussion below under "Non-interest expense" about goodwill impairment charges associated with FHF.)

Other non-interest income totaled $6.1 million, $6.4 million and $6.0 million in 2008, 2007 and 2006, respectively.  2007 included $0.3 million of income from interest rate swap or interest rate cap termination fees.

Non-Interest Expense

Non-interest expense is an important component of our results of operations.  Historically, we primarily focused on revenue growth, and while we strive to efficiently manage our cost structure, our non-interest expenses generally increased from year to year because we expanded our operations through acquisitions and by opening new branches and loan production offices.  Because of the current challenging economic environment that we are confronting, our expansion through acquisitions or by opening new branches is unlikely in the near term.  Further, management is focused on a number of initiatives to reduce and contain non-interest expenses.

Non-interest expense totaled $176.2 million during 2008, compared to $115.7 million and $106.2 million during 2007 and 2006, respectively. 2008 non-interest expense includes $50.0 million goodwill impairment charge as well as elevated loan and collection costs and losses on other real estate and repossessed assets.  2007 non-interest expense includes $1.7 million of severance and other (primarily data processing and legal and professional fees) expenses associated with the aforementioned bank consolidation and staff reductions and $0.3 million of goodwill impairment charges.  In addition, the aforementioned branch acquisition resulted in increases in several categories of non- interest expenses in 2008 and 2007 compared to 2006.  2006 non-interest expense includes $3.6 million of goodwill impairment charges and a $2.4 million loss on the write-off of a receivable from a counterparty in Mepco's service contract payment plan business.

NON-INTEREST EXPENSE

	Year ended December 31,
	2008	2007	2006
	(In thousands)
Compensation	$40,181	$40,373	$37,597
Performance-based compensation and benefits	4,861	4,979	3,200
Other benefits	10,137	10,459	10,004
Compensation and benefits	55,179	55,811	50,801
Occupancy, net	11,852	10,624	9,626
Furniture, fixtures and equipment	7,074	7,633	7,057
Data processing	7,148	6,957	5,619
Advertising	5,534	5,514	3,997
Loan and collection	9,431	4,949	3,610
Credit card and bank service fees	4,818	3,913	3,839
Communications	4,018	3,809	3,556
Loss on other real estate and repossessed assets	4,349	276	146
Amortization of intangible assets	3,072	3,373	2,423
Supplies	2,030	2,411	2,113
Legal and professional	2,032	1,978	1,853
Deposit Insurance	1,988	628	341
Goodwill impairment	50,020	343	3,575
Loss on receivable from payment plan seller			2,400
Other	7,639	7,505	5,260
Total non-interest expense	$176,184	$115,724	$106,216

The increase in compensation and benefits in 2008 and 2007 compared to 2006 is primarily due to an increased number of employees resulting from the branch acquisition and from managing a much higher level of watch credit and non-performing loans.  Further, merit pay increases and higher costs for health care insurance contributed to this rise. Salaries in 2007 also include $1.1 million of severance costs from staff reductions associated with the bank consolidation as well as downsizing initiatives.   No executive officer bonuses were paid for 2008 and all executive and senior officer salaries have been frozen at  2008 levels for 2009.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an employee stock ownership plan and a long-term equity based incentive plan.  The amount of expense recognized in 2008 and 2007 for share-based awards under our long-term equity based incentive plan was $0.6 million and $0.3 million, respectively.  Since we did not issue any share based awards in 2006, there was no expense in that year.

Occupancy, data processing and communications expenses all generally increased over the periods presented as a result of the growth of the organization from the branch acquisition and the opening of some new branch offices.

Loan and collection expenses primarily reflect collection costs related to non-performing or delinquent loans.  The sharp rise in these expenses in 2008 and 2007 reflects the significant increases in non-performing loans.

Loss on other real estate and repossessed assets primarily represents the loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio.  This transfer occurs at the time we acquire the collateral that secured the loan.  At the time of acquisition of the real estate or other repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset.  Any write-downs at the time of acquisition are charged to the allowance for loan losses.  The significant increase in loss on other real estate and repossessed assets in 2008 compared to earlier years is primarily due to declines in the value of these assets subsequent to the acquisition date.  These declines in value have been accentuated by the high inventory of foreclosed homes for sale in many of our markets as well as Michigan's weak economic conditions.

Furniture, fixtures and equipment expense has declined in 2008 due in part to cost reduction initiatives.  In addition certain fixed assets became fully depreciated in 2008 and were not replaced.  The decline in supplies expense during 2008 was due in part to lower business volume relative to 2007 and the aforementioned cost reduction initiatives.  The higher levels of these expenses in 2007 primarily reflect the impact of the branch acquisition.

Advertising expense was higher in 2008 and 2007 compared to 2006 due primarily to a rebranding initiative we began in late 2006, additional marketing and promotion we did in the communities that include the aforementioned acquired branches and a rewards program for our VISA check cards that we began in early 2007.

Credit card and bank service fees increased in each year presented primarily due to growth in the number of service contract payment plans being administered by Mepco.

Deposit insurance expense increased in 2008 compared to earlier periods reflecting higher rates and the full utilization of our assessment credits in 2007.  We would expect deposit insurance expense to significantly increase again in 2009 due to the higher assessment rates that have been implemented by the FDIC.

The changes in the amortization of intangible assets are due primarily to the branch acquisition and the amortization of the deposit customer relationship value, including core deposit value, that was acquired in this transaction.

During 2008 we recorded a $50.0 million goodwill impairment charge.  In the fourth quarter of 2008 we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008).  Our common stock price dropped even further in the fourth quarter resulting in a wider difference between our market capitalization and book value.  The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity which necessitated a step 2 analysis and valuation.  Based on the step 2 analysis (which involved determining the fair value of our bank's assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge.  The remaining goodwill at year-end of $16.7 million is at our Mepco reporting unit and the testing performed indicated that this goodwill was not impaired.  Mepco had net income from continuing operations of $10.7 million and $5.1 million in 2008 and 2007, respectively.  Based primarily on Mepco's estimated future earnings, the fair value of this reporting unit (utilizing a discounted cash flow method) was determined to be in excess of its carrying value.  A portion of the $50.0 million goodwill impairment charge was tax deductible and $6.3 million tax benefit was recorded related to this charge.

During 2007 we recorded a $0.3 million goodwill impairment charge.  This charge related to writing off the remaining goodwill associated with FHF, that was dissolved in June 2007.  During 2006 we recorded $3.6 million of goodwill impairment charges.  A $2.4 million goodwill impairment charge was recorded at Mepco as a result of a valuation performed to allocate intangibles between the business Mepco retained (administering payment plans for consumers to pay for the purchase of vehicle service contracts over time) and the business that was sold in January 2007 (insurance premium finance business).  Approximately $4.4 million of intangibles was allocated to the insurance premium finance business and was included in assets of discontinued operations at December 31, 2006.  After this allocation, $19.5 million of intangibles remained at Mepco that were valued at $17.1 million which resulted in the goodwill impairment charge of $2.4 million.  In addition, we also recorded a goodwill impairment charge of $1.2 million related to FHF which was acquired in 1998.  FHF was a loan origination company based in Grand Rapids, Michigan that specialized in the financing of manufactured homes located in mobile home parks or communities.  Revenues and profits had declined at FHF over the last few years (See "Non-Interest Income.").  Based on the fair value of FHF the goodwill associated with this entity was reduced from $1.5 million to $0.3 million during 2006.  The 2007 and 2006 goodwill impairment charges are not tax deductible, so no income tax benefit is associated with these charges.

In 2006 we recorded a $2.4 million loss which was comprised of a $1.6 million write-off of a portion of a receivable due from one of Mepco's counterparties and $0.8 million in discount for imputed future interest.  At that time, the loss reflected our evaluation of the portion of the receivable that would not be collected and the likelihood that the portion of the receivable that would be collected would not include any interest.  Since the end of 2006, this counterparty had been making periodic payments on the balance owed to Mepco and an agreement for the repayment of all sums due was reached in March 2007.  In December 2008 this counterparty ceased making payments and is now in default under the agreement.  The original write-off in 2006 along with subsequent payments collected were adequate so that no additional loss had to be recorded upon the default that occurred in December 2008.

Other non-interest expense increased to $7.6 million in 2008 compared to $7.5 million in 2007 and was $5.3 million in 2006.  The increase in 2008 compared to 2007 was primarily due to costs associated with a deferred compensation plan as well as Michigan Business Tax (see discussion below).  These increases were partially offset by a 20.4% decrease in directors fees and an 11.2% decrease in travel and entertainment expenses principally resulting from the bank consolidation and other cost savings initiatives.  The increase in 2007 compared to 2006 was primarily due to branch and deposit account fraud and criminal related losses and costs related to our bank consolidation.

In July 2007 the State of Michigan replaced its Single Business Tax ("SBT") with a new Michigan Business Tax ("MBT") which became effective in 2008.  Financial institutions are subject to an industry-specific tax which is based on net capital.  Both the MBT and the SBT are recorded in other non-interest expenses in the Consolidated Statements of Operations.  Our MBT expense was $0.2 million in 2008.  Our SBT expense was zero in 2007 and a negative $0.1 million in 2006.

Income Tax Expense (Benefit)

Income tax expense for 2008 totaled $3.1 million, an increase of $4.2 million over the same period of 2007.  The increase was primarily the result of establishing a valuation allowance of $27.6 million on deferred tax assets, partially offset by the effect of lower pre-tax income.

We are required to assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a "more likely than not" standard.  We reviewed our deferred tax asset and determined that based upon a number of factors including our declining operating performance since 2005 and our net operating loss in 2008, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment, we should establish a valuation allowance for the majority of our net deferred tax asset.  In the last quarter of 2008, we recorded a $36.2 million valuation allowance, which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders' equity.  After the aforementioned valuation allowance, the remaining net deferred tax asset at December 31, 2008 was $6.9 million.  This valuation allowance represents our entire net deferred tax asset except for the amount which can be carried back to 2007 and recovered in cash as well as for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco's individual earnings.

Despite the valuation allowance, these deferred tax assets remain available to offset future taxable income.  Our deferred tax assets will be analyzed quarterly for changes affecting the valuation allowance, which may be adjusted in future periods accordingly.  In making such judgments, significant weight will be given to evidence that can be objectively verified.  We will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust this valuation allowance.

Our income tax expense (benefit) was $(1.1) million and $11.7 million in 2007 and 2006 respectively.  The changes in the overall levels of income taxes in these two years are principally attributed to tax exempt income representing a much higher percentage of pre-tax income from continuing operations in 2007 compared to 2006.  Our actual federal income tax expense (benefit) is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income from continuing operations primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance.

Income tax expense in the Consolidated Statement of Operations also includes income taxes in a variety of other states due primarily to Mepco's operations.  The amounts of such state income taxes were $1.0 million, $0.4 million and $0.1 million in 2008, 2007, and 2006, respectively.

Discontinued Operations, Net of Tax

On January 15, 2007 we sold substantially all of the assets of Mepco's insurance premium finance business to PFS.  We received $176.0 million of cash that was utilized to payoff Brokered CD's and short-term borrowings at Mepco's parent company, Independent Bank.  Under the terms of the sale, PFS also assumed approximately $11.7 million in liabilities.  In the fourth quarter of 2006, we recorded a loss of $0.2 million and accrued for approximately $1.1 million of expenses related to the disposal of this business which resulted in a total loss from discontinued operations of $0.6 million in 2006.  We also allocated $4.1 million of goodwill and $0.3 million of other intangible assets to this business.  Revenues and expenses associated with Mepco's insurance premium finance business have been presented as discontinued operations in the Consolidated Statements of Operations.  Likewise, the assets and liabilities associated with this business have been reclassified to discontinued operations in the Consolidated Statements of Financial Condition.  In 2007 the $0.4 million of income from discontinued operations relates primarily to operations during the first 15 days of January 2007 and the recovery of certain previously charged-off insurance premium finance receivables in 2007.

We have elected to not make any reclassifications in the Consolidated Statements of Cash Flows for discontinued operations.  Prior to the December 2006 announced sale, our insurance premium finance business was included in the Mepco segment.

FINANCIAL CONDITION

This section contains discussions of our consolidated financial condition as of (1) September 30, 2009, as compared to December 31, 2008, and (2) December 31, 2008, as compared to December 31, 2007.

September 30, 2009 Compared to December 31, 2008

Summary

Our total assets increased by $5.8 million during the first nine months of 2009 due primarily to a rise in cash and due from banks that was largely offset by a decline in loans.  Loans, excluding loans held for sale ("Portfolio Loans"), totaled $2.387 billion at September 30, 2009, down $72.3 million from December 31, 2008.  (See "Portfolio Loans and Asset Quality.")

Deposits totaled $2.486 billion at September 30, 2009, compared to $2.066 billion at December 31, 2008.  The $419.4 million rise in total deposits during the period is due to increases in checking and savings accounts and brokered certificates of deposit ("Brokered CDs").  Other borrowings totaled $162.3 million at September 30, 2009, a decrease of $379.6 million from December 31, 2008.  This decrease reflects the payoff of borrowings from the Federal Reserve Bank or Federal Home Loan Bank of Indianapolis with funds from the aforementioned rise in deposits.

Securities

We maintain diversified securities portfolios, which include obligations of U.S. government-sponsored agencies, securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and asset-backed securities.  We also invest in capital securities, which include preferred stocks and trust preferred securities.  We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. We believe that the unrealized losses on securities available for sale are temporary in nature and are expected to be recovered within a reasonable time period.  We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse.  (See "Asset/Liability Management.")

Securities

		Unrealized
	Amortized Cost	Gains	Losses	Fair Value
		(in thousands)
Securities available for sale
September 30, 2009	$190,406	$3,704	$10,106	$184,004
December 31, 2008	231,746	3,707	20,041	215,412

Securities available for sale declined during the first nine months of 2009 primarily because maturities and principal payments in the portfolio were not fully replaced with new purchases.

Effective January 1, 2008, we elected to measure the majority of our preferred stock investments at fair value. We recorded a $0.02 million and $0.1 million other than temporary impairment charge on a trust preferred security in the first nine months of 2009 and 2008, respectively.

Sales of securities were as follows (See "Non-Interest Income."):

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(in thousands)

Proceeds	$9,585	$48,529	$36,748	$77,188

Gross gains	$ 91	$ 1,143	$ 2,929	$ 1,873
Gross losses	(23)	(60)	(133)	(67)
Impairment charges		(125)	(17)	(125)
Fair value adjustments	53	(7,669)	991	(9,718)
Net gains (losses)	$ 121	$ (6,711)	$ 3,770	$ (8,037)

Portfolio Loans and Asset Quality

In addition to the communities served by our bank branch network, our principal lending markets also include nearby communities and metropolitan areas.  Subject to established underwriting criteria, we also historically participated in commercial lending transactions with certain non-affiliated banks and also purchased mortgage loans from third-party originators.  Currently, we are not engaging in any new commercial loan participations with non-affiliated banks or purchasing any mortgage loans from third party originators.

The senior management and board of directors of our bank retain authority and responsibility for credit decisions and we have adopted uniform underwriting standards. Our loan committee structure and the loan review process, attempt to provide requisite controls and promote compliance with such established underwriting standards.  There can be no assurance that the aforementioned lending procedures and the use of uniform underwriting standards will prevent us from the possibility of incurring significant credit losses in our lending activities and in fact the provision for loan losses increased in the first nine months of 2009 as well as in 2008 and 2007 from prior historical levels.

We generally retain loans that may be profitably funded within established risk parameters. (See "Asset/Liability Management.") As a result, we may hold adjustable-rate and balloon real estate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See "Non-Interest Income.")

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors.  Overall loan growth has slowed during the past two years reflecting both weak economic conditions in Michigan as well as our desire to reduce certain loan categories.  Construction and land development loans have been declining recently because we are seeking to shrink this portion of our Portfolio Loans due to a very poor economic climate for real estate development, particularly residential real estate.  Declines in Portfolio Loans or competition that leads to lower relative pricing on new Portfolio Loans could adversely impact our future operating results.

                                Non-Performing Assets

	September 30,	December 31,
	2009	2008
	(dollars in thousands)
Non-accrual loans	$113,003	$122,639
Loans 90 days or more past due and
Still accruing interest	4,468	2,626
Total non-performing loans	117,471	125,265
Other real estate	31,323	19,998
Total non-performing assets	$148,794	$145,263
As a percent of Portfolio Loans
Non-performing loans	4.92%	5.09%
Allowance for loan losses	3.09	2.35
Non-performing assets to total assets	5.02	4.91
Allowance for loan losses as a percent of
Non-performing loans	63	46

Non-performing loans have declined by $7.8 million, or 6.2%, since year-end 2008. An increase in non-performing mortgage loans and consumer loans was more than offset by a decline in non-performing commercial loans. The decline in non-performing commercial loans is primarily due to net charge-offs and the payoff or other disposition of non-performing credits during the first nine months of 2009.  Non-performing commercial loans largely reflect real estate-secured credit delinquencies caused primarily by cash flow difficulties encountered by real estate developers in Michigan as they confront a significant decline in sales.  The elevated level of non-performing residential mortgage loans is primarily due to a rise in delinquencies and foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan.

Other real estate ("ORE") and repossessed assets totaled $31.3 million at September 30, 2009, compared to $20.0 million at December 31, 2008.   This increase is the result of the migration of non-performing loans secured by real estate into ORE as the foreclosure process is completed and any redemption period expires.  Higher foreclosure rates are evident nationwide, but Michigan has consistently had one of the higher foreclosure rates in the U.S. during the past year.  We believe that this higher foreclosure rate is due to both weak economic conditions (Michigan has the highest unemployment rate in the U.S.) and declining residential real estate values (which has eroded or eliminated the equity that many mortgagors had in their home).   Because the redemption period on foreclosures is relatively long in Michigan (six months to one year) and we have many non-performing loans that were in the process of foreclosure at September 30, 2009, we anticipate that our level of other real estate and repossessed assets will continue to rise during 2009 and will likely remain at elevated levels for some period of time.  A high level of non-performing assets would be expected to adversely impact our tax equivalent net interest income.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

The ratio of loan net charge-offs to average loans was 3.41% on an annualized basis in the first nine-months of 2009 (or $62.4 million) compared to 1.85% in the first nine-months of 2008 (or $35.4 million).  The rise in loan net charge-offs primarily reflects increases of $17.7 million for commercial loans and $7.9 million for residential mortgage loans. These increases in loan net charge-offs primarily reflect higher levels of non-performing assets and lower collateral liquidation values, particularly on residential real estate or real estate held for development.  We do not believe that the elevated level of total loan net charge-offs in the first nine months of 2009 is indicative of what we will experience during the balance of 2009 and beyond.  2009 loan net charge-offs have declined sequentially in each of the first three quarters from $29.7 million in the first quarter to $18.7 million in the second quarter and to $14.0 million in the third quarter.  The majority of the loan net charge-offs in the first part of 2009 related to commercial loans and in particular several land or land development loans (due to significant drops in real estate values) and one large commercial credit (which defaulted in March 2009).  Land and land development loans now total just $63.3 million (or 2.1% of total assets) and approximately 58% of these loans are already in non-performing or watch credit status and the entire portfolio has been carefully evaluated and an appropriate allowance or charge-off has been recorded.  Further, the commercial loan portfolio is thoroughly analyzed each quarter through our credit review process and an appropriate allowance and provision for loan losses is recorded based on such review and in light of prevailing market conditions.

Allowance for Loan Losses

	Nine months ended September 30,
	2009		2008
		Unfunded		Unfunded
	Loans	Commitments	Loans	Commitments
	(in thousands)
Balance at beginning of period	$57,900	$2,144	$45,294	$1,936
Additions (deduction)
Provision charged to operating expense	78,208	(292)	44,039	(583)
Recoveries credited to allowance	2,130		2,707
Loans charged against the allowance	(64,528)		(38,142)
Balance at end of period	$73,710	$1,852	$53,898	$1,353

Net loans charged against the allowance to
Average Portfolio Loans (annualized)	3.41%		1.85%

In determining the allowance and the related provision for credit losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and/or the general terms of the loan portfolios.

The first element reflects our estimate of probable losses based upon our systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, and discounted collateral exposure.

The second element reflects the application of our loan rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate ("loss given default"). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied.  For higher rated loans ("non-watch credit") we again determine a probability of default and loss given default in order to apply an allocation percentage.

The third element is determined by assigning allocations to homogeneous loan groups based principally upon the five-year average of loss experience for each type of loan. Recent years are weighted more heavily in this average. Average losses may be further adjusted based on an analysis of delinquent loans. Loss analyses are conducted at least annually.

The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining the unallocated portion, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the loan portfolios. (See "Provision for Credit Losses.")

Mepco's allowance for loan losses is determined in a similar manner as discussed above and primarily takes into account historical loss experience and other subjective factors deemed relevant to their business as described in greater detail below.

Losses associated with the administration of the payment plan are included in the provision for loan losses.  For the first nine months of 2009 and 2008, such losses totaled $0.3 million and $0.1 million, respectively.  Mepco's allowance for loan losses totaled $0.8 million and $0.5 million at September 30, 2009 and December 31, 2008, respectively.  Mepco has established procedures for payment plan servicing/administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our collateral position in the event of payment default or voluntary cancellation by the customer. Mepco also has established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contact is entirely done through unrelated third parties (vehicle service contract administrators and sellers or automobile dealerships).  There can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment.

The allowance for loan losses increased to 3.09% of total Portfolio Loans at September 30, 2009 from 2.35% at December 31, 2008. This increase is primarily due to increases in all of the components of the allowance for loan losses outlined above. The allowance for loan losses related to specific loans increased due to some larger reserves on some individual credits even though total non-performing commercial loans have declined since year end 2008. The allowance for loan losses related to other adversely rated loans increased primarily due to changes in the mix of commercial loan ratings. The allowance for loan losses related to historical losses increased due to higher loan net charge-offs.  Finally, the allowance for loan losses related to subjective factors increased primarily due to weaker economic conditions in Michigan that have contributed to elevated levels of non-performing loans and net loan charge-offs.

Allocation of the Allowance for Loan Losses

	September 30,	December 31,
	2009	2008
	(in thousands)
Specific allocations	$22,940	$16,788
Other adversely rated loans	13,791	9,511
Historical loss allocations	22,775	20,270
Additional allocations based on subjective factors	14,204	11,331
	$73,710	$57,900

We took a variety of steps beginning in 2007 to address the credit issues identified above (elevated levels of watch credits, non-performing loans and other real estate and repossessed assets), including the following:

•         An enhanced quarterly watch credit review process to proactively manage higher risk loans.

•         Loan risk ratings are independently assigned and structure recommendations made upfront by our credit officers.

•         A Special Assets Group has been established to provide more effective management of our most troubled loans.  A select group of law firms supports this team, providing professional advice and systemic feedback.

•         An independent loan review function provides portfolio/individual loan feedback to evaluate the effectiveness of processes by market.

•         Management (incentive) objectives for each commercial lender and senior commercial lender emphasize credit quality in addition to growth and profitability.

•         Portfolio concentrations are monitored with select loan types encouraged and other loan types (such as residential real estate development) requiring significantly higher approval authorities.

Deposits and Borrowings

Our competitive position within many of the markets served by our branch network limits our ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits. Accordingly, we principally compete on the basis of convenience and personal service, while employing pricing tactics that are intended to enhance the value of core deposits.

To attract new core deposits, we have implemented a high-performance checking program that utilizes a combination of direct mail solicitations, in-branch merchandising, gifts for customers opening new checking accounts or referring business to our bank and branch staff sales training. This program has historically generated increases in customer relationships as well as deposit service charges. Over the past two to three years we have also expanded our treasury management products and services for commercial businesses and municipalities or other governmental units and have also increased our sales calling efforts in order to attract additional deposit relationships from these sectors. Despite these efforts our historic core deposit growth has not kept pace with the historic growth of our Portfolio Loans. We view long-term core deposit growth as a significant challenge. Core deposits generally provide a more stable and lower cost source of funds than alternative sources such as short-term borrowings. As a result, the continued funding of Portfolio Loans with alternative sources of funds (as opposed to core deposits) may erode certain of our profitability measures, such as return on assets, and may also adversely impact our liquidity. (See "Liquidity and Capital Resources.")

We have also implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of any increases in interest earning assets. The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts.

Alternative Sources of Funds

	September 30, 2009			December 31, 2008
	Average			Average
	Amount	Maturity	Rate	Amount	Maturity	Rate
	(dollars in thousands)
Brokered CDs(1)	$529,521	1.8 years	2.31%	$182,283	1.1 years	3.63%
Fixed rate FHLB advances	124,454	2.2 years	2.54	314,214	2.3 years	3.49
Securities sold under agreements to Repurchase	35,000	1.1 years	4.42	35,000	1.9 years	4.42
FRB – Discount borrowing				189,500	.1 years	0.54
Federal funds purchased				750	1 day	0.25
Total	$688,975	1.8 years	2.46%	$721,747	1.4 years	2.80%

(1)   Brokered CDs in the amount of $271.2 million and $25.0 million at September 30, 2009 and December 31, 2008, respectively, are callable from time to time at our option through their maturity dates.

Other borrowed funds, principally advances from the Federal Home Loan Bank (the "FHLB"), borrowings from the Federal Reserve Bank (the "FRB") and securities sold under agreements to repurchase ("Repurchase Agreements"), totaled $162.3 million at September 30, 2009, compared to $542.0 million at December 31, 2008. The $379.6 million decrease in other borrowed funds principally reflects the payoff of borrowings from the FRB and FHLB with funds from new Brokered CDs or from the growth in other deposits.  The increase in Brokered CDs and use of these funds to pay off borrowings from the FRB and FHLB is designed to improve our liquidity profile.  The Brokered CDs that we are issuing do not require any collateral and have longer maturity dates (generally two to five years).  By paying off FRB and FHLB borrowings (which do require collateral), we increase our secured borrowing capacity.

Derivative financial instruments are employed to manage our exposure to changes in interest rates.  (See "Asset/Liability Management.")  At September 30, 2009, we employed interest-rate swaps with an aggregate notional amount of $160.0 million and interest rate caps with an aggregate notional amount of $116.0 million.

Liquidity and Capital Resources

Liquidity risk is the risk of being unable to timely meet obligations as they come due at a reasonable funding cost or without incurring unacceptable losses.  Our liquidity management involves the measurement and monitoring of a variety of sources and uses of funds. Our Consolidated Statements of Cash Flows categorize these sources and uses into operating, investing and financing activities. We primarily focus our liquidity management on developing access to a variety of borrowing sources to supplement our deposit gathering activities and provide funds for growing our investment and loan portfolios as well as to be able to respond to unforeseen liquidity needs.

Our sources of funds include our deposit base, secured advances from the FHLB, secured borrowings from the FRB, a federal funds purchased borrowing facility with another commercial bank, and access to the capital markets (for Brokered CDs).

At September 30, 2009 we had $547.6 million of time deposits that mature in the next twelve months. Historically, a majority of these maturing time deposits are renewed by our customers or are Brokered CDs that we expect to replace. Additionally $1.402 billion of our deposits at September 30, 2009 were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. There can be no assurance that historical patterns of renewing time deposits or overall growth in deposits will continue in the future.

In particular, media reports about bank failures have created concerns among depositors at banks throughout the country, including certain of our customers, particularly those with deposit balances in excess of deposit insurance limits. In response, the FDIC announced several programs during 2008 including increasing the deposit insurance limit from $100,000 to $250,000 at least until December 31, 2013 and providing unlimited deposit insurance for balances in non-interest bearing demand deposit and certain low-interest (an interest rate of 0.50% or less) transaction accounts until June 30, 2010. We have proactively sought to provide appropriate information to our deposit customers about our organization in order to retain our business and deposit relationships. Despite these moves by the FDIC and our proactive communications efforts, the potential outflow of deposits remains as a significant liquidity risk, particularly since our recent losses and our elevated level of non-performing assets have reduced some of the financial ratings of our bank that are followed by our larger deposit customers, such as municipalities. The outflow of significant amounts of deposits could have an adverse impact on our liquidity and results of operations.

We have developed contingency funding plans that stress tests our liquidity needs that may arise from certain events such as an adverse credit event or a disaster recovery situation. Our liquidity management also includes periodic monitoring that segregates assets between liquid and illiquid and classifies liabilities as core and non-core. This analysis compares our total level of illiquid assets to our core funding. It is our goal to have core funding sufficient to finance illiquid assets.

Effective management of capital resources is critical to our mission to create value for our shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, our capital structure includes cumulative trust preferred securities and cumulative preferred stock.

We have four special purpose entities that have issued $90.1 million of cumulative trust preferred securities outside of Independent Bank Corporation.  Currently $54.5 million of these securities qualify as Tier 1 capital and the balance qualify as Tier 2 capital.  These entities have also issued common securities and capital to Independent Bank Corporation.  Independent Bank Corporation, in turn, issued subordinated debentures to these special purpose entities equal to the trust preferred securities, common securities and capital issued.   The subordinated debentures represent the sole asset of the special purpose entities. The common securities, capital and subordinated debentures are included in our Consolidated Statements of Financial Condition at September 30, 2009 and December 31, 2008.

In March 2006, the Federal Reserve Board issued a final rule that retains trust preferred securities in the Tier 1 capital of bank holding companies. After a transition period that originally was going to end on March 31, 2009 but that has recently been extended an additional two years (to March 31, 2011), the aggregate amount of trust preferred securities and certain other capital elements will be limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit could be included in the Tier 2 capital, subject to restrictions.  Based upon our existing levels of Tier 1 capital, trust preferred securities and goodwill, this final Federal Reserve Board rule would have reduced our Tier 1 capital to average assets ratio by approximately 28 basis points at September 30, 2009, (this calculation assumes no transition period).

In December 2008, we issued 72,000 shares of Series A, no par value, $1,000 liquidation preference, fixed rate cumulative perpetual preferred stock and a warrant to purchase 3,461,538 shares (at $3.12 per share) of our common stock to the Treasury in return for $72.0 million under the Capital Purchase Program (CPP) component of the Troubled Asset Relief Program (TARP). Of the total proceeds, $68.4 million was originally allocated to the preferred stock and $3.6 million was allocated to the warrant (included in capital surplus) based on the relative fair value of each. The $3.6 million discount on the preferred stock is being accreted using an effective yield method over five years. The accretion is being recorded as part of the preferred stock dividend.

The preferred stock pays a quarterly, cumulative cash dividend at a rate of 5% per annum on the $1,000 liquidation preference to, but excluding February 15, 2014 and at a rate of 9% per annum thereafter. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  Prior to December 12, 2011, even if we are current on the payment of dividends on the preferred stock, we may not do either of the following without the prior written consent of the Treasury: (a) pay cash dividends on our common stock to shareholders of more than $0.01 per share per quarter, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; or (b) repurchase any of our common stock or redeem any of our trust preferred securities, other than certain excepted redemptions of common stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practice. These restrictions described in the preceding sentence expire in the event we redeem all shares of preferred stock or in the event the Treasury transfers all of its shares of preferred stock to an unaffiliated transferee.  Holders of shares of the preferred stock have no right to exchange or convert such shares into any other securities of Independent Bank Corporation.

The annual 5% dividend on the preferred stock together with the amortization of the discount will reduce net income (or increase the net loss) applicable to common stock by approximately $4.3 million annually. In addition, the exercise price on the warrant of $3.12 per share is presently below our book value per share (but above our tangible book value per share). If our market value per share exceeds the warrant price, our diluted earnings per share will be reduced. Further, the exercise of the warrant would be dilutive to our current book value per share.

Beginning in December of 2009, we elected to defer regularly scheduled quarterly interest payments on our junior subordinated debentures and quarterly dividend payments on our preferred stock.  The debentures are owned by IBC Capital Finance II, III and IV and Midwest Guaranty Trust I (the "Trusts") and were funded by the Trusts' issuance of the above referenced cumulative trust preferred securities.  The preferred stock was issued to the Treasury under the TARP CPP.  The total estimated annual interest and dividends that would be payable on the debentures (and the underlying trust preferred securities) and the preferred stock, if not deferred, is approximately $9.0 million based on current interest rates.

The terms of the debentures and the trust indentures allow us to defer payment of interest on the trust preferred securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the indentures) has occurred and is continuing.  We are not in default with respect to the indentures, and the deferral of interest does not constitute an event of default under the indentures.  While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate.  Upon the expiration of the deferral, all accrued and unpaid interest is due and payable.

So long as any shares of preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders' rights plan; and (b) neither we nor any of our subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the preferred stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of its employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders' rights plan, redemptions or repurchases of rights pursuant to any shareholders' rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not us or one of our subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

During the deferral period on the debentures and preferred stock, we may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock.  Suspension of the common stock dividend will conserve an additional $1.0 million on an annualized basis.  We paid the previously announced and declared common stock cash dividend of one cent per share on October 30, 2009 but all future dividends will be suspended so long as interest  and dividend payments on the debentures and preferred stock are being deferred.

To supplement our balance sheet and capital management activities, we historically would repurchase our common stock.  The level of share repurchases in a given time period generally reflected changes in our need for capital associated with our balance sheet growth and our level of earnings. The only share repurchases currently being executed are for our deferred compensation and stock purchase plan for non-employee directors.  Such repurchases are funded by the director deferring a portion of his or her fees.

Shareholders' equity applicable to common stock declined to $89.4 million at September 30, 2009 from $126.4 million at December 31, 2008. Our tangible common equity ("TCE") totaled $61.8 million and $97.5 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 2.11% at September 30, 2009 compared to 3.33% at December 31, 2008.  We are pursuing various alternatives in order to increase our TCE and regulatory capital ratios.  Although our regulatory capital ratios remain at levels above "well capitalized" standards, because of: (a) the losses that we have incurred in recent quarters; (b) our elevated levels of non-performing loans and other real estate; and (c) the ongoing economic stress in Michigan, we have taken or may take the following actions to improve our regulatory capital ratios and preserve liquidity at our holding company level:

•         Eliminated our cash dividend on our common stock;

•         Deferred the dividends on our preferred stock;

•         Deferred the dividends on our debentures and the related trust preferred securities;

•         Seek to convert some or all of our preferred stock and/or the trust preferred securities into common equity; and

•         Attempt to raise additional capital, including the possibility of a significant and large issuance of common stock, which could be highly dilutive to our existing shareholders.

These initiatives are described in more detail elsewhere in this prospectus, including under "Recent Developments" beginning on page 41 above.

The actions taken with respect to the payment of dividends on our capital instruments as described above will preserve cash at our bank holding company as we do not expect our bank subsidiary to be able to pay any cash dividends in the near term. Although there are no specific regulations restricting dividend payments by bank holding companies (other than State corporate laws) the FRB (our primary federal regulator) has issued a policy statement on cash dividend payments. The FRB's view is that: "an organization experiencing earnings weaknesses or other financial pressures should not maintain a level of cash dividends that exceeds its net income, that is inconsistent with the organization's capital position, or that can only be funded in ways that may weaken the organization's financial health." Although the FRB has not sought to restrict or limit the dividends that we have been paying on our capital instruments, our Board of Directors believed that it was in the best long-term interests of our shareholders to take the actions described above.

                                Capitalization

	September 30,	December 31,
	2009	2008
	(in thousands)
Subordinated debentures	$ 92,888	$ 92,888
Amount not qualifying as regulatory capital	(2,788)	(2,788)
Amount qualifying as regulatory capital	90,100	90,100
Shareholders' Equity
Preferred stock, Series A, no par value	68,982	68,456
Common stock, par value $1.00 per share	23,832	22,791
Capital surplus	201,360	200,687
Accumulated deficit	(119,868)	(73,849)
Accumulated other comprehensive loss	(15,965)	(23,208)
Total shareholders' equity	158,341	194,877
Total capitalization	$248,441	$284,977

Total shareholders' equity at September 30, 2009 decreased $36.5 million from December 31, 2008, due primarily to our year-to-date 2009 net loss. Shareholders' equity totaled $158.3 million, equal to 5.35% of total assets at September 30, 2009.  At December 31, 2008, shareholders' equity was $194.9 million, which was equal to 6.59% of total assets.

Our bank subsidiary remains "well capitalized" (as defined by banking regulations) at September 30, 2009.

Bank Capital Ratios

	September 30, 2009	December 31, 2008	Minimum Ratio for Adequately Capitalized Institutions	Minimum Ratio for Well Capitalized Institutions
Tier 1 capital to average assets	7.32%	8.25%	4.00%	5.00%
Tier 1 risk-based capital	9.41	10.62	4.00	6.00
Total risk-based capital	10.68	11.91	8.00	10.00

Asset/Liability Management

Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities.  Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers' rights to prepay fixed-rate loans also create interest-rate risk.

Our asset/liability management efforts identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with our mission to maintain profitable financial leverage within established risk parameters. We evaluate various opportunities and alternate balance-sheet strategies carefully and consider the likely impact on our risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of our balance-sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. We have established parameters for interest-rate risk. We regularly monitor our interest-rate risk and report at least quarterly to our board of directors.

We employ simulation analyses to monitor our interest-rate risk profile and evaluate potential changes in our net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in our balance sheet. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.

Changes in Market Value of Portfolio Equity and Tax Equivalent Net Interest

Change in Interest Rates	Market Value Of Portfolio Equity(1)	Percent Change	Tax Equivalent Net Interest Income(2)	Percent Change
	(Dollars in thousands)
September 30, 2009
200 basis point rise	170,100	8.34%	141,900	0.07%
100 basis point rise	165,800	5.61	141,000	(0.56)
Base-rate scenario	157,000		141,800
100 basis point decline	150,000	(4.46)	141,700	(0.07)
200 basis point decline	152,200	(3.06)	140,100	(1.20)

December 31, 2008
200 basis point rise	$202,900	(2.50)%	$129,700	(4.56)%
100 basis point rise	206,500	(0.77)	132,500	(2.50)
Base-rate scenario	208,100		135,900
100 basis point decline	204,600	(1.68)	137,900	1.47
200 basis point decline	192,400	(7.54)	134,400	(1.10)

_______________

(1)   Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate.  Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.

(2)   Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the  next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.

December 31, 2008 Compared to December 31, 2007

Summary

Our total assets declined to $2.96 billion at December 31, 2008, from $3.25 billion at December 31, 2007. The decline in total assets primarily reflects a $148.8 million decrease in securities available for sale and a $50.0 million decrease in goodwill.  Portfolio Loans decreased $58.8 million in 2008 as every category of loans declined except for finance receivables. Total deposits decreased by $438.6 million in 2008 principally as a result of a decrease in Brokered CD's.  Other borrowings increased by $239.4 million in 2008 as maturing or callable brokered CD's were replaced with lower costing borrowings from the FRB or FHLB.

Securities

We maintain diversified securities portfolios, which include obligations of the U.S. government-sponsored agencies, securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow.

Securities available for sale declined during 2008 because maturities and principal payments in the portfolio were not replaced with new purchases.  We also sold municipal securities during 2008 primarily to reduce total assets in order to improve our capital ratios.  In addition, on January 1, 2008 we transferred $15.0 million of preferred stock investments from available for sale securities to trading securities.

As discussed earlier, we elected effective January 1, 2008, to measure the majority of our preferred stock investments at fair value pursuant.  During 2008 we recorded unrealized net losses on securities of $2.8 million related to the decline in fair value of the preferred stocks that were still being held at year end.  We also recorded realized net losses of $7.6 million on the sale of several of these preferred stocks. (See "Non-Interest Income.")  At year end we had $1.9 million (fair value) of trading securities remaining.

We recorded other than temporary impairment charges on securities of $0.2 million and $1.0 million in 2008 and 2007, respectively.  We did not record any such charges in 2006.  The 2008 impairment charge relates to a trust preferred security we own that was issued by a small Michigan-based community bank.  In 2007, we recorded $1.0 million of impairment charges on Fannie Mae and Freddie Mac preferred securities.  In these instances we believe that the decline in value is directly due to matters other than changes in interest rates, are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature.  (See "Non-Interest Income" and "Asset/Liability Management.")  In addition, in the fourth quarter of 2008 we recorded a write down of $6.2 million (from a par value of $10.0 million to a fair value of $3.8 million) related to the dissolution of a money-market auction rate security and the distribution of the underlying Bank of America preferred stock.

SECURITIES

		Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(In thousands)
Securities available for sale
December 31, 2008	$231,746	$3,707	$20,041	$215,412
December 31, 2007	363,237	6,013	5,056	364,194
December 31, 2006	430,262	7,367	2,844	434,785

We evaluate securities for other than temporary impairment at least quarterly and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition of the issuer, including review of recent credit ratings, and our ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery of fair value.

We have 45 mortgage-backed and other asset backed securities whose fair market value is less than amortized cost.  These securities include both agency and private label mortgage-backed securities.  The unrealized losses are largely attributed to credit spread widening on these securities.  We have satisfactory relationships between non-performing assets and subordination levels in each security and continue to receive principal reductions.  All of the issues are rated by a major rating agency as investment grade.  As management has the ability and intent to hold these securities until their forecasted recovery, no declines are deemed to be other than temporary.

We have 118 municipal securities whose fair market value is less than amortized cost.  The unrealized losses are largely attributed to a widening of market spreads and continued illiquidity for certain issues.  The majority of the securities are rated by a major rating agency as investment grade.  As management has the ability and intent to hold these securities until their forecasted recovery, no declines are deemed to be other than temporary.

We have eight trust preferred securities whose fair market value is less than amortized cost.  There were no credit issues relating to these securities.  Pricing of trust preferred securities has suffered from credit spread widening fueled by uncertainty regarding potential losses of financial companies, the absence of a liquid functioning secondary market and potential supply concerns from financial companies issuing new debt to recapitalize themselves.  Six of the eight securities are rated by a major rating agency as investment grade while the other two are non-rated.  As management has the ability and intent to hold these securities until their forecasted recovery, no declines are deemed to be other than temporary.

Portfolio Loans and Asset Quality

LOAN PORTFOLIO COMPOSITION

	December 31,
	2008	2007
	(In thousands)
Real estate (1)
Residential first mortgages	$760,201	$758,500
Residential home equity and other junior mortgages	229,865	239,965
Construction and land development	127,092	229,638
Other (2)	666,876	691,505
Finance receivables	286,836	209,631
Commercial	207,516	199,659
Consumer	171,747	178,622
Agricultural	9,396	10,810
Total loans	$2,459,529	$2,518,330

_______________

(1)   Includes both residential and non-residential commercial loans secured by real estate.

(2)   Includes loans secured by multi-family residential and non-farm, non-residential property.

Overall loan growth has slowed during the past two years reflecting both weak economic conditions in Michigan as well as a generally competitive pricing climate.  However, finance receivables (service contract payment plans) have been growing.  This growth reflects both increased sales efforts as well as our ability to focus solely on this line of business at Mepco because of the sale of our insurance premium finance business in January 2007.  Construction and land development loans have been declining as we are seeking to shrink this portion of our Portfolio Loans due to a very poor economic climate for real estate development, particularly residential real estate.  Further declines in Portfolio Loans or competition that leads to lower relative pricing on new Portfolio Loans could adversely impact our future operating results. We continue to view loan growth consistent with established quality and profitability standards as a major short and long-term challenge.

	December 31,
	2008	2007	2006
	(Dollars in thousands)
Non-accrual loans	$122,639	$72,682	$35,683
Loans 90 days or more past due and still accruing interest	2,626	4,394	3,479
Restructured loans		173	60
Total non-performing loans	125,265	77,249	39,222
Other real estate and repossessed assets	19,998	9,723	3,153
Total non-performing assets	$145,263	$86,972	$42,375

As a percent of Portfolio Loans
Non-performing loans	5.09%	3.07%	1.59%
Allowance for loan losses	2.35	1.80	1.09
Non-performing assets to total assets	4.91	2.68	1.24
Allowance for loan losses as a percent of non-performing loans	46	59	69

Non-performing loans totaled $125.3 million at December 31, 2008, a $48.0 million increase from December 31, 2007. The increase in non-performing loans since year-end 2007 is due primarily to an increase in non-performing commercial loan estate loans and residential mortgage loans. The rise in non-performing commercial real estate loans is primarily the result of several additional  credits with real estate developers becoming past due in 2008.  These delinquencies largely reflect cash flow difficulties encountered by many real estate developers in Michigan as they confront a significant decline in sales of real estate.  Since the beginning of 2007 the land, land development, and construction components of our commercial loan portfolio have declined by a total of 43%, and now represent less than 5% of total assets.  The elevated level of non-performing residential mortgage loans is primarily due to a rise in delinquencies, bankruptcies, and foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan.

Other real estate and repossessed assets totaled $20.0 million at December 31, 2008 compared to $9.7 million at December 31, 2007.  At these same dates, commercial real estate properties comprised $12.0 million and $2.6 million of these amounts, respectively while the balance was comprised primarily of residential real estate.  This increase is the result of the migration of non-performing loans secured by real estate into ORE as the foreclosure process is completed and any redemption period expires.  Higher foreclosure rates are evident nationwide, but Michigan has consistently had one of the highest foreclosure rates in the U.S. during the past year.  We believe that this higher foreclosure rate is due to both weak economic conditions (Michigan has one of the highest unemployment rates in the U.S.) and declining residential real estate values (which has eroded or eliminated the equity that many mortgagors had in their home).   Because the redemption period on foreclosures is relatively long in Michigan (six months to one year) and we have many non-performing loans that were in the process of foreclosure at December 31, 2008, we anticipate that our level of other real estate and repossessed assets will continue to rise during 2009 and will likely remain at elevated levels for some period of time.  A high level of non-performing assets will also adversely impact our tax equivalent net interest income.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR

	December 31,
	2008	2007	2006
	(In thousands)
Specific allocations	$16,788	$10,713	$2,631
Other adversely rated loans	9,511	10,804	5,144
Historical loss allocations	20,270	14,668	11,641
Additional allocations based on subjective factors	11,331	9,109	7,463
Total	$57,900	$45,294	$26,879

The allowance for loan losses increased to 2.35% of total Portfolio Loans at December 31, 2008 from 1.80% at December 31, 2007. This increase is primarily due to increases in three of the four components of the allowance for loan losses outlined in the table above. The allowance for loan losses related to specific loans increased due to the rise in non-performing loans described earlier. The allowance for loan losses related to other adversely rated loans decreased primarily due to the migration of certain adversely rated loans into the specific allocations category. The allowance for loan losses related to historical losses increased due primarily to higher loss rates that were partially offset by a decline in loans outstanding.  Finally, the allowance for loan losses related to subjective factors increased primarily due to weaker economic conditions in Michigan that have contributed to higher levels of non-performing loans and net loan charge-offs.

Losses associated with Mepco's administration of payment plans (finance receivables) are included in the provision for loan losses.  Such losses totaled $1.0 million, zero and $2.4 million in 2008, 2007 and 2006, respectively.  Mepco's allowance for loan losses totaled $0.04 million and $0.4 million at December 31, 2008 and December 31, 2007, respectively.  Mepco has established procedures for payment plan servicing/administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our collateral position in the event of payment default or voluntary cancellation by the customer. Mepco also has established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contact is entirely done through unrelated third parties (vehicle service contract administrators and sellers or automobile dealerships).  There can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment.

ALLOWANCES FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2008		2007		2006
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(In thousands)
Balance at beginning of year	$45,294	$1,936	$26,879	$1,881	$22,420	$1,820
Provision charged to
operating expense	72,079	208	43,105	55	16,283	61
Recoveries credited to
allowance	3,489		2,346		2,237
Loans charged against the
allowance	(62,962)		(27,036)		(14,061)
Balance at end of year	$57,900	$2,144	$45,294	$1,936	$26,879	$1,881

Net loans charged against
the allowance to average
Portfolio Loans	2.34%		0.98%		0.48%

Net loan charge-offs increased to $59.5 million (2.34% of average Portfolio Loans) in 2007 from $24.7 million (0.98% of average Portfolio Loans) in 2007. This increase is primarily due to a $27.9 million rise in commercial loan and $5.4 million rise in real estate mortgage loan net charge-offs in 2008 compared to 2007.  The majority of these loans were secured by real estate and the increased levels of net loan charge-offs primarily reflect much weaker real estate values in Michigan in 2008.

We took a variety of steps during 2007 (and which continued throughout 2008) to address the credit issues identified above (higher levels of watch credits, non-performing loans and other real estate and repossessed assets), including the following:

•         An enhanced quarterly watch credit review process to proactively manage higher risk loans.

•         Loan risk ratings are independently assigned and structure recommendations made upfront by our credit officers.

•         A Special Assets Group has been established to provide more effective management of our most troubled loans.  A select group of law firms supports this team, providing professional advice and systemic feedback.

•         An independent loan review function provides portfolio/individual loan feedback to evaluate the effectiveness of processes by market.

•         Management (incentive) objectives for each commercial lender and senior commercial lender emphasize credit quality in addition to profitability.

•         Portfolio concentrations are monitored with select loan types encouraged and other loan types (such as residential real estate development) requiring significantly higher approval authorities.

Deposits and Borrowings

Our competitive position within many of the markets served by our branch networks limits our ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits. Accordingly, we principally compete on the basis of convenience and personal service, while employing pricing tactics that are intended to enhance the value of core deposits.

To attract new core deposits, we have implemented a high-performance checking program that utilizes a combination of direct mail solicitations, in-branch merchandising, gifts for customers opening new checking accounts or referring business to our bank and branch staff sales training. This program has historically generated increases in customer relationships as well as deposit service charges. Over the past two to three years we have also expanded our treasury management products and services for commercial businesses and municipalities or other governmental units and have also increased our sales calling efforts in order to attract additional deposit relationships from these sectors. Despite these efforts our core deposit growth has not kept pace with the growth of our Portfolio Loans. We view long-term core deposit growth as a significant challenge. Core deposits generally provide a more stable and lower cost source of funds than alternative sources such as short-term borrowings. As a result, the continued funding of Portfolio Loan growth with alternative sources of funds (as opposed to core deposits) may erode certain of our profitability measures, such as return on assets, and may also adversely impact our liquidity. (See "Liquidity and Capital Resources.")  In March 2007 we completed the aforementioned branch acquisition, principally to increase our core deposits and market share in certain Michigan markets where we already had a presence.

We have also implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of any increases in interest earning assets.  The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts.  Changes between the various categories of our alternative sources of funds will generally reflect pricing conditions.

ALTERNATE SOURCES OF FUNDS

	December 31,
	2008			2007
	Amount	Average Maturity	Rate	Amount	Average Maturity	Rate
	(Dollars in thousands)
Brokered CDs(1)	$182,283	1.1 years	3.63%	$516,077	1.9 years	4.72%
Fixed-rate FHLB advances(1)	314,214	2.3 years	3.49	240,509	1.3 years	4.81
Variable-rate FHLB advances(1)				20,000	0.3 years	4.35
Securities sold under agreements to repurchase(1)	35,000	1.9 years	4.42	35,000	2.9 years	4.42
FRB borrowings	189,500	.1 years	0.54
Federal funds purchased	750	1 day	0.25	54,452	1 day	4.00
Total	$721,747	1.4 years	2.80%	$866,038	1.6 years	4.68%

_______________

(1)   Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest-rate swaps.

Other borrowed funds, principally advances from the FHLB, borrowings from the FRB and securities sold under agreements to repurchase ("Repurchase Agreements"), totaled $542.0 million at December 31, 2008, compared to $302.5 million at December 31, 2007.  The $239.5 million increase in other borrowed funds principally reflects higher borrowings from the FRB and FHLB to payoff Brokered CDs that matured or were called.  Interest rates on Brokered CDs remained elevated compared to other funding sources throughout most of 2008.  At December 31, 2008 we had unused borrowing capacity at the FRB and FHLB of approximately $610.5 million.  In determining our borrowing sources, we primarily evaluate the interest cost, payment terms, facility structure and collateral requirements (also see "Liquidity and Capital Resources.").

Prior to April 2008, we had an unsecured revolving credit facility and term loan (that had a remaining balance of $2.5 million).  The lender elected to not renew the $10.0 million unsecured revolving credit facility (which matured in April 2008) and required repayment of the term loan because we were out of compliance with certain financial covenants contained within the loan documents.  The $2.5 million term loan was repaid in full in April 2008 (it would have otherwise been repaid in full in accordance with the original terms in May 2009).

We employ derivative financial instruments to manage our exposure to changes in interest rates. At December 31, 2008, we employed interest-rate swaps with an aggregate notional amount of $168.0 million and interest rate caps with an aggregate notional amount of $278.5 million.

Liquidity and Capital Resources

Liquidity risk is the risk of being unable to timely meet obligations as they come due at a reasonable funding cost or without incurring unacceptable losses. Our liquidity management involves the measurement and monitoring of a variety of sources and uses of funds. Our Consolidated Statements of Cash Flows categorize these sources and uses into operating, investing and financing activities. We primarily focus our liquidity management on developing access to a variety of borrowing sources to supplement our deposit gathering activities and provide funds for growing our investment and loan portfolios as well as to be able to respond to unforeseen liquidity needs.

Our sources of funds include our deposit base, secured advances from the FHLB, secured borrowings from the FRB, a federal funds purchased borrowing facility with another commercial bank, and access to the capital markets (for Brokered CD's).

At December 31, 2008, we had $624.7 million of time deposits that mature in the next twelve months. Historically, a majority of these maturing time deposits are renewed by our customers or are Brokered CD's that we could replace. Additionally $1.215 billion of our deposits at December 31, 2008, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been reasonably stable over time as a result of our marketing and promotional activities.  There can be no assurance that historical patterns of renewing time deposits or growth in deposits will continue in the future.

In particular, recent media reports about bank failures have created concerns among depositors at banks throughout the country, including certain of our customers, particularly those with deposit balances in excess of deposit insurance limits.  In response, the FDIC has announced several programs during 2008 including increasing the deposit insurance limit from $100,000 to $250,000 at least until December 31, 2009 and providing unlimited deposit insurance for balances in non-interest bearing demand deposit and certain low-interest (an interest rate of 0.50% or less) transaction accounts.  We have proactively sought to provide appropriate information to our deposit customers about our organization in order to retain our business and deposit relationships.  Despite these moves by the FDIC and our proactive communications efforts, we are still experiencing some outflow of deposits.  The outflow of significant amounts of deposits could have an adverse impact on our liquidity and results of operations.

We have developed contingency funding plans that stress tests our liquidity needs that may arise from certain events such as an adverse credit event, rapid loan growth or a disaster recovery situation.  Our liquidity management also includes periodic monitoring that segregates assets between liquid and illiquid and classifies liabilities as core and non-core.  This analysis compares our total level of illiquid assets to our core funding.  It is our goal to have core funding sufficient to finance illiquid assets.

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2008.

CONTRACTUAL COMMITMENTS(1)

	1 Year or Less	1-3 Years	3-5 Years	After 5 Years	Total
	(Dollars in thousands)
Time deposit maturities	$624,674	$189,154	$33,461	$3,962	$851,251
Federal funds purchased and other borrowings	261,522	261,750	384	19,080	542,736
Subordinated debentures				92,888	92,888
Operating lease obligations	1,015	1,723	1,576	5,177	9,491
Purchase obligations(2)	1,294	2,588	431		4,313
Total	$888,505	$455,215	$35,852	$121,107	$1,500,679

_______________

(1)   Excludes approximately $0.7 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.

(2)   Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, our capital structure includes cumulative trust preferred securities and cumulative preferred stock.

CAPITALIZATION

	December 31,
	2008	2007
	(In thousands)
Unsecured debt		$3,000
Subordinated debentures	$92,888	92,888
Amount not qualifying as regulatory capital	(2,788)	(2,788)
Amount qualifying as regulatory capital	90,100	90,100
Shareholders' equity
Preferred stock	68,456
Common stock	22,791	22,601
Capital surplus	200,687	195,302
Retained earnings (accumulated deficit)	(73,849)	22,770
Accumulated other comprehensive income (loss)	(23,208)	(171)
Total shareholders' equity	194,877	240,502
Total capitalization	$284,977	$333,602

We have four special purpose entities that have issued $90.1 million of cumulative trust preferred securities outside of Independent Bank Corporation.  Currently $72.8 million of these securities qualify as Tier 1 capital and the balance qualify as Tier 2 capital.  These entities have also issued common securities and capital to Independent Bank Corporation.  Independent Bank Corporation, in turn, issued subordinated debentures to these special purpose entities equal to the trust preferred securities, common securities and capital issued.   The subordinated debentures represent the sole asset of the special purpose entities. The common securities, capital and subordinated debentures are included in our Consolidated Statements of Financial Condition at December 31, 2008 and 2007.

We redeemed (at par) $5.0 million of existing trust preferred securities (including $0.75 million owned by our bank) on May 31, 2007.  On May 31, 2007 we issued $12.0 million in new trust preferred securities in a pooled offering through a newly formed entity – IBC Capital Finance III.  The interest rate on these trust preferred securities is equal to 3-month LIBOR plus 160 basis points (adjusted quarterly).

On September 6, 2007 we issued an additional $20.0 million in new trust preferred securities in a pooled offering through another newly formed entity – IBC Capital Finance IV.  The interest rate on these trust preferred securities is equal to 3-month LIBOR plus 285 basis points (adjusted quarterly).  However, we also executed a five-year $20 million interest rate swap (on which we receive 3 month LIBOR and pay an effective, taking into account the 285 basis point spread, fixed interest rate of 7.555%) to hedge the variability of the future cash flows on these trust preferred securities.

Both of these above described trust preferred securities are redeemable (at par) in whole or in part at our option beginning approximately five years from the date of issuance.

We have $7.5 million of trust preferred securities (that were issued in a pooled offering) that are redeemable (at par) in whole or in part at our option on any February 7, May 7, August 7 or November 7, beginning on November 7, 2007.   We also have $50.6 million of trust preferred securities that were issued to the public in March 2003 and that are redeemable in whole or in part, from time to time, at our option beginning March 31, 2008.  Given the existing costs of these trust preferred securities compared to current market rates that we would likely incur in a refinancing, it is unlikely that we will redeem these securities under current market conditions.

In March 2006, the Federal Reserve Board issued a final rule that retains trust preferred securities in the Tier 1 capital of bank holding companies. After a transition period that originally was going to end on March 31, 2009 but that has recently been extended an additional two years (to March 31, 2011), the aggregate amount of trust preferred securities and certain other capital elements will be limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions.  Based upon our existing levels of Tier 1 capital, trust preferred securities and goodwill, this final Federal Reserve Board rule would have reduced our Tier 1 capital to average assets ratio by approximately 29 basis points at December 31, 2008, (this calculation assumes no transition period).

In December 2008, we issued 72,000 shares of Series A, no par value, $1,000 liquidation preference, fixed rate cumulative perpetual preferred stock and a warrant to purchase 3,461,538 warrants to purchase shares of our common stock to the Treasury in return for $72.0 million under the CPP.  Of the total proceeds, $68.4 million was allocated to the preferred stock and $3.6 million was allocated to the warrants (included in capital surplus) based on the relative fair value of each.  The $3.6 million discount on the preferred stock is being accreted using an effective yield method over five years.  The accretion is being recorded as part of the preferred stock dividend.

The preferred stock will pay a quarterly, a cumulative cash dividend at a rate of 5% per annum on the $1,000 liquidation preference to, but excluding February 15, 2014 and at a rate of 9% per annum thereafter.  We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  So long as any shares of preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders' rights plan; and (b) neither we nor our subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the preferred stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders' rights plan redemptions or repurchases of rights pursuant to any shareholders' rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not us or one of our subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.  Additionally, prior to December 12, 2011, even if we are current on the payment of dividends on the preferred stock, we may not do either of the following without the prior written consent of the Treasury: (y) pay cash dividends on our common stock to shareholders of more than $0.01 per share per quarter, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; or (z) repurchase any of our common stock or redeem any of our trust preferred securities, other than certain excepted redemptions of common stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practices similar to those described in clause (b) above.  These restrictions described in the preceding sentence expire, however, in the event that if we redeem all shares of preferred stock or in the event that if the Treasury transfers all of its shares of preferred stock to an unaffiliated transferee.  Holders of shares of the preferred stock have no right to exchange or convert such shares into any other securities of IBC.

The preferred stock may be redeemed at any time, in whole or in part, subject to the Treasury's prior consultation with the Federal Reserve Board.  Prior to the recent enactment of the American Recovery and Reinvestment Act of 2009, there were certain restrictions on our ability to redeem the preferred stock.  In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.  The preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions.  Holders of shares of preferred stock have no right to require the redemption or repurchase of the preferred stock.  Our Board of Directors, or a duly authorized committee of the Board of Directors, has full power and authority to prescribe the terms and conditions upon which the preferred stock will be redeemed from time to time, subject to the provisions of the Certificate of Designation (including the limitations described in this paragraph).  If fewer than all of the outstanding shares of preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of preferred stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

The warrant is initially exercisable for 3,461,538 shares of our common stock.  The initial exercise price applicable to the warrant is $3.12 per share of common stock for which the warrant may be exercised.  The number of shares of common stock underlying the warrant and the exercise price applicable to the warrant are both subject to adjustment for certain dilutive actions we may take, including stock dividends, stock splits, and similar transactions.  The warrant may be exercised at any time on or before December 12, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised.

The annual 5% dividend on the preferred stock together with the amortization of the discount will reduce net income (or increase the net loss) applicable to common stock by approximately $4.3 million annually.  In addition, the exercise price on the warrant of $3.12 per share is presently below our market, book and tangible book values per share.  If our market value per share exceeds the warrant price, our diluted earnings per share will be reduced.  Further, the exercise of the warrant would be dilutive to our book and tangible book values per share.

Shareholders' equity applicable to common stock declined to $126.4 million at December 31, 2008 from $240.5 million at December 31, 2007.  Our tangible common equity ("TCE") totaled $97.5 million and $158.5 million, respectively, at those same dates.  Our ratio of TCE to tangible assets was 3.33% at December 31, 2008 compared to 5.01% at December 31, 2007.  Although we would like to have a higher ratio of TCE to tangible assets, we believe that in the current environment, it would be extremely difficult to raise additional common equity, at least at an acceptable price.  Further, our regulatory capital ratios remain at levels above "well capitalized" standards.  Therefore, our capital strategy in the near term is focused on limiting growth in total assets, maintaining our quarterly common stock cash dividend at only a nominal level and returning to profitability as soon as possible in order to increase our ratio of TCE to tangible assets in the future.

We did not repurchase any shares of our common stock on the open market during 2008 or in the last nine months of 2007.  However, during the first quarter of 2007 we repurchased 295,000 shares on the open market at a weighted average price of $20.30 per share.  We also reduced our quarterly common stock cash dividend to $0.01 per share in the second quarter of 2008.  These actions were taken in order to preserve cash at our bank holding company as we do not expect our bank subsidiary to be able to pay any cash dividends in the near term.  Although there are no specific regulations restricting dividend payments by bank holding companies (other than State corporate laws) the Federal Reserve Bank (our primary federal regulator) has issued a policy statement on cash dividend payments.  The Federal Reserve's view is that: "an organization experiencing earnings weaknesses or other financial pressures should not maintain a level of cash dividends that exceeds its net income, that is inconsistent with the organization's capital position, or that can only be funded in ways that may weaken the organization's financial health."  Although the Federal Reserve has not sought to restrict or limit the cash dividends that we have been paying, our Board of Directors believed that it was in the best long-term interests of our shareholders to reduce our quarterly common stock cash dividend to a nominal level ($0.01 per share).  Our bank holding company had cash on hand of approximately $27.5 million at December 31, 2008.  This level of cash provides approximately three years of coverage for expected dividends on trust preferred securities, the Preferred Stock and our common stock.

Our bank subsidiary remains "well capitalized" (as defined by banking regulations) at December 31, 2008 and 2007.

Bank Capital Ratios

	September 30, 2009	December 31, 2008	Minimum Ratio for Adequately Capitalized Institutions	Minimum Ratio for Well Capitalized Institutions
Tier 1 capital to average assets	7.32%	8.25%	4.00%	5.00%
Tier 1 risk-based capital	9.41	10.62	4.00	6.00
Total risk-based capital	10.68	11.91	8.00	10.00

Shareholders' equity totaled $194.9 million at December 31, 2008. The decrease from $240.5 million at December 31, 2007 primarily reflects the loss that we incurred in 2008 and a larger accumulated other comprehensive loss that were partially offset by the aforementioned Preferred Stock issuance. Shareholders' equity was equal to 6.59% of total assets at December 31, 2008, compared to 7.41% a year earlier.

Asset/Liability Management

Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers' rights to prepay fixed-rate loans also create interest-rate risk.

Our asset/liability management efforts identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with our mission to maintain profitable financial leverage within established risk parameters. We evaluate various opportunities and alternative balance-sheet strategies carefully and consider the likely impact on our risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of our balance-sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. We have established parameters for interest-rate risk. We regularly monitor our interest-rate risk and report quarterly to our board of directors.

We employ simulation analyses to monitor our interest-rate risk profile and evaluate potential changes in our net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in our balance sheet. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND TAX EQUIVALENT NET INTEREST INCOME

Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Tax Equivalent Net Interest Income(2)	Percent Change
	(Dollars in thousands)
December 31, 2008
200 basis point rise	$202,900	(2.50)%	$129,700	(4.56)%
100 basis point rise	206,500	(0.77)	132,500	(2.50)
Base-rate scenario	208,100		135,900
100 basis point decline	204,600	(1.68)	137,900	1.47
200 basis point decline	192,400	(7.54)	134,400	(1.10)

December 31, 2007
200 basis point rise	$229,000	(6.87)%	$121,600	(4.25)%
100 basis point rise	241,100	(1.95)	124,100	(2.28)
Base-rate scenario	245,900		127,000
100 basis point decline	234,100	(4.80)	128,900	1.50
200 basis point decline	222,200	(9.64)	130,200	2.52

_______________

(1)   Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the  estimated future cash flows using a market-based discount rate.  Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.

(2)   Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the  next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.

CRITICAL ACCOUNTING POLICIES

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for other than temporary impairment of investment securities, the allowance for loan losses, originated mortgage loan servicing rights, derivative financial instruments, income taxes and goodwill are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our financial position or results of operations.

We are required to assess our investment securities for "other than temporary impairment" on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. The topic of other than temporary impairment has been at the forefront of discussions within the accounting profession during 2008 and 2009 because of the dislocation of the credit markets that has occurred. On January 12, 2009 the Financial Accounting Standards Board ("FASB") issued ASC 325-40-65-1 (formerly Staff Position No. EITF 99-20-1— "Amendments to the Impairment Guidance of EITF Issue No. 99-20.")  This standard has been applicable to our financial statements since December 31, 2008. In particular, this standard strikes the language that required the use of market participant assumptions about future cash flows from previous guidance. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. Our assessment process resulted in recording an other than temporary impairment charge of $0.02 million in the first nine months of 2009 compared to $0.1 million in the first nine months of 2008. Further, we did elect (effective January 1, 2008) fair value accounting pursuant to FASB ASC topic 825 "Financial Instruments" for certain of our preferred stock investments. We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices. Prices for investment securities are largely provided by a pricing service.  These prices consider benchmark yields, reported trades, broker / dealer quotes and issuer spreads.  Furthermore, prices for mortgage securities consider: TBA prices, monthly payment information and collateral performance.  As of September 30, 2009, the pricing service did not provide fair values for securities with a fair value of $39.8 million.  Management estimated the fair value of these securities using similar techniques including: observed prices, benchmark yields, dealer bids and TBA pricing.  These estimates are subject to change and the resulting level 3 valued securities may be volatile as a result.  At September 30, 2009 the cost basis of our investment securities classified as available for sale exceeded their estimated fair value at that same date by $6.4 million. This amount is included in the accumulated other comprehensive loss section of shareholders' equity.

Our methodology for determining the allowance and related provision for loan losses is described above in "Portfolio Loans and asset quality." In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of losses that are probable in our loan portfolio.  We use a rigorous process to attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the losses that are probable in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different than the levels that we recorded thus far in 2009.

At September 30, 2009 we had approximately $14.3 million of mortgage loan servicing rights capitalized on our balance sheet. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans.  We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. We recorded a decrease in the valuation allowance on capitalized mortgage loan servicing rights of $1.5 million in the first nine months of 2009.

We use a variety of derivative instruments to manage our interest rate risk. These derivative instruments may include interest rate swaps, collars, floors and caps and mandatory forward commitments to sell mortgage loans.  Under FASB ASC topic 815 "Derivatives and Hedging" the accounting for increases or decreases in the value of derivatives depends upon the use of the derivatives and whether the derivatives qualify for hedge accounting. At September 30, 2009 we had approximately $201.0 million in notional amount of derivative financial instruments that qualified for hedge accounting under this standard. As a result, generally, changes in the fair market value of those derivative financial instruments qualifying as cash flow hedges are recorded in other comprehensive income. The changes in the fair value of those derivative financial instruments qualifying as fair value hedges are recorded in earnings and, generally, are offset by the change in the fair value of the hedged item which is also recorded in earnings (we currently do not have any fair value hedges). The fair value of derivative financial instruments qualifying for hedge accounting was a negative $4.8 million at September 30, 2009.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At September 30, 2009 we had gross deferred tax assets of $56.6 million, gross deferred tax liabilities of $6.3 million and a valuation allowance of $49.7 million ($13.5 million of such valuation allowance was established in the first nine months of 2009 and the balance of which was established in 2008) resulting in a net deferred tax asset of $0.6 million.  This valuation allowance represents our entire net deferred tax asset except for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco's individual earnings. FASB ASC topic 740 "Income Taxes" requires that companies assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a "more likely than not" standard. In accordance with this standard, we reviewed our deferred tax assets and determined that based upon a number of factors including our declining operating performance since 2005 and our net loss in 2008 and in the first nine months of 2009, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment, we should establish a valuation allowance for our deferred tax assets. In the last quarter of 2008, we recorded a $36.2 million valuation allowance, which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders' equity and in the first nine months of 2009 we recorded an additional $13.5 million valuation allowance.  We had recorded no valuation allowance on our net deferred tax asset in prior years because we believed that the tax benefits associated with this asset would more likely than not, be realized. Changes in tax laws, changes in tax rates and our future level of earnings can impact the ultimate realization of our net deferred tax asset as well as the valuation allowance that we have established.

At September 30, 2009 we had $16.7 million of goodwill. Under FASB ASC topic 350 "Intangibles-Goodwill and Other"  this asset must be periodically tested for impairment. We test our goodwill for impairment utilizing the methodology and guidelines established in this standard.  This methodology involves assumptions regarding the valuation of the business segments that contain the acquired entities.  We believe that the assumptions we utilize are reasonable. During 2008 we recorded a $50.0 million goodwill impairment charge. In the fourth quarter of 2008 we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008). Our common stock price dropped even further in the fourth quarter resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity.  This necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank's assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge. The remaining goodwill of $16.7 million is at our Mepco reporting unit and the testing performed indicated that this goodwill is not impaired. Mepco had net income from continuing operations of $11.1 million in the first nine-months of 2009 and $10.7 million and $5.1 million in 2008 and 2007, respectively. Based primarily on Mepco's estimated future earnings, the fair value of this reporting unit (utilizing a discounted cash flow method) has been determined to be in excess of its carrying value. We may incur additional impairment charges related to our remaining goodwill in the future due to changes in business prospects or other matters at Mepco that could affect our valuation assumptions.

LITIGATION MATTERS

We are involved in various litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our financial condition or results of operations.

BUSINESS

Independent Bank Corporation was incorporated under the laws of the State of Michigan on September 17, 1973, for the purpose of becoming a bank holding company. We are registered under the Bank Holding Company Act of 1956, as amended, and own the outstanding stock of Independent Bank which is organized under the laws of the State of Michigan. During 2007, we consolidated our existing four bank charters into one.

Aside from the stock of our bank, we have no other substantial assets. We conduct no business except for the collection of dividends from our bank and the payment of dividends to our shareholders. Certain employee retirement plans (including employee stock ownership and deferred compensation plans) as well as health and other insurance programs have been established by us. The costs of these plans are borne by our bank and its subsidiaries.

We have no material patents, trademarks, licenses or franchises except the corporate franchise of our bank which permits it to engage in commercial banking pursuant to Michigan law.

Our bank's main office location is Ionia, Michigan and it had total loans (excluding loans held for sale) and total deposits of $2.460 billion and $2.066 billion, respectively, at December 31, 2008.

Our bank transacts business in the single industry of commercial banking. Most of our bank's offices provide full-service lobby and drive-thru services in the communities which they serve. Automatic teller machines are also provided at most locations.

Our bank's activities cover all phases of banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing, mortgage lending and safe deposit box services. Our bank's mortgage lending activities are primarily conducted through a separate mortgage bank subsidiary. Mepco Finance Corporation, a subsidiary of our bank, acquires (on a full recourse basis) and services payment plans used by consumers to purchase vehicle service contracts and similar products purchased and administered by third parties. In addition, our bank offers title insurance services through a separate subsidiary and provides investment and insurance services through a third party agreement with PrimeVest Financial Services, Inc. Our bank does not offer trust services. Our principal markets are the rural and suburban communities across lower Michigan that are served by our bank's branch network. Our bank serves its markets through its main office and a total of 105 branches, 4 drive-thru facilities and 5 loan production offices.  The ongoing economic stress in Michigan has adversely impacted many of our markets, which is manifested in higher levels of loan defaults and lower demand for credit.

Our bank competes with other commercial banks, savings banks, credit unions, mortgage banking companies, securities brokerage companies, insurance companies, and money market mutual funds. Many of these competitors have substantially greater resources than we do and offer certain services that we do not currently provide. Such competitors may also have greater lending limits than our bank. In addition, non-bank competitors are generally not subject to the extensive regulations applicable to us.

Price (the interest charged on loans and/or paid on deposits) remains a principal means of competition within the financial services industry. Our bank also competes on the basis of service and convenience in providing financial services.

The principal sources of revenue, on a consolidated basis, are interest and fees on loans, other interest income and non-interest income. The sources of revenue for the three most recent years are as follows:

	2008	2007	2006
Interest and fees on loans	80.0%	74.8%	74.1%
Other interest income	7.3	7.7	8.8
Non-interest income	12.7	17.5	17.1

	100.0%	100.0%	100.0%

As of December 31, 2008, we had 1,030 full-time employees and 275 part-time employees.

Supervision and Regulation

The following is a summary of certain statutes and regulations affecting us. This summary is qualified in its entirety by reference to the particular statutes and regulations. A change in applicable laws or regulations may have a material effect on us and our bank.

General

Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, our growth and earnings performance can be affected not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Federal Deposit Insurance Corporation (the "FDIC"),

the Michigan Office of Financial and Insurance Regulation (the "Michigan OFIR"), the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies and any changes thereto can be significant and cannot be predicted.

Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to us establishes a comprehensive framework for our operations and is intended primarily for the protection of the FDIC's deposit insurance funds, our depositors, and the public, rather than our shareholders.

Federal law and regulations establish supervisory standards applicable to the lending activities of our bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

Regulatory Developments

Emergency Economic Stabilization Act of 2008.  On October 3, 2008, Congress enacted the Emergency Economic Stabilization Act of 2008 ("EESA"). EESA enables the federal government, under terms and conditions developed by the Secretary of the United States Department of the Treasury (the "Treasury"), to insure troubled assets, including mortgage-backed securities, and collect premiums from participating financial institutions. EESA includes, among other provisions: (a) the $700 billion Troubled Assets Relief Program ("TARP"), under which the Secretary of the Treausry is authorized to purchase, insure, hold, and sell a wide variety of financial instruments, particularly those that are based on or related to residential or commercial mortgages originated or issued on or before March 14, 2008; and (b) an increase in the amount of deposit insurance provided by the FDIC. Both of these specific provisions are discussed in the below sections.

Troubled Assets Relief Program (TARP). Under TARP, the Treausry authorized a voluntary capital purchase program ("CPP") to purchase senior preferred shares of qualifying financial institutions that elect to participate. Participating companies must adopt certain standards for executive compensation, including (a) prohibiting "golden parachute" payments as defined in EESA to senior executive officers; (b) requiring recovery of any compensation paid to senior executive officers based on criteria that is later proven to be materially inaccurate; and (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution. The terms of the CPP also limit certain uses of capital by the issuer, including repurchases of company stock and increases in dividends.

On December 12, 2008, we participated in the CPP and issued $72 million in capital to the Treasury in the form of non-voting cumulative preferred stock that pays cash dividends at the rate of 5% per annum for the first five years, and then pays cash dividends at the rate of 9% per annum thereafter. In addition, the Treasury received a warrant to purchase shares of our common stock having an aggregate market price equal to 15% of the preferred stock amount. Of the total proceeds, $68.4 million was allocated to the preferred stock and $3.6 million was allocated to the warrant (included in capital surplus) based on the relative fair value of each. The exercise price for the warrant is $3.12 per share, which was determined based on the average of closing prices of our common stock during the 20-trading day period ended November 20, 2008, the last trading day prior to the date the Treasury approved our participation in the CPP. The warrant is exercisable, in whole or in part, over a term of 10 years.

The securities purchase agreement, dated December 12, 2008, pursuant to which the securities issued to the Treasury under the CPP were sold, limits the payment of dividends on our common stock; limits our ability to repurchase shares of common stock (with certain exceptions); grants the holders of the preferred stock, the warrant and our common stock to be issued under the warrant certain registration rights; and subjects us to the executive compensation limitations included in the EESA.

Federal Deposit Insurance Coverage.  EESA temporarily raised the limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor and on May 20, 2009, this temporary increase in the insurance limit was extended until December 31, 2013. Separate from EESA, in October 2008, the FDIC also announced the Temporary Liquidity Guarantee Program. Under one component of this program, the FDIC temporarily provides unlimited coverage for noninterest bearing transaction deposit accounts through June 30, 2010.

Financial Stability Plan.  On February 10, 2009, the Treasury announced the Financial Stability Plan ("FSP"), which is a comprehensive set of measures intended to shore up the U.S. financial system and earmarks the balance of the unused funds originally authorized under EESA. The major elements of the FSP include: (i) a capital assistance program that will invest in convertible preferred stock of certain qualifying institutions, (ii) a consumer and business lending initiative to fund new consumer loans, small business loans and commercial mortgage asset-backed securities issuances, (iii) a new public-private investment fund that will leverage public and private capital with public financing to purchase up to $500 billion to $1 trillion of legacy "toxic assets" from financial institutions, and (iv) assistance for homeowners by providing up to $75 billion to reduce mortgage payments and interest rates and establishing loan modification guidelines for government and private programs.

Financial institutions receiving assistance under the FSP going forward will be subject to higher transparency and accountability standards, including restrictions on dividends, acquisitions and executive compensation and additional disclosure requirements. We cannot predict at this time the effect that the FSP may have on us or our business, financial condition or results of operations.

American Recovery and Reinvestment Act of 2009.  On February 17, 2009, Congress enacted the American Recovery and Reinvestment Act of 2009 ("ARRA"). In enacting ARRA, Congress intended to provide a stimulus to the U.S. economy in light of the significant economic downturn. ARRA includes federal tax cuts, expansion of unemployment benefits and other social welfare provisions, and numerous domestic spending efforts in education, healthcare and infrastructure. ARRA also includes numerous non-economic recovery related items, including a limitation on executive compensation in federally-aided financial institutions, including banks that have received or will receive assistance under TARP.

Under ARRA, a financial institution will be subject to the following restrictions and standards throughout the period in which any obligation arising from financial assistance provided under TARP remains outstanding:

•         Limits on compensation incentives for risk-taking by senior executive officers;

•         Requirement of recovery of any compensation paid based on inaccurate financial information;

•         Prohibition on "golden parachute payments" as defined in ARRA;

•         Prohibition on compensation plans that would encourage manipulation of reported earnings to enhance the compensation of employees;

•         Establishment of board compensation committees by publicly-registered TARP recipients comprised entirely of independent directors, for the purpose of reviewing employee compensation plans;

•         Prohibition on bonuses, retention awards, and incentive compensation, except for payments of long-term restricted stock; and

•         Limitation on luxury expenditures.

In addition, TARP recipients will be required to permit a separate shareholder vote to approve the compensation of executives. The chief executive officer and chief financial officer of each TARP recipient will be required to provide a written certification of compliance with these standards to the SEC.

The foregoing is a summary of requirements to be included in standards to be established by the Secretary of the Treasury.

Homeowner Affordability and Stability Plan.  On February 18, 2009, President Obama announced the Homeowner Affordability and Stability Plan ("HASP"). HASP is intended to support a recovery in the housing market and ensure that workers can continue to pay off their mortgages through the following elements:

•         Access to low-cost refinancing for responsible homeowners suffering from falling home prices;

•         A $75 billion homeowner stability initiative to prevent foreclosure and help responsible families stay in their homes; and

•         Support low mortgage rates by strengthening confidence in Fannie Mae and Freddie Mac.

In addition, the U.S. Government, the Federal Reserve, the Treasury, the FDIC and other governmental and regulatory bodies have taken, or may be considering taking, other actions to address the financial crisis.  There can be no assurance, however, as to the actual impact of these actions on the financial markets and their potential impact on our business.

Independent Bank Corporation

General

We are a bank holding company and, as such, are registered with, and subject to regulation by, the Federal Reserve under the Bank Holding Company Act, as amended (the "BHCA"). Under the BHCA, we are subject to periodic examination by the Federal Reserve, and are required to file periodic reports of operations and such additional information as the Federal Reserve may require.

In accordance with Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support the subsidiary banks in circumstances where the bank holding company might not do so absent such policy.

In addition, if the Michigan OFIR deems a bank's capital to be impaired, the Michigan OFIR may require a bank to restore its capital by special assessment upon a bank holding company, as the bank's sole shareholder. If the bank holding company failed to pay such assessment, the directors of that bank would be required, under Michigan law, to sell the shares of bank stock owned by the bank holding company to the highest bidder at either public or private auction and use the proceeds of the sale to restore the bank's capital.

Any capital loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Investments and Activities

In general, any direct or indirect acquisition by a bank holding company of any voting shares of any bank which would result in the bank holding company's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of the bank holding company with another bank holding company, will require the prior written approval of the Federal Reserve under the BHCA. In acting on such applications, the Federal Reserve must consider various statutory factors including the effect of the proposed transaction on competition in relevant geographic and product markets, and each party's financial condition, managerial resources, and record of performance under the Community Reinvestment Act.

In addition and subject to certain exceptions, the Change in the Bank Control Act ("Control Act") and regulations promulgated thereunder by the Federal Reserve, require any person acting directly or indirectly, or through or in concert with one or more persons, to give the Federal Reserve 60 days' written notice before acquiring control of a bank holding company. Transactions which are presumed to constitute the acquisition of control include the acquisition of any voting securities of a bank holding company having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, if, after the transaction, the acquiring person (or persons acting in concert) owns, controls or holds with power to vote 10% or more of any class of voting securities of the institution. The acquisition may not be consummated subsequent to such notice if the Federal Reserve issues a notice within 60 days, or within certain extensions of such period, disapproving the acquisition.

The merger or consolidation of an existing bank subsidiary of a bank holding company with another bank, or the acquisition by such a subsidiary of the assets of another bank, or the assumption of the deposit and other liabilities by such a subsidiary requires the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain cases an application to, and the prior approval of, the Federal Reserve under the BHCA and/or OFIR under Michigan banking laws, may be required.

With certain limited exceptions, the BHCA prohibits any bank holding company from engaging, either directly or indirectly through a subsidiary, in any activity other than managing or controlling banks unless the proposed non-banking activity is one that the Federal Reserve has determined to be so closely related to banking as to be a proper incident thereto. Under current Federal Reserve regulations, such permissible non-banking activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. Well-capitalized and well-managed bank holding companies may, however, engage de novo in certain types of non-banking activities without prior notice to, or approval of, the Federal Reserve, provided that written notice of the new activity is given to the Federal Reserve within 10 business days after the activity is commenced. If a bank holding company wishes to engage in a non-banking activity by acquiring a going concern, prior notice and/or prior approval will be required, depending upon the activities in which the company to be acquired is engaged, the size of the company to be acquired and the financial and managerial condition of the acquiring bank company.
Eligible bank holding companies that elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance activities and any other activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The Bank Holding Company Act generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank or financial holding companies.  As of the date of this filing, we have not applied for approval to operate as a financial holding company and have no current intention of doing so.

Capital Requirements

The Federal Reserve uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

The Federal Reserve's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, and (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets. The leverage capital requirement consists of a minimum ratio of Tier 1 capital (which consists principally of shareholders' equity) to total assets of 3% for the most highly rated companies with minimum requirements of 4% to 5% for all others. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital.

The risk-based and leverage standards presently used by the Federal Reserve are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations.

Included in our Tier 1 capital is $72.8 million of trust preferred securities (classified on our balance sheet as "Subordinated debentures"). In March 2005, the Federal Reserve Board issued a final rule that would retain trust preferred securities in the Tier 1 capital of bank holding companies. After a transition period that originally was going to end on March 31, 2009 but that has recently been extended an additional two years (to March 31, 2011), the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25 percent of Tier 1 capital elements, net of goodwill (less any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit could be included in the Tier 2 capital, subject to restrictions. Based upon our existing levels of Tier 1 capital, trust preferred securities and goodwill, this final Federal Reserve Board rule would have reduced our Tier 1 capital to average assets ratio by approximately 29 basis points at September 30, 2009 (this calculation assumes no transition period).

The Federal bank regulatory agencies are required biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities.

Dividends

Most of our revenues are received in the form of dividends paid by our bank. Thus, our ability to pay dividends to our shareholders is indirectly limited by statutory restrictions on the ability of our bank to pay dividends, as discussed below. Further, in a policy statement, the Federal Reserve has expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which can only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. The "prompt corrective action" provisions of federal law and regulation authorizes the Federal Reserve to restrict the amount of dividends that an insured bank can pay which fails to meet specified capital levels.

In addition to the restrictions on dividends imposed by the Federal Reserve, the Michigan Business Corporation Act provides that dividends may be legally declared or paid only if after the distribution, a corporation can pay its debts as they come due in the usual course of business and its total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock whose preferential rights are superior to those receiving the distribution.

Finally, dividends on our common stock must be paid in accordance with the terms of the CPP. Prior to December 12, 2011, unless we have redeemed all of the preferred stock issued to Treasury on December 12, 2008 or unless the Treasury has transferred all the preferred securities to a third party, the consent of the Treasury will be required for us to declare or pay any dividend or make any distribution on common stock other than (i) regular quarterly cash dividends of not more than $0.01 per share, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, (ii) dividends payable solely in shares of our common stock, and (iii) dividends or distributions of rights or junior stock in connection with any shareholders' rights plan.

Notwithstanding the foregoing, because we have suspended all dividends on the shares of preferred stock issued to the Treasury and all quarterly payments on our outstanding trust preferred securities, we are currently prohibited from paying any cash dividends on our common stock.  In addition, in December of 2009, our Board of Directors adopted resolutions that prohibit us from paying any dividends on our common stock without, in each case, the prior written approval of the FRB and the Michigan OFIR.  See "Recent Developments" above and "Dividend Policy" below for more information.

Federal Securities Regulation

Our common stock is registered with the Securities and Exchange Commission ('SEC') under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We are therefore subject to the information, proxy solicitation, insider trading and other restrictions and requirements of the SEC under the Exchange Act. The Sarbanes-Oxley Act of 2002 provides for numerous changes to the reporting, accounting, corporate governance and business practices of companies as well as financial and other professionals who have involvement with the U.S. public markets.

Our Bank

General

Our bank is a Michigan banking corporation, is a member of the Federal Reserve System and its deposit accounts are insured by the Deposit Insurance Fund ("DIF") of the FDIC. As a member of the Federal Reserve System, and a Michigan chartered bank, our bank is subject to the examination, supervision, reporting and enforcement requirements of the Federal Reserve Board as its primary regulator, and Michigan OFIR, as the chartering authority for Michigan banks. These agencies and the federal and state laws applicable to our bank and its operations, extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

Deposit Insurance

As an FDIC-insured institution, our bank is required to pay deposit insurance premium assessments to the FDIC. Under the FDIC's risk-based assessment system for deposit insurance premiums, all insured depository institutions are placed into one of four categories and assessed insurance premiums based primarily on their level of capital and supervisory evaluations.

The FDIC is required to establish assessment rates for insured depository institutions at levels that will maintain the DIF at a Designated Reserve Ratio (DRR) selected by the FDIC within a range of 1.15% to 1.50%. The FDIC is allowed to manage the pace at which the reserve ratio varies within this range. The DRR is currently established at 1.25%.

Under the FDIC's prevailing rate schedule, assessments are made and adjusted based on risk.  Premiums are assessed and collected quarterly by the FDIC.  Beginning as of the second quarter of 2009, banks in the lowest risk category paid an initial base rate ranging from 12 to 16 basis points  (calculated as an annual rate against the bank's deposit base) for insurance premiums, with certain potential adjustments based on certain risk factors affecting the bank. That base rate is subject to increase to 45 basis points for banks that pose significant supervisory concerns, with certain potential adjustments based on certain risk factors affecting the bank.  FDIC insurance assessments could continue to increase in the future due to continued depletion of the DIF.

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009.  This special assessment was paid on September 30, 2009.  The FDIC may impose additional special assessments under certain circumstances.

In addition, in 2008, the bank elected to participate in the FDIC's Transaction Account Guarantee Program (TAGP). Under the TAGP, funds in non-interest bearing transaction accounts, in interest-bearing transaction accounts with an interest rate of 0.50% or less, and in Interest on Lawyers Trust Accounts (IOLTA) will have a temporary (until June 30, 2010) unlimited guarantee from the FDIC. The coverage under the TAGP is in addition to and separate from the coverage available under the FDIC's general deposit insurance rules which insure accounts up to $250,000. Participation in the TAGP requires the payment of additional insurance premiums to the FDIC.

FICO Assessments

Our bank, as a member of the DIF, is subject to assessments to cover the payments on outstanding obligations of the Financing Corporation ("FICO"). FICO was created to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the predecessor to the FDIC's Savings Association Insurance Fund which was created to insure the deposits of thrift institutions and was merged with the Bank Insurance Fund into the newly formed DIF in 2006. From now until the maturity of the outstanding FICO obligations in 2019, DIF members will share the cost of the interest on the FICO bonds on a pro rata basis. It is estimated that FICO assessments during this period will be approximately 0.011% of deposits.

Michigan OFIR Assessments

Michigan banks are required to pay supervisory fees to the Michigan OFIR to fund their operations. The amount of supervisory fees paid by a bank is based upon the bank's total assets.

Capital Requirements

The Federal Reserve has established the following minimum capital standards for state-chartered, FDIC-insured member banks, such as our bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders' equity. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, Federal Reserve regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities.

Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Federal regulations define these capital categories as follows:

	Total	Tier 1
	Risk-Based	Risk-Based
	Capital Ratio	Capital Ratio	Leverage Ratio
Well capitalized	10% or above	6% or above	5% or above
Adequately capitalized	8% or above	4% or above	4% or above
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%
Critically undercapitalized	––	––	A ratio of tangible equity to total assets of 2% or less

At September 30, 2009, our bank's ratios exceeded minimum requirements for the well-capitalized category.

In conjunction with its discussions with federal and state regulators, the Board of Directors of our Bank adopted resolutions in December of 2009 requiring our bank to achieve minimum capital ratios that are higher than the minimum requirements described in the Federal Reserve's capital guidelines.  See "Recent Developments" above for more information.

Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rates the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

In general, a depository institution may be reclassified to a lower category than is indicated by its capital levels if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

Dividends

Under Michigan law, banks are restricted as to the maximum amount of dividends they may pay on their common stock. Our bank may not pay dividends except out of its net income after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend.

As a member of the Federal Reserve System, our bank is required to obtain the prior approval of the Federal Reserve Board for the declaration or payment of a dividend if the total of all dividends declared in any year will exceed the total of (a) the bank's retained net income (as defined by federal regulation) for that year, plus (b) the bank's retained net income for the preceding two years. Federal law generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. In addition, the Federal Reserve may prohibit the payment of dividends by a bank, if such payment is determined, by reason of the financial condition of the bank, to be an unsafe and unsound banking practice or if the bank is in default of payment of any assessment due to the FDIC.

In addition to these restrictions, in December of 2009, the Board of Directors of our bank adopted resolutions that prohibit our bank from paying any dividends to our holding company without, in each case, the prior written approval of the FRB and the Michigan OFIR.  See "Recent Developments" above for more information.

Insider Transactions

Our bank is subject to certain restrictions imposed by the Federal Reserve Act on "covered transactions" with us or our subsidiaries, which include investments in our stock or other securities issued by us or our subsidiaries, the acceptance of our stock or other securities issued by us or our subsidiaries as collateral for loans and extensions of credit to us or our subsidiaries. Certain limitations and reporting requirements are also placed on extensions of credit by our bank to its directors and officers, to our directors and officers and those of our subsidiaries, to our principal shareholders, and to "related interests" of such directors, officers and principal shareholders. In addition, federal law and regulations may affect the terms upon which any person becoming one of our directors or officers or a principal shareholder may obtain credit from banks with which our bank maintains a correspondent relationship.

Safety and Soundness Standards

Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the FDIC adopted guidelines to establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.

Investment and Other Activities

Under federal law and regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. FDICIA, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as a principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the bank's primary federal regulator determines the activity would not pose a significant risk to the DIF. Impermissible investments and activities must be otherwise divested or discontinued within certain time frames set by the bank's primary federal regulator in accordance with federal law. These restrictions are not currently expected to have a material impact on the operations of our bank.

Consumer Banking

Our bank's business includes making a variety of types of loans to individuals. In making these loans, our Bank is subject to state usury and regulatory laws and to various federal statutes, including the privacy of consumer financial information provisions of the Gramm Leach-Bliley Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, and the regulations promulgated under these statutes, which (among other things) prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage loan servicing activities of our bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. In receiving deposits, our bank is subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the Federal Deposit Insurance Act. Violation of these laws could result in the imposition of significant damages and fines upon our Bank and its directors and officers.

Branching Authority

Michigan banks, such as our bank, have the authority under Michigan law to establish branches anywhere in the State of Michigan, subject to receipt of all required regulatory approvals. Banks may establish interstate branch networks through acquisitions of other banks. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed only if specifically authorized by state law.

Michigan permits both U.S. and non-U.S. banks to establish branch offices in Michigan. The Michigan Banking Code permits, in appropriate circumstances and with the approval of the Michigan OFIR (1) acquisition of Michigan banks by FDIC-insured banks or savings banks located in other states, (2) sale by a Michigan bank of branches to an FDIC-insured bank or savings bank located in a state in which a Michigan bank could purchase branches of the purchasing entity, (3) consolidation of Michigan banks and FDIC-insured banks or savings banks located in other states having laws permitting such consolidation, (4) establishment of branches in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting a Michigan bank to establish a branch in such jurisdiction, and (5) establishment by foreign banks of branches located in Michigan.

Mepco Finance Corporation

Our subsidiary, Mepco Finance Corporation, is engaged in the business of acquiring (on a full recourse basis) and servicing payment plans used by consumers throughout the United States who have purchased a vehicle service contract and choose to make monthly payments for their coverage. In the typical transaction, no interest or other finance charge is charged to these consumers. As a result, Mepco is generally not subject to regulation under consumer lending laws. However, Mepco is subject to various federal and state laws designed to protect consumers, including laws against unfair and deceptive trade practices and laws regulating Mepco's payment processing activities, such as the Electronic Funds Transfer Act.

Properties

We and our bank operate a total of 121 facilities in Michigan and 1 facility in Chicago, Illinois. The individual properties are not materially significant to us or our Bank's business or to the consolidated financial statements.

With the exception of the potential remodeling of certain facilities to provide for the efficient use of work space or to maintain an appropriate appearance, each property is considered reasonably adequate for current and anticipated needs.

Legal Proceedings

Due to the nature of our business, we are often subject to numerous legal actions. These legal actions, whether pending or threatened, arise through the normal course of business and are not considered unusual or material.

Statistical Disclosures

I.     DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

AVERAGE BALANCES AND TAX EQUIVALENT RATES

	Nine Months Ended
	September 30,
	2009			2008
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
	(dollars in thousands)
Assets (1)
Taxable loans	$2,490,900	$134,647	7.22%	$2,575,809	$140,925	7.30%
Tax-exempt loans (2)	8,442	412	6.53	10,969	582	7.09
Taxable securities	114,608	4,913	5.73	152,812	6,558	5.73
Tax-exempt securities (2)	90,843	4,571	6.73	179,914	9,562	7.10
Cash — interest bearing	31,467	40	0.17
Other investments	28,454	822	3.86	32,553	1,185	4.86

Interest Earning Assets	2,764,714	145,405	7.03	2,952,057	158,812	7.18

Cash and due from banks	55,871			53,354
Other assets, net	158,753			226,367

Total Assets	$2,979,338			$3,231,778

Liabilities
Savings and NOW	$976,571	4,477	0.61	$985,938	8,281	1.12
Time deposits	977,943	21,991	3.01	928,304	28,699	4.13
Long-term debt				330	12	4.86
Other borrowings	443,895	12,021	3.62	689,296	20,499	3.97

Interest Bearing Liabilities	2,398,409	38,489	2.15	2,603,868	57,491	2.95

Demand deposits	318,633			300,411
Other liabilities	80,010			87,530
Shareholders’ equity	182,286			239,969

Total liabilities and shareholders’ equity	$2,979,338			$3,231,778

Tax Equivalent Net Interest Income		$106,916			$101,321

Tax Equivalent Net Interest Income as a Percent of Earning Assets			5.17%			4.58%

___________________

(1)	All domestic, except for $6.2 million of finance receivables included in taxable loans from customers domiciled in Canada

(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%

I.     DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL (Continued)

CHANGE IN TAX EQUIVALENT NET INTEREST INCOME

	2009 Compared to 2008			2008 Compared to 2007
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income (1)
Taxable loans (2)	$(4,605)	$(1,673)	$(6,278)	$2,124	$(17,789)	$(15,665)
Tax-exempt loans (2,3)	(126)	(44)	(170)	82	(3)	79
Taxable securities (2)	(1,638)	(7)	(1,645)	(2,031)	863	(1,168)
Tax-exempt securities (2,3)	(4,506)	(485)	(4,991)	(4,515)	276	(4,239)
Cash - interest bearing (2)	40		40
Other investments (2)	(138)	(225)	(363)	249	(303)	(54)
Total interest income	(10,973)	(2,434)	(13,407)	(4,091)	(16,956)	(21,047)

Increase (decrease) in interest expense (1)
Savings and NOW	(78)	(3,726)	(3,804)	(70)	(8,436)	(8,506)
Time deposits	1,466	(8,174)	(6,708)	(22,342)	(11,515)	(33,857)
Long-term debt	(12)	-	(12)	(97)	5	(92)
Other borrowings	(6,777)	(1,701)	(8,478)	20,619	(7,240)	13,379
Total interest expense	(5,401)	(13,601)	(19,002)	(1,890)	(27,186)	(29,076)
Net interest income	$(5,572)	$11,167	$5,595	$(2,201)	$10,230	$8,029

_________

(1)   The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)   All domestic except for $6.2 million of finance receivables included in taxable loans from customers domiciled in Canada during 2009.

(3)   Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

Nine months ended September 30,
2009
As a percent of average interest earning assets
Loans—all domestic	90.4
Other interest earning assets	9.6
Average interest earning assets	100.0

Savings and NOW	35.3
Time deposits	16.2
Brokered CDs	19.2
Other borrowings and long-term debt	16.1
Average interest bearing liabilities	86.8

Earning asset ratio	92.8
Free-funds ratio	13.2

II.   INVESTMENT PORTFOLIO

 (A) The following table sets forth the book value of securities at the dates indicated:

	Sept. 30, 2009	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2006
	(in thousands)
Trading — Preferred stock	$90	$1,929

Available for sale
U.S. Treasury				$4,914
States and political subdivisions	$78,116	$105,553	$208,132	244,284
Mortgage-backed	84,591	84,916	109,479	130,195
Other asset-backed	5,842	7,421	10,400	12,508
Trust preferred	15,455	12,706	9,985	11,259
Preferred stock	0	4,816	24,198	29,625
Other			2,000	2,000

Total	$184,004	$215,412	$364,194	$434,785

II.    INVESTMENT PORTFOLIO (Continued)

 (B) The following table sets forth contractual maturities of securities at September 30, 2009 and the weighted average yield of such securities:

			Maturing		Maturing
	Maturing		After One		After Five		Maturing
	Within		But Within		But Within		After
	One Year		Five Years		Ten Years		Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Trading – Preferred stock							$90	0.00%

Tax equivalent adjustment
for calculations of yield							$0

Available for sale
States and political subdivisions	$2,596	7.29%	$15,528	7.36%	$ 28,737	6.53%	$ 31,255	6.38%
U.S. agency mortgage-backed	233	4.96	32,581	4.37	8,780	6.75	9,073	4.31
Private label mortgage-backed	612	4.83	27,214	4.83	6,098	5.09
Other asset-backed			5,842	6.96
Trust preferred							15,455	7.61
Preferred stock							0	0.00
Total	$3,441	6.70%	$81,165	5.28%	$43,615	6.37%	$55,783	6.39%

Tax equivalent adjustment
for calculations of yield	$66		$399		$657		$698

The rates set forth in the tables above for obligations of state and political subdivisions and preferred stock have been restated on a tax equivalent basis assuming a marginal tax rate of 35%.  The amount of the adjustment is as follows:

Tax-Exempt			Rate on Tax
Rate		Adjustment	Equivalent Basis
Trading – After 10 years	0.00%	0.00%	0.00%

Available for sale
Under 1 year	4.74%	2.55%	7.29%
1-5 years	4.78	2.58	7.36
5-10 years	4.25	2.28	6.53
After 10 years	4.15	2.23	6.38

III.   LOAN PORTFOLIO

(A)  The following table sets forth total loans outstanding at the dates indicated:

	Sept. 30, 2009	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004
	(in thousands)
Loans held for sale	$23,980	$27,603	$33,960	$31,846	$28,569	$38,756
Real estate mortgage	770,297	839,496	873,945	865,522	852,742	773,609
Commercial	863,556	976,391	1,066,276	1,083,921	1,030,095	931,251
Installment	318,185	356,806	368,478	350,273	304,053	266,042
Finance receivables	435,191	286,836	209,631	160,171	178,286	109,732

Total Loans	$2,411,209	$2,487,132	$2,552,290	$2,491,733	$2,393,745	$2,119,390

The loan portfolio is periodically and systematically reviewed, and the results of these reviews are reported to the Board of Directors of our Bank. The purpose of these reviews is to assist in assuring proper loan documentation, to facilitate compliance with consumer protection laws and regulations, to provide for the early identification of potential problem loans (which enhances collection prospects) and to evaluate the adequacy of the allowance for loan losses.

        (B)  The following table sets forth scheduled loan repayments (excluding 1-4 family residential mortgages and installment loans) at September 30, 2009:

		Due
	Due	After One	Due
	Within	But Within	After
	One Year	Five Years	Five Years	Total
	(in thousands)
Real estate mortgage	$ 36,531	$ 21,895	$ 6,315	$ 64,741
Commercial	384,334	411,470	67,752	863,556
Finance receivables	116,072	319,119	_____	435,191
Total	$536,937	$752,484	$74,067	$1,363,488

The following table sets forth loans due after one year which have predetermined (fixed) interest rates and/or adjustable (variable) interest rates at September 30, 2009:

	Fixed	Variable
	Rate	Rate	Total
	(in thousands)
Due after one but within five years	$730,744	$21,740	$752,484
Due after five years	67,807	6,260	74,067
Total	$798,551	$28,000	$826,551

The following table sets forth scheduled loan repayments (excluding 1-4 family residential mortgages and installment loans) at December 31, 2008:

	Due Within One Year	Due After One But Within Five Years	Due After Five Years	Total
	(in thousands)
Real estate mortgage	$45,153	$33,512	$7,676	$86,341
Commercial	457,366	439,516	79,509	976,391
Finance receivables	113,380	173,456		286,836

Total	$615,899	$646,484	$87,185	$1,349,568

III.        LOAN PORTFOLIO (Continued)

The following table sets forth loans due after one year which have predetermined (fixed) interest rates and/or adjustable (variable) interest rates at December 31, 2008:

	Fixed Rate	Variable Rate	Total
	(in thousands)
Due after one but within five years	$613,097	$33,387	$646,484
Due after five years	80,747	6,438	87,185

Total	$693,844	$39,825	$733,669

 (C) The following table sets forth loans on non-accrual, loans ninety days or more past due and troubled debt restructured loans at the date indicated:

	Sept. 30, 2009	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004
	(in thousands)
(a) Loans accounted for on a non-accrual basis (1,2)	$113,003	122,639	$72,682	$35,683	$11,546	$11,119

(b) Aggregate amount of loans ninety days or more past due (excludes loans in (a) above)	4,468	2,626	4,394	3,479	4,862	3,123

(c) Loans not included above which are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15 (2)	35,545	9,160	173	60	84	218

Total	$153,016	$134,425	$77,249	$39,222	$16,492	$14,460

(1)  The accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower's capacity to repay the loan and collateral values appear insufficient. Non-accrual loans may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible.

(2)  Interest in the amount of $5,612,000 would have been earned in the 9-month period ended September 30, 2009 had loans in categories (a) and (c) remained at their original terms; however, only $175,000 was included in interest income for such period with respect to these loans.

Other loans of concern identified by the loan review department which are not included as non-performing totaled approximately $18,403,000 at September 30, 2009. These loans involve circumstances which have caused management to place increased scrutiny on the credits and may, in some instances, represent an increased risk of loss.

At September 30, 2009, there was no concentration of loans exceeding 10% of total loans which is not already disclosed as a category of loans in this section "Loan Portfolio" (Item III(A)).

There were no other interest-bearing assets at September 30, 2009, that would be required to be disclosed above (Item III(C)), if such assets were loans.

There were no foreign loans outstanding at September 30, 2009.

IV.  SUMMARY OF LOAN LOSS EXPERIENCE

(A) The following table sets forth loan balances and summarizes the changes in the allowance for loan losses for each of the periods indicated:

	9-months ended Sept. 30, 2009	12-months ended Dec. 31, 2008	12-months ended Dec. 31, 2007	12-months ended Dec. 31, 2006
	(dollars in thousands)
Total loans outstanding at the end of the year (net of unearned fees)	$2,411,209	$2,487,132	$2,552,290	$2,491,733

Average total loans outstanding for the year (net of unearned fees)	$2,472,114	$2,569,368	$2,541,305	$2,472,091

	Loan Losses	Unfunded Commit- ments	Loan Losses	Unfunded Commit- ments	Loan Losses	Unfunded Commit- ments	Loan Losses	Unfunded Commit- ments
Balance at beginning of year	$57,900	$2,144	$45,294	$1,936	$26,879	$1,881	$22,420	$1,820
Loans charged-off
Real estate mortgage	16,587		11,942		6,644		2,660
Commercial	42,421		43,641		14,236		6,214
Installment	5,506		6,364		5,943		4,913
Finance receivables	14		1,015		213		274
Total loans charged-off	64,528		62,962		27,036		14,061

Recoveries of loans previously charged-off
Real estate mortgage	647		318		381		215
Commercial	499		1,800		328		496
Installment	982		1,340		1,629		1,526
Finance receivables	2		31		8
Total recoveries	2,130		3,489		2,346		2,237
Net loans charged-off	62,398		59,473		24,690		11,824
Additions to allowance charged to operating expense	78,208	(292)	72,079	208	43,105	55	16,283	61
Balance at end of year	$73,710	$1,852	$57,900	$2,144	$45,294	$1,936	$26,879	$1,881

Net loans charged-off as a percent of average loans outstanding (includes loans held for sale) for the year	2.52%		2.31%		.97%		.48%

Allowance for loan losses as a percent of loans outstanding (includes loans held for sale) at the end of the year	3.06		2.33		1.77		1.08

IV.  SUMMARY OF LOAN LOSS EXPERIENCE (Continued)

	12-months ended Dec. 31, 2005	12-months ended Dec. 31, 2004
	(dollars in thousands)
Total loans outstanding at the end of the year (net of unearned fees)	$2,393,745	$2,119,390

Average total loans outstanding for the year (net of unearned fees)	$2,268,846	1,893,007

	Loan Losses	Unfunded Commit- ments	Loan Losses	Unfunded Commit- ments
Balance at beginning of year	$24,162	$1,846	$16,455	$892

Loans charged-off
Real estate mortgage	1,611		677
Commercial	5,141		849
Installment	4,246		3,194
Finance receivables	94		112

Total loans charged-off	11,092		4,832

Recoveries of loans previously charged-off
Real estate mortgage	97		39
Commercial	226		190
Installment	1,195		1,012
Finance receivables

Total recoveries	1,518		1,241

Net loans charged-off	9,574		3,591
Additions to allowance charged to operating expense	7,832	(26)	3,062	954
Allowance on loans from business acquired			8,236

Balance at end of year	$22,420	$1,820	$24,162	$1,846

Net loans charged-off as a percent of average loans outstanding (includes loans held for sale) for the year	.42%		.19%

Allowance for loan losses as a percent of loans outstanding (includes loans held for sale) at the end of the year	.94		1.14

The allowance for loan losses reflected above is a valuation allowance in its entirety and the only allowance available to absorb probable loan losses.

Further discussion of the provision and allowance for loan losses (a critical accounting policy) as well as non-performing loans, is presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations" above.

IV.  SUMMARY OF LOAN LOSS EXPERIENCE (Continued)

(B)  We have allocated the allowance for loan losses to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The amount of the allowance that is allocated and the ratio of loans within each category to total loans at the dates indicated follows:

	Sept. 30, 2009		Dec. 31, 2008		Dec. 31, 2007
	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans
	(dollars in thousands)
Commercial	$37,884	35.8%	$33,090	39.3%	$27,829	41.8%
Real estate mortgage	15,339	32.9	8,729	34.9	4,657	35.6
Installment	5,528	13.2	4,264	14.3	3,224	14.4
Finance receivables	755	18.1	486	11.5	475	8.2
Unallocated	14,204		11,331		9,109

Total	$73,710	100.0%	$57,900	100.0%	$45,294	100.0%

	Dec. 31, 2006		Dec. 31, 2005		Dec. 31, 2004
	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans
	(dollars in thousands)
Commercial	$15,010	43.5%	$11,735	43.0%	$13,640	43.9%
Real estate mortgage	1,645	36.0	1,156	36.8	988	38.3
Installment	2,469	14.1	2,835	12.7	2,769	12.6
Finance receivables	292	6.4	293	7.5	394	5.2
Unallocated	7,463		6,401		6,371

Total	$26,879	100.0%	$22.420	100.0%	$24,162	100.0%

V.   DEPOSITS

The following table sets forth average deposit balances and the weighted-average rates paid thereon for the periods indicated:

	9-months ended Sept. 30, 2009		12-months ended Dec. 31, 2008		12-months ended Dec. 31, 2007		12-months ended Dec. 31, 2006
	Average		Average		Average		Average
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
	(dollars in thousands)
Non-interest bearing demand	$318,633		$301,117		$300,886		$279,279
Savings and NOW	976,571	0.61%	968,180	1.06%	971,807	1.93%	864,528	1.57%
Time deposits	977,943	3.01	917,403	3.97	1,439,177	4.88	1,405,850	4.32

Total	$2,273,147	1.56%	$2,186,700	2.14%	$2,711,870	3.28%	$2,549,657	2.91%

The following table summarizes time deposits in amounts of $100,000 or more by time remaining until maturity at September 30, 2009:

(in thousands)
Three months or less	$51,622
Over three through six months	18,421
Over six months through one year	28,668
Over one year	57,994
Total	$156,705

VI.        RETURN ON EQUITY AND ASSETS

The ratio of net income (loss) to average shareholders' equity and to average total assets, and certain other ratios, for the periods indicated follow:

	9-months ended Sept. 30, 2009	2008	2007	2006	2005	2004
Income (loss) from continuing operations as a percent of (1)
Average common equity	(73.46)%	(39.01)%	3.96%	13.06%	18.63%	20.30%
Average total assets	(2.59)	(2.88)	0.31	0.99	1.42	1.48

Net income (loss) as a percent of (1)
Average common equity	(73.46)%	(39.01)%	4.12	12.82	19.12	19.42
Average total assets	(2.59)	(2.88)	0.32	0.97	1.45	1.42

Dividends declared per share as a percent of diluted net income per share	NM	NM	186.67	54.55	36.04	35.93

Average shareholders' equity as a percent of average total assets	6.12	7.50	7.72	7.60	7.61	7.31

(1)   For 2009 and 2008, these amounts are calculated using loss from continuing operations applicable to common stock and net loss applicable to common stock.

NM — Not meaningful.

Additional performance ratios are set forth in "Selected Consolidated Financial Data" above.  Any significant changes in the current trend of the above ratios are reviewed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" above.

VII.  SHORT-TERM BORROWINGS

Short-term borrowings are discussed in note 10 to the consolidated financial statements included at page 56 of this prospectus.

MANAGEMENT

Executive Officers and Directors

 Listed below are the executive officers and directors of the Company as of December 31, 2009.

Name (Age)	Position
Jeffrey A. Bratsburg (age 66)	Chairman of the Board of Directors

Michael M. Magee, Jr. (53)	President, Chief Executive Officer and Director

James E. McCarty (age 62)	Director

Donna J. Banks, Ph.D. (age 53)	Director

Robert L. Hetzler (age 64)	Director

Charles C. Van Loan (age 62)	Director

Stephen L. Gulis, Jr. (age 52)	Director

Terry L. Haske (age 61)	Director

Clarke B. Maxson (age 69)	Director

Charles A. Palmer (age 65)	Director

Robert N. Shuster (52)	Executive Vice President and Chief Financial Officer

Stefanie M. Kimball (50)	Executive Vice President and Chief Lending Officer

William B. Kessel (45)	Executive Vice President and Chief Operating Officer

David C. Reglin (50)	Executive Vice President, Retail Banking

Richard E. Butler (58)	Senior Vice President, Operations

Mark L. Collins (52)	Senior Vice President, General Counsel

Peter R. Graves (52)	Senior Vice President, Chief Information Officer

James J. Twarozynski (44)	Senior Vice President, Controller

Mr. Bratsburg is the Chairman of the Board of Directors of Independent Bank Corporation.  Mr. Bratsburg served as President and CEO of Independent Bank West Michigan (one of our former subsidiary banks whose charter was consolidated with the charter of Independent Bank in 2007) from 1985 until his retirement in 1999. He became a Director in 2000.

Mr. Magee is the President and Chief Executive Officer of Independent Bank Corporation. Prior to his appointment as President and CEO as of January 1, 2005, Mr. Magee served as Chief Operating Officer since February 2004 and prior to that he served as President and Chief Executive Officer of Independent Bank since 1993 (prior to the consolidation of our four banks into Independent Bank). He became a Director in 2005.

Mr. McCarty is the retired President of McCarty Communications (commercial printing). He became a Director in 2002.

Dr. Banks is a retired Senior Vice President of the Kellogg Company. She became a Director in 2005.

Mr. Hetzler is the retired President of Monitor Sugar Company (food processor). He became a Director in 2000.

Mr. Van Loan served as President and CEO of Independent Bank Corporation from 1993 until 2004 and as executive Chairman during 2005. He retired on December 31, 2005. He became a Director in 1992.

Mr. Gulis is the retired Executive Vice President and President of Wolverine Worldwide Global Operations Group. He became a Director in 2004.

Mr. Haske is a CPA and Principal with Anderson, Tuckey, Bernhardt & Doran, P.C. since 2008. Prior to 2008 he was the President of Ricker & Haske, CPAs, and P.C. He became a Director in 1996.

Mr. Maxson served as Chairman, President and CEO of Midwest Guaranty Bancorp, Inc. ("Midwest") from its founding in 1988 until July 2004 when he retired. Midwest was acquired by Independent Bank Corporation in July 2004, at which time Mr. Maxson joined the Board of Directors of Independent Bank East Michigan (which merged into Independent Bank in September 2007). He was appointed as a Director of the Company in September 2007.

Mr. Palmer is an attorney and a professor of law at Thomas M. Cooley Law School. He became a Director in 1991.

Mr. Shuster has served as Executive Vice President and the Chief Financial Officer of Independent Bank Corporation since 2001.  Prior to joining Independent Bank Corporation, Mr. Shuster was President and CEO of Independent Bank MSB, which was acquired by Independent Bank Corporation in 1999.

Ms. Kimball, prior to being named Executive Vice President and Chief Lending Officer in 2007, was a Senior Vice President at Comerica Incorporated since 1998.

Mr. Kessel, prior to being named Executive Vice President and Chief Operations Officer in 2007, was President and Chief Executive Officer of Independent Bank since 2004 (prior to the consolidation of our four banks into Independent Bank) and was Senior Vice President since 1996.

Mr. Reglin was named Executive Vice President for Retail Banking in 2007.  Prior to that, Mr. Reglin had served as President and CEO of Independent Bank West Michigan since 1998, which was consolidated with Independent Bank in 2007.

Mr. Butler joined Independent Bank in 1998 as Senior Vice President.  Prior to that time, he served as Vice President of Mortgage Servicing Operations at the former First of America Bank – Michigan, N.A.

Mr. Collins, prior to being named Senior Vice President, General Counsel in 2009, was a Partner with Varnum LLP, a Grand Rapids, Michigan based law firm, where he specialized in commercial law.

Mr. Graves served as Vice President of our Commercial Loan Services Department until 1999, when he was appointed as Senior Vice President.  He was appointed as Chief Information Officer in 2007.

Mr. Twarozynski was appointed Senior Vice President in 2002 and served as Vice President and Controller prior to that time.

Executive Compensation

                Compensation Discussion and Analysis

Overview and Objectives

The primary objectives of our executive compensation program are to (1) attract and retain talented executives, (2) motivate and reward executives for achieving our business goals, (3) align our executives' incentives with our strategies and goals, as well as the creation of shareholder value, and (4) provide competitive compensation at a reasonable cost. Consequently, our executive compensation plans are designed to achieve these objectives.

As described in more detail below, our executive compensation program has three primary components: base salary; an annual cash incentive bonus; and long-term incentive compensation that is payable in cash, stock options and stock grant awards. The compensation committee of our Board has not established policies or guidelines with respect to the specific mix or allocation of total compensation among base salary, annual incentive bonuses, and long-term compensation. However, as part of our long-standing "pay-for-performance" compensation philosophy, we typically set the base salaries of our executives somewhat below market median base salaries in return for above market median incentive opportunities. We believe that this approach has served the Company well over the years. Combined, our five Named Executives have served the Company for a total of 84 years.

The compensation committee of the Board has utilized the services of third-party consultants from time to time to assist in the design of our executive compensation programs and render advice on compensation matters generally. In 2006, the compensation committee engaged the services of Mercer Human Resource Consulting ("Mercer") to review our executive compensation programs. As part of those services, Mercer (1) reviewed our existing compensation strategies and plans, (2) conducted a study of peer group compensation, including the competitiveness and effectiveness of each element of our compensation program, as well as our historical performance relative to that peer group, and (3) recommended changes to our compensation program, including those directly applicable to our executive officers. Neither the Company, the Board, nor any committee of the Board retained any compensation consultants during 2009.

Restrictions on Executive Compensation Under Federal Law

On December 12, 2008, the Company sold $72 million of its preferred stock and warrants to Treasury under the Capital Purchase Program of the Troubled Asset Relief Program ("TARP"). Participants in TARP are subject to a number of limitations and restrictions on executive compensation, including certain provisions of the American Recovery and Reinvestment Act of 2009 ("ARRA"). Under the ARRA, Treasury established standards regarding executive compensation relative to the requirements listed below on June 15, 2009. The substance of this Compensation Discussion and Analysis is based upon the existing guidance issued by Treasury. The compensation committee of our Board conducted the required review of our Named Executives incentive compensation arrangements with our senior risk officers, within the ninety day period following our sale of securities with Treasury under TARP.

As a general matter, until such time that the Company is no longer a TARP participant, we will be subject to the following requirements, among others:

•         Our incentive compensation program may not include incentives for our Named Executives (defined below) to take unnecessary and excessive risks that threaten the value of the Company;

•         The Company is entitled to recover any bonus, retention award, or incentive compensation paid to any of its 25 most highly compensated employees based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

•         The Company is prohibited from making any golden parachute payments to any of its 10 most highly compensated employees;

•         The Company is prohibited from paying to any Named Executive or the next 20 most highly compensated employees any tax "gross-ups" on compensation such as perquisites.

•         Our compensation program may not encourage the manipulation of reported earnings to enhance the compensation of our employees;

•         The Company may not pay or accrue any bonus, retention award, or incentive compensation to any of our Named Executives, other than payments made in the form of restricted stock, subject to the further condition that any such awards may not vest while the Company is a participant in TARP and that any award not have a value greater than one-third of the Named Executives total annual compensation; and

•         Our shareholders must be given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our executives.

The foregoing discussion is intended to provide a background and context for the information that follows regarding our existing compensation programs to those persons who served as our executive officers during 2009 and to assist in understanding the information included in the executive compensation tables included below.

Components of Compensation

The principal components of compensation we pay to our executives consist of the following:

•         Base Salary;

•         Annual Cash Incentive; and

•         Long-Term Incentive Compensation, generally payable in the form of a combination of cash, stock options and restricted stock.

Base Salary

Base salaries are established each year for our executive officers. None of our executive officers has a separate employment agreement. In determining base salaries, we consider a variety of factors. Peer group compensation is a primary factor, but additional factors include an individual's performance, experience, expertise, and tenure with the Company. The executive compensation review conducted by Mercer, including its update in 2008, revealed that the base salaries of most of our executives are at or below competitive rates and market median levels.

Each year the compensation committee recommends the base salary for our President and CEO for consideration and approval by the full Board. For 2009, the committee approved management's recommendation to freeze the base salary levels of all of our executive officers, including Mr. Magee.  Similarly, for 2010, the base salary levels of our Named Executives were frozen at the 2008 levels.  Accordingly, Mr. Magee's salary of $382,000 has remained unchanged since 2008.

The base salaries of other executive officers are established by our President and CEO. In setting base salaries, our President and CEO considers peer group compensation, as well as the individual performance of each respective executive officer. For the reasons noted above, the base salaries of our other Named Executives for 2009 remained unchanged from 2008 and were as follows: Mr. Shuster — $230,000; Mr. Reglin — $226,000; Mr. Kessel — $226,000; and Ms. Kimball — $226,000.  These salaries will remain the same for 2010.

 Annual Cash Incentives

Annual cash incentives are paid under the terms of our Management Incentive Compensation Plan. This Plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our Board. Under this Plan, our Board establishes annual performance levels as follows: (1) threshold represents the performance level of what must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. As noted above, target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation.

Threshold performance would result in earning 50 percent of the target incentive, target would be 100 percent, and maximum would be 200 percent, with compensation prorated between these award levels. Target incentive is defined as 65 percent of base salary for our CEO and 50 percent of base salary for our other Named Executives.

For 2009, 75 percent of the performance goal was based upon Company performance, while 25 percent was based upon predetermined individual goals. The corporate performance standards for 2009 were based upon the Company's success in after-tax EPS, its success in reducing its loan loss provision and success in growing core deposits. Each of the factors were weighted 25 percent. For 2009, the performance goals for the Company were as follows:

	EPS	Loan Loss Provision	Core Deposits

Threshold	$0.00	$51 million	$1.9 billion
Target	0.30	45 million	2.0 billion
Maximum	1.00	16 million	2.2 billion

Following the adoption of the ARRA, discussed above, none of the Named Executives are currently eligible to receive any payments under our annual Management Incentive Compensation Plan. Given the Company's performance during 2009, no bonuses were paid to any of our employees for 2009.  Annually, the committee is to set these performance goals not later than the 60th day of each year.  The performance goals for 2010 have not been established. The awards are paid in full following certification of the Company's financial results for the performance period.

 Long-Term Incentive Program

 Following the committee's and Board's review and analysis of the Mercer report, effective January 1, 2007, the Board adopted a long-term incentive program that includes three separate components: stock options, restricted stock, and long-term cash, each of which comprise one-third of the total long-term incentive grant each year. The target value of the cumulative amount of these awards is set at 100 percent of our CEO's salary and 50 percent for each of our other Named Executives. Because the first possible payout under the cash portion of the long-term program cannot be made until 2010 (the year after the first three-year performance period), the committee elected to grant stock options and restricted stock having a value equal to the aggregate target bonuses under the long-term incentive program for both 2007 and 2008. For 2009, and as explained in more detail below, the committee authorized only the grant of stock options under this program at a target value well below two-thirds of the target bonus.

Cash Incentive Elements.   The committee adopted performance goals for the cash portion of this long-term incentive program, based upon the Company's three-year total shareholder return (TSR). TSR is determined by dividing the sum of our stock price appreciation and dividends by our stock price at the beginning of the performance period. The first performance period is the three year period beginning January 1, 2007. For purposes of determining achievement, the Company's TSR is measured against the Nasdaq Bank Index median TSR over the same period. The committee established the three target levels of performance, with threshold at the 50th percentile, target at the 70th percentile and maximum at the 90th percentile.

Equity-Based Incentive Element.   The other two-thirds of the program are made up of stock options and shares of restricted stock, each of which are awarded under the terms of our Long-Term Incentive Plan. As a general practice, these awards are recommended by the committee, and approved by the Board, at the Board's first meeting in each calendar year and after the announcement of our earnings for the immediately preceding year. Under this Plan, the committee has the authority to grant a wide variety of stock-based awards. The exercise price of options granted under this Plan may not be less than the fair market value of our common stock at the date of grant; options are restricted as to transferability and generally expire ten years after the date of grant. The Plan is intended to assist our executive officers in the achievement of our share ownership guidelines. Under these guidelines (1) our CEO is expected to own Company stock having a market value equal to twice his base salary, (2) our executive vice presidents are to own stock having a market value of not less than 125 percent of their respective base salaries, and (3) our senior vice presidents are to own stock having a market value of not less than 50 percent of their respective base salaries. Once these guidelines are achieved, the failure to maintain the guidelines due to decreases in the market value of our common stock does not mandate additional purchases; rather, further sales of our common stock are prohibited until the employee again reaches the required level of ownership. Not more than 75 percent of the shares held by an executive in our ESOP may count toward the achievement of these guidelines, and only "in the money" stock options granted after January 1, 2004, count as well. These guidelines apply ratably over a five-year period commencing January 1, 2004, or the date of hire or promotion to one of these positions.

 The value of the options that make up one-third of our long-term incentive program are measured under ASC topic 718, "Compensation - Stock Compensation" and vest ratably over three years. The value of the shares of the restricted stock that make up the final one-third of our long-term incentive program is based upon the grant date value of the shares of our common stock. These shares do not vest until the fifth anniversary of the grant date.

 Due to the limited number of shares available for issuance under the terms of our Long-Term Incentive Plan, the committee elected to grant the entire amount of the equity portion of the long-term incentive program in the form of restricted shares of common stock for 2008. The value of the shares of restricted stock, based upon the grant date values, equaled 100 percent of our CEO's base compensation and 50 percent of the base compensation of each of our other Named Executives. As of the time of the annual grant for equity-based awards under the Plan in 2009, there remained approximately 300,000 shares available for grant under the Plan. Due to the limited number of remaining shares available for award, and due to the fact that the committee utilized restricted stock awards exclusively in 2008, the committee approved the grant of options covering a total of 299,987 shares for 2009, which were allocated among participants in accordance with their respective target bonuses under the Long-Term Incentive Program.  Based upon the restrictions imposed by ARRA, our Named Executives may only receive awards under the Plan in the form of restricted stock, subject to the further limitation that those shares may not vest while the Company is a TARP participant and the value of any award may not exceed one-third of that employee's total annual compensation.  No awards under the Long-Term Incentive Program have been made or authorized for 2010.

Severance and Change in Control Payments

The Company has in place Management Continuity Agreements for each of our executive officers. These agreements provide severance benefits if an individual's employment is terminated within 36 months after a change in control or within six months before a change in control and if the individual's employment is terminated or constructively terminated in contemplation of a change in control for three years thereafter. For purposes of these agreements, a "change in control" is defined to mean any occurrence reportable as such in a proxy statement under applicable rules of the SEC, and would include, without limitation, the acquisition of beneficial ownership of 20 percent or more of our voting securities by any person, certain extraordinary changes in the composition of our Board, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.

Severance benefits are not payable if an individual's employment is terminated for cause, employment terminates due to an individual's death or disability, or the individual resigns without "good reason." An individual may resign with "good reason" after a change in control and receive his or her severance benefits if an individual's salary or bonus is reduced, his or her duties and responsibilities are inconsistent with his or her prior position, or there is a material, adverse change in the terms or conditions of the individual's employment. The agreements are for self-renewing terms of three years unless we elect not to renew the agreement. The agreements are automatically extended for a three-year term from the date of a change in control. These agreements provide for a severance benefit in a lump sum payment equal to 18 months to three years' salary and bonus and a continuation of benefits' coverage for 18 months to three years. These benefits are limited, however, to one dollar less than three times an executive's "base amount" compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

Following the adoption of the ARRA, discussed above, none of the 10 most highly compensated employees will be eligible to receive any severance or change in control benefits due to the prohibition related to "golden parachute payments" for the period during which any obligation arising under TARP remains outstanding.

 Other Benefits

 We believe that other components of our compensation program, which are generally provided to other full-time employees, are an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, group life and accidental death and dismemberment insurance and our 401(k) Plan, and in each case on the same basis as other employees. We also maintain an ESOP that provides substantially all full-time employees with an equity interest in our Company. Contributions to the ESOP are determined annually and are subject to the approval of our Board.  No Company contributions were made to the plan for the year ended December 31, 2009.

 Perquisites

 Our Board and compensation committee regularly reviews the perquisites offered to our executive officers. The committee believes that the cost of such perquisites is relatively minimal. Under the standards established by Treasury on June 15, 2009, we may not pay to any Named Executive or the next 20 most highly compensated employees any tax "gross-ups" on compensation such as perquisites.

Summary Compensation Table — 2009

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than our CEO and CFO (the "Named Executives").

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Totals

Michael M. Magee President and Chief Executive Officer	2009 2008 2007	$382,000 382,000 350,000	— — —	$ — 349,996 174,995	$ 42,677 — 174,998	$ — — 51,186	$ 26,853 35,904 21,878	$ 451,530 767,900 773,057

Robert N. Shuster Executive Vice President and Chief Financial Officer	2009 2008 2007	230,000 230,000 220,000	— — —	— 109,994 54,994	12,848 — 54,999	— — 39,600	28,959 24,318 21,051	271,807 364,312 390,644

David C. Reglin Executive Vice President - Retail Banking	2009 2008 2007	226,000 226,000 220,000	— — —	— 109,994 54,994	12,624 — 54,999	— — 33,000	24,612 27,415 24,017	263,236 363,409 381,010

Stefanie M. Kimball(4) Executive Vice President - Chief Lending Officer	2009 2008 2007	226,000 226,000 130,769	— — —	— 99,999 49,987	12,624 — 49,997	— — 25,000	14,414 16,558 3,399	253,038 342,557 259,152

William B. Kessel Executive Vice President - Chief Operations Officer	2009 2008 2007	226,000 226,000 215,000	— — —	— 107,499 53,742	12,624 — 53,748	— — 32,500	22,363 27,431 25,494	260,987 360,930 380,484

______________

(1)   Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Service Code and elective deferrals pursuant to a non-qualified deferred compensation plan.

(2)   Amounts set forth in the stock award and option award columns represent the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC topic 718, "Compensation - Stock Compensation." The assumptions used in calculating these amounts are set forth in Note 15,  in the Company's consolidated financial statements for the year ended December 31, 2009, included in this prospectus.

(3)   Amounts include our contributions to the ESOP (subject to certain age and service requirements, all employees are eligible to participate in the plan), matching contributions to qualified defined contribution plans, IRS determined personal use of company owned automobiles, country club and other social club dues and restricted stock dividends.

(4)   Ms. Kimball began employment with us on April 25, 2007.

Grants of Plan-Based Awards — 2009

This table sets forth information on equity awards granted by the Company to the Named Executives during 2009 under our Long-Term Incentive Plan. The Compensation Discussion and Analysis provides further details on these awards under the Long-Term Incentive Plan. As noted in the Compensation Discussion and Analysis, our Named Executives are not eligible to participate in our Management Incentive Compensation Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $

Michael M. Magee	1/30/09	(1)58,333	116,667	233,334					61,655	$1.59	$42,677

Robert N. Shuster	1/30/09	(1)18,333	36,667	73,333					18,561	1.59	12,848

David C. Reglin	1/3009	(1)18,333	36,667	73,333					18,238	1.59	12,624

Stefanie M. Kimball	1/30/09	(1)16,667	33,333	66,667					18,238	1.59	12,624

William B. Kessel	1/30/09	(1)17,917	35,833	71,667					18,238	1.59	12,624

____________

(1)   Represents awards granted under our Long Term Incentive program. The referenced payouts are dependent upon our three-year total shareholder return ("TSR") as described in our Compensation Discussion and Analysis above for the period ending December 31, 2010, relative to the Nasdaq Bank Index median TSR over the same period.

(2)   Each option has a term of ten years and vests pro rata over three years.

(3)   The exercise price of all stock options equals the market value of the Company's common stock on the grant date.

(4)   Grant date values are computed in accordance with ASC topic 718, "Compensation - Stock Compensation."

As shown in the Summary Compensation Table above, each Named Executive's base salary constitutes the majority of his or her respective compensation for 2009, 2008 and 2007. This is due to the fact that no annual bonus was paid in 2008 or 2009 under the Management Incentive Compensation Plan and bonuses earned under that plan for 2007 were attributable to the achievement of certain individual performance goals. Effective January 1, 2007, our Management Incentive Compensation Plan was modified to permit our executives to earn relatively modest bonuses based upon individual achievement, irrespective of whether the Company achieved its financial performance targets.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the option and restricted stock awards that were outstanding as of December 31, 2009. The table shows both exercisable and unexercisable options, as well as shares of restricted stock that have not yet vested, all of which were granted under our Long-Term Incentive Plan. During 2009, our Named Executives voluntarily surrendered, for no consideration, options providing for the purchase of 268,159 shares of our common stock. Each of these options had an exercise price of $10.00 or greater and an expiration date of greater than one year from the date of surrender.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
		Exercisable	Unexercisable(1)

Michael M. Magee	01/21/01	10,219	—	$9.79	01/21/11
	04/24/07					10,485	$7,549
	01/15/08					45,871	33,027
	01/30/09		61,655	1.59	01/30/19

Robert N. Shuster	04/17/01	4,765	—	9.97	04/17/11
	05/11/04	1,686	—	22.13	04/20/10
	04/24/07					3,295	2,372
	01/15/08					14,416	10,380
	01/30/09		18,561	1.59	01/30/19

David C. Reglin	01/21/01	9,298	—	9.79	01/21/11
	04/17/01	6,047	—	9.97	04/17/11
	05/21/01	3,267	—	11.97	01/18/10
	04/24/07					3,295	2,372
	01/15/08					14,416	10,380
	01/30/09		18,238	1.59	01/30/19

Stefanie M. Kimball	04/24/07					2,995	2,156
	01/15/08					13,106	9,436
	01/30/09		18,238	1.59	01/30/19

William B. Kessel	04/24/07					3,220	2,318
	01/16/08					14,089	10,144
	01/30/09		18,238	1.59	01/30/19

(1)	The options granted on January 30, 2009, vest ratably over the three-year period beginning January 30, 2010.

(2)	The shares of restricted stock are subject to risks of forfeiture until they vest, in full, on the fifth anniversary of the grant date.

(3)	The market value of the shares of restricted stock that have not vested is based on the closing price of our common stock as of December 31, 2009.

Option Exercises and Stock Vested — 2009

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael M. Magee	—	—	—	—
Robert N. Shuster	—	—	—	—
David C. Reglin	—	—	—	—
Stefanie M. Kimball	—	—	—	—
William B. Kessel	—	—	—	—

 None of our Named Executives exercised any options during 2009, nor were any restricted stock awards vested during 2009.

Nonqualified Deferred Compensation

The table below provides certain information relating to each defined contribution plan that provides for the deferral of compensation on a basis that is not tax qualified.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Michael M. Magee			$(14,482)	$ —	$ 7,505
Robert N. Shuster			5,446	(8,512)	52,416
David C. Reglin			—	—	—
Stefanie M. Kimball			—	—	—
William B. Kessel			107	(23,057)	—

___________

Certain of our officers, including the Named Executives, can contribute, on a tax deferred basis, up to 80% of his or her base salary and 100% of his or her annual cash bonus into our executive non-qualified excess plan. The Company makes no contributions to this plan and contributions by participants may be directed into various investment options as selected by each participant. Earnings on the investments accrue to the participants on a tax deferred basis. Participants can withdraw balances from their accounts in accordance with plan provisions.

Other Potential Post-Employment Payments

Executive Name	(1) Estimated Liability for Severance Payments & Benefit Amounts Under Continuity Agreements	(2) Payment Limitation Based on IRS Section 280G Limitation on Severance Amounts
Michael M. Magee	$1,302,958	$1,104,078
Robert N. Shuster	810,064	707,834
David C. Reglin	790,798	704,045
Stefanie M. Kimball	794,285	642,490
William B. Kessel	789,688	778,298

  _____________

(1)   The Corporation has entered into Management Continuity Agreements with each of the above Named Executives that provide for defined severance compensation and other benefits if they are terminated following a change of control of the Company. The Agreements provide for a lump sum payout of the severance compensation and a continuation of certain health and medical insurance related benefits for a period of three years. For further detailed information, see the section titled "Severance and Change in Control Payments" included as part of the Compensation Discussion and Analysis in this Proxy Statement.

(2)   The total amounts which may be due under the Management Continuity Agreements are subject to and limited by Internal Revenue Service Code Section 280G. This column indicates the estimated payout based on IRS limitations.

As long as the Corporation has any obligation outstanding arising under TARP, none of the potential payments described above can be paid due to the prohibition related to "golden parachute payments" under ARRA, as discussed above.

Director Compensation

During 2009, in response to the prevailing, uncertain economic conditions, the Board reduced by ten percent the annual retainer paid to non-employee directors as well as the annual retainer payable to non-employee directors of our bank subsidiary.  As a result, these amounts were $40,500 and $10,800, respectively for 2009, and will remain the same for 2010.  Half of the combined retainer is paid in cash and the other half is paid under the Purchase Plan described below until that director achieves the required share ownership under our share ownership guidelines. Once a director has achieved the requisite level of share ownership under those guidelines, each director then has a choice of receiving his or her director compensation in cash or deferred share units under our Purchase Plan, at his or her discretion. The Board approved the payment of additional retainers of $5,000, $3,000, and $2,000 to the Chairpersons of the Board's audit committee, compensation committee, and nominating and corporate governance committee, respectively. No fees are payable for attendance at either Board or committee meetings.

Pursuant to our Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of Independent Bank Corporation common stock to each non-employee director. No such stock options were granted during 2009, 2008 or 2007.

We maintain a Deferred Compensation and Stock Purchase Plan for non-employee directors (the "Purchase Plan"). The Purchase Plan provides that non-employee directors may defer payment of all or a part of their director fees ("Fees") or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each non-employee director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.

A Current Stock Purchase Account is credited with shares of Independent Bank Corporation common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of our common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on our common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant's termination as a non-employee director. Participants may generally elect either a lump sum or installment distributions.

Director Compensation — 2009

Name	Fees Earned or Paid in Cash	Option Awards(1)	Totals	Aggregate Stock Options Held as of 12/31/09
Donna J. Banks	$51,300	$—	$51,300	—
Jeffrey A. Bratsburg	51,300	—	51,300	30,993
Stephen L. Gulis, Jr.(2)	71,300	—	71,300	—
Terry L. Haske(3)	59,300	—	59,300	16,455
Robert L. Hetzler(4)	51,800	—	51,800	16,455
Clarke B. Maxson	51,300	—	51,300	—
James E. McCarty(5)	54,300	—	54,300	—
Charles A. Palmer(6)	53,300	—	53,300	16,455
Charles C. Van Loan(4)	59,800	—	59,800	—

Totals	$503,700	$—	$503,700	80,358

___________

(1)   No stock options were awarded to the Board during 2009, 2008, or 2007.  No amounts were recognized as compensation expense in 2009 for financial reporting purposes with respect to stock options granted to directors in accordance with SFAS No. 123R.

(2)   Includes additional retainer for service as chairperson of the audit committee and service on ad hoc special committee of the Board.

(3)   Includes additional retainer for service on ad hoc special committee of the Board.

(4)   Includes fees received for attendance at Mepco Finance Corporation board meetings during 2009.

(5)   Includes additional retainer for service as chairperson of the compensation committee.

(6)   Includes additional retainer for service as chairperson of the nominating and corporate governance committee and for service on ad hoc special committee of the Board.

Director Independence

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles. These principles address director qualifications, periodic performance evaluations, stock ownership guidelines and other corporate governance matters. Under those principles, a majority of the members of our Board must qualify as independent under the rules established by the NASDAQ stock market on which our stock trades. Our principles also require the Board to have an audit committee, compensation committee and a nominating and corporate governance committee, and that each member of those committees qualifies as independent under the NASDAQ rules. Our Corporate Governance Principles, as well as the charters of each of the foregoing committees are available for review on our website at www.IndependentBank.com under the "Investor Relations" tab.

As required by our Corporate Governance Principles, our Board has determined that each of the following directors qualifies as an "Independent Director", as such term is defined in Market Place Rules 4200(a)(15) of the National Association of Securities Dealers (the "NASD"): Donna J. Banks, Jeffrey A. Bratsburg, Stephen L. Gulis, Terry L. Haske, Robert L. Hetzler, Clarke B. Maxson, James E. McCarty, Charles A. Palmer and Charles C. Van Loan. Our Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees as prescribed by the Nasdaq listing requirements, and, as to the audit committee, under the applicable rules of the Securities and Exchange Commission. There are no family relationships between or among our directors, nominees or executive officers.

Compensation Committee Interlocks And Insider Participation

Our compensation committee, which met on five occasions in 2009, consists of directors Stephen L. Gulis, Jr., Donna J. Banks, Jeffrey A. Bratsburg, Charles C. Van Loan and James E. McCarty (Chairman). None of our executive officers served on the compensation committee during our 2009 fiscal year. None of our directors has interlocking or other relationships with other boards, compensation committees, or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

Our compensation committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to our executives and officers. At the beginning of each year, the Committee meets to review our CEO's performance against the Company's goals and objectives for the preceding year and also to review and approve the corporate goals and objectives that relate to CEO compensation for the forthcoming year. The Committee also evaluates the CEO and other key executives' payouts against (a) pre-established, measurable performance goals and budgets, (b) generally comparable groups of executives, and (c) external market trends. Following this review, the Committee recommends to the full Board, the annual base salary, annual incentive compensation, total compensation and benefits for our CEO. This Committee is also responsible for approving equity-based compensation awards under our Long-Term Incentive Plan. Base salaries of executive officers, other than our CEO, are established by our CEO.

 This committee is also responsible to recommend to the full Board, the amount and form of compensation payable to directors. From time to time, the committee relies upon third party consulting firms to assist the committee in its oversight of the Company's executive compensation policy and our Board compensation. This is discussed in more detail above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 21, 2010, no person was known by us to be the beneficial owner of 5% or more of our common stock, except as follows:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percent of Class

Common Stock, $1 par value	Independent Bank Corporation Employee Stock Ownership Trust ("ESOT") 230 West Main Street Ionia, Michigan 48846	2,237,921	9.29%

The following table sets forth the beneficial ownership of our common stock by our named executives, set forth in the compensation table above, and by all directors and executive officers as a group as of December 31, 2009:

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding

Michael M. Magee	154,443	(2)	. 61
Robert N. Shuster	117,700		. 47
David C. Reglin	101,528		. 40
William B. Kessel	38,262		. 15
Stefanie M. Kimball	26,793		. 11
All executive officers and directors as a group (consisting of 18 persons)	3,218,783	(3)	12.77

(1)

In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESOP.

(2)	Includes 10,424 common stock units held in a deferred compensation plan.

(3)	Beneficial ownership is disclaimed as to 2,237,921 shares, all of which are held by the ESOT.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors and executive officers and their associates were customers of, and had transactions with, our bank subsidiary in the ordinary course of business during 2008. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve an unusual risk of collectability or present other unfavorable features. Such loans totaled $776,000 at December 31, 2008, equal to 0.4% of shareholders' equity.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

We are making the exchange offers described in this prospectus as part of the more comprehensive Capital Plan recently adopted by our Board of Directors.  The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios established by our Board pursuant to resolutions adopted in December of 2009.  Those resolutions require us to achieve a minimum ratio of Tier 1 capital to average assets of 8% and a minimum ratio of total risk based capital to risk-weighted assets of 11%.  More detail regarding our need for capital, the resolutions adopted by the Board, and our Capital Plan can be found under "Recent Developments" beginning on page 41 above.

The exchange offers described in this prospectus are one of three primary capital raising initiatives set forth in our Capital Plan.  In addition to the exchange offers, we have made a proposal to the Treasury to exchange the shares of our preferred stock it holds for shares of our common stock.  The third initiative is to raise additional equity capital through a public offering of our common stock.  More detail regarding these three initiatives can also be found in the "Recent Developments" section.

Importance of the Exchange Offers

We believe our ability to successfully meet the objectives of our Capital Plan depends in large part on the success of the exchange offers described in this prospectus.  We view the exchange offers as a critical initial step to being able to raise new equity capital through a sale of our common stock.  The sale of our common stock and the contribution of all or substantially all of the proceeds to our subsidiary bank will increase the capital ratios of the bank.  The primary objective of our Capital Plan is for our bank to achieve the minimum capital ratios established by our Board of Directors, as described above.

We have not established any minimum level of trust preferred securities that must be tendered in order for us to complete the exchange offers, and we currently intend to complete the exchange offers regardless of the aggregate amount of trust preferred securities tendered.  If we complete the exchange offers and issue shares of our common stock for trust preferred securities tendered, it would result in a reduction in the aggregate outstanding Liquidation Amount of our trust preferred securities.  This would decrease our quarterly expense for distributions associated with our trust preferred securities.  In addition, the completion of any such exchange would result in an increase to the tangible common equity (TCE) of our holding company.  The magnitude of such effects will depend on the amount of trust preferred securities validly tendered and accepted for exchange.  These effects should help improve our ability to operate in the current economic environment and enhance our long-term financial stability.

However, we also believe the exchange offers are critical to the successful completion of the other primary initiatives of our Capital Plan, namely the exchange of the preferred stock held by the Treasury for common stock and raising significant new equity capital through a public offering of our common stock.   We believe the greater aggregate Liquidation Amount of trust preferred securities tendered for exchange in these exchange offers, the better our opportunities will be to successfully raise new equity capital through a sale of our common stock and ultimately realize the objectives of our Capital Plan.

In addition, we believe that if we are unable to achieve the minimum capital ratios set forth in our Capital Plan by or within a reasonable time after the April 30, 2010 deadline imposed by our Board and if our financial condition and performance otherwise fail to materially improve, it is likely we will not be able to remain well-capitalized under federal regulatory standards.  In addition, in that case, it is likely our primary bank regulators would impose additional regulatory restrictions and requirements on us through a regulatory enforcement action.  If we fail to remain well-capitalized under federal regulatory standards, we will be prohibited from accepting or renewing brokered deposits without the prior consent of the FDIC, which would likely have a material adverse impact on our business and financial condition.  If our regulators take enforcement action against us, we could be required to take affirmative steps in an effort to improve our overall condition and we would likely be required to perform additional reporting to our banking regulators.  We believe such additional reporting would increase our expenses and divert management attention and other resources from the operation of our bank.  We believe the Board resolutions described under "Recent Developments" beginning on page 41 above already properly identify the key steps we should be taking to improve our overall condition.  Any regulatory enforcement action could also limit our ability to develop new business lines and/or could require the sale of certain assets and liabilities.

If there is not a high level of participation in the exchange offers described in this prospectus, it may be difficult or impossible for us to complete the other initiatives described in our Capital Plan and ultimately to achieve the minimum capital ratios set forth in the Capital Plan.  In that case, we would likely not be able to remain well-capitalized under federal regulatory standards and we would also expect our primary bank regulators to take regulatory enforcement action.  These consequences would likely have a material adverse effect on our business and the value of our securities and make it increasingly difficult for us to withstand the current economic conditions and any continued deterioration in our loan portfolio.  In that case, we may be required to engage in a sale or other transaction with a third party or our subsidiary bank could be placed into receivership by bank regulators.  Any such event could be expected to result in a loss of the entire value of our outstanding shares of common stock and could also result in a loss of the entire value of our outstanding trust preferred securities and preferred stock.

Terms of the Exchange Offers

General

Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal (including, if the exchange offers are extended or amended, the terms and conditions of any such extension or amendment), we are offering to exchange up to 180,200,000 shares of our common stock for any and all outstanding trust preferred securities issued by our subsidiary Trusts that are validly tendered and not properly withdrawn prior to the Expiration Date.

If you elect to participate in the exchange offers, you may tender a portion of or all of the trust preferred securities you hold.

The exchange offers are being made to all holders of trust preferred securities and are not conditioned upon any minimum number or amount of trust preferred securities being tendered by any holder or in the aggregate by all holders participating in the exchange offers, but are subject to certain conditions described below under "Conditions of the Exchange Offers."

Consideration Offered

For each Liquidation Amount of trust preferred securities (that is, $1,000 liquidation amount of trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I, and $25 liquidation amount of trust preferred securities issued by IBC Capital Finance II) we accept for exchange in accordance with the terms of the exchange offers, we will issue a number of shares of our common stock having a value (based on the Relevant Price) equal to the applicable Exchange Value plus, if the trust preferred securities have been tendered prior to the Early Tender Premium Deadline referred to below, the applicable Early Tender Premium Value. The number of shares of our common stock that we will issue for each Liquidation Amount of trust preferred securities we accept in the exchange offers will be an amount (rounded down to the nearest whole number of shares) equal to (i) the value calculated pursuant to the preceding sentence divided by (ii) the Relevant Price. We refer to the number of shares of our common stock we will issue for each Liquidation Amount of trust preferred securities we accept in the exchange offers as the "exchange ratio."  We will round each exchange ratio down to four decimal places.

We will not pay cash or any other consideration for accrued but unpaid distributions on any trust preferred securities.

As used in this prospectus:

•         "Relevant Price" is equal to the Average VWAP of our common stock during the five consecutive trading day period ending on and including the second trading day immediately preceding the Expiration Date, as it may be extended (we refer to such period as the "Pricing Period" and such Expiration Date as the "Pricing Date"); provided, however, that if an extension to the Expiration Date is announced following the commencement of the Pricing Period, we currently do not expect such extension to affect the Pricing Period or the Pricing Date.

•         "Average VWAP" during a period means the arithmetic average of VWAP for each trading day during that period.

•          "VWAP" for any day means the market price of one share of our common stock on such trading day determined using a volume weighted average method by a nationally recognized investment banking firm retained by us for this purpose.

Depending on the trading price of our common stock on the settlement date for the exchange offers compared to the Relevant Price described above, the market value of the common stock we issue in exchange for each Liquidation Amount of trust preferred securities we accept for exchange may be less than, equal to, or greater than the applicable Exchange Value or Total Exchange Value, as applicable, listed on the cover page of this prospectus.

Throughout the exchange offers, the indicative Average VWAP, the resulting indicative Relevant Price, and the indicative exchange ratios will be available at www.independentbank.com/exchangeoffers and from the Information Agent at one of its numbers listed on the back cover page of this prospectus. We will announce the final exchange ratios (both for trust preferred securities tendered before the Early Tender Premium Deadline and those tendered after that deadline) by 4:30 p.m., Eastern Time, on the Pricing Date, and the final exchange ratios will also be available by that time at www.independentbank.com/exchangeoffers and from the Information Agent.

Proration

If acceptance for exchange of all trust preferred securities validly tendered and not properly withdrawn prior to the Expiration Date would result in the issuance of more than 180,200,000 shares of our common stock, then acceptance of trust preferred securities validly tendered and not properly withdrawn in the exchange offers will be prorated.

We have set the maximum number of shares of common stock we will issue in the exchange offers (180,200,000) at a level that we anticipate will allow us to accept for exchange all outstanding trust preferred securities.  As a result, we do not currently expect to need to prorate tendered trust preferred securities.  However, in the event our completion of the exchange offers would result in our issuing more than 180,200,000 shares of our common stock, we will prorate tendered trust preferred securities as follows:

•         We will not issue more than 101,200,000 shares of our common stock in exchange for validly tendered trust preferred securities issued by IBC Capital Finance II.  If the number of such trust preferred securities validly tendered for exchange would cause us to issue a number of shares in excess of this maximum, then we will accept for exchange a prorated number of such tendered trust preferred securities so as not to exceed such maximum.

•         We will not issue more than 79,000,000 shares of our common stock, in the aggregate, in exchange for validly tendered trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I.  If the number of such trust preferred securities validly tendered for exchange would cause us to issue a number of shares in excess of this maximum, then we will accept for exchange a prorated number of such tendered trust preferred securities so as not to exceed such maximum.

In the event that proration of any trust preferred securities is required as described above, we will announce the proration procedures by press release as promptly as practicable.  We believe proration will only be necessary if the Relevant Price falls below $0.50 per share and all or substantially all outstanding trust preferred securities are tendered in these exchange offers.  We consider these circumstances to be highly unlikely, and therefore we do not currently expect that any proration procedures will be necessary.

Conditions of the Exchange Offers

We will not be required to accept for exchange or to issue shares of our common stock in respect of any trust preferred securities tendered pursuant to the exchange offers, and we may terminate, extend or amend the exchange offers and may (subject to Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of shares of our common stock in respect of, any trust preferred securities so tendered in the exchange offers, unless each of the following conditions are satisfied or, if permissible under applicable law, waived by us:

•         Our shareholders shall have approved a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 500 million at a special meeting of shareholders to be held on January 29, 2010;

•         At such special meeting of our shareholders, our shareholders shall have approved the issuance of shares of our common stock in exchange for the trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I;

•         There shall not have been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the exchange offers or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise), or prospects;

•         There shall not have been instituted or threatened in writing any action, proceeding, or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve), that relates in any manner to the exchange offers and that in our reasonable judgment makes it advisable for us to terminate the exchange offers;

•         There shall not have occurred:

•         any general suspension of or limitation on prices for trading in securities in the United States securities or financial markets;

•         any disruption in the trading of our common stock;

•         a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States; or

•         a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States; and

•         The registration statement of which this prospectus forms a part shall have become effective, no stop order suspending its effectiveness shall have been issued, and no proceedings for that purpose shall have been instituted or shall be pending or, to our knowledge, shall be contemplated or threatened by the SEC.

We expressly reserve the right to amend or terminate any one or more exchange offer and to reject for exchange any tendered trust preferred securities not previously accepted for exchange, if any of the conditions to the exchange offers specified above are not satisfied. In addition, we expressly reserve the right, at any time or at various times, to waive any conditions to the exchange offers, in whole or in part, except (i) as to the requirement that the registration statement be declared effective, and (ii) as to the requirement that our shareholders approve an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock, which conditions we will not waive. All conditions to the exchange offers must be satisfied or waived prior to the Expiration Date.  We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination, or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them, or waive them in whole or in part, with respect to any of the exchange offers, at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Expiration Date; Extension; Termination; Amendment

The exchange offers will expire at 11:59 p.m., Eastern Time, on [•], unless extended or earlier terminated by us. The Early Tender Premium Deadline (the date by which you must tender in order to be eligible to receive the applicable Early Tender Premium Value per Liquidation Amount listed on the cover page of this prospectus) is 5:00 p.m., Eastern Time, on [•], unless we extend it.

If you tender your trust preferred securities at or prior to the Early Tender Premium Deadline, you will be entitled to receive a number of shares of our common stock with a value (based on the Relevant Price) per Liquidation Amount equal to the sum of (i) the applicable Exchange Value and (ii) the applicable Early Tender Premium Value, in each case, as set forth in the table on the front cover of this prospectus (such sum, the "Total Exchange Value"). If you tender trust preferred securities after the Early Tender Premium Deadline, you will be entitled to receive a number of shares of our common stock per Liquidation Amount with a value (based on the Relevant Price) equal only to the applicable Exchange Value for your trust preferred securities as set forth in the table on the front cover of this prospectus.

We reserve the right to extend the period of time that the exchange offers are open, and, if we elect to extend the exchange offers, to delay acceptance for exchange of the trust preferred securities tendered in the exchange offers, by giving oral or written notice to the Exchange Agent and by a public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. During any such extension of an exchange offer, all trust preferred securities you have previously tendered in the exchange offers will remain subject to the exchange offers and subject to your right to withdraw in accordance with the exchange offers.

We reserve the right, regardless of whether or not the conditions to the exchange offers have been satisfied but subject to applicable law, to amend any one or more of the exchange offers in any respect. If we terminate or amend an exchange offer, we will notify the Exchange Agent by oral or written notice and will issue a timely public announcement regarding the termination or amendment. Upon termination of an exchange offer for any reason, any trust preferred securities previously tendered in the exchange offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the exchange offers or the information concerning the exchange offers, or waive a material condition of the exchange offers, we will promptly disseminate disclosure in a manner reasonably calculated to inform each registered holder of the change or waiver and ensure that a minimum time period remains in the exchange offers to permit such information to be considered by each registered holder in making an investment decision to exercise withdrawal rights.

If we make a change in the manner of calculating any exchange ratio for an exchange offer, we will promptly disseminate disclosure regarding the change and extend the exchange offer, if required by law, so that the exchange offers remains open a minimum of 10 business days from the date we disseminate that disclosure.

Fractional Shares

We will not issue fractional shares of our common stock in the exchange offers. Instead, the number of shares of our common stock received by each registered holder whose trust preferred securities are accepted for exchange in the exchange offers will be rounded down to the nearest whole number.

Procedures for Tendering

All of the trust preferred securities issued by IBC Capital Finance II, IBC Capital Finance III, and IBC Capital Finance IV were issued in book-entry form and are currently represented by one or more global certificates held for the account of The Depository Trust Company ("DTC").  You may tender any of these trust preferred securities by transferring them through DTC's Automated Tender Offer Program ("ATOP").  Alternatively, you may complete and sign the letter of transmittal in accordance with its instructions, have the signature on such letter of transmittal guaranteed (if required by such instructions), effect a book-entry transfer of the trust preferred securities to the account of the Exchange Agent, and send or deliver the manually signed letter of transmittal, together with any required documents, to the Exchange Agent at its address set forth in the letter of transmittal.

The trust preferred securities issued by Midwest Guaranty Trust I were issued in physical certificate form.  Any holder of trust preferred securities issued by Midwest Guaranty Trust I that wishes to tender such trust preferred securities in the exchange offers must contact the Exchange Agent at the phone numbers set forth on the back cover of this prospectus.

How to Tender If You Are a Beneficial Owner But Not a DTC Participant

Any beneficial owner whose trust preferred securities are held of record by a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender trust preferred securities should contact such nominee promptly and instruct such nominee to tender the trust preferred securities on such owner's behalf. In some cases, the nominee may request submission of such instructions on a Beneficial Owner's Instruction Form. Please check with your nominee to determine the procedures for such form. If you hold your trust preferred securities through a broker, dealer, commercial bank, trust company, or other nominee, you should consider that such entity may require you to take action with respect to the exchange offers a number of days before the Expiration Date in order for such entity to tender trust preferred securities on your behalf on or prior to the Expiration Date.

How to Tender If You Are a DTC Participant

To participate in the exchange offers, a DTC participant must:

•         comply with the ATOP procedures of DTC described below; or

•         (i) complete, sign, and date the letter of transmittal, or a facsimile of the letter of transmittal; (ii) have the signature on the letter of transmittal guaranteed if so required by its instructions; and (iii) mail or deliver the letter of transmittal or facsimile thereof to the Exchange Agent prior to the Expiration Date.

In addition, either:

•         the Exchange Agent must receive, prior to the Expiration Date, a properly transmitted Agent's Message (as defined below); or

•         the Exchange Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such trust preferred securities into the Exchange Agent's account at DTC according to the procedure for book-entry transfer described below, the letter of transmittal, and any other documents required by the letter of transmittal.

Tenders of trust preferred securities pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offers, which agreement will be governed by the laws of the State of Michigan.

No documents should be sent to us, any trustee, the Dealer Manager, or the Information Agent. Delivery of a letter of transmittal or an Agent's Message transmitted through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the Exchange Agent.

By tendering trust preferred securities pursuant to the exchange offers, you will be deemed to have agreed that the delivery and surrender of the trust preferred securities is not effective, and the risk of loss of the trust preferred securities does not pass to the Exchange Agent, until receipt by the Exchange Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Exchange Agent on or prior to the Expiration Date.

By tendering trust preferred securities pursuant to the exchange offers, you will be deemed to have made the representations and warranties set forth in the letter of transmittal, including that you have full power and authority to tender, sell, assign, and transfer the trust preferred securities tendered thereby and that when such trust preferred securities are accepted for purchase by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by us to be necessary or desirable to complete the sale, assignment, and transfer of the trust preferred securities tendered thereby.

We have not provided guaranteed delivery provisions in connection with the exchange offers. You must tender your trust preferred securities in accordance with the procedures set forth in this prospectus and the letter of transmittal.

Tendering Through DTC's ATOP

The Exchange Agent will establish an account at DTC with respect to the trust preferred securities for purposes of the exchange offers, and any financial institution that is a DTC participant may make book-entry delivery of eligible trust preferred securities by causing DTC to transfer such trust preferred securities into the Exchange Agent's account in accordance with DTC's procedures for such transfer.

The Exchange Agent and DTC have confirmed that trust preferred securities held in book-entry form through DTC that are to be tendered in the exchange offers are eligible for ATOP. To effectively tender trust preferred securities eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC, and send an Agent's Message to the Exchange Agent for its acceptance. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent's Message, stating that such participant has received and agrees to be bound by the terms and conditions of the exchange offers as set forth in this prospectus and the letter of transmittal and that we may enforce such agreement against such participant.

If you desire to tender your trust preferred securities on the Expiration Date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

All signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program, or the Stock Exchange Medallion Program (each, a "Medallion Signature Guarantor") unless the trust preferred securities tendered or withdrawn, as the case may be, pursuant thereto are tendered (i) by the DTC participant whose name appears on a security position listing as the owner of trust preferred securities who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the letter of transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of Financial Industry Regulatory Authority, Inc. ("FINRA") or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If trust preferred securities are registered in the name of a person other than the signer of the letter of transmittal or the notice of withdrawal, as the case may be, or if delivery of the shares of common stock is to be made to, or tendered trust preferred securities that are not accepted are to be returned to, a person other than the holder, then the signature on the letter of transmittal accompanying the tendered trust preferred securities must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of trust preferred securities will be determined by us.  In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determination of these matters.  Alternative, conditional, or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of trust preferred securities that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular trust preferred securities. A waiver of any defect of irregularity with respect to the tender of one trust preferred security shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other trust preferred securities except to the extent we may otherwise so provide. We will interpret the terms and conditions of the exchange offers. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of such terms and conditions.  Tenders of trust preferred securities shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the trustees, the Exchange Agent, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of trust preferred securities, or will incur any liability to you for failure to give any such notice.

Compliance with "Short Tendering" Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender trust preferred securities for such person's own account unless the person so tendering (i) has a net long position equal to or greater than the aggregate principal amount of the trust preferred securities being tendered and (ii) will cause such trust preferred securities to be delivered in accordance with the terms of the exchange offers. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of trust preferred securities in response to the exchange offers under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the exchange offers upon the terms and subject to the conditions of the exchange offers, including the tendering holder's acceptance of the terms and conditions of the exchange offers, as well as the tendering holder's representation and warranty that (i) such holder has a net long position in the trust preferred securities being tendered pursuant to the exchange offers within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such trust preferred securities complies with Rule 14e-4.

Your Option to Limit Common Stock Ownership to 9.99%

          You may contact the Exchange Agent at its telephone number listed on the back cover of this prospectus if you desire to limit your tender of trust preferred securities so that after giving effect to the issuance of common stock in the exchange offers, you will own no more than 9.99% of our outstanding common stock.  The Exchange Agent will ask you to specify in writing the number of shares of common stock you already own and the amount of trust preferred securities of each series you are tendering in the exchange offers, will ask you to assure that your tender is separately identifiable, and will give you instructions for limiting your tender in this manner.  If you comply with those instructions, we will, after the exchange offers expire, accept for exchange only an amount of trust preferred securities tendered by you that will not result in your owning more than 9.99% of the shares of common stock that will be outstanding immediately after consummation of the exchange offers.  We will base our determination about the percentage of common stock you will own immediately after consummation of the exchange offers solely on (a) the number of shares of common stock you specified in writing to the Exchange Agent that you already own (whether or not that information is accurate), (b) the number of shares of common stock that will be issued in exchange for trust preferred securities you tender that we accept for exchange, and (c) the number of shares of common stock that will be outstanding immediately after consummation of the exchange offers.  We take no responsibility for the manner in which you determine the number of shares of common stock you own or whether any regulator would determine that number in some different manner.

Acceptance of Trust Preferred Securities for Purchase; Delivery of Common Stock

Upon the terms and subject to the conditions of the exchange offers, we will accept for exchange and we will promptly deliver shares of our common stock in exchange for validly tendered trust preferred securities that were not validly withdrawn pursuant to the exchange offers. Valid tenders of trust preferred securities issued by IBC Capital Finance II will be accepted only in liquidation amounts of $25 or integral multiples thereof. Valid tenders of all other trust preferred securities will be accepted only in liquidation amounts of $1,000 or integral multiples thereof.

For purposes of the exchange offers, we will be deemed to have accepted trust preferred securities for exchange if, as, and when we give oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

With respect to tendered trust preferred securities that are to be returned to holders, such trust preferred securities will be credited to the account maintained at DTC from which such trust preferred securities were delivered and returned in accordance with such procedures after the expiration or termination of the exchange offers, unless other instructions were given by the holder in the letter of transmittal or to the book-entry transfer facility.

We will deliver shares of our common stock in exchange for trust preferred securities accepted for exchange in the exchange offers by issuing the shares on the settlement date to the Exchange Agent, which will act as your agent for the purpose of receiving the shares and transmitting the shares to you. Tendering holders of the trust preferred securities should indicate in the applicable box in the letter of transmittal (or to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP) the name and address to which delivery of the shares on the trust preferred securities accepted for exchange is to be sent, if different from the name and address of the person signing the letter of transmittal or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (i) delay acceptance for exchange of trust preferred securities tendered under any of the exchange offers or the delivery of shares of our common stock in exchange for the trust preferred securities accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the trust preferred securities deposited by or on behalf of the holders promptly after the termination or withdrawal of any of the exchange offers) or (ii) terminate any one or more exchange offers at any time if any conditions to our completion of the exchange offers described above are not satisfied by the Expiration Date.

If, for any reason, acceptance for exchange of validly tendered trust preferred securities pursuant to the exchange offers is delayed, or we are unable to accept for exchange validly tendered trust preferred securities pursuant to the exchange offers, then the Exchange Agent may, nevertheless, on behalf of us, retain (subject to Rule 14e-1 under the Exchange Act described above) tendered trust preferred securities, without prejudice to our rights described under "—Expiration Date; Extension; Termination; Amendment" and "—Conditions of the Exchange Offers" above and "—Withdrawal of Tenders" below.

You will not be obliged to pay brokerage commissions or fees to the Dealer Manager, the Exchange Agent, the Information Agent, or us with respect to the exchange offers.

We will pay all transfer taxes applicable to the purchase and transfer of trust preferred securities pursuant to the exchange offers, except if (i) the delivery of the shares of common stock is being made to, or if trust preferred securities not tendered or not accepted for payment are registered in the name of, any person other than the holder of trust preferred securities tendered thereby or (ii) trust preferred securities are credited in the name of any person other than the person(s) signing the accompanying letter of transmittal or electronically transmitting acceptance through ATOP, as applicable; then, in such event, delivery shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

We will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the consideration for the exchange offers.

Withdrawal of Tenders

You may withdraw your tender of trust preferred securities at any time prior to the Expiration Date. You may only withdraw your tender of trust preferred securities after the Expiration Date as permitted by law.

For a withdrawal of a tender of trust preferred securities to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at or prior to the Expiration Date, by mail, fax or hand delivery or by a properly transmitted "Request Message" through ATOP. Any such notice of withdrawal must:

•         specify the name of the person who tendered the trust preferred securities to be withdrawn and, if applicable, the name of the DTC participant whose name appears on the security position listing as the owner of such trust preferred securities, if different from that of the person who deposited the trust preferred securities;

•         contain the aggregate Liquidation Amount represented by the trust preferred securities to be withdrawn;

•         unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the letter of transmittal, including any required signature guarantee(s); and

•         if the letter of transmittal was executed by a person other than the DTC participant or other registered holder whose name appears on a security position listing or otherwise as the owner of trust preferred securities, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of trust preferred securities can only be accomplished in accordance with the foregoing procedures.

Holders may not rescind their valid withdrawals of tendered trust preferred securities. However, trust preferred securities validly withdrawn may thereafter be retendered at any time at or prior to the Expiration Date by following the procedures described under "—Procedures for Tendering" above.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us.  In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters.  We reserve the absolute right to reject any or all attempted withdrawals of trust preferred securities that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities, or conditions of a withdrawal as to particular trust preferred securities. A waiver of any defect or irregularity with respect to the withdrawal of one trust preferred security shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other trust preferred securities except to the extent we may otherwise so provide. Withdrawals of trust preferred securities shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the trustees of any of the respective Trusts, the Exchange Agent, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Return of Unaccepted Trust Preferred Securities

Any tendered trust preferred securities that are not accepted for exchange will be returned without expense to the tendering holder. Such trust preferred securities will be credited to the account maintained at DTC from which they were delivered, if applicable, and returned promptly after the expiration or termination of the exchange offers.

Consequences of Failure to Exchange Trust Preferred Securities

If there is not a high level of participation in the exchange offers described in this prospectus, it may be difficult or impossible for us to complete the other initiatives described in our Capital Plan and ultimately to achieve the minimum capital ratios set forth in the Capital Plan.  In that case, we would likely not be able to remain well-capitalized under federal regulatory standards and we would also expect our primary bank regulators to impose additional regulatory restrictions and requirements on us through a regulatory enforcement action.  These consequences would likely have a material adverse effect on our business and the value of our securities and make it increasingly difficult for us to withstand the current economic conditions and any continued deterioration in our loan portfolio.  In that case, we may be required to engage in a sale or other transaction with a third party or our subsidiary bank could be placed into receivership by bank regulators.  Any such event could be expected to result in a loss of the entire value of our outstanding shares of common stock and could also result in a loss of the entire value of our outstanding trust preferred securities and preferred stock.

In addition, depending on the amount of trust preferred securities that are accepted for exchange in the exchange offers, the trading market for the trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO) that remain outstanding after the exchange offers may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of such trust preferred securities that remain outstanding following the exchange offers.

We have suspended quarterly distributions on all trust preferred securities in accordance with their terms.  We are unsure if or when distributions will resume.  We have no plans to resume distributions in the near future.

No Appraisal Rights

No appraisal or dissenters' rights are available to holders of trust preferred securities under applicable law in connection with the exchange offers.

Accounting Treatment

With respect to trust preferred securities exchanged for shares of our common stock, we will derecognize the applicable carrying amount of the Underlying Debentures, which we currently record as long-term debt.  We will recognize common stock and paid-in capital for the shares of our common stock issued in connection with the exchange offers. The excess of the net carrying amount of the trust preferred securities exchanged over the fair value of the shares of our common stock issued will be recorded in the current earnings of the period during which the transaction will occur, net of applicable income taxes. Costs incurred to issue the shares of our common stock will be charged against additional paid-in capital.

Subsequent Repurchases

Following completion of the exchange offers, we may repurchase additional trust preferred securities in the open market, in privately negotiated transactions, or otherwise. Future purchases of trust preferred securities may be on terms that are more or less favorable than those of the exchange offers. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

Exchange Agent

D.F. King & Co., Inc. will serve as the Exchange Agent for the exchange offers. Letters of transmittal and all correspondence in connection with the exchange offers should be sent or delivered by each holder of trust preferred securities, or a beneficial owner's bank, broker, custodian, or other nominee, to the Exchange Agent at the address listed on the back cover page of this prospectus. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Information Agent

D.F. King & Co., Inc. will serve as the Information Agent for the exchange offers. Questions concerning the terms of the exchange offers or tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the Information Agent at its address and telephone number listed on the back cover page of this prospectus. Holders of trust preferred securities may also contact their bank, broker, custodian, or other nominee concerning the exchange offers. We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Dealer Manager

Stifel, Nicolaus & Company, Incorporated is acting as Dealer Manager for the exchange offers. In such capacity, the Dealer Manager will perform services customarily provided by investment banking firms acting as dealer manager of exchange offers of a like nature, including soliciting tenders of trust preferred securities pursuant to the exchange offers and communicating generally regarding the exchange offers with banks, brokers, custodians, nominees, and other persons, including holders of trust preferred securities. We will pay the Dealer Manager reasonable and customary fees for its services and will reimburse them for their reasonable out-of-pocket expenses. We have also agreed to indemnify the Dealer Manager and its affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws.

We have also agreed with the Dealer Manager that, during the period beginning on the commencement date of the exchange offers and continuing to and including the Expiration Date, we will not, without the consent of the Dealer Manager, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock or warrants or other rights to purchase shares of our common stock or any other of our securities substantially similar to shares of our common stock, except for (i) any shares of our common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (ii) any shares of our common stock issued or options to purchase shares of our common stock granted pursuant to existing employee benefit plans of the Company, or (iii) any shares of our common stock issued pursuant to any non-employee director stock plan, dividend reinvestment plan, or stock purchase plan of the Company.

At any given time, the Dealer Manager may trade in the trust preferred securities or other of our securities for its own account or for the accounts of customers, and accordingly, may hold a long or a short position in the trust preferred securities or such other securities.

The Dealer Manager has provided in the past and/or is currently providing other investment and commercial banking and financial advisory services to us. The Dealer Manager and its respective affiliates may in the future provide various investment and commercial banking and other services to us for which it would receive customary compensation.

Brokerage Commissions

Holders that tender their trust preferred securities to the Exchange Agent do not have to pay a brokerage fee or commission to us or the Exchange Agent. However, if a tendering holder handles the transaction through its bank, broker, custodian, or nominee, that holder may be required to pay that bank, broker, custodian, or nominee brokerage fees or commissions.

Fees and Expenses

We will bear the expenses of soliciting tenders of trust preferred securities. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, telephone, or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

No Recommendation

None of IBC, the various trustees, the Dealer Manager, the Exchange Agent, or the Information Agent are making a recommendation as to whether you should exchange your trust preferred securities in the exchange offers. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the trust preferred securities for purposes of negotiating the exchange offers or preparing a report concerning the fairness of the exchange offers. The value of the shares of our common stock we will issue in the exchange offers may not equal or exceed the value of the trust preferred securities tendered. You must make your own independent decision regarding your participation in the exchange offers.

Certain Matters Relating to Non-U.S. Jurisdictions

This prospectus is not an offer to buy, sell, or exchange and it is not a solicitation of an offer to buy, sell, or exchange trust preferred securities or shares of our common stock in any jurisdiction in which the exchange offers are not permitted. We are not aware of any jurisdiction where the making, or acceptance, of the exchange offers would be illegal. If we learn of any jurisdiction in which making or accepting the exchange offers would not be permitted, we intend to make a good-faith effort to comply with the relevant law in order to enable the offer and acceptance to be permitted. If, after such good-faith effort, we cannot comply with such law, we will determine whether the exchange offers will be made to, and whether tenders will be accepted from or on behalf of, persons who are holders of trust preferred securities residing in the jurisdiction.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender trust preferred securities in the exchange offers will depend on whether there is an exemption available under the laws of such person's home country that would permit the person to participate in the exchange offers without the need for us to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders should consult their advisors in considering whether they may participate in the exchange offers in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of our common stock that may apply in their home countries. Neither we nor the Dealer Manager can provide any assurance about whether such limitations may exist. By signing or being deemed to sign the letter of transmittal, you are representing that if you are located outside the United States, the exchange offers to you and your acceptance of them do not contravene the applicable laws where you are located.

DIVIDEND POLICY

We are not currently paying any cash dividends on our common stock and our ability to pay cash dividends in the near term is significantly restricted by the factors described below.

Current Prohibitions on Our Payment of Dividends

Pursuant to resolutions adopted by our Board of Directors in December of 2009, we are currently prohibited from paying any dividends on our common stock without the prior written approval of the FRB and the Michigan OFIR.  We may not rescind or materially modify such resolution without notice to the FRB and the Michigan OFIR.  Moreover, our primary source for dividends are dividends payable to us by our subsidiary bank.  The Board of Directors of our Bank adopted similar resolutions in December that prohibit the Bank from paying any dividends to us without the prior written approval of the FRB and the Michigan OFIR.  See "Management's Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments" above for more information.

In addition, as a result of our election to defer regularly scheduled quarterly payments on our outstanding trust preferred securities and our outstanding shares of preferred stock, we are currently prohibited from paying any cash dividends on shares of our common stock.   We may not pay any cash dividends on our common stock until all accrued but unpaid dividends and distributions on such senior securities have been paid in full.  We do not have any current plans to begin making quarterly payments on our trust preferred securities or our preferred stock.

Moreover, even if we were to re-commence regularly scheduled quarterly payments on our outstanding trust preferred securities and preferred stock, there are still significant restrictions on our ability to pay dividends on our common stock.  Pursuant to the Letter Agreement we entered into with the Treasury, dated December 12, 2008, we completed our sale to Treasury as part of the Capital Purchase Program (CPP) of the Troubled Asset Relief Program (TARP) of shares of our Series A Preferred Stock and a warrant to purchase shares of our common stock.  Our agreements with Treasury prevent us from paying quarterly cash dividends on our common stock in excess of $.01 per share and (with certain exceptions) repurchasing shares of common stock.  These restrictions will remain in effect until the earlier of December 12, 2011 or such time as Treasury no longer holds the Series A Preferred Stock.

Other Restrictions

Aside from the specific restrictions set forth above that result from our current financial condition, there are other restrictions that apply under federal and state law to restrict our ability to pay dividends to our shareholders and the ability of our subsidiary bank to pay dividends to us.  For example, the Federal Reserve requires bank holding companies like IBC to act as a source of financial strength to their subsidiary banks. Accordingly, we are required to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns.  Certain other restrictions on dividends are described "Business – Supervision and Regulation" beginning on page 86 above.

MARKET PRICE, DIVIDEND, AND DISTRIBUTION INFORMATION

Market Price of and Dividends on Our Common Stock

Our common stock is currently listed on the Nasdaq GSM under the symbol "IBCP."  As of January 21, 2010, we had 24,101,100 shares of our common stock outstanding, which were held by approximately 2,175 record holders.  The following table sets forth, for the periods indicated, the high and low closing sales prices per share and the cash dividends declared per share of our common stock.

	Closing Sales Price Per Share		Cash Dividends Declared per Share
	Low	High
2009
Fourth Quarter ended December 31, 2009	$ .60	$1.79	None
Third Quarter ended September 30, 2009	1.09	2.16	.01
Second Quarter ended June 30, 2009	1.11	2.90	.01
First Quarter ended March 31, 2009	0.90	3.00	.01

2008
Fourth Quarter ended December 31, 2008	$1.48	$ 6.95	$.01
Third Quarter ended September 30, 2008	2.52	8.40	.01
Second Quarter ended June 30, 2008	3.66	10.98	.11
First Quarter ended March 31, 2008	7.50	14.12	.21

On January 26, 2010, the closing sales price of our common stock on the Nasdaq GSM was $1.03 per share.

On December 21, 2009, we received a letter from The Nasdaq Stock Market notifying us that we no longer meet Nasdaq's continued listing requirements under Listing Rule 5450(a)(1) because the bid price for our common stock had closed below $1.00 per share for 30 consecutive business days.  We have until approximately June 21, 2010, to demonstrate compliance with this bid price rule by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive business days.  If we are unable to establish compliance with the bid price rule within such time period, our common stock will be subject to delisting from the Nasdaq GSM.  However, in that event, we may be eligible for an additional grace period by transferring our common stock listing from the Nasdaq GSM to the Nasdaq Capital Market.  This would require us to meet the initial listing criteria of the Nasdaq Capital Market, other than with respect to the minimum closing bid price requirement.  If we are then permitted to transfer our listing to the Nasdaq Capital Market, we expect we would be granted an additional 180 calendar day period in which to demonstrate compliance with the minimum bid price rule.

If our common stock is delisted from the Nasdaq, it is likely that quotes for our common stock would continue to be available on the OTC Bulletin Board or on the "Pink Sheets."  However, these alternatives are generally considered to be less efficient markets and it is likely that the liquidity of our common stock as well as our stock price would be adversely impacted as a result.

There are restrictions that currently materially limit our ability to pay dividends on our common stock and that may continue to materially limit future payment of dividends on our common stock.  Please see "Dividend Policy" on page 130 above.

Market Price of and Distributions on the Trust Preferred Securities

The trust preferred securities issued by IBC Capital Finance II are listed for trading on the Nasdaq GSM under the symbol "IBCPO". As of January 21, 2010, there were 2,024,000 of these trust preferred securities outstanding.  The following table sets forth, for the periods indicated, the high and low closing sales prices per share on the Nasdaq GSM and the cash distributions per share of these trust preferred securities.

	Closing Sales Price Per Share
	Low	High
2009
Fourth Quarter ended December 31, 2009	$5.601	$13.51
Third Quarter ended September 30, 2009	12.19	16.38
Second Quarter ended June 30, 2009	10.14	17.50
First Quarter ended March 31, 2009	9.50	14.00

2008
Fourth Quarter ended December 31, 2008	$ 9.75	$14.25
Third Quarter ended September 30, 2008	10.56	17.00
Second Quarter ended June 30, 2008	11.80	20.47
First Quarter ended March 31, 2008	16.61	23.70

On January 26, 2010, the closing sales price of the IBCPO securities on the Nasdaq GSM was $13.00.

As noted on the previous page, our common stock may be delisted from the Nasdaq GSM as a result of the fact that the bid price for our common stock has closed below $1.00 per share for 30 consecutive business days.  If our common stock is delisted from the Nasdaq GSM, the IBCPO trust preferred securities will also be delisted.  If that occurs, the trading market for the IBCPO securities is likely to be much more limited than it has been historically.

The trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I are not currently  listed or traded on any exchange, and there is no other established public trading market for them.

Until December 2009, cash distributions were paid quarterly on the trust preferred securities as follows:

	Quarterly Distributions Per Liquidation Amount
	Trust Preferred Securities Issued by IBC Capital Finance II(1)	Trust Preferred Securities Issued by IBC Capital Finance III(2)	Trust Preferred Securities Issued by IBC Capital Finance IV(3)	Trust Preferred Securities Issued by Midwest Guaranty Trust I(4)
2009
Fourth Quarter ended December 31, 2009	None	$5.34	$7.96	$9.94
Third Quarter ended September 30, 2009	$0.516	6.67	8.89	11.07
Second Quarter ended June 30, 2009	$0.516	6.94	10.54	11.58
First Quarter ended March 31, 2009	$0.516	12.94	12.25	14.31

2008
Fourth Quarter ended December 31, 2008	$0.516	11.23	14.33	15.98
Third Quarter ended September 30, 2008	$0.516	11.37	14.22	15.65
Second Quarter ended June 30, 2008	$0.516	12.26	14.28	16.29
First Quarter ended March 31, 2008	$0.516	16.83	19.82	21.26

________________

(1)   8.25% fixed on $25 Liquidation Amount

(2)   3-month LIBOR plus 1.60% on $1,000 Liquidation Amount

(3)   3-month LIBOR plus 2.85% on $1,000 Liquidation Amount

(4)   3-month LIBOR plus 3.45% on $1,000 Liquidation Amount

In December of 2009, we exercised our right to defer quarterly distributions on all outstanding trust preferred securities.  We did this in an effort to preserve capital.  We do not know if or when distributions will resume.  We currently do not have any plans to resume distributions in the near future.  Under the terms of the documents governing the trust preferred securities, we have the ability to defer quarterly distributions for up to 20 consecutive calendar quarters.  If we attempt to defer dividends for more than 20 consecutive calendar quarters, we will likely be deemed in default of the documents governing the trust preferred securities.  Please see "Comparison of Rights Between the Trust Preferred Securities and Our Common Stock" below for more information.

DESCRIPTION OF COMMON STOCK

The following section is a summary and does not describe every aspect of our capital stock. In particular, we urge you to read our Articles of Incorporation and bylaws because they describe the rights of holders of our common stock. Our Articles of Incorporation and bylaws are exhibits to the registration statement filed with the SEC of which this prospectus is a part.

Common Stock

General

Our authorized capital stock consists of 60,000,000 shares of common stock, $1.00 par value, and 200,000 shares of preferred stock (described below). As of December 31, 2009, there were 24,101,100 shares of common stock outstanding.

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•         dividends when, as, and if declared by our Board out of funds legally available for the payment of dividends; and

•         in the event of dissolution of IBC, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in our Articles of Incorporation.

We do not currently pay any cash dividends on our common stock and are currently prohibited from doing so.  See "Dividend Policy" on page 130 above for information regarding these prohibitions and other restrictions that materially limit our ability to pay dividends on our common stock.

Under our agreements with the Treasury, we are only permitted to repurchase shares of our common stock under limited circumstances, including the following:

•         in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice;

•         the redemption or repurchase of rights pursuant to any shareholders' rights plan;

•         the acquisition by IBC of record ownership of common stock or other securities that are junior to or on a parity with the Series A Preferred Stock for the beneficial ownership of any other persons, including trustees or custodians; and

•         the exchange or conversion of common stock for or into other securities that are junior to or on a parity with the Series A Preferred Stock or trust preferred securities for or into common stock or other securities that are junior to or on a parity with the Series A Preferred Stock, in each case solely to the extent required pursuant to binding contractual agreements entered into prior to December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

In addition, as a bank holding company, our ability to pay dividends on our common stock is affected by the ability of our subsidiary, Independent Bank, to pay dividends to IBC under applicable laws, rules and regulations. The ability of Independent Bank, as well as IBC, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.  See "Dividend Policy" on page 130 above for more information.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Our common stock is currently traded on the Nasdaq Global Select Market under the symbol "IBCP."  However, as described under "Market Price of and Dividends on Our Common Stock" on page 131 above, our common stock may be delisted from Nasdaq in the near future.

Certain Restrictions under Federal Banking Laws

As a bank holding company, the acquisition of large interests in our common stock is subject to certain limitations described below.  These limitations may have an anti-takeover effect and could prevent or delay mergers, business combination transactions, and other large investments in our common stock that may otherwise be in the best interests of IBC.

The federal Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of IBC. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of IBC.  In addition, the federal Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as IBC, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Certain Other Limitations

In addition to the foregoing limitations, the Articles of Incorporation and bylaws of IBC contain provisions that could also have an anti-takeover effect. Some of the provisions also may make it difficult for shareholders to replace incumbent directors with new directors who may be willing to entertain changes that shareholders may believe will lead to improvements in the combined company's business.

Preferred Stock

Our authorized capital stock includes 200,000 shares of preferred stock, no par value per share. Our Board of Directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations, and relative rights of each series, including dividend rates, terms of redemption, liquidation amounts, sinking fund requirements, and conversion rights, all without any vote or other action on the part of our shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our Board of Directors.

Series A Preferred Stock

On December 12, 2008, we raised $72 million of capital as a participant in the Treasury's Capital Purchase Program. In conjunction with this program, we issued to the Treasury 72,000 shares of Series A Preferred Stock and a warrant to purchase 3,461,538 shares of our common stock at an exercise price of $3.12  per share.  The Series A Preferred Stock: (1) is non-voting, other than class voting rights on matters that could adversely affect the shares; (2) pays a cumulative mandatory dividend at the rate of 5% per annum for the first five years, resetting to 9% per annum thereafter; and (3) is callable at par plus accrued and unpaid dividends at any time. The Series A Preferred Stock ranks senior to our common stock.

The terms of the transaction with the Treasury include prohibitions on our ability to pay dividends and repurchase our common stock. Until the Treasury no longer holds any Series A Preferred Stock, we will not be able to distribute any dividends, nor will we be permitted to repurchase any of our common stock unless all accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock have been paid in full, subject to the availability of certain limited exceptions (e.g., for purchases in connection with benefit plans).  Beginning in December of 2009, we exercised our right to suspend quarterly dividends on the Series A Preferred Stock.

Pursuant to an interim final rule issued by the Board of Governors of the Federal Reserve System on October 16, 2008, bank holding companies that issue new preferred stock to the Treasury under the Capital Purchase Program are permitted to include an unlimited amount of such capital instruments in Tier 1 capital for purposes of the Federal Reserve's risk-based and leverage capital rules and guidelines for bank holding companies.

COMPARISON OF RIGHTS BETWEEN THE TRUST PREFERRED
SECURITIES AND OUR COMMON STOCK

The following briefly summarizes the material differences between the rights of holders of the trust preferred securities as currently in effect and of holders of our common stock to be issued in the exchange offers. If you want more details beyond this summary, such details can be found our Articles of Incorporation and bylaws, the amended and restated trust agreement of the relevant Trust, the Statutory Trust Act of the State of Delaware, the Trust Indenture Act, applicable Michigan and Delaware law, and the other documents referred to below.

 Governing Documents

Trust Preferred Securities: Holders of trust preferred securities have their rights set forth in the amended and restated trust agreement for the applicable Trust, the Statutory Trust Act of the State of Delaware, and the Trust Indenture Act.

Common Stock: Holders of shares of our common stock have their rights set forth in our Articles of Incorporation, our bylaws, and Michigan law.

Dividends and Distributions

Trust Preferred Securities: Holders of the trust preferred securities are entitled to receive cumulative distributions at the applicable annual rate set forth below of their Liquidation Amount, payable quarterly in arrears:

Series of Trust Preferred Securities	Liquidation Amount	Annual Distribution Rate
IBC Capital Finance II	$25	8.25% fixed
IBC Capital Finance III	$1,000	3-month LIBOR plus 1.60%
IBC Capital Finance IV	$1,000	3-month LIBOR plus 2.85%
Midwest Guaranty Trust I	$1,000	3-month LIBOR plus 3.45%

The funds available to each Trust for distributions on the trust preferred securities are limited to payments received from us on the Underlying Debentures held by the Trust.  We may defer interest payments on the Underlying Debentures in accordance with their terms, provided no deferral period will extend beyond the maturity date of the Underlying Debentures.  If we defer interest payments on the Underlying Debentures, distributions on the trust preferred securities will also be deferred. Interest payments on the Underlying Debentures continue to accrue during deferral periods and, as a result, distributions on the trust preferred securities will continue to accrue. During a deferral period, we cannot pay any dividends or make any distributions relating to, or redeem, purchase, acquire, or make a liquidation payment relating to, any of our capital stock, including our common stock, make an interest, principal, or premium on or repurchase any of our debt securities that rank equal with or junior to the Underlying Debentures, subject to certain exceptions, or make any guarantee payments on any guarantee of debt securities of any of our subsidiaries if the guarantee rank equally with or junior in interest to the Underlying Debentures, except in some circumstances.

The terms of the Underlying Debentures and the trust agreements allow us to defer payment of interest on the Underlying Debentures and the trust preferred securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the indentures) has occurred and is continuing.  We are not in default with respect to the indentures, and the deferral of interest does not constitute an event of default under the indentures.  While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate.  Upon the expiration of the deferral, all accrued and unpaid interest is due and payable.

Common Stock: Subject to the preferential rights of any other class or series of capital stock, holders of our common stock will be entitled to receive dividends when, as, and if declared by our Board of Directors. See also "Dividend Policy" above.

Ranking

Trust Preferred Securities: The trust preferred securities rank senior to our common stock and to our preferred stock with respect to rights upon our liquidation, dissolution, or winding up.  The trust preferred securities rank junior in right of payment to our senior indebtedness.  The Liquidation Amounts of the trust preferred securities are set forth in the table above, plus any accrued and unpaid distributions on such trust preferred security.

Common Stock: Our common stock will rank junior to all our other securities and indebtedness with respect to dividend rights and rights upon our liquidation, dissolution, and winding up.

Conversion Rights

Trust Preferred Securities: The trust preferred securities are not convertible into our common stock.

Common Stock: The common stock is not convertible into any other of our securities.

Voting Rights

Trust Preferred Securities: Generally, holders of the trust preferred securities do not have any voting rights with respect to IBC, but do have the right to vote on modifications to certain documents governing the trust preferred securities.

Common Stock: Holders of our common stock will be entitled to one vote per share on all matters voted on by our shareholders.

Redemption

Trust Preferred Securities: We may redeem the Underlying Debentures issued to IBC Capital Finance II at any time, in whole or in part.  We may redeem the Underlying Debentures issued to IBC Capital Finance III on any interest payment date on or after July 30, 2012, in whole at any time or in part from time to time.  We may redeem the Underlying Debentures issued to IBC Capital Finance IV on any March 15, June 15, September 15, or December 15 after September 12, 2012, in whole or in part.  We may redeem the Underlying Debentures issued to Midwest Guaranty Trust I on any February 7, May 7, August 7, or November 7 on or after September 7, 2007, in whole or in part.

We may redeem the Underlying Debentures issued to each of the respective Trusts in whole, but not in part, at any time if certain changes occur in tax or investment company laws or regulations, or in the treatment of the trust preferred securities as Tier 1 capital of IBC under the applicable capital guidelines of the Federal Reserve.

Each Trust will redeem the trust preferred securities and the Trust's common securities on the dates and to the extent we redeem the Underlying Debentures. The redemption price for the trust preferred securities will be the total Liquidation Amount per trust preferred security plus accumulated and unpaid distributions to the date of redemption. If the Trust redeems less than all the outstanding trust preferred securities and common securities, then the Trust will redeem each on a pro rata basis.

The trust preferred securities are not redeemable at the option of the holders.

Common Stock: We have no obligation or right to redeem our common stock.

Listing

Trust Preferred Securities: The trust preferred securities issued by IBC Capital Finance II are currently listed for trading on the Nasdaq GSM under the symbol "IBCPO."  The trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I are not listed or traded on any exchange.

Common Stock: Our common stock is currently listed for trading on the Nasdaq GSM under the symbol "IBCP".

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following describes the material U.S. federal income tax consequences relating to the exchange of the trust preferred securities pursuant to the exchange offers and to the ownership and disposition of our shares of our common stock received upon such exchange. The following summary represents the opinion of our tax counsel, Varnum LLP. It applies to you only if you acquire the shares of our common stock in the exchange offers and you hold your trust preferred securities and such shares of our common stock as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•         a dealer in securities or currencies,

•         a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•         a bank,

•         an insurance company,

•         a tax-exempt organization,

•         a person that owns trust preferred securities that are a hedge or that are hedged against interest rate risks,

•         a person that owns trust preferred securities or our common stock as part of a straddle or conversion transaction for tax purposes,

•         a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•         a U.S. expatriate.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.  In connection with the original issuance of the trust preferred securities of IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV and Midwest Guaranty Trust I (each one a "Trust"), tax counsel for those transactions gave their opinion at that time that based on certain qualifications, limitations and assumptions, for U.S. federal income tax purposes, the relevant Trust will be classified as a grantor trust and the debt securities held by the relevant Trust (the "Underlying Debentures") will be classified as the Company's indebtedness (although there is no controlling authority directly on point).  Based on the foregoing opinions, the rest of this section assumes that each Trust is a grantor trust and that the Underlying Debentures are our indebtedness for federal income tax purposes.

If a partnership (including limited liability companies, taxed as a partnership ("LLC")) holds the trust preferred securities, the U.S. federal income tax treatment of a partner or member of an LLC taxed as a partnership will generally depend on the status of the partner or LLC member and the tax treatment of the partnership or LLC. A partner in a partnership or member of an LLC taxed as a partnership holding the trust preferred securities should consult its tax advisor with regard to the U.S. federal income tax treatment of the exchange offers and of owning the shares of our common stock received pursuant to the exchange offers.

Please consult your own tax advisor concerning the consequences of owning the trust preferred securities, participating in the exchange offers, and of owning the shares of our common stock received in the exchange offers in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder of participation in the exchange offers. You are a U.S. holder if you are a beneficial owner of a trust preferred security and you are:

•         an individual who is a citizen or resident of the U.S.,

•         an entity that is a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state or the District of Columbia,

•         an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•         a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons, prior to that date, that elect to continue to be treated as U.S. persons will also be U.S. holders.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to "—Non-U.S. Holders" below.

 Treatment of the Exchange Offers

 A holder of trust preferred securities is treated for U.S. federal income tax purposes as the beneficial owner of a ratable share of the Underlying Debentures. Therefore, the exchange of the trust preferred securities for our common stock pursuant to the exchange offers will be treated as an exchange of the Underlying Debentures for shares of our common stock for U.S. federal income tax purposes, and will therefore be a recapitalization. Therefore, no gain or loss will be recognized by you upon the exchange. Accordingly, your tax basis in the common stock received in such an exchange will be the same as your adjusted tax basis in the trust preferred securities surrendered, and your holding period for such common stock will include your holding period for the trust preferred securities that were exchanged.

If you acquired a trust preferred security for an amount that is less than the stated principal amount of a ratable share of the Underlying Debentures, the amount of such difference is generally treated as "market discount" on the Underlying Debentures for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the trust preferred security to the maturity date of the Underlying Debentures, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. If you exchange trust preferred securities with accrued market discount for our common stock pursuant to the exchange offers, any gain on the subsequent disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount that has not previously been included in income.

U.S. Holders of Common Stock

Distributions on Common Stock. In general, distributions with respect to our common stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the corporate U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder in tax years beginning before January 1, 2011 will qualify for taxation at special rates if the non-corporate U.S. holder meets certain holding period and other applicable requirements.

Disposition of Common Stock. Subject to the above discussion on market discount under "—Treatment of the Exchange Offers," upon the sale or other disposition of our common stock received upon exchange of trust preferred securities pursuant to the exchange offers, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in our common stock. Such capital gain or loss will generally be long-term if your holding period in respect of such common stock is more than one year. For a discussion of your holding period in respect of common stock received in exchange for trust preferred securities, see above under "—Treatment of the Exchange Offers." Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. holder. You are a Non-U.S. holder if you are the beneficial owner of a trust preferred security and you are not a U.S. holder and are not a partnership or LLC taxed as a partnership. If you are a U.S. holder, this subsection does not apply to you.

Treatment of the Exchange Offers

Generally, if you are a Non-U.S. holder, you will not recognize any gain or loss on the exchange of trust preferred securities for common stock pursuant to the exchange offers.

Non-U.S. Holders of Common Stock

Dividends. Except as described below, if you are a Non-U.S. holder of our common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•         a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a Non-U.S. holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•         in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are "effectively connected" with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment (or fixed base, in the case of an individual) that you maintain in the U.S., we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•         you are a non-U.S. person, and

•         the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

"Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic U.S. corporations.

If you are a corporate Non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock. If you are a Non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of common stock unless:

•         the gain is "effectively connected" with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment or fixed base, in the case of an individual, that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•         you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•         we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes; provided that you will not be subject to U.S. federal income tax on the gain on a disposition of common stock if either (i) our common stock is regularly traded on an established securities market in the year of your disposition and you did not hold, directly or indirectly, more than 5% of our common stock at any time during the five-year period ending on the date of disposition or (ii) you are eligible for any treaty exemption. We have not been, are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If you are a corporate Non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal Estate Taxes. Common stock held by an individual Non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting. If you are a U.S. holder of our common stock, you will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our common stock, unless you are an exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding tax (currently at a 28% rate), unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

If you are a Non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements (other than certain information reporting required on withholding tax on form 1042-S) with respect to:

•         dividend payments; and

•         the payment of the proceeds from the sale of common stock effected at a United States office of a broker,

as long as:

•         the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•         a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a Non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person; or

•         other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations; or

•         you otherwise establish an exemption (such as your corporate status).

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•         the proceeds are transferred to an account maintained by you in the United States;

•         the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•         the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•         a United States person;

•         a controlled foreign corporation for United States tax purposes;

•         a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•         a foreign partnership, if at any time during its tax year:

•         one or more of its partners are "U.S. persons" as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•         such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service. Payments subject to U.S. withholding tax will not also be subject to U.S. backup withholding tax.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the trust preferred securities for shares of our common stock and the acquisition, holding and, to the extent relevant, disposition of common stock by a pension, profit-sharing, or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each, an "ERISA Plan") and the U.S. Internal Revenue Code (the "Code").

A fiduciary with respect to any assets of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an exchange of trust preferred securities for common stock. Among other factors, the fiduciary should consider whether the investment in common stock would satisfy the exclusive purpose, prudence, and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA prohibits ERISA plans and Section 4975 of the Code prohibits certain qualified retirement plans and individual retirement accounts (as well as other plans subject to these sections) (collectively, the "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) ("Non-ERISA Arrangements") are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws ("Similar Laws").

The exchange of trust preferred securities for common stock by a Plan or any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the common stock is acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs," that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of shares of our common stock. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the acquisition and sale of securities offered hereby by certain parties in interest who provide services to the Plan, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than "adequate consideration" in connection with the transaction (the "service provider exemption"). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any person acquiring or holding common stock or any interest therein will be deemed to have represented by its acquisition and holding of common stock offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring the common stock on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the common stock will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering participating in the exchange on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Participants in the exchange have exclusive responsibility for ensuring that their acquisition and holding of our common stock do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The exchange of any trust preferred securities for common stock by a Plan, Plan Asset Entity, or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities, or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity, or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities, or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity, or Non-ERISA Arrangement.

VALIDITY OF COMMON SHARES

The validity of the shares of common stock to be issued in the exchange offers will be passed upon for us by Varnum LLP, Grand Rapids, Michigan.

EXPERTS

The financial statements as of December 31, 2008 and December 31, 2007 and for each of the three years in the period ended December 31, 2008, included in this prospectus have been so included in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT BANK CORPORATION

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
 Condensed Consolidated Statements of Financial Condition

	September 30, 2009	December 31, 2008
	(unaudited)
	(in thousands)
Assets
Cash and due from banks	$182,405	$57,705
Trading securities	90	1,929
Securities available for sale	184,004	215,412
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	27,855	28,063
Loans held for sale, carried at fair value	23,980	27,603
Loans
Commercial	863,556	976,391
Mortgage	770,297	839,496
Installment	318,185	356,806
Finance receivables	435,191	286,836

Total Loans	2,387,229	2,459,529
Allowance for loan losses	(73,710)	(57,900)

Net Loans	2,313,519	2,401,629
Other real estate and repossessed assets	31,323	19,998
Property and equipment, net	73,355	73,318
Bank owned life insurance	46,041	44,896
Goodwill	16,734	16,734
Other intangibles	10,783	12,190
Capitalized mortgage loan servicing rights	14,334	11,966
Accrued income and other assets	37,605	44,802

Total Assets	$2,962,028	$2,956,245

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$316,281	$308,041
Savings and NOW	1,085,557	907,187
Retail time	554,475	668,968
Brokered time	529,521	182,283

Total Deposits	2,485,834	2,066,479
Federal funds purchased		750
Other borrowings	162,341	541,986
Subordinated debentures	92,888	92,888
Financed premiums payable	30,159	26,636
Accrued expenses and other liabilities	32,465	32,629

Total Liabilities	2,803,687	2,761,368

Shareholders' Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share—200,000 shares authorized; 72,000 shares issued and outstanding at September 30, 2009 and December 31, 2008	68,982	68,456
Common stock, $1.00 par value—60,000,000 shares authorized; issued and outstanding: 24,029,125 shares at September 30, 2009 and 23,013,980 shares at December 31, 2008	23,832	22,791
Capital surplus	201,360	200,687
Accumulated deficit	(119,868)	(73,849)
Accumulated other comprehensive loss	(15,965)	(23,208)

Total Shareholders' Equity	158,341	194,877

Total Liabilities and Shareholders' Equity	$2,962,028	$2,956,245

See notes to interim condensed consolidated financial statements

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
 Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)
	(in thousands)
Interest Income
Interest and fees on loans	$45,290	$46,427	$134,915	$141,303
Interest on securities
Taxable	1,475	2,078	4,913	6,558
Tax-exempt	841	1,652	2,924	5,998
Other investments	299	466	862	1,185

Total Interest Income	47,905	50,623	143,614	155,044

Interest Expense
Deposits	9,109	9,577	26,468	36,980
Other borrowings	3,537	7,099	12,021	20,511

Total Interest Expense	12,646	16,676	38,489	57,491

Net Interest Income	35,259	33,947	105,125	97,553
Provision for loan losses	22,285	19,788	77,916	43,456

Net Interest Income After Provision for Loan Losses	12,974	14,159	27,209	54,097

Non-interest Income
Service charges on deposit accounts	6,384	6,416	18,212	18,227
Net gains (losses) on assets
Mortgage loans	2,257	969	8,800	3,977
Securities	121	(6,711)	3,770	(8,037)
VISA check card interchange income	1,480	1,468	4,395	4,334
Mortgage loan servicing	(496)	340	1,011	1,545
Title insurance fees	521	307	1,862	1,108
Other income	2,514	2,659	7,320	7,923

Total Non-interest Income	12,781	5,448	45,370	29,077

Non-interest Expense
Compensation and employee benefits	13,823	14,023	39,728	42,015
Vehicle service contract counterparty contingencies	8,713		11,728
Loan and collection	3,628	2,008	10,893	5,895
Occupancy, net	2,602	2,871	8,210	8,798
Loss on other real estate and repossessed assets	3,558	425	6,758	2,091
Data processing	2,146	1,760	6,252	5,197
Deposit insurance	1,729	275	5,670	1,526
Furniture, fixtures and equipment	1,727	1,662	5,424	5,304
Credit card and bank service fees	1,722	1,273	4,854	3,493
Advertising	1,335	1,575	4,198	3,843
Other expenses	4,174	4,784	12,690	13,936

Total Non-interest Expense	45,157	30,656	116,405	92,098

Loss Before Income Tax	(19,402)	(11,049)	(43,826)	(8,924)
Income tax (benefit)	(1,088)	(5,723)	(1,754)	(7,285)

Net Loss	(18,314)	(5,326)	(42,072)	(1,639)

Preferred dividends	1,075		3,225

Net Loss Applicable to Common Stock	$(19,389)	$(5,326)	$(45,297)	$(1,639)

Net Loss Per Common Share
Basic	$(.81)	$(.23)	$(1.90)	$(.07)
Diluted	(.81)	(.23)	(1.90)	(.07)
Dividends Per Common Share
Declared	$.01	$.01	$.03	$.13
Paid	.01	.01	.03	.33

See notes to interim condensed consolidated financial statements

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
 Condensed Consolidated Statements of Cash Flows

	Nine months ended
	September 30,
	2009	2008
	(unaudited)
	(in thousands)
Net Loss	$(42,072)	$(1,639)

Adjustments to Reconcile Loss to Net Cash from (used in) Operating Activities
Proceeds from the sale of trading securities	2,827	111
Proceeds from sales of loans held for sale	453,956	221,196
Disbursements for loans held for sale	(441,533)	(208,126)
Provision for loan losses	77,916	43,456
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	(32,140)	(15,677)
Net gains on sales of mortgage loans	(8,800)	(3,977)
Net (gains) losses on securities	(3,770)	8,037
Deferred loan fees	(460)	(463)
Share based compensation	520	441
Increase in accrued income and other assets	(19,328)	(16,469)
Increase (decrease) in accrued expenses and other liabilities	1,655	(7,761)

	30,843	20,768

Net Cash from (used in) Operating Activities	(11,229)	19,129

Cash Flow from Investing Activities
Proceeds from the sale of securities available for sale	33,921	77,077
Proceeds from the maturity of securities available for sale	4,476	15,220
Principal payments received on securities available for sale	21,470	16,974
Purchases of securities available for sale	(15,806)	(20,777)
Purchase of Federal Home Loan Bank stock		(6,224)
Redemption of Federal Reserve Bank stock	208
Portfolio loans originated, net of principal payments	50,756	3,171
Proceeds from the sale of other real estate	8,093	4,008
Capital expenditures	(6,529)	(5,541)

Net Cash from Investing Activities	96,589	83,908

Cash Flow from (used in) Financing Activities
Net increase (decrease) in total deposits	419,355	(344,764)
Net increase (decrease) in other borrowings and federal funds purchased	(190,636)	198,386
Proceeds from Federal Home Loan Bank advances	241,524	607,101
Payments of Federal Home Loan Bank advances	(431,283)	(547,832)
Repayment of long-term debt		(3,000)
Net increase in financed premiums payable	3,523	9,836
Dividends paid	(3,143)	(7,538)
Proceeds from issuance of common stock		51

Net Cash from (used in) Financing Activities	39,340	(87,760)

Net Increase in Cash and Cash Equivalents	124,700	15,277
Cash and Cash Equivalents at Beginning of Period	57,705	79,289

Cash and Cash Equivalents at End of Period	$182,405	$94,566

Cash paid during the period for
Interest	$39,231	$63,827
Income taxes	237	753
Transfer of loans to other real estate	28,281	16,519
Adoption of fair value option — securities transferred from available for sale to trading		15,018

See notes to interim condensed consolidated financial statements

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
 Condensed Consolidated Statements of Shareholders' Equity

	Nine months ended
	September 30,
	2009	2008
	(unaudited)
	(in thousands)

Balance at beginning of period	$194,877	$240,502
Net loss	(42,072)	(1,639)
Preferred dividends	(2,700)
Cash dividends declared	(721)	(2,992)
Issuance of common stock	1,194	1,392
Share based compensation	520	441
Net change in accumulated other comprehensive income, net of reclassification adjustment pursuant to the adoption of FASB ASC topic 825 and related tax effect	7,243	(12,419)

Balance at end of period	$158,341	$225,285

See notes to interim condensed consolidated financial statements

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.     The interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to make the information not misleading. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2008 included in our annual report on Form 10-K.

      In our opinion, the accompanying unaudited condensed consolidated financial statements contain all the adjustments necessary to present fairly our consolidated financial condition as of September 30, 2009 and December 31, 2008, and the results of operations for the three and nine-month periods ended September 30, 2009 and 2008. Certain reclassifications have been made in the prior period financial statements to conform to the current period presentation. Our critical accounting policies include the assessment for other than temporary impairment ("OTTI") on investment securities, the determination of the allowance for loan losses, the valuation of derivative financial instruments, the valuation of originated mortgage loan servicing rights, the valuation of deferred tax assets and the valuation of goodwill. Refer to our 2008 Annual Report on Form 10-K for a disclosure of our accounting policies.

2.     In July 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Codification ("ASC") topic 105 "Generally Accepted Accounting Principles" (formerly Statement of Financial Accounting Standards ("SFAS") No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162") . ASC 105 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with Generally Accepted Accounting Principles ("GAAP"). Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this standard did not have an effect on our consolidated financial statements.

      In August 2009, the FASB issued Accounting Standards Update "ASU" 2009-5 "Measuring Liabilities at Fair Value". This ASU provides amendments to ASC 820-10 "Fair Value Measurements and Disclosures" to address concerns regarding the determination of the fair value of liabilities. Because liabilities are often not "traded", due to restrictions placed on their transferability, there is typically a very limited amount of trades (if any) from which to draw market participant data. As such, many entities have had to determine the fair value of a liability through the use of a hypothetical transaction. This ASU clarifies the valuation techniques that must be used when the liability subject to the fair value determination is not traded as an asset in an active market. The effective date is the first reporting period beginning after issuance. We do not expect the adoption of this ASU in the fourth quarter of 2009 to have a material effect on our consolidated financial statements.

      In June 2009, the FASB issued FASB ASC topic 860 "Transfers and Servicing" (formerly SFAS No. 166 "Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140"). This standard removes the concept of a qualifying special-purpose entity and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. The effective date of this standard is January 1, 2010. We are currently evaluating the impact of the adoption of this standard on our consolidated financial statements.

      In June 2009, the FASB issued FASB ASC 810-10, "Consolidation" (formerly SFAS No. 167 "Amendments to FASB Interpretation No. 46(R)"). The standard amends tests for variable interest entities to determine whether a variable interest entity must be consolidated. FASB ASC 810-10 requires an entity to perform an analysis to determine whether an entity's variable interest or interests give it a controlling financial interest in a variable interest entity. This standard requires ongoing reassessments of whether an entity is the primary beneficiary of a variable interest entity and enhanced disclosures that provide more transparent information about an entity's involvement with a variable interest entity. The effective date of this standard is January 1, 2010. We are currently evaluating the impact of the adoption of this standard on our consolidated financial statements.

      In April 2009, the FASB issued ASC 320-10-65-1 (formerly FASB Staff Position ("FSP") No. 115-2 and No. 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments"). This standard amends existing guidance for determining whether impairment is other-than-temporary for debt securities and requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. Additionally, this standard expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this standard in the second quarter of 2009 did not have a material effect on our consolidated financial statements.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

In April 2009, the FASB issued ASC 820-10-65-4 (formerly FSP No. 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly"). This standard emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants. This standard provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. This standard is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. The adoption of this standard in the second quarter of 2009 did not have a material effect on our consolidated financial statements.

In April 2009, the FASB issued ASC 825-10-65-1 (formerly FSP No. 107-1 and APB 28-1, "Interim Disclosures about Fair Value of Financial Instruments"). This standard amends ASC topic 825 "Financial Instruments" (formerly Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments"), to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies that were previously only required in annual financial statements. This standard is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this standard at June 30, 2009 did not have a material impact on our consolidated financial statements as it only required disclosures which are included in note 13.

In May 2009, the FASB issued ASC topic 855 "Subsequent Events" (formerly SFAS No. 165, "Subsequent Events"). This standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This standard is effective for financial statements issued for interim or annual periods ending after June 15, 2009. We adopted this statement during the second quarter of 2009. We have evaluated subsequent events through November 6, 2009 which represents the date our financial statements included in our September 30, 2009 Form 10-Q were filed with the Securities and Exchange Commission (financial statement issue date). We have not evaluated subsequent events relating to these financial statements after that date.

In February 2008, the FASB issued ASC 820-10-65-1 (formerly FSP 157-2, "Effective Date of FASB Statement No. 157"). This standard delays the effective date of SFAS #157, "Fair Value measure for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of this standard on January 1, 2009 did not have a material impact on our consolidated financial statements.

In March 2008, the FASB issued ASC 815-10-65-1 (formerly SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133"). This standard amends and expands the disclosure requirements of FASB ASC topic 815 "Derivatives and Hedging" (previously SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities") and requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. This standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We adopted this standard on January 1, 2009.

In June 2008, the FASB amended certain provisions of ASC 260-10-45 (formerly FASB Staff Position EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities"). These provisions address whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore need to be included in the earnings allocation in computing earnings per share under the two class method. These provisions are effective for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented shall be adjusted retrospectively. The adoption of these provisions on January 1, 2009 had the effect of treating our unvested share payment awards as participating in the earnings allocation when computing our basic earnings per share. Prior period earnings per share data has been adjusted to treat unvested share awards as participating.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

3. Securities available for sale consist of the following:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

September 30, 2009
U.S. agency residential mortgage-backed	$49,351	$1,411	$95	$50,667
Private label residential mortgage-backed	40,877	193	7,146	33,924
Other asset-backed	6,015		173	5,842
Obligations of states and political subdivisions	76,257	2,056	197	78,116
Trust preferred	17,906	44	2,495	15,455

Total	$190,406	$3,704	$10,106	$184,004

December 31, 2008
U.S. agency residential mortgage-backed	$47,376	$715	$62	$48,029
Private label residential mortgage-backed	48,921		12,034	36,887
Other asset-backed	8,276	338	1,193	7,421
Obligations of states and political subdivisions	105,499	1,638	1,584	105,553
Trust preferred	17,874		5,168	12,706
Preferred stock	3,800	1,016		4,816

Total	$231,746	$3,707	$20,041	$215,412

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

Our investments' gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position follows:

	Less Than Twelve Months		Twelve Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)
September 30, 2009
U.S. agency residential mortgage-backed	$7,497	$95			$7,497	$95
Private label residential mortgage-backed			$20,020	$7,146	20,020	7,146
Other asset backed	2,366	88	2,634	85	5,000	173
Obligations of states and political subdivisions	2,748	46	2,367	151	5,115	197
Trust preferred			10,564	2,495	10,564	2,495

Total	$12,611	$229	$35,585	$9,877	$48,196	$10,106

December 31, 2008
U.S. agency residential mortgage-backed	$4,827	$62			$4,827	$62
Private label residential mortgage-backed	23,297	5,224	$13,590	$6,810	36,887	12,034
Other asset backed	5,838	1,193			5,838	1,193
Obligations of states and subdivisions	31,273	1,507	1,258	77	32,531	1,584
Trust preferred	9,490	2,409	3,132	2,759	12,622	5,168

Total	$74,725	$10,395	$17,980	$9,646	$92,705	$20,041

Our portfolio of available-for-sale securities is reviewed quarterly for impairment in value. In performing this review management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings.

For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income.

U.S. Agency residential mortgage-backed securities — at September 30, 2009 we had 6 securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to rising interest rates. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage and other asset-backed securities — at September 30, 2009 we had 19 securities whose fair market value is less than amortized cost. 18 of the issues are rated by a major rating agency as investment grade while 1 is below investment grade. Pricing conditions in the private label residential mortgage and asset-backed security markets are characterized by limited recent transactions, significant implied liquidity risk premiums, a wide bid / ask spread and an absence of new issuances of similar securities. This market has been "closed" to new issuance since the third quarter of 2007. Investors in this asset class have suffered significant losses and at present, there are few active buyers for this product. During the third quarter of 2009, trading activity increased modestly as some buyers came into the market in anticipation of rising demand for these securities from the U.S. Treasury Department's pending Public-Private Investment Program. The unrealized losses are largely attributable to credit spread widening on these securities. The underlying loans within these securities include Jumbo (60%), Alt A (25%) and manufactured housing (15%).

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

	September 30, 2009		December 31, 2008
		Net		Net
	Fair	Unrealized	Fair	Unrealized
	Value	Gain (Loss)	Value	Gain (Loss)
	(In thousands)

Private label residential mortgage-backed
Jumbo	$23,865	$(5,302)	$26,139	$(9,349)
Alt-A	10,059	(1,651)	10,748	(2,685)

Other asset-backed — Manufactured housing	5,842	(173)	7,421	(855)

All of the private label mortgage-backed transactions have geographic concentrations in California, ranging from 29% to 60% of the collateral pool. Typical exposure levels to California (median exposure is 43%) are consistent with overall market collateral characteristics. Six transactions have modest exposure to Florida, ranging from 5% to 11%, and one transaction has modest exposure to Arizona (5%). The underlying collateral pools do not have meaningful exposure to Nevada, Michigan or Ohio. None of the issues involve subprime mortgage collateral. Thus the impact of this market segment is only indirect, in that it has impacted liquidity and pricing in general for private label mortgage-backed securities. The majority of transactions are backed by fully amortizing loans. However, eight transactions have concentrations in interest only loans ranging from 31% to 94%. The structure of the mortgage and asset-backed securities portfolio provides protection to credit losses. The portfolio primarily consists of senior securities as demonstrated by the following: super senior (6%), senior (73%), senior support (13%) and mezzanine (8%). The mezzanine classes are from seasoned transactions (62 to 92 months) with significant levels of subordination (7% to 22%). Each private label mortgage and asset-backed security has sufficient credit enhancement via subordination to assure full realization of book value. This assertion is based on a transaction level review of the portfolio. Individual security reviews include: external credit ratings, forecasted weighted average life, recent prepayment speeds, underwriting characteristics of the underlying collateral, the structure of the securitization and the credit performance of the underlying collateral. The review of underwriting characteristics considers: average loan size, type of loan (fixed or ARM), vintage, rate, FICO, loan-to-value, scheduled amortization, occupancy, purpose, geographic mix and loan documentation. The review of the securitization structure focuses on the priority of cash flows to the bond, the priority of the bond relative to the realization of credit losses and the level of subordination available to absorb credit losses. The review of credit performance includes: current period as well as cumulative realized losses; the level of severe payment problems, which includes other real estate (ORE), foreclosures, bankruptcy and 90 day delinquencies; and the level of less severe payment problems, which consists of 30 and 60 day delinquencies. While the levels of identified payment problems continue to escalate in certain securities, the amount of subordination protection remains adequate. Additionally, payment performance improved for several structures during the third quarter of 2009. All of these securities are receiving principal and interest payments. Most of these transactions are pass-through structures, receiving pro rata principal and interest payments from a dedicated collateral pool. The non-receipt of interest cash flows is not expected and thus not presently considered in our discounted cash flow methodology discussed below.

In addition to the review discussed above, certain securities, including the one security with a rating below investment grade, were reviewed for recovery utilizing a cash flow projection. The scope of review included securities that account for 97% of the $7.1 million in unrealized losses. In our analysis, recovery was evaluated by discounting the expected cash flows back at the book yield. If the present value of the future cash flows is less than amortized cost, then there would be a credit loss. Our cash flow analysis forecasted cash flow from the underlying loans in each transaction and then applied these cash flows to the bonds in the securitization. The cash flows from the underlying loans considered contractual payment terms (scheduled amortization), prepayments, defaults and severity of loss given default. The analysis used dynamic assumptions for prepayments, defaults and severity. Near term prepayment assumptions were based on recently observed prepayment rates. In many cases, recently observed prepayment rates are depressed due to a sharp decline in new jumbo loan issuance. This loan market is heavily dependent upon securitization for funding, and new securitization transactions have been minimal. Our model projects that prepayment rates gradually revert to historical levels. Near term default assumptions were based on recent default observations as well as the volume of existing real-estate owned, pending foreclosures and severe delinquencies. Default levels generally remain elevated or increase for a period of time sufficient to address the level of distressed loans in the transaction. Our model expects defaults to then decline gradually as the housing market and the economy stabilize, generally after 3 years. Current severity assumptions are based on recent observations. Loss severity is expected to decline gradually as the housing market and the economy stabilize, generally after 3 years. Our cash flow analysis forecasts complete recovery of our cost basis for each of the reviewed securities.

The private label mortgage-backed security with a below investment grade credit rating was evaluated for other than temporary impairment using the cash flow analysis discussed above. At September 30, 2009 this security had a fair value of $4.0 million and an unrealized loss of $4.2 million (amortized cost of $8.2 million). The underlying loans in this transaction are 30 year fixed rate jumbos with an average FICO of 748 and an average loan-to-value ratio of 73%. The loans backing this transaction were originated in 2007 and is our only security backed by 2007 vintage loans. We believe that this vintage is a key differentiating factor between this security and the others in our portfolio that are rated above investment grade. The bond is a senior security that is receiving principal and interest payments similar to

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

principal reductions in the underlying collateral. The cash flow analysis described above was the primary evidence used to support a complete recovery of cost basis.

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Obligations of states and political subdivisions — at September 30, 2009 we had 19 municipal securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to a widening of market spreads and continued illiquidity for certain issues. The majority of the securities are not rated by a major rating agency. Approximately 50% of the non rated securities originally had a AAA credit rating by virtue of bond insurance. However, the insurance provider no longer has an investment grade rating. The remaining non rated issues are small local issues that did not receive a credit rating due to the size of the transaction. The majority of the non rated securities have a recent satisfactory internal credit review. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities — at September 30, 2009 we had 7 securities whose fair market value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a bank. Pricing of trust preferred securities has suffered from significant credit spread widening fueled by uncertainty regarding potential losses of financial companies, the absence of a liquid functioning secondary market and potential supply concerns from financial companies issuing new debt to recapitalize themselves. 4 of the 7 securities are rated by a major rating agency as investment grade, while 1 is split rated (this security is rated as investment grade by one major rating agency and below investment grade by another) and the other 2 are non-rated.

Our OTTI analysis is based on a security level financial analysis of the issuer. This review considers: external credit ratings, maturity date of the instrument, the scope of the bank's operations, relevant financial metrics and recent issuer specific news. The analysis of relevant financial metrics includes: capital adequacy, assets quality, earnings and liquidity. We use the same OTTI review methodology for both rated and non-rated issues.

The two non-rated issues are relatively small banks and neither of these issues were ever rated. The issuers on the trust preferred securities, which had a combined book value of $2.8 million and a combined fair value of $1.8 million as of September 30, 2009, continue to make interest payments and have satisfactory credit metrics.

We recorded OTTI in prior periods on a separate unrated trust preferred security whose fair value at September 30, 2009 now exceeds its amortized cost. Specifically, this issuer has deferred interest payments on all of its trust preferred securities and is operating under a written agreement with the regulatory agencies that specifically prohibits dividend payments. The issuer is a relatively small bank with operations centered in southeast Michigan. The issuer reported a sizable loss in 2008 and has a high volume of nonperforming assets relative to tangible capital. This investment's amortized cost has been written down to a price of 26.75, or $0.07 million, compared to a par value of 100.00, or $0.25 million.

The following table breaks out our trust preferred securities in further detail as of September 30, 2009 and December 31, 2008:

	September 30, 2009		December 31, 2008
		Net		Net
	Fair	Unrealized	Fair	Unrealized
	Value	Gain (Loss)	Value	Gain (Loss)
	(In thousands)

Trust preferred securities
Rated issues	$13,551	$(1,486)	$11,114	$(3,874)
Unrated issues — no OTTI	1,836	(967)	1,508	(1,294)
Unrated issues — with OTTI	68	2	84

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

During the first quarter of 2009 we recorded an OTTI charge on a certain trust preferred security (discussed above) in the amount of $0.02 million. We recorded no OTTI during the third quarter of 2009.

The amortized cost and fair value of securities available for sale at September 30, 2009, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

	Amortized	Fair
	Cost	Value
	(In thousands)
Maturing within one year	$2,574	$2,596
Maturing after one year but within five years	15,137	15,528
Maturing after five years but within ten years	28,027	28,737
Maturing after ten years	48,425	46,710

	94,163	93,571
U.S. agency residential mortgage-backed	49,351	50,667
Private label residential mortgage-backed	40,877	33,924
Other asset-backed	6,015	5,842

Total	$190,406	$184,004

Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Proceeds from the sale of available for sale securities were $33.9 million during nine months ended September 30, 2009. Gross gains of $2.9 million and gross losses of $0.1 million were realized on these sales during the nine months ended September 30, 2009.

Net gains on trading securities were $1.0 million during the nine months ended September 30, 2009 and is included in net gains (losses) on securities in the consolidated statements of operations. Of this amount, $0.1 million relates to gains recognized on trading securities still held at September 30, 2009.

4. Our assessment of the allowance for loan losses is based on an evaluation of the loan portfolio, recent loss experience, current economic conditions and other pertinent factors. Loans on non-accrual status and past due more than 90 days amounted to $117.5 million at September 30, 2009, and $125.3 million at December 31, 2008.

Impaired loans are as follows :

	September 30,	December 31,
	2009	2008
	(in thousands)
Impaired loans with no allocated allowance	$23,323	$14,228
Impaired loans with an allocated allowance	96,016	76,960

Total impaired loans	$119,339	$91,188

Amount of allowance for loan losses allocated	$22,940	$16,788

Our average investment in impaired loans was approximately $99.5 million and $82.4 million for the nine-month periods ended September 30, 2009 and 2008, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans during the first nine months of 2009 and 2008 was approximately $1.1 million and $0.5 million, respectively, the majority of which was received in cash.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

An analysis of the allowance for loan losses is as follows:

	Nine months ended
	September 30,
	2009		2008
		Unfunded		Unfunded
	Loans	Commitments	Loans	Commitments
	(in thousands)
Balance at beginning of period	$57,900	$2,144	$45,294	$1,936
Additions (deduction)
Provision charged to operating expense	78,208	(292)	44,039	(583)
Recoveries credited to allowance	2,130		2,707
Loans charged against the allowance	(64,528)		(38,142)

Balance at end of period	$73,710	$1,852	$53,898	$1,353

5. Comprehensive income for the three- and nine-month periods ended September 30 follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)
Net loss	$(18,314)	$(5,326)	$(42,072)	$(1,639)
Net change in unrealized gain (loss) on securities available for sale, net of related tax effect	2,455	(7,529)	6,456	(13,097)
Net change in unrealized gain (loss) on derivative instruments, net of related tax effect	(72)	(43)	787	678

Comprehensive loss	$(15,931)	$(12,898)	$(34,829)	$(14,058)

The net change in unrealized loss on securities available for sale reflects net gains reclassified into earnings as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)
Net gain reclassified into earnings	$68	$958	$2,779	$1,681
Federal income tax expense as a result of the reclassification of these amounts from comprehensive income		335		588

6. Our reportable segments are based upon legal entities. We currently have two reportable segments: Independent Bank ("IB") and Mepco Finance Corporation ("Mepco"). These business segments are also differentiated based on the products and services provided. We evaluate performance based principally on net income of the respective reportable segments.

In the normal course of business, our IB segment provides funding to our Mepco segment through an intercompany line of credit priced principally based on Brokered CD rates. Our IB segment also provides certain administrative services to our Mepco segment which reimburses at an agreed upon rate. These intercompany transactions are eliminated upon consolidation. The only other material intersegment balances and transactions are investments in subsidiaries at the parent entities and cash balances on deposit at our IB segment.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

A summary of selected financial information for our reportable segments as of or for the three-month and nine-month periods ended September 30, follows:

As of or for the three months ended September 30,

	IB	Mepco (1)	Other (2)	Elimination (3)	Total
	(in thousands)
2009
Total assets	$2,493,478	$465,629	$255,538	$(252,617)	$2,962,028
Interest income	33,274	14,631			47,905
Net interest income	23,002	13,896	(1,639)		35,259
Provision for loan losses	22,287	(2)			22,285
Income (loss) before income tax	(20,072)	2,405	(1,711)	(24)	(19,402)
Net income (loss)	(18,089)	1,510	(1,711)	(24)	(18,314)

2008
Total assets	$2,841,413	$292,825	$321,505	$(317,123)	$3,138,620
Interest income	42,266	8,357			50,623
Net interest income	29,067	6,624	(1,744)		33,947
Provision for loan losses	19,708	80			19,788
Income (loss) before income tax	(13,244)	4,352	(2,134)	(23)	(11,049)
Net income (loss)	(6,622)	2,704	(1,393)	(15)	(5,326)

(1)    Total assets include gross finance receivables of $3.1 million at September 30, 2009 from customers domiciled in Canada. This amount represents less than 1% of total finance receivables outstanding. We anticipate this balance to decline in future periods. There were no finance receivables for customers domiciled in Canada in 2008.

(2)   Includes amounts relating to our parent company and certain insignificant operations.

(3)   Includes parent company's investment in subsidiaries and cash balances maintained at subsidiary.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

As of or for the nine months ended September 30,

	IB	Mepco (1)	Other (2)	Elimination(3)	Total
	(in thousands)
2009
Total assets	$2,493,478	$465,629	$255,538	$(252,617)	$2,962,028
Interest income	104,281	39,333			143,614
Net interest income	73,217	36,914	(5,006)		105,125
Provision for loan losses	77,609	307			77,916
Income (loss) before income tax	(55,769)	17,449	(5,435)	(71)	(43,826)
Net income (loss)	(47,656)	11,090	(5,722)	216	(42,072)

2008
Total assets	$2,841,413	$292,825	$321,505	$(317,123)	$3,138,620
Interest income	131,536	23,508			155,044
Net interest income	84,423	18,517	(5,387)		97,553
Provision for loan losses	43,359	97			43,456
Income (loss) before income tax	(14,834)	12,524	(6,543)	(71)	(8,924)
Net income (loss)	(5,227)	7,779	(4,145)	(46)	(1,639)

(1)   Total assets include gross finance receivables of $3.1 million at September 30, 2009 from customers domiciled in Canada. This amount represents less than 1% of total finance receivables outstanding. We anticipate this balance to decline in future periods. There were no finance receivables for customers domiciled in Canada in 2008.

(2)   Includes amounts relating to our parent company and certain insignificant operations.

(3)   Includes parent company's investment in subsidiaries and cash balances maintained at subsidiary.

7. Basic income per share includes weighted average common shares outstanding during the period and participating share awards (see note 2). Diluted income per share includes the dilutive effect of additional potential common shares to be issued upon the exercise of stock options and stock units for a deferred compensation plan for non-employee directors.

A reconciliation of basic and diluted earnings per share for the three-month and the nine-month periods ended September 30 follows:

	Three months		Nine months
	ended		ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Net loss applicable to common stock	$(19,389)	$(5,326)	$(45,297)	$(1,639)

Shares outstanding	24,029	23,014	23,811	22,975
Effect of stock options				14
Stock units for deferred compensation plan for non-employee directors	73	60	70	60

Shares outstanding for calculation of diluted earnings per share	24,102	23,074	23,881	23,049

Net loss per common share
Basic	$(.81)	$(.23)	$(1.90)	$(.07)
Diluted (1)	(.81)	(.23)	(1.90)	(.07)

(1)    For any period in which a loss is recorded, the assumed exercise of stock options and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

Weighted average stock options outstanding that were anti-dilutive totaled 1.6 million for both the three-months ended September 30, 2009 and 2008, respectively. During the nine-month periods ended September 30, 2009 and 2008, weighted-average anti-dilutive stock options totaled 1.6 million and 1.5 million, respectively.

8. We are required to record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

Our derivative financial instruments according to the type of hedge in which they are designated follows:

	September 30, 2009
		Average
	Notional	Maturity	Fair
	Amount	(years)	Value
	(dollars in thousands)
Cash Flow Hedges
Pay fixed interest-rate swap agreements	$135,000	1.6	$(4,780)
Interest-rate cap agreements	66,000	0.5	(4)

	$201,000	1.2	$(4,784)

No hedge designation
Pay fixed interest-rate swap agreements	$25,000	1.2	$(433)
Interest-rate cap agreements	50,000	1.0
Rate-lock mortgage loan commitments	31,129	0.1	670
Mandatory commitments to sell mortgage loans	54,180	0.1	(415)

Total	$160,309	0.6	$(178)

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

We use variable-rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of our balance sheet, which exposes us to variability in interest rates. To meet our objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates ("Cash Flow Hedges"). Cash Flow Hedges currently include certain pay-fixed interest-rate swaps and interest-rate cap agreements.

Through certain special purposes entities we issue trust preferred securities as part of our capital management strategy. Certain of these trust preferred securities are variable rate which exposes us to variability in cash flows . To mitigate our exposure to fluctuations in cash flows resulting from changes in interest rates, on approximately $20.0 million of variable rate trust preferred securities, we entered into a pay-fixed interest-rate swap agreement in September, 2007.

Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We pay an upfront premium on interest rate caps which is recognized in earnings in the same period in which the hedged item affects earnings. Unrecognized premiums from interest rate caps aggregated to $0.2 million and $0.5 million at September 30, 2009 and December 31, 2008, respectively.

We record the fair value of Cash Flow Hedges in accrued income and other assets and accrued expenses and other liabilities. On an ongoing basis, we adjust our balance sheet to reflect the then current fair value of Cash Flow Hedges. The related gains or losses are reported in other comprehensive income and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged items (primarily variable-rate debt obligations) affect earnings. It is anticipated that approximately $2.9 million, of unrealized losses on Cash Flow Hedges at September 30, 2009 will be reclassified to earnings over the next twelve months. To the extent that the Cash Flow Hedges are not effective, the ineffective portion of the Cash Flow Hedges are immediately recognized as interest expense. The maximum term of any Cash Flow Hedge at September 30, 2009 is 5.3 years.

We also use long-term, callable fixed-rate brokered CDs to fund a portion of our balance sheet. These instruments expose us to variability in fair value due to changes in interest rates. To meet our objectives, we may enter into derivative financial instruments to mitigate exposure to fluctuations in fair values of such callable fixed-rate debt instruments ("Fair Value Hedges"). We had no Fair Value Hedges at September 30, 2009 and December 31, 2008.

We record Fair Value Hedges at fair value in accrued income and other assets and accrued expenses and other liabilities. The hedged items (primarily fixed-rate debt obligations) are also recorded at fair value through the statement of operations, which offsets the adjustment to Fair Value Hedges. On an ongoing basis, we will adjust our balance sheet to reflect the then current fair value of both the Fair Value Hedges and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

Certain financial derivative instruments are not designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in the fair value of derivative financial instruments not designated as hedges, are recognized currently in earnings.

In the ordinary course of business, we enter into rate-lock mortgage loan commitments with customers ("Rate Lock Commitments"). These commitments expose us to interest rate risk. We also enter into mandatory commitments to sell mortgage loans ("Mandatory Commitments") to reduce the impact of price fluctuations of mortgage loans held for sale and Rate Lock Commitments. Mandatory Commitments help protect our loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of gains on the sale of mortgage loans. We obtain market prices on Mandatory Commitments and Rate Lock Commitments. Net gains on the sale of mortgage loans, as well as net income may be more volatile as a result of these derivative instruments, which are not designated as hedges.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

The following table illustrates the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	September 30,		December 31,		September 30,		December 31,
	2009		2008		2009		2008
	Balance		Balance		Balance		Balance
	Sheet	Fair	Sheet	Fair	Sheet	Fair	Sheet	Fair
	Location	Value	Location	Value	Location	Value	Location	Value
	(in thousands)
Derivatives designated as hedging instruments
Pay-fixed interest rate swap agreements					Other liabilities	$4,780	Other liabilities	$5,622
Interest-rate cap agreements			Other assets	$2	Other liabilities	4	Other liabilities	10

Total				2		4,784		5,632

Derivatives not designated as hedging instruments
Pay-fixed interest rate swap agreements					Other liabilities	433	Other liabilities	241
Interest-rate cap agreements			Other assets	202
Rate-lock mortgage loan commitments	Other assets	$670	Other assets	839
Mandatory commitments to sell mortgage loans					Other liabilities	415	Other liabilities	663

Total		670		1,041		848		904

Total derivatives		$670		$1,043		$5,632		$6,536

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

Three Month Periods Ended September 30,
			Location of
			Gain (Loss)
			Reclassified
			from	Gain (Loss)
	Gain (Loss)		Accumulated	Reclassified from
	Recognized in		Other	Accumulated Other
	Other		Comprehensive	Comprehensive
	Comprehensive		Income into	Income		Location of	Gain (Loss)
	Income		Income	into Income		Gain (Loss)	Recognized
	(Effective Portion)		(Effective	(Effective Portion)		Recognized	in Income(1)
	2009	2008	Portion)	2009	2008	in Income (1)	2009	2008
	(in thousands)
Cash Flow Hedges
Pay-fixed interest rate swap agreements	$703	$112	Interest expense	$(892)	$(256)	Interest expense		$(1)
Interest-rate cap agreements	154	281	Interest expense	(77)	(203)	Interest expense	$8

Total	$857	$393		$(969)	$(459)		$8	$(1)

Fair Value Hedges - pay-variable interest rate swap agreements						Interest expense

No hedge designation
Pay-fixed interest rate swap agreements						Interest expense	$(58)	$11
Interest-rate cap agreements						Interest expense	(208)	(71)
Rate-lock mortgage loan commitments						Mortgage loan gains	92	(67)
Mandatory commitments to sell mortgage loans						Mortgage loan gains	(1,287)	(24)

Total							$(1,461)	$(151)

(1)   For cash flow hedges, this location and amount refers to the ineffective portion.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

Nine Month Periods Ended September 30,
			Location of
			Gain (Loss)
			Reclassified
			from	Gain (Loss)
	Gain (Loss)		Accumulated	Reclassified from
	Recognized in		Other	Accumulated Other
	Other		Comprehensive	Comprehensive
	Comprehensive		Income into	Income		Location of	Gain (Loss)
	Income		Income	into Income		Gain (Loss)	Recognized
	(Effective Portion)		(Effective	(Effective Portion)		Recognized	in Income(1)
	2009	2008	Portion)	2009	2008	in Income (1)	2009	2008
	(in thousands)
Cash Flow Hedges
Pay-fixed interest rate swap agreements	$2,952	$927	Interest expense	$(2,109)	$(327)	Interest expense		$—
Interest-rate cap agreements	735	1,045	Interest expense	(369)	(603)	Interest expense	$5

Total	$3,687	$1,972		$(2,478)	$(930)		$5	$—

Fair Value Hedges — pay-variable interest rate swap agreements						Interest expense		$6

								$6

No hedge designation
Pay-fixed interest rate swap agreements						Interest expense	$(192)	$21
Interest-rate cap agreements						Interest expense	(202)	(74)
Rate-lock mortgage loan commitments						Mortgage loan gains	(169)	127
Mandatory commitments to sell mortgage loans						Mortgage loan gains	248	169

Total							$(315)	$243

(1)   For cash flow hedges, this location and amount refers to the ineffective portion.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

9. Intangible assets, net of amortization, were comprised of the following at September 30, 2009 and December 31, 2008:

	September 30, 2009		December 31, 2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
		(dollars in thousands)

Amortized intangible assets
Core deposit	$31,326	$20,646	$31,326	$19,381
Customer relationship	1,302	1,199	1,302	1,165
Covenants not to compete	1,520	1,520	1,520	1,412

Total	$34,148	$23,365	$34,148	$21,958

Unamortized intangible assets - Goodwill (1)	$16,734		$16,734

(1)    All goodwill is allocated to our Mepco reporting unit.

Amortization of intangibles has been estimated through 2014 and thereafter in the following table, and does not take into consideration any potential future acquisitions or branch purchases.

(dollars in thousands)
Three months ended December 31, 2009	$431
Year ending December 31:
2010	1,310
2011	1,398
2012	1,115
2013	1,086
2014 and thereafter	5,443

Total	$10,783

The goodwill of $16.7 million at September 30, 2009 is at our Mepco reporting unit and the testing performed at that same date indicated that this goodwill was not impaired. Mepco had net income of $11.1 million for the nine-month period ended September 30, 2009 and $10.7 million for the year ended December 31, 2008. Based primarily on Mepco's estimated future earnings, the fair value of this reporting unit (utilizing a discounted cash flow method) was determined to be approximately $71.0 million which is in excess of its carrying value of approximately $62.0 million. The estimate of Mepco's future earnings included an expense for vehicle service contract counterparty contingencies.

10. We maintain performance-based compensation plans that include a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. This plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.1 million shares of common stock as of September 30, 2009. We believe that such awards better align the interests of our officers and directors with those of our shareholders. Share based compensation awards are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

Pursuant to our performance-based compensation plans we granted 0.3 million stock options to our officers on January 30, 2009. We also granted 0.2 million shares of non-vested common stock to these same individuals on January 16, 2008. The stock options have an exercise price equal to the market value on the date of grant, vest ratably over a three year period and expire 10 years from date of grant. The non-vested common stock cliff vests in five years. We use the market value of the common stock on date of grant to measure compensation cost for these non-vested share awards and the Black Scholes option pricing model to measure compensation cost for stock options. We also estimate expected forfeitures over the vesting period.

During the first quarter of 2008 we modified 0.1 million stock options originally issued in prior years for one former officer. These modified options vested immediately and the expense associated with this modification of $0.01 million was included in compensation and benefits expense during the three month period ended March 31, 2008. The modification consisted of extending the date of exercise subsequent to resignation of the officer from 3 months to 12 months.

Total compensation cost recognized during the first nine months of 2009 and 2008 for stock option and restricted stock grants was $0.5 million and $0.4 million, respectively. The corresponding tax benefit relating to this expense was zero and $0.2 million for the first nine months of 2009 and 2008, respectively.

At September 30, 2009, the total expected compensation cost related to non-vested stock option and restricted stock awards not yet recognized was $1.4 million. The weighted-average period over which this amount will be recognized is 2.5 years.

A summary of outstanding stock option grants and transactions follows:

	Nine-months ended September 30, 2009
			Weighted-
			Average
			Remaining	Aggregated
		Average	Contractual	Intrinsic
	Number of	Exercise	Term	Value (in
	Shares	Price	(years)	thousands)

Outstanding at January 1, 2009	1,502,038	$19.73
Granted	299,987	1.59
Exercised
Forfeited	(243,043)	24.02

Outstanding at September 30, 2009	1,558,982	$15.57	5.29	$93

Vested and expected to vest at September 30, 2009	1,531,407	$15.81	5.21	$85

Exercisable at September 30, 2009	1,188,503	$19.04	4.13	$0

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

A summary of non-vested restricted stock and transactions follows:

	2009
		Weighted
		Average
	Number of	Grant Date
	Shares	Fair Value

Outstanding at January 1, 2009	262,381	$9.27
Granted
Vested
Forfeited

Outstanding at September 30, 2009	262,381	$9.27

A summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options during 2009 follows:

Expected dividend yield	2.60%
Risk-free interest rate	2.59
Expected life (in years)	6.00
Expected volatility	58.39%
Per share weighted-average fair value	$0.69

The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life was obtained using a simplified method that, in general, averaged the vesting term and original contractual term of the stock option. This method was used as relevant historical data of actual exercise activity was not available. The expected volatility was based on historical volatility of our common stock.

The following summarizes certain information regarding stock options exercised during the three and nine-month periods ending September 30:

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)
Intrinsic value	$	$	$	$61

Cash proceeds received	$	$	$	$51

Tax benefit realized	$	$	$	$21

11. At both September 30, 2009 and December 31, 2008 we had approximately $1.7 million of gross unrecognized tax benefits. If recognized, the entire amount of unrecognized tax benefits, net of $0.4 million federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease during the balance of 2009.

The income tax (benefit) was $(1.1) million and $(5.7) million for the three month periods ending September 30, 2009 and 2008, respectively and $(1.8) million and $(7.3) million for the nine month periods ending September 30, 2009 and 2008, respectively. The benefit recognized during the three- and nine-month periods in 2009 were the result of current period adjustments to other comprehensive income ("OCI"), net of state income tax expense and adjustments to the deferred tax asset valuation allowance.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

Generally, the calculation for the income tax provision (benefit) does not consider the tax effects of changes in other comprehensive income, which is a component of shareholders' equity on the balance sheet. However, an exception is provided in certain circumstances, such as when there is a pre-tax loss from continuing operations. In such case, pre-tax income from other categories (such as changes in OCI) is included in the calculation of the tax provision for the current year. For the three and nine month periods in 2009, this resulted in an income tax benefit of $1.6 million and $3.1 million, respectfully.

12. FASB ASC topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 instruments include securities traded on active exchange markets, such as the New York Stock Exchange, as well as U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets.

Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Level 2 instruments include securities traded in less active dealer or broker markets.

Level 3: Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

We used the following methods and significant assumptions to estimate fair value:

Securities: Where quoted market prices are available in an active market, securities (trading or available for sale) are classified as level 1 of the valuation hierarchy. Level 1 securities include certain preferred stocks, trust preferred securities and mutual funds for which there are quoted prices in active markets. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities' relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not typically involve judgment by management. These securities are classified as level 2 of the valuation hierarchy and include mortgage and other asset backed securities, municipal securities and certain trust preferred securities. Level 3 securities at September 30, 2009 consist of certain private label mortgage and asset backed securities' whose fair values are estimated using an internal discounted cash flow analysis. The underlying loans within these securities include Jumbo (60%), Alt A (25%) and manufactured housing (15%).

Except for the discount rate, the inputs used in this analysis can generally be verified and do not involve judgment by management. The discount rate used (an unobservable input) was established using a multi-factored matrix whose base rate was the yield on agency mortgage backed securities. The analysis adds a spread to this base rate based on several credit related factors, including vintage, product, payment priority, credit rating and non performing asset coverage ratio. The add-on for vintage ranges from zero for transactions backed by loans originated before 2003 to 0.525% for the 2007 vintage. Product adjustments to the discount rate are: 0.05% for jumbo, 0.35% to 2.575% for Alt-A, and 3.00% for manufactured housing. Adjustments for payment priority are -0.25% for super seniors, zero for seniors, 1.00% for senior supports and 3.00% for mezzanine bonds. The add-on for credit rating range from zero for AAA securities to 5.00% for ratings below investment grade. The discount rate for subordination coverage of nonperforming loans ranges from zero for structures with a coverage ratio of more than 10 times to 10.00% if the coverage ratio declines to less than 0.5 times. These discount rate adjustments are reviewed quarterly for reasonableness. This review considers trends in mortgage market credit metrics by product and vintage. The discount rates calculated in this manner are intended to differentiate investments by risk characteristics. Using this approach, discount rates range from 3.87% to 15.83%, with a weighted average rate of 8.16% and a median rate of 6.49%.

The assumptions used reflect what we believe market participants would use in pricing these assets. The unrealized losses at September 30, 2009 ($7.1 million and included in accumulated other comprehensive loss) were not considered to be other than temporary as we continue to have sufficient credit enhancement via subordination to assure full realization of amortized cost and continue to receive principal and interest payments (see note 3).

Loans held for sale: The fair value of loans held for sale is based on mortgage backed security pricing for comparable assets.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

Impaired loans: From time to time, certain loans are considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At September 30, 2009, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. When the fair value of the collateral is based on an observable market price we record the impaired loan as nonrecurring Level 2. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3.

Other real estate: At the time of acquisition, other real estate is recorded at fair value, less estimated costs to sell, which becomes the property's new basis. Subsequent write-downs to reflect declines in value since the time of acquisition may occur from time to time and are recorded in other expense in the consolidated statements of operations. The fair value of the property used at and subsequent to the time of acquisition is typically determined by a third party appraisal of the property (nonrecurring Level 3).

Capitalized mortgage loan servicing rights: The fair value of capitalized mortgage loan servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. The valuation model inputs and results can be compared to widely available published industry data for reasonableness.

Derivatives: The fair value of derivatives, in general, is determined using a discounted cash flow model whose significant fair value inputs can generally be verified and do not typically involve judgment by management.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

Assets and liabilities measured at fair value were as follows:

		Fair Value Measurements Using
		Quoted
		Prices in	Significant	Significant
		Active Markets	Other	Un-
	Fair Value	for Identical	Observable	observable
	Measure-	Assets	Inputs	Inputs
	ments	(Level 1)	(Level 2)	(Level 3)
	(in thousands)
September 30, 2009:
Measured at Fair Value on a Recurring basis:
Assets
Trading securities	$90	$90
Securities available for sale
U.S. agency residential mortgage-backed	50,667		$50,667
Private label residential mortgage-backed	33,924			$33,924
Other asset-backed	5,842			5,842
Obligations of states and political subdivisions	78,116		78,116
Trust preferred	15,455	615	14,840
Loans held for sale	23,980		23,980
Derivatives (1)	670		670

Liabilities
Derivatives (2)	5,632		5,632

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights	9,221		9,221
Impaired loans	73,076			73,076
Other real estate	30,751			30,751

December 31, 2008:
Measured at Fair Value on a Recurring basis:
Assets
Trading securities	$1,929	$1,929
Securities available for sale	215,412	5,275	$210,137
Loans held for sale	27,603		27,603
Derivatives (1)	1,043		1,043

Liabilities
Derivatives (2)	6,536		6,536

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights	9,636		9,636
Impaired loans	60,172			$60,172

 (1)   Included in accrued income and other assets

 (2)   Included in accrued expenses and other liabilities

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

Changes in fair values for financial assets which we have elected the fair value option for the periods presented were as follows:

Changes in Fair Values for the Nine-Month
Periods Ended September 30 for items Measured at
Fair Value Pursuant to Election of the Fair Value Option

	2009			2008
			Total			Total
			Change			Change
			in Fair			in Fair
			Values			Values
			Included			Included
	Net Gains (Losses)		in Current	Net Gains (Losses)		in Current
	on Assets		Period	on Assets		Period
	Securities	Loans	Earnings	Securities	Loans	Earnings
(in thousands)
Trading securities	$991		$991	$(9,718)		$(9,718)
Loans held for sale		$171	171		$305	305

For those items measured at fair value pursuant to election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends.

The following represent impairment charges recognized during the nine month period ended September 30, 2009 relating to assets measured at fair value on a non-recurring basis:

  Capitalized mortgage loan servicing rights, whose individual strata are measured at fair value had a carrying amount of $9.2 million which is net of a valuation allowance of $3.2 million at September 30, 2009 and had a carrying amount of $9.6 million which is net of a valuation allowance of $4.7 million at December 31, 2008. A charge of $0.8 million and a recovery of $1.5 million was included in our results of operations for the three and nine month periods ending September 30, 2009, respectively and charges of $0.3 million and $0.1 million was included in our results of operations during the same periods in 2008.
  Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a carrying amount of $96.0 million, with a valuation allowance of $22.9 million at September 30, 2009 and had a carrying amount of $77.0 million, with a valuation allowance of $16.8 million at December 31, 2008. An additional provision for loan losses relating to impaired loans of $12.6 million and $47.9 million was included in our results of operations for the three and nine month periods ending September 30, 2009, respectively and $13.2 million and $30.3 million during the same periods in 2008.
  Other real estate, which is measured using the fair value of the property, had a carrying amount of $30.8 million which is net of a valuation allowance of $5.1 million at September 30, 2009. An additional charge of $3.6 million and $5.2 million was included in our results of operations during the three and nine month periods ended September 30, 2009.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

A reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the nine months ended September 30, follows:

	Securities Available for Sale
	2009	2008

Beginning balance	$—	$21,497
Total gains (losses) realized and unrealized:
Included in results of operations	13
Included in other comprehensive income	195
Purchases, issuances, settlements, maturities and calls	(7,823)	(94)
Transfers in and/or out of Level 3	47,381	(10,028)

Ending balance	$39,766	$11,375

Amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at September 30	$0	$0

As discussed above, the $47.4 million of securities available for sale transferred to a Level 3 valuation technique during the first quarter of 2009 consisted entirely of certain private label mortgage and asset backed securities. We believe that the market dislocation for these securities began in the last four months of 2008, particularly after the collapse of Lehman Brothers in September 2008. Since the disruption was very recent and historically there exists seasonally poor liquidity conditions at year end, we decided that it was appropriate to retain Level 2 pricing in 2008 and continue to monitor and review market conditions as we moved into 2009. During the first quarter of 2009 market conditions did not improve, in fact we believe market conditions worsened due to continued declines in residential home prices, increased consumer credit delinquencies, high levels of foreclosures, continuing losses at many financial institutions, and further weakness in the U.S. and global economies. This resulted in the market for these securities being extremely dislocated, level 2 pricing not being based on orderly transactions and such pricing possibly being described as based on "distressed sales". As a result, we determined that it was appropriate to modify the discount rate in the valuation model described above which resulted in these securities being reclassified to Level 3 pricing in the first quarter of 2009.

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected for the periods presented.

			Contractual
	Aggregate Fair Value	Difference	Principal
	(in thousands)
Loans held for sale
September 30, 2009	$23,980	$853	$23,127
December 31, 2008	27,603	682	26,921

13. Most of our assets and liabilities are considered financial instruments. Many of these financial instruments lack an available trading market and it is our general practice and intent to hold the majority of our financial instruments to maturity. Significant estimates and assumptions were used to determine the fair value of financial instruments. These estimates are subjective in nature, involving uncertainties and matters of judgment, and therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Estimated fair values have been determined using available data and methodologies that are considered suitable for each category of financial instrument. For instruments with adjustable-interest rates which reprice frequently and without significant credit risk, it is presumed that estimated fair values approximate the recorded book balances.

Financial instrument assets actively traded in a secondary market, such as securities, have been valued using quoted market prices while recorded book balances have been used for cash and due from banks and accrued interest.

The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest-rate risk inherent in the loans.

We have purchased a "stable value wrap" for our bank owned life insurance that permits a surrender of this investment at the greater of its fair market or book value.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

Financial instrument liabilities with a stated maturity, such as certificates of deposit, have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity.

Derivative financial instruments have principally been valued based on discounted value of contractual cash flows using a discount rate approximating current market rates.

Financial instrument liabilities without a stated maturity, such as demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand.

The estimated fair values and recorded book balances follow:

	September 30, 2009
		Recorded
	Estimated	Book
	Fair Value	Balance
	(In thousands)
Assets
Cash and due from banks	$182,400	$182,400
Trading securities	90	90
Securities available for sale	184,000	184,000
Federal Home Loan Bank and Federal Reserve Bank Stock	NA	27,900
Net loans and loans held for sale	2,287,700	2,337,500
Bank owned life insurance	46,000	46,000
Accrued interest receivable	9,800	9,800
Derivative financial instruments	700	700

Liabilities
Deposits with no stated maturity	$1,401,800	$1,401,800
Deposits with stated maturity	1,096,500	1,084,000
Other borrowings	217,900	255,200
Accrued interest payable	3,700	3,700
Derivative financial instruments	5,600	5,600
The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balance, which is nominal.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the entire holdings of a particular financial instrument.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business, the value of future earnings attributable to off-balance sheet activities and the value of assets and liabilities that are not considered financial instruments.

Fair value estimates for deposit accounts do not include the value of the substantial core deposit intangible asset resulting from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

14. Mepco conducts its payment plan business activities across the United States and also entered Canada in early 2009. The payment plans (which are classified as finance receivables in our Consolidated Statements of Financial Condition) permit a consumer to purchase a vehicle service contract or product warranty by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts or product warranties (one of the "counterparties"). Mepco purchases these payment plans from these counterparties on a recourse basis. Mepco generally does not evaluate the creditworthiness of the individual customer but instead primarily relies on the payment plan collateral (the unearned vehicle service contract and unearned sales commission) in the event of default. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is recouped by Mepco from the counterparties that sold the vehicle service contract or product warranty and provided the coverage. As a result, we have established and monitor counterparty concentration limits in order to manage our collateral exposure. The counterparty concentration limits are primarily based on the AM Best rating and statutory surplus level for an insurance company and on other factors, including funding holdbacks and distribution of concentrations, for administrators and sellers/dealers. The sudden failure of one of Mepco's major counterparties (an insurance company, administrator, or seller/dealer) could expose us to significant losses.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

Payment defaults and voluntary cancellations have increased significantly during 2009, reflecting both weak economic conditions and adverse publicity impacting the vehicle service contract industry. When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, we recognize estimated losses. Mepco vigorously pursues collection (including commencing legal action) of funds due to it under its various contracts with counterparties. During September 2009, we identified a counterparty that is experiencing particularly severe financial difficulties and have accrued for estimated potential losses related to that relationship. Third quarter and year-to-date 2009 non-interest expenses include an $8.7 million and $11.7 million, respectively, charge related to estimated losses for vehicle service contract counterparty contingencies. These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself.

Losses associated with the administration of the payment plan are included in the provision for loan losses. For the first nine months of 2009 and 2008, such losses totaled $0.3 million and $0.1 million, respectively. Mepco's allowance for loan losses totaled $0.8 million and $0.5 million at September 30, 2009 and December 31, 2008, respectively. Mepco has established procedures for payment plan servicing/administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our collateral position in the event of payment default or voluntary cancellation by the customer. Mepco also has established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contact is entirely done through unrelated third parties (vehicle service contract administrators and sellers or automobile dealerships). There can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment.

Several marketers and sellers of the vehicle service contracts, including companies from which Mepco has purchased payment plans, have been sued or are under investigation for alleged violations of telemarketing laws and other consumer protection laws. The actions have been brought primarily by state attorneys general and the Federal Trade Commission (FTC) but there have also been class action and other private lawsuits filed. In some cases, the companies have been placed into receivership or have discontinued business. In addition, the allegations, particularly those relating to blatantly abusive telemarketing practices by a relatively small number of marketers, have resulted in a significant amount of negative publicity that has affected or may in the future affect sales throughout the industry. It is possible these events could also cause federal or state lawmakers to enact legislation to further regulate the industry. These events could have an adverse impact on Mepco in several ways. First, we will face increased risk with respect to certain counterparties defaulting in their contractual obligations to Mepco which could result in additional charges for losses if these counterparties go out of business. In addition, if any federal or state investigation is expanded to include finance companies such as Mepco, Mepco will face additional legal and other expenses in connection with any such investigation. An increased level of private actions in which Mepco is named as a defendant will also cause Mepco to incur additional legal expenses as well as potential liability. Finally, Mepco has incurred and will likely continue to incur additional legal and other expenses in general in dealing with these industry problems. Mepco has no role in the sale or marketing of vehicle service contracts or product warranties or in the administration or payment of claims. Thus, Mepco is not involved in any of the activities that have been the target of these investigations.

15. On October 26, 2009 we announced that effective November 1, 2009, that we elected to defer regularly scheduled quarterly interest payments on our junior subordinated debentures (the "Debentures") and quarterly dividend payments on our Series A, no par value, $1,000 liquidation preference, fixed rate cumulative perpetual preferred stock ("Preferred Stock"). The Debentures are owned by IBC Capital Finance II, III and IV and Midwest Guaranty Trust I (the "Trusts") and were funded by the Trusts' issuance of the above referenced cumulative trust preferred securities ("Debt Securities"). The Preferred Stock was issued to the U.S. Treasury under the TARP CPP. The total estimated annual interest and dividends that would be payable on the Debentures (and the underlying Debt Securities) and the Preferred Stock, if not deferred, is approximately $9.0 million based on current interest rates.

The terms of the Debentures and trust indentures (the "Indentures") allow us to defer payment of interest on the Debt Securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the Indentures) has occurred and is continuing. We are not in default with respect to the Indentures, and the deferral of interest does not constitute an event of default under the Indentures. While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable.

So long as any shares of Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders' rights plan; and (b) neither we nor any of our subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Preferred Stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of its employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders' rights plan, redemptions or

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

repurchases of rights pursuant to any shareholders' rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not us or one of our subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

During the deferral period on the Debentures and Preferred Stock, we may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock. Suspension of the common stock dividend will conserve an additional $1.0 million on an annualized basis. We paid the previously announced and declared common stock cash dividend of one cent per share on October 30, 2009 but all future dividends will be suspended so long as interest and dividend payments on the Debentures and Preferred Stock are being deferred.

 On November 2, 2009 we filed a preliminary proxy statement providing notice of a special meeting of shareholders tentatively scheduled for December 18, 2009. The purpose of this special meeting is for shareholders to:

1.	Consider and vote upon a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 500 million shares;
2.

Consider and vote upon a proposal to issue additional shares of our common stock in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of Preferred Stock; and

3.

Consider and vote upon a proposed stock option exchange program, under which eligible employees would be able to exchange certain options for a lesser number of new options on the terms described in the proxy statement.

The first two proposals listed above relate to our exploration of various alternatives designed to increase our tangible common equity and regulatory capital ratios. Although our regulatory capital ratios remain at levels above "well capitalized" standards, because of: (a) the losses that we have incurred in recent quarters; (b) our elevated levels of non-performing loans and other real estate; and (c) the ongoing economic stress in Michigan, we have taken or may take the following actions to improve our regulatory capital ratios and preserve liquidity at our holding company level:

•	Eliminated our cash dividend on our common stock;
•	Deferred the dividends on our Preferred Stock;
•	Deferred the dividends on our Debentures;
•	Seek to convert some or all of our Preferred stock and/or trust preferred securities into common equity; and
•	Attempt to raise additional capital, including the possibility of a significant and large issuance of common stock, which could be highly dilutive to our existing shareholders.

The actions taken with respect to the payment of dividends on our capital instruments as described above will preserve cash at our bank holding company as we do not expect our bank subsidiary to be able to pay any cash dividends in the near term. Thus the success or lack of success in achieving the various capital initiatives described above could have a material impact on our future financial condition, and in particular, our liquidity and capital resources.

The proposed stock option exchange program excludes the executive officers named in the Summary Compensation Table in the proxy statement as well as our current and former directors. Further, the proposed stock option exchange program will not be a one-for-one exchange, but instead, the exchange ratios will be calculated on a "value-for-value" basis. If approved, the stock option exchange program is not expected to have any material impact on our financial condition or results of operations.

16. On October 26, 2009 we filed a Form 8-K Current Report that included a press release (Exhibit 99.1) dated October 26, 2009 announcing our financial results for the quarter ended September 30, 2009 and supplemental financial data (Exhibits 99.2 and 99.3) to the press release. Those previously reported financial results have been revised to increase the loss on other real estate and repossessed assets by $1.6 million. The increase in the loss on other real estate and repossessed assets is to record a reserve on vacant land located in southeast Michigan. Based on an updated appraisal, received in early November 2009, we have determined that a reserve of $1.6 million is required.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

The additional reserve results in the following changes to our previously reported financial results:

	As Previously
	Reported	Adjustment	As Revised
	(in thousands, except per share amounts)

Consolidated Statements of Financial Condition as of September 30, 2009:
Other real estate and repossessed assets	$32,923	$(1,600)	$31,323
Total assets	2,963,628	(1,600)	2,962,028
Accumulated deficit	(118,268)	(1,600)	(119,868)
Total shareholders' equity	159,941	(1,600)	158,341
Total liabilities and shareholders' equity	2,963,628	(1,600)	2,962,028

Consolidated Statements of Operations for the three months ended September 30, 2009:
Loss on other real estate and repossessed assets	$1,958	$1,600	$3,558
Total non-interest expense	43,557	1,600	45,157
Loss before income tax	(17,802)	(1,600)	(19,402)
Net loss	(16,714)	(1,600)	(18,314)
Net loss applicable to common stock	(17,789)	(1,600)	(19,389)
Loss per common share
Basic	(0.74)	(0.07)	(0.81)
Diluted	(0.74)	(0.07)	(0.81)

Consolidated Statements of Operations for the nine months ended September 30, 2009:
Loss on other real estate and repossessed assets	$5,158	$1,600	$6,758
Total non-interest expense	114,805	1,600	116,405
Loss before income tax	(42,226)	(1,600)	(43,826)
Net loss	(40,472)	(1,600)	(42,072)
Net loss applicable to common stock	(43,697)	(1,600)	(45,297)
Loss per common share
Basic	(1.84)	(0.06)	(1.90)
Diluted	(1.84)	(0.06)	(1.90)

17. The results of operations for the three- and nine-month period ended September 30, 2009, are not necessarily indicative of the results to be expected for the full year.

INDEPENDENT BANK CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Report of Independent Registered Public Accounting Firm
Consolidated Statements of Financial Condition
Consolidated Statements of Operations
Consolidated Statements of Shareholders' Equity
Consolidated Statements of Comprehensive Income (Loss)
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Independent Bank Corporation

Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2008.  Independent Bank Corporation's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath

Crowe Horwath LLP

Grand Rapids, Michigan
March 9, 2009

INDEPENDENT BANK CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2008	2007
	(In thousands, except share amounts)
ASSETS
Cash and due from banks	$57,705	$79,289
Trading securities	1,929
Securities available for sale	215,412	364,194
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	28,063	21,839
Loans held for sale, carried at fair value at December 31, 2008	27,603	33,960
Loans
Commercial	976,391	1,066,276
Mortgage	839,496	873,945
Installment	356,806	368,478
Finance receivables	286,836	209,631

Total Loans	2,459,529	2,518,330
Allowance for loan losses	(57,900)	(45,294)

Net Loans	2,401,629	2,473,036
Other real estate and repossessed assets	19,998	9,723
Property and equipment, net	73,318	73,558
Bank owned life insurance	44,896	42,934
Goodwill	16,734	66,754
Other intangibles	12,190	15,262
Capitalized mortgage loan servicing rights	11,966	15,780
Accrued income and other assets	44,802	51,187

Total Assets	$2,956,245	$3,247,516

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing	$308,041	$294,332
Savings and NOW	907,187	987,299
Retail time	668,968	707,419
Brokered time	182,283	516,077

Total Deposits	2,066,479	2,505,127
Federal funds purchased	750	54,452
Other borrowings	541,986	302,539
Subordinated debentures	92,888	92,888
Financed premiums payable	26,636	16,345
Accrued expenses and other liabilities	32,629	35,663

Total Liabilities	2,761,368	3,007,014

Commitments and contingent liabilities
Shareholders' Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share — 200,000 shares authorized; 72,000 shares issued and outstanding at December 31, 2008	68,456
Common stock, $1.00 par value — 40,000,000 shares authorized; issued and outstanding; 23,013,980 shares at December 31, 2008 and 22,647,511 shares at December 31, 2007	22,791	22,601
Capital surplus	200,687	195,302
Retained earnings (accumulated deficit)	(73,849)	22,770
Accumulated other comprehensive loss	(23,208)	(171)

Total Shareholders' Equity	194,877	240,502

Total Liabilities and Shareholders' Equity	$2,956,245	$3,247,516

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)

INTEREST INCOME
Interest and fees on loans	$186,747	$202,361	$193,937
Securities available for sale
Taxable	8,467	9,635	11,108
Tax-exempt	7,238	9,920	11,048
Other investments	1,284	1,338	802

Total Interest Income	203,736	223,254	216,895

INTEREST EXPENSE
Deposits	46,697	89,060	74,290
Other borrowings	26,890	13,603	19,408

Total Interest Expense	73,587	102,663	93,698

Net Interest Income	130,149	120,591	123,197
Provision for loan losses	72,287	43,160	16,344

Net Interest Income After Provision for Loan Losses	57,862	77,431	106,853

NON-INTEREST INCOME
Service charges on deposit accounts	24,223	24,251	19,936
Net gains (losses) on assets
Mortgage loans	5,181	4,317	4,593
Securities	(14,961)	(705)	171
VISA check card interchange income	5,728	4,905	3,432
Mortgage loan servicing	(2,071)	2,236	2,440
Title insurance fees	1,388	1,551	1,724
Mepco litigation settlement			2,800
Other income	10,233	10,590	9,754

Total Non-interest Income	29,721	47,145	44,850

NON-INTEREST EXPENSE
Compensation and employee benefits	55,179	55,811	50,801
Occupancy, net	11,852	10,624	9,626
Loan and collection	9,431	4,949	3,610
Data processing	7,148	6,957	5,619
Furniture, fixtures and equipment	7,074	7,633	7,057
Advertising	5,534	5,514	3,997
Loss on other real estate and repossessed assets	4,349	276	203
Goodwill impairment	50,020	343	3,575
Other expenses	25,597	23,617	21,728

Total Non-interest Expense	176,184	115,724	106,216

Income (Loss) From Continuing Operations Before Income Tax	(88,601)	8,852	45,487
Income tax expense (benefit)	3,063	(1,103)	11,662

Income (Loss) From Continuing Operations	(91,664)	9,955	33,825
Discontinued operations, net of tax		402	(622)

Net Income (Loss)	$(91,664)	$10,357	$33,203

Preferred dividends	215

Net Income (Loss) Applicable to Common Stock	$(91,879)	$10,357	$33,203

Income (loss) per common share from continuing operations
Basic	$(4.04)	$0.44	$1.48

Diluted	$(4.04)	$0.44	$1.45

Net income (loss) per common share
Basic	$(4.04)	$0.46	$1.45

Diluted	$(4.04)	$0.45	$1.43

Cash dividends declared per common share	$0.14	$0.84	$0.78

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

				Retained	Accumulated
				Earnings	Other	Total
	Preferred	Common	Capital	(Accumulated	Comprehensive	Shareholders'
	Stock	Stock	Surplus	Deficit)	Income (Loss)	Equity
	(In thousands)

Balances at December 31, 2005	$—	$21,991	$179,913	$41,486	$4,869	$248,259
Adjustment to beginning retained earnings pursuant to SAB 108				2,071		2,071

Adjusted balances, January 1, 2006	—	21,991	179,913	43,557	4,869	250,330
Net income for 2006				33,203		33,203
Cash dividends declared, $.78 per share				(17,884)		(17,884)
5% stock dividend (1,087,048 shares)		1,087	26,351	(27,456)		(18)
Issuance of 245,627 shares of common stock		246	5,507			5,753
Repurchase and retirement of 459,089 shares of common stock		(459)	(11,530)			(11,989)
Net change in accumulated other comprehensive income, net of $.7 million of related tax effect					(1,228)	(1,228)

Balances at December 31, 2006	—	22,865	200,241	31,420	3,641	258,167
Net income for 2007				10,357		10,357
Cash dividends declared, $.84 per share				(19,007)		(19,007)
Issuance of 46,056 shares of common stock		46	433			479
Share based compensation		4	303			307
Repurchase and retirement of 313,728 shares of common stock		(314)	(5,675)			(5,989)
Net change in accumulated other comprehensive income (loss), net of $2.1 million related tax effect					(3,812)	(3,812)

Balances at December 31, 2007	—	22,601	195,302	22,770	(171)	240,502
Net loss for 2008				(91,664)		(91,664)
Cash dividends
Common, declared — $.14 per share				(3,222)		(3,222)
Preferred, 5%				(180)		(180)
Issuance of preferred stock	68,421					68,421
Issuance of common stock warrants			3,579			3,579
Issuance of 171,977 shares of common stock		172	1,236			1,408
Share based compensation		35	553			588
Repurchase and retirement of 17,287 shares of common stock		(17)	17			0
Accretion of preferred stock discount	35			(35)		0
Reclassification adjustment upon adoption of SFAS #159				(1,518)	1,518	0
Net change in accumulated other comprehensive income (loss), net of no related tax effect					(24,555)	(24,555)

Balances at December 31, 2008	$68,456	$22,791	$200,687	$(73,849)	$(23,208)	$194,877

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	2008	2007	2006
	(In thousands)

Net income (loss)	$(91,664)	$10,357	$33,203
Other comprehensive income (loss)
Net change in unrealized gain (loss) on securities available for sale, including reclassification adjustments	(19,626)	(2,318)	513
Net change in unrealized gain (loss) on derivative instruments	(4,929)	(1,332)	(1,409)
Reclassification adjustment for accretion on settled derivative instruments		(162)	(332)

Comprehensive Income (Loss)	$(116,219)	$6,545	$31,975

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Net Income (Loss)	$(91,664)	$10,357	$33,203

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from the sale of trading securities	2,688
Proceeds from sales of loans held for sale	271,715	293,143	285,815
Disbursements for loans held for sale	(260,177)	(290,940)	(284,499)
Provision for loan losses	72,287	43,168	17,412
Deferred federal income tax expense (benefit)	10,936	(6,347)	(2,328)
Deferred loan fees	(649)	(1,068)	309
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	(22,778)	(12,555)	(9,839)
Net gains on sales of mortgage loans	(5,181)	(4,317)	(4,593)
Net (gains) losses on securities	14,961	705	(171)
Goodwill impairment	50,020	343	3,575
Share based compensation	588	307
Increase in accrued income and other assets	(11,870)	(7,859)	(9,125)
Decrease in accrued expenses and other liabilities	(3,162)	(7,290)	(2,982)

Total Adjustments	119,378	7,290	(6,426)

Net Cash From Operating Activities	27,714	17,647	26,777

CASH FLOW FROM (USED IN) INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	80,348	61,520	1,283
Proceeds from the maturity of securities available for sale	29,979	38,509	20,007
Principal payments received on securities available for sale	21,775	30,752	35,813
Purchases of securities available for sale	(22,826)	(65,366)	(5,267)
Purchase of Federal Home Loan Bank Stock	(6,224)
Purchase of Federal Reserve Bank Stock		(7,514)
Proceeds from sale of non-performing and other loans of concern		4,315
Portfolio loans originated, net of principal payments	34,286	(62,107)	(104,454)
Acquisition of business offices, less cash paid		210,053
Proceeds from sale of insurance premium finance business		175,901
Settlement on business acquisition			(4,442)
Capital expenditures	(8,128)	(10,342)	(13,316)

Net Cash From (Used in) Investing Activities	129,210	375,721	(70,376)

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Net increase (decrease) in total deposits	(438,826)	(508,797)	124,352
Net increase (decrease) in other borrowings and federal funds purchased	135,039	(89,008)	(41,331)
Proceeds from Federal Home Loan Bank advances	824,101	331,500	223,200
Payments of Federal Home Loan Bank advances	(770,395)	(131,263)	(239,453)
Repayment of long-term debt	(3,000)	(2,000)	(2,000)
Net increase in financed premiums payable	10,291	8,196	13,044
Dividends paid	(7,769)	(18,874)	(17,547)
Repurchase of common stock		(5,989)	(11,989)
Proceeds from issuance of preferred stock	68,421
Proceeds from issuance of common stock warrants	3,579
Proceeds from issuance of subordinated debt		32,991
Redemption of subordinated debt		(4,300)
Proceeds from issuance of common stock	51	156	1,046

Net Cash From (Used in) Financing Activities	(178,508)	(387,388)	49,322

Net Increase (Decrease) in Cash and Cash Equivalents	(21,584)	5,980	5,723
Change in cash and cash equivalents of discontinued operations		167	(103)
Cash and Cash Equivalents at Beginning of Year	79,289	73,142	67,522

Cash and Cash Equivalents at End of Year	$57,705	$79,289	$73,142

Cash paid during the year for
Interest	$79,714	$107,797	$98,177
Income taxes	877	7,409	13,415
Transfer of loans to other real estate	20,609	11,244	4,381
Common stock issued for acquisition of business			4,442

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ACCOUNTING POLICIES

The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Our critical accounting policies include the assessment for other than temporary impairment on investment securities, the determination of the allowance for loan losses, the valuation of derivative financial instruments, the valuation of originated mortgage servicing rights, the valuation of deferred tax assets and the valuation of goodwill. We are required to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. Actual results may vary from these estimates.

Our bank subsidiary transacts business in the single industry of commercial banking. Our bank's activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across lower Michigan that are served by our bank's branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. We also provide payment plans to consumers to purchase extended automobile warranties through our wholly owned subsidiary, Mepco Finance Corporation ("Mepco"). Subject to established underwriting criteria, our bank subsidiary also participates in commercial lending transactions with certain non-affiliated banks and purchases mortgage loans from third-party originators. At December 31, 2008, 73% of our bank's loan portfolio was secured by real estate.

On January 15, 2007 we sold substantially all of the assets of Mepco's insurance premium finance business to Premium Financing Specialists, Inc. See note #27.

PRINCIPLES OF CONSOLIDATION — The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.

STATEMENTS OF CASH FLOWS — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. We report net cash flows for customer loan and deposit transactions, for short-term borrowings and for financed premiums payable.

LOANS HELD FOR SALE — Loans held for sale are carried at fair value at December 31, 2008 and at the lower of aggregate amortized cost or market value at December 31, 2007. Fair value adjustments, lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage servicing rights has been determined based upon fair value indications for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the primary characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on servicing rights are included in mortgage loan servicing in the consolidated statements of operations.

TRANSFERS OF FINANCIAL ASSETS — Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from us, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and we do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2008 and 2007. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. We determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is recognized as a charge to non-interest income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

LOAN REVENUE RECOGNITION — Interest on loans is accrued based on the principal amounts outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower's capacity to repay the loan and collateral values appear insufficient. All interest accrued but not received for loans placed on non-accrual is reversed from interest income. Payments on such loans are generally applied to the principal balance until qualifying to be returned to accrual status. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible. Delinquency status is based on contractual terms of the loan agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain loan fees and direct loan origination costs are deferred and recognized as an adjustment of yield generally over the contractual life of the related loan. Fees received in connection with loan commitments are deferred until the loan is advanced and are then recognized generally over the contractual life of the loan as an adjustment of yield. Fees on commitments that expire unused are recognized at expiration. Fees received for letters of credit are recognized as revenue over the life of the commitment.

ALLOWANCE FOR LOAN LOSSES — Some loans will not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which represents our best estimate of losses incurred. In determining the allowance and the related provision for loan losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. Increases in the allowance are recorded by a provision for loan losses charged to expense. Although we periodically allocate portions of the allowance to specific loans and loan portfolios, the entire allowance is available for incurred losses. We generally charge-off homogenous residential mortgage, installment and finance receivable loans when they are deemed uncollectible or reach a predetermined number of days past due based on loan product, industry practice and other factors. Collection efforts may continue and recoveries may occur after a loan is charged against the allowance.

While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

A loan is impaired when full payment under the loan terms is not expected. Generally, those commercial loans that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter are evaluated for impairment. We measure our investment in an impaired loan based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. Large groups of smaller balance homogeneous loans, such as installment, mortgage, and finance receivable loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

The allowance for loan losses on unfunded commitments is determined in a similar manner to the allowance for loan losses and is recorded in accrued expenses and other liabilities.

PROPERTY AND EQUIPMENT — Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets. Buildings are generally depreciated over a period not exceeding 39 years and equipment is generally depreciated over periods not exceeding 7 years. Leasehold improvements are depreciated over the shorter of their estimated useful life or lease period.

BANK OWNED LIFE INSURANCE  — We have purchased a group flexible premium non-participating variable life insurance contract on approximately 270 salaried employees in order to recover the cost of providing certain employee benefits. Bank owned life insurance is recorded at its cash surrender value or the amount that can be currently realized.

OTHER REAL ESTATE AND REPOSSESSED ASSETS — Other real estate at the time of acquisition is recorded at fair value, less estimated costs to sell, which becomes the property's new basis. Fair value is typically determined by a third party appraisal of the property. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expense incurred in maintaining assets, subsequent write-downs to reflect declines in value and gains or losses on the sale of other real estate are recorded in other expense in the consolidated statements of operations. Non-real estate repossessed assets are treated in a similar manner.

GOODWILL AND OTHER INTANGIBLE ASSETS — Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit, customer relationship intangible assets and covenants not to compete. They are initially measured at fair value and then are amortized on both straight-line and accelerated methods over their estimated useful lives, which range from 5 to 15 years.

INCOME TAXES  — We employ the asset and liability method of accounting for income taxes. This method establishes deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates expected to be in effect when such amounts are realized or settled. Under this method, the effect of a change in tax rates is recognized in the period that includes the enactment date. The deferred tax asset is subject to a valuation allowance for that portion of the asset for which it is more likely than not that it will not be realized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective January 1, 2007 we adopted Interpretation No. 48, "Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109," ("FIN #48"), which clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS #109, "Accounting for Income Taxes." FIN #48 prescribes a recognition and measurement threshold for a tax position taken or expected to be taken in a tax return. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The adoption of FIN #48 at January 1, 2007 did not have an impact on our financial statements.

We recognize interest and/or penalties related to income tax matters in income tax expense.

We file a consolidated federal income tax return. Intercompany tax liabilities are settled as if each subsidiary filed a separate return.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE  — Securities sold under agreements to repurchase are treated as debt and are reflected as a liability in the consolidated statements of financial condition. The book value of securities pledged to secure the repurchase agreements remains in the securities portfolio.

FINANCED PREMIUMS PAYABLE  — Financed premiums payable represent amounts owed to insurance companies or other counterparties for warranty payment plans provided by us for our customers.

DERIVATIVE FINANCIAL INSTRUMENTS  — Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133") which was subsequently amended by Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities," requires companies to record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

We record the fair value of cash-flow hedging instruments ("Cash Flow Hedges") in accrued income and other assets and accrued expenses and other liabilities. On an ongoing basis, we adjust the balance sheet to reflect the then current fair value of the Cash Flow Hedges. The related gains or losses are reported in other comprehensive income and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged items (primarily variable-rate debt obligations) affect earnings. To the extent that the Cash Flow Hedges are not effective, the ineffective portion of the Cash Flow Hedges are immediately recognized as interest expense.

We also record fair-value hedging instruments ("Fair Value Hedges") at fair value in accrued income and other assets and accrued expenses and other liabilities. The hedged items (primarily fixed-rate debt obligations) are also recorded at fair value through the statement of operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, we adjust the balance sheet to reflect the then current fair value of both the Fair Value Hedges and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

Certain derivative financial instruments are not designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in the fair value of derivative financial instruments not designated as hedges, are recognized currently in earnings.

When hedge accounting is discontinued because it is determined that a derivative financial instrument no longer qualifies as a fair-value hedge, we continue to carry the derivative financial instrument on the balance sheet at its fair value, and no longer adjust the hedged item for changes in fair value. The adjustment of the carrying amount of the previously hedged item is accounted for in the same manner as other components of similar instruments. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, we continue to carry the derivative financial instrument on the balance sheet at its fair value, and gains and losses that were included in accumulated other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, we continue to carry the derivative financial instrument at its fair value on the balance sheet and recognize any changes in its fair value in earnings.

When a derivative financial instrument that qualified for hedge accounting is settled and the hedged item remains, the gain or loss on the derivative financial instrument is accreted or amortized over the life that remained on the settled derivative financial instrument.

COMPREHENSIVE INCOME  — Statement of Financial Accounting Standards, No. 130, "Reporting Comprehensive Income," established standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale and derivative instruments classified as cash flow hedges. The net change in unrealized gain on securities available for sale reflects net losses reclassified into earnings of $4.6 million in 2008 and reflects net gains reclassified into earnings of $0.7 million and $.2 million in 2007 and 2006, respectively. The reclassification of these amounts from comprehensive income resulted in an income tax benefit of $1.6 million in 2008 and income tax expense of $0.2 million and $0.1 million in 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

EARNINGS PER COMMON SHARE  — Basic earnings per common share is computed by dividing net income applicable to common stock divided by the weighted average number of common shares outstanding during the period. For diluted earnings per common share net income applicable to common stock is divided by the weighted average number common shares outstanding during the period plus amounts representing the dilutive effect of stock options outstanding, unvested restricted shares and stock units for deferred compensation plan for non-employee directors. For any period in which a loss is recorded, the assumed exercise of stock options, unvested restricted stock and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

STOCK BASED COMPENSATION  — Compensation cost is recognized for stock options and non-vested share awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of our common stock at the date of grant is used for non-vested share awards. Compensation cost is recognized over the required service period, generally defined as the vesting period.

COMMON STOCK  — At December 31, 2008, 0.5 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 1.7 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION  — Certain amounts in the 2007 and 2006 consolidated financial statements have been reclassified to conform with the 2008 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS  — On January 12, 2009 the Financial Accounting Standards Board ("FASB") issued Staff Position No. EITF 99-20-1 "Amendments to the Impairment Guidance of EITF Issue No. 99-20." In particular, this new FASB Staff Position ("FSP") strikes the language that required the use of market participant assumptions about future cash flows from EITF 99-20. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. This FSP is effective for interim and annual reporting periods ending after December 15, 2008. The adoption of this FSP did not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations". This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. This standard is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. We will apply the new disclosure requirements in 2009. The adoption of this standard is not expected to have a material effect on our consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133". This standard amends and expands the disclosure requirements of SFAS #133 and requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. This standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this standard is not expected to have a material effect on our consolidated financial statements.

In September 2006, the FASB issued of Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS #157"). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position 157-2, "Effective Date of FASB Statement No. 157". This FSP delays the effective date of SFAS #157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of this statement on January 1, 2008 did not have a material impact on our consolidated financial statements. In October 2008, the FASB issued FSP 157-3, "Determining the Fair Value of a Financial Asset when the Market for that Asset is Not Active". This FSP clarifies the application of SFAS #157 in a market that is not active. The adoption of this FSP did not have a material impact on our consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," ("SFAS #159"). The statement provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This standard was effective for us on January 1, 2008. We elected the fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value option for certain securities available for sale that existed at January 1, 2008 and for loans held for sale originated on or after January 1, 2008. The cumulative effect adjustment to retained earnings resulting from the adoption of SFAS #159 was an after tax decrease of $1.5 million. This amount was reclassified from accumulated other comprehensive income.

In November 2007, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value through Earnings" ("SAB 109"). Previously, Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105") stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 was effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of SAB 109, did not have a material impact on our consolidated financial statements.

Effective January 1, 2007 we adopted Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140," ("SFAS #156"). This statement amended SFAS #140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", to permit entities to choose to either subsequently measure servicing rights at fair value and report changes in fair value in earnings, or amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess the rights for impairment or the need for an increased obligation. In addition, this statement (1) clarified when a servicer should separately recognize servicing assets and liabilities, (2) required all separately recognized servicing assets and liabilities to be initially measured at fair value, (3) permitted at the date of adoption, a one-time reclassification of available for sale ("AFS") securities to trading securities without calling into question the treatment of other AFS securities under SFAS #115, "Accounting for Certain Investments in Debt and Equity Securities" and (4) required additional disclosures for all separately recognized servicing assets and liabilities. This statement did not have a material impact on our consolidated financial statements. We chose to amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess the rights for impairment or the need for an increased obligation.

NOTE 2 —	ACQUISITIONS

On March 23, 2007, we completed the acquisition of ten branches with total deposits of $241.4 million from TCF National Bank. In accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations" and related interpretations, this acquisition was considered a business acquisition, as the acquired assets and assumed liabilities enable us to sustain a revenue stream and provide products and services to these customers without significant disruption or difficulty. We paid a premium of approximately $29.2 million, including capitalizable costs of acquisition, for this business. Approximately $10.8 million of this premium is attributable to the value of deposit customer relationships acquired, including core deposit value. This will be amortized over its expected life of 15 years. The remaining $18.4 million was recorded as goodwill and represents the intangible value of the work force in place and other attributes. This acquisition provides us with funds to pay off higher cost short term borrowings and brokered certificates of deposit and provides additional branch facilities from which to serve our customers and expand our services. Pro forma information with respect to the estimated impact of this acquisition on our results of operations is not presented as it is not material.

NOTE 3 —	RESTRICTIONS ON CASH AND DUE FROM BANKS

Our bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the Federal Reserve Bank. The average reserve balances to be maintained during 2008 and 2007 were $16.9 and $10.1 million, respectively. We do not maintain compensating balances with correspondent banks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

2008
Mortgage-backed	$96,297	$715	$12,096	$84,916
Other asset-backed	8,276	338	1,193	7,421
Obligations of states and political subdivisions	105,499	1,638	1,584	105,553
Trust preferred	17,874		5,168	12,706
Preferred stock	3,800	1,016		4,816

Total	$231,746	$3,707	$20,041	$215,412

2007
Mortgage-backed	$109,967	$818	$1,306	$109,479
Other asset-backed	10,136	264		10,400
Obligations of states and political subdivisions	204,093	4,591	552	208,132
Trust preferred	9,687	340	42	9,985
Preferred stock	27,354		3,156	24,198
Other	2,000			2,000

Total	$363,237	$6,013	$5,056	$364,194

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our investments' gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)

2008
Mortgage-backed	$28,124	$5,286	$13,590	$6,810	$41,714	$12,096
Other asset backed	5,838	1,193			5,838	1,193
Obligations of states and political subdivisions	31,273	1,507	1,258	77	32,531	1,584
Trust preferred	9,490	2,409	3,132	2,759	12,622	5,168

Total	$74,725	$10,395	$17,980	$9,646	$92,705	$20,041

2007
Mortgage-backed	$11,067	$340	$64,838	$966	$75,905	$1,306
Obligations of states and political subdivisions	3,153	410	7,638	142	10,791	552
Trust preferred	1,820	42			1,820	42
Preferred stock	14,198	3,156			14,198	3,156

Total	$30,238	$3,948	$72,476	$1,108	$102,714	$5,056

We evaluate securities for other-than-temporary impairment at least quarterly and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition of the issuer, including review of recent credit ratings, and our ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery of fair value.

Mortgage-backed and other asset backed securities — at December 31, 2008 we had 45 securities whose fair market value is less than amortized cost. These securities include both agency and private label mortgage-backed securities. The unrealized losses are largely attributed to credit spread widening on these securities. We have satisfactory relationships between non-performing assets and subordination levels in each security and continue to receive principal reductions. All of the issues are rated by a major rating agency as investment grade. As management has the ability and intent to hold these securities until their forecasted recovery, no declines are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2008 we had 118 municipal securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to a widening of market spreads and continued illiquidity for certain issues. The majority of the securities are rated by a major rating agency as investment grade. As management has the ability and intent to hold these securities until their forecasted recovery, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2008 we had eight securities whose fair market value is less than amortized cost. There were no credit issues relating to these securities. Pricing of trust preferred securities has suffered from credit spread widening fueled by uncertainty regarding potential losses of financial companies, the absence of a liquid functioning secondary market and potential supply concerns from financial companies issuing new debt to recapitalize themselves. Six of the eight securities are rated by a major rating agency as investment grade while the other two are non-rated. As management has the ability and intent to hold these securities until their forecasted recovery no declines are deemed to be other than temporary.

During 2008 we recorded an other than temporary impairment charge on a certain trust preferred security in the amount of $0.2 million and in 2007 we recorded other than temporary impairment charges on certain Fannie Mae and Freddie Mac preferred stocks in the amount of $1.0 million. In these instances we believed that the decline in value is directly due to matters other than changes in interest rates (such as underlying collateral deficiencies or financial difficulties or other challenges encountered by the issuer), are not expected to be recovered within a reasonable timeframe based upon available information and were therefore other than temporary in nature.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amortized cost and fair value of securities available for sale at December 31, 2008, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In thousands)

Maturing within one year	$3,740	$3,775
Maturing after one year but within five years	20,177	20,617
Maturing after five years but within ten years	30,730	31,349
Maturing after ten years	68,726	62,518

	123,373	118,259
Mortgage-backed	96,297	84,916
Other asset-backed	8,276	7,421
Preferred stock	3,800	4,816

Total	$231,746	$215,412

A summary of proceeds from the sale of securities and gains and losses follows:

	Realized
	Proceeds	Gains	Losses(1)
	(In thousands)

2008	$80,348	$1,903	$112
2007	61,520	327	32
2006	1,283	171

(1)

Losses in 2008 exclude a $6.2 million write-down related to the dissolution of a money-market auction rate security and the distribution of the underlying preferred stock and $0.2 million of other than temporary impairment and losses in 2007 exclude $1.0 million of other than temporary impairment charges on preferred stock

During 2008 our trading securities consisted of various preferred stocks. Net losses on trading securities was $10.4 million during 2008 and is included in net gains (losses) on securities in the consolidated statements of operations. Of this amount, $2.8 million relates to losses recognized on trading securities still held at December 31, 2008.

Securities with a book value of $94.2 million and $46.2 million at December 31, 2008 and 2007, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 2008 or 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	LOANS

Our loan portfolios at December 31 follow:

	2008	2007
	(In thousands)

Real estate(1)
Residential first mortgages	$760,201	$758,500
Residential home equity and other junior mortgages	229,865	239,965
Construction and land development	127,092	229,638
Other(2)	666,876	691,505
Finance receivables	286,836	209,631
Commercial	207,516	199,659
Consumer	171,747	178,622
Agricultural	9,396	10,810

Total loans	$2,459,529	$2,518,330

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans are presented net of deferred loan fees of $.6 million at December 31, 2008 and $1.3 million at December 31, 2007. Finance receivables totaling $307.4 million and $223.5 million at December 31, 2008 and 2007, respectively, are presented net of unamortized discount of $21.2 million and $14.7 million at December 31, 2008 and 2007, respectively. These finance receivables had effective interest rates at December 31, 2008 and 2007 of 14.0% and 12.6%, respectively. These receivables have various due dates through 2010.

An analysis of the allowance for loan losses for the years ended December 31 follows:

	2008		2007		2006
	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments
	(In thousands)

Balance at beginning of year	$45,294	$1,936	$26,879	$1,881	$22,420	$1,820
Provision charged to operating expense	72,079	208	43,105	55	16,283	61
Recoveries credited to allowance	3,489		2,346		2,237
Loans charged against the allowance	(62,962)		(27,036)		(14,061)

Balance at end of year	$57,900	$2,144	$45,294	$1,936	$26,879	$1,881

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non-performing loans at December 31 follows:

	2008	2007	2006
	(In thousands)

Non-accrual loans	$122,639	$72,682	$35,683
Loans 90 days or more past due and still accruing interest	2,626	4,394	3,479
Restructured loans		173	60

Total non-performing loans	$125,265	$77,249	$39,222

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $7.2 million, $4.7 million, and $1.9 million of interest income would have been recognized in 2008, 2007 and 2006, respectively. Interest income recorded on these loans was approximately $0.4 million, $0.6 million and $0.4 million in 2008, 2007 and 2006, respectively.

Impaired loans at December 31, follow:

	2008	2007
	(In thousands)

Impaired loans with no allocated allowance	$14,228	$7,851
Impaired loans with an allocated allowance	76,960	53,406

Total impaired loans	$91,188	$61,257

Amount of allowance for loan losses allocated	$16,788	$10,713

Our average investment in impaired loans was approximately $84.2 million, $40.3 million and $13.1 million in 2008, 2007 and 2006, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $0.6 million, $0.5 million and $0.2 million in 2008, 2007 and 2006, respectively of which the majority of these amounts were received in cash.

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2008	2007	2006
	(In thousands)

Mortgage loans serviced for:
Fannie Mae	$931,904	$933,353	$919,373
Freddie Mac	721,777	699,297	651,809
Other	433	598	620

Total	$1,654,114	$1,633,248	$1,571,802

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2008	2007	2006
	(In thousands)

Balance at beginning of year	$15,780	$14,782	$13,439
Originated servicing rights capitalized	2,405	2,873	2,862
Amortization	(1,887)	(1,624)	(1,462)
Change in valuation allowance	(4,332)	(251)	(57)

Balance at end of year	$11,966	$15,780	$14,782

Valuation allowance	$4,651	$319	$68

Loans sold and serviced that have had servicing rights capitalized	$1,647,664	$1,623,797	$1,562,107

The fair value of capitalized mortgage loan servicing rights was $12.2 million and $19.2 million at December 31, 2008 and 2007, respectively. Fair value was determined using an average coupon rate of 6.06%, average servicing fee of 0.258%, average discount rate of 9.82% and an average PSA rate of 360 for December 31, 2008; and an average coupon rate of 6.08%, average servicing fee of 0.257%, average discount rate of 9.54% and an average PSA rate of 225 for December 31, 2007.

NOTE 6 —	OTHER REAL ESTATE OWNED

During 2008 and 2007 we foreclosed on certain loans secured by real estate and transferred approximately $20.6 and $11.2 million to other real estate in each of those years, respectively. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair values, less estimated costs to sell. During 2008 and 2007 we sold other real estate with book balances of approximately $7.2 million and $4.7 million, respectively. Gains or losses on the sale of other real estate are included in non-interest expense on the income statement.

We periodically review our real estate owned properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate owned follows:

2008
(In thousands)

Balance at beginning of year	$—
Additions charged to expense	3,130
Direct write-downs	767

Balance at end of year	$2,363

We had no valuation allowance at December 31, 2007 and 2006.

Other real estate and repossessed assets totaling $20.0 million and $9.7 million at December 31, 2008 and 2007, respectively are presented net of valuation allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2008	2007
	(In thousands)

Land	$19,298	$18,473
Buildings	68,433	64,250
Equipment	66,171	63,336

	153,902	146,059
Accumulated depreciation and amortization	(80,584)	(72,501)

Property and equipment, net	$73,318	$73,558

Depreciation expense was $8.3 million, $8.5 million and $8.1 million in 2008, 2007 and 2006, respectively.

NOTE 8 —	INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2008		2007
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
		(In thousands)

Amortized intangible assets
Core deposit	$31,326	$19,381	$31,326	$16,648
Customer relationship	1,302	1,165	1,302	1,099
Covenants not to compete	1,520	1,412	1,520	1,139

Total	$34,148	$21,958	$34,148	$18,886

Unamortized intangible assets — Goodwill	$16,734		$66,754

Intangible amortization expense was $3.1 million, $3.4 million and $2.4 million in 2008, 2007 and 2006, respectively.

A summary of estimated intangible amortization, primarily amortization of core deposit, customer relationship and covenant not to compete intangibles, at December 31, 2008, follows:

(In thousands)

2009	$1,838
2010	1,310
2011	1,398
2012	1,115
2013	1,086
2014 and thereafter	5,443

Total	$12,190

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in the carrying amount of goodwill by reporting segment for the years ended December 31, 2008 and 2007, follows:

	IB	Mepco	Other(1)	Total
	(In thousands)

Goodwill
Balance at January 1, 2007	$31,632	$16,734	$343	$48,709
Acquired during the year	18,388 (2)			18,388
Impairment	(343)			(343)

Balance at December 31, 2007	49,677	16,734	343	66,754
Acquired during the year				0
Impairment	(49,677)		(343)	(50,020)

Balance at December 31, 2008	$0	$16,734	$0	$16,734

(1)	Includes items relating to our parent company.

(2)	Goodwill associated with the acquisition of 10 branches from TCF Bank (see note #2).

During 2008 we recorded a $50.0 million goodwill impairment charge. In the fourth quarter of 2008 we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008). Our common stock price dropped even further in the fourth quarter resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity. Under Statement of Financial Accounting Standards No. 142 — Goodwill and Other Intangible Assets ("SFAS #142"), this necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank's assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge. The remaining goodwill at year-end of $16.7 million is at our Mepco reporting unit and the testing performed indicated that this goodwill was not impaired. Mepco had net income from continuing operations of $10.7 million and $5.1 million in 2008 and 2007, respectively. Based primarily on Mepco's estimated future earnings, the fair value of this reporting unit (utilizing a discounted cash flow method) was determined to be in excess of its carrying value. A portion of the $50.0 goodwill impairment charge was tax deductible and a $6.3 million tax benefit was recorded related to this charge.

During 2007 and 2006 we recorded goodwill impairment charges of $0.3 million and $1.2 million at First Home Financial (FHF) which was acquired in 1998. Based on the fair value of FHF the goodwill associated with FHF was reduced from $1.5 million to $0.3 million at December 31, 2006. Due to a continued decline in business in 2007, goodwill was written down to zero. These amounts are included in goodwill impairment in the Consolidated Statements of Operations. FHF was a loan origination company based in Grand Rapids, Michigan that specialized in the financing of manufactured homes located in mobile home parks or communities and was a subsidiary of our IB segment above. Revenues and profits had declined at FHF over the last few years and had continued to decline through the second quarter of 2007. As a result of these declines, the operations of FHF ceased effective June 15, 2007 and this entity was dissolved on June 30, 2007.

Also during 2006 we recorded a goodwill impairment charge of $2.4 million at Mepco which was acquired during 2003. Mepco provides payment plans to consumers to finance the purchase of vehicle service contracts (warranty business). During 2006 we executed a definitive agreement to sell the insurance premium financing line of business at Mepco (see note #27). Goodwill was then allocated between the warranty business and the insurance premium finance business based on the respective fair values of each line of business. The fair value of the insurance premium finance business was based on the price at which this business was sold on January 15, 2007. As a result of this analysis, it was determined that the goodwill allocated to the warranty business at Mepco was impaired. This amount is included in goodwill impairment in the Consolidated Statements of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2008	2007	2006
	(In thousands)

Savings and NOW	$10,262	$18,768	$13,604
Time deposits under $100,000	28,572	61,664	54,241
Time deposits of $100,000 or more	7,863	8,628	6,445

Total	$46,697	$89,060	$74,290

Aggregate time deposits in denominations of $100,000 or more amounted to $191.2 million and $218.6 million at December 31, 2008 and 2007, respectively.

A summary of the maturity of time deposits at December 31, 2008, follows:

(In thousands)

2009	$624,674
2010	134,512
2011	54,642
2012	15,234
2013	18,227
2014 and thereafter	3,962

Total	$851,251

Time deposits acquired through broker relationships totaled $182.3 million and $516.1 million at December 31, 2008 and 2007, respectively.

NOTE 10 —	OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2008	2007
	(In thousands)

Advances from Federal Home Loan Bank	$314,214	$260,509
Federal Reserve Bank borrowings	189,500
Repurchase agreements	35,000	35,000
U.S. Treasury demand notes	3,270	4,025
Notes payable	0	3,000
Other	2	5

Total	$541,986	$302,539

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advances from the Federal Home Loan Bank ("FHLB") are secured by unencumbered qualifying mortgage and home equity loans equal to at least 130% and 250%, respectively of outstanding advances. Advances are also secured by FHLB stock that we own. As of December 31, 2008, we had unused borrowing capacity with the FHLB (subject to the FHLB's credit requirements and policies) of $84.8 million. Interest expense on advances amounted to $12.6 million, $4.6 million and $4.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. $0.5 million of FHLB advances were terminated during 2008 with no realized gain or loss. No FHLB advances were prepaid during 2007 or 2006.

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of our outstanding advances. At December 31, 2008, we were in compliance with the FHLB stock ownership requirements.

The maturity and weighted average interest rates of FHLB advances at December 31 follow:

	2008		2007
	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Fixed-rate advances
2008			$185,997	4.66%
2009	$68,000	2.44%	26,491	4.03
2010	6,000	7.46	6,000	7.46
2011	220,750	3.45	2,250	5.89
2012	384	6.90	392	6.90
2013	0
2014 and thereafter	19,080	6.53	19,379	6.40

Total fixed-rate advances	314,214	3.50	240,509	4.81

Variable-rate advances
2007
2008			20,000	4.35

Total variable-rate advances	0		20,000	4.35

Total advances	$314,214	3.50%	$260,509	4.77%

Borrowings from the Federal Reserve Bank ("FRB") are secured by qualifying commercial and consumer loans as well as certain securities available for sale. As of December 31, 2008, we had unused borrowing capacity with the FRB (subject to the FRB's credit requirements and policies) of $525.7 million. All FRB borrowings mature in 2009 and had a weighted average interest rate of 0.54% at December 31, 2008. Interest expense on these borrowings amounted to $3.7 million for the year ended December 31, 2008. No interest expense was incurred on FRB borrowings during 2007 and 2006. FRB borrowings averaged $182.9 million during 2008. The maximum amount outstanding at any month end during 2008 was $331.0 million. We had no FRB borrowings outstanding during 2007 and 2006.

Repurchase agreements are secured by mortgage-backed securities with a carrying value of approximately $39.0 million and $38.1 million at December 31, 2008 and 2007, respectively. These securities are being held by the counterparty to the repurchase agreement. The cost of funds on repurchase agreements at December 31, 2008 and 2007 approximated 4.42%.

Repurchase agreements averaged $35.0 million, $11.5 million and $91.9 million during 2008, 2007 and 2006, respectively. The maximum amounts outstanding at any month end during 2008, 2007 and 2006 were $35.0 million, $35.0 million and $122.7 million, respectively. Interest expense on repurchase agreements totaled $1.6 million, $0.6 million and $4.6 million, for the years ended 2008, 2007 and 2006, respectively. The $35.0 million of repurchase agreements at December 31, 2008 all mature in 2010. During 2006 we prepaid $26.8 million of repurchase agreements and incurred a loss of $0.03 million. These losses were recorded in other expenses. No repurchase agreements were prepaid during 2008 or 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest expense on Federal funds purchased totaled $0.3 million, $1.4 million and $4.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

We had established an unsecured credit facility at the parent company (see note #26) comprised of a term loan and a revolving credit agreement. During 2008 the term loan was paid off and the revolving credit agreement was not renewed. Interest expense on the term loan totaled $0.1 million, $0.3 million and $0.4 million during 2008, 2007 and 2006 respectively. Interest expense on the revolving credit agreement totaled $0.3 million and $0.5 million during 2007 and 2006, respectively. No interest expense was incurred on the revolving credit agreement during 2008.

Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $1.617 billion at December 31, 2008.

NOTE 11 —	SUBORDINATED DEBENTURES

We have formed various special purpose entities (the "trusts") for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $72.8 million and $80.3 million at December 31, 2008 and 2007, respectively, qualified as Tier 1 regulatory capital and the remaining amount qualified as Tier 2 regulatory capital.

In accordance with FASB Interpretation No. 46, as revised in December 2003 ("FIN 46R"), these trusts are not consolidated with Independent Bank Corporation. Accordingly, we report the common securities of the trusts held by us in other assets and the subordinated debentures that we have issued to the trusts in the liability section of our Consolidated Statements of Financial Condition.

Summary information regarding subordinated debentures as of December 31 follows:

		2008 and 2007
			Trust
			Preferred	Common
	Issue	Subordinated	Securities	Stock
Entity Name	Date	Debentures	Issued	Issued
		(In thousands)

IBC Capital Finance II	March 2003	$52,165	$50,600	$1,565
IBC Capital Finance III	May 2007	12,372	12,000	372
IBC Capital Finance IV	September 2007	20,619	20,000	619
Midwest Guaranty Trust I	November 2002	7,732	7,500	232

		$92,888	$90,100	$2,788

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2008 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date

IBC Capital Finance II	March 31, 2033	8.25% fixed	March 31, 2008
IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007

Each of the subordinated debentures and trust preferred securities are cumulative but have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. Interest is payable quarterly on each of the subordinated debentures and trust preferred securities. We have the right to redeem the subordinated debentures and trust preferred securities (at par) in whole or in part from time to time on or after the first permitted redemption date specified above or upon the occurrence of specific events defined within the trust indenture agreements. Issuance costs have been capitalized and are being amortized on a straight- line basis over a period not exceeding 30 years and are included in interest expense in the Consolidated Statements of Operations. Distributions (payment of interest) on the trust preferred securities are also included in interest expense in the Consolidated Statements of Operations.

NOTE 12 —	COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, we enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the Consolidated Statements of Financial Condition. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. We do not, however, anticipate material losses as a result of these financial instruments.

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2008	2007
	(In thousands)

Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$159,883	$200,226
Standby letters of credit	15,900	28,195

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. Since commitments may expire without being drawn upon, the commitment amounts do not represent future cash requirements. Commitments are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities.

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the letters of credit are to corporations and mature during 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The terms of the agreement under which we acquired Mepco obligated the former shareholders of Mepco to indemnify us for existing and resulting damages and liabilities from pre-acquisition activities at Mepco. On March 16, 2006, we entered into a settlement agreement with the former shareholders of Mepco, (the "Former Shareholders") and Edward, Paul, and Howard Walder (collectively referred to as the "Walders") for purposes of resolving and dismissing all pending litigation between the parties. Under the terms of the settlement, on April 3, 2006, the Former Shareholders paid us a sum of $2.8 million, half of which was paid in the form of cash and half of which was paid in shares of our common stock. In return, we released 90,766 shares of Independent Bank Corporation common stock held pursuant to an escrow agreement. As a result of settlement of the litigation, we recorded other income of $2.8 million and an additional claims expense of approximately $1.7 million (related to the release of the shares held in escrow) in the first quarter of 2006. The settlement covers both the claim filed by the Walders against Independent Bank Corporation and Mepco in the Circuit Court of Cook County, Illinois, as well as the litigation filed by Independent Bank Corporation and Mepco against the Walders in the Ionia County Circuit Court of Michigan.

As permitted under the terms of the merger agreement under which we acquired Mepco, on April 3, 2006 we paid the accelerated earn-out payments for the last three years of the performance period ending April 30, 2008. Those payments totaled approximately $8.9 million. Also, under the terms of the merger agreement, the second year of the earn out for the year ended April 30, 2005, in the amount of $2.7 million was paid on March 21, 2006. As a result of the settlement and these payments, no future payments are due under the terms of the merger agreement under which we acquired Mepco.

We are also involved in various other litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our financial condition or results of operation.

NOTE 13 —	SHAREHOLDERS' EQUITY AND EARNINGS PER COMMON SHARE

In December 2008, we issued 72,000 shares of Series A, no par value, $1,000 liquidation preference, fixed rate cumulative perpetual preferred stock ("Preferred Stock") and a warrant to purchase 3,461,538 shares of our common stock ("Warrants") to the U.S. Department of Treasury ("UST") in return for $72.0 million under the CPP. Of the total proceeds, $68.4 million was allocated to the Preferred Stock and $3.6 million was allocated to the Warrants (included in capital surplus) based on the relative fair value of each. The $3.6 million discount on the Preferred Stock is being accreted using an effective yield method over five years. The accretion is being recorded as part of the Preferred Stock dividend.

The Preferred Stock will pay quarterly, a cumulative cash dividend at a rate of 5% per annum on the $1,000 liquidation preference to, but excluding February 15, 2014 and at a rate of 9% per annum thereafter. We accrue dividends based on this rate, liquidation preference and time since last quarterly dividend payment was made. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. So long as any shares of Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders' rights plan; and (b) neither we nor our subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Preferred Stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders' rights plan, redemptions or repurchases of rights pursuant to any shareholders' rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not us or one of our subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock. Additionally, prior to December 12, 2011, even if we are current on the payment of dividends on the Preferred Stock, we may not do either of the following without the prior written consent of the UST: (y) pay cash dividends on our common stock to shareholders of more than $0.01 per share per quarter, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; or (z) repurchase any of our common stock or redeem any of our trust preferred securities, other than certain excepted redemptions of common stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practice similar to those described in clause (b) above. These restrictions described in the preceding sentence expire, however, in the event that if we redeem all shares of Preferred Stock or in the event that if the UST transfers all of its shares of Preferred Stock to an unaffiliated transferee. Holders of shares of the Preferred Stock have no right to exchange or convert such shares into any other securities of IBC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Preferred Stock may be redeemed at any time, in whole or in part, subject to the UST's prior consultation with the Federal Reserve Board. Prior to the recent enactment of the American Recovery and Reinvestment Act of 2009, there were certain restrictions on our ability to redeem the Preferred Stock. In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption. The Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Preferred Stock have no right to require the redemption or repurchase of the Preferred Stock. Our Board of Directors, or a duly authorized committee of the Board of Directors, has full power and authority to prescribe the terms and conditions upon which the Preferred Stock will be redeemed from time to time, subject to the provisions of the Certificate of Designation (including the limitations described in this paragraph). If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

The Warrant is initially exercisable for 3,461,538 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $72 million, which is equal to 100% of the aggregate liquidation preference of the Preferred Stock on the date of issuance, the number of shares of common stock underlying the portion of the Warrant then held by the UST will be reduced by 50% to 1,730,769 shares (50% of the number of shares underlying the Warrant on the date of issuance). The initial exercise price applicable to the Warrant is $3.12 per share of  common stock for which the Warrant may be exercised. The number of shares of common stock underlying the Warrant and the exercise price applicable to the Warrant are both subject to adjustment for certain dilutive actions we may take, including stock dividends, stock splits, and similar transactions. The Warrant may be exercised at any time on or before December 12, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

	2008	2007	2006
	(In thousands, except per share amounts)

Income (loss) from continuing operations	$(91,664)	$9,955	$33,825
Preferred dividends	215

Income (loss) applicable to common shareholders	$(91,879)	$9,955	$33,825

Net income (loss)	$(91,664)	$10,357	$33,203
Preferred dividends	215

Net income (loss) applicable to common stock	$(91,879)	$10,357	$33,203

Shares outstanding(1)	22,743	22,649	22,906
Stock units for deferred compensation plan for non-employee directors	61	62	53
Effect of stock options	3	118	313
Share awards	1	1

Shares outstanding for calculation of diluted earnings per share(1)	22,808	22,830	23,272

Income (loss) per common share from continuing operations
Basic	$(4.04)	$0.44	$1.48

Diluted	$(4.04)	$0.44	$1.45

Net income (loss) per common share
Basic	$(4.04)	$0.46	$1.45

Diluted	$(4.04)	$0.45	$1.43

(1)

Shares outstanding have been adjusted for a 5% stock dividend in 2006. For any period in which a loss is recorded, the assumed exercise of stock options, stock units for deferred compensation plan for non-employee directors and the dilutive effect of share awards would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Diluted income/loss per share attributed to discontinued operations was income of $0.02 in 2007 and a loss of $0.03 in 2006.

Weighted average stock options outstanding that were not considered in computing diluted earnings (loss) per share because they were anti-dilutive totaled 1.5 million, 1.1 million and 0.6 million for 2008, 2007 and 2006, respectively. The Warrant to purchase 3,461,538 shares of our common stock was also not considered in computing the loss per share in 2008 as it was anti-dilutive.

NOTE 14 —	INCOME TAX

The composition of income tax expense from continuing operations for the years ended December 31 follows:

	2008	2007	2006
	(In thousands)

Current	$(7,873)	$5,160	$13,736
Deferred	(16,629)	(6,263)	(2,074)
Change in valuation allowance	27,565

Income tax expense (benefit)	$3,063	$(1,103)	$11,662

The deferred income tax benefit of $16.6 million, $6.3 million and $2.1 million in 2008, 2007 and 2006, respectively can be attributed to tax effects of temporary differences. The tax benefit related to the exercise of stock options recorded in shareholders' equity was $0.02 million, $0.03 million and $0.3 million during 2008, 2007 and 2006, respectively.

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to income from continuing operations before income tax for the years ended December 31 follows:

	2008	2007	2006
		(In thousands)

Statutory rate applied to income from continuing operations before income tax	$(31,010)	$3,098	$15,920
Change in valuation allowance	27,565
Goodwill impairment	11,172	120	1,251
Tax-exempt income	(3,047)	(4,031)	(4,028)
Bank owned life insurance	(682)	(674)	(598)
Dividends paid to Employee Stock Ownership Plan	(145)	(366)	(336)
Non-deductible meals, entertainment and memberships	133	157	202
Mepco lawsuit settlement			(980)
Other, net	(923)	593	231

Income tax expense	$3,063	$(1,103)	$11,662

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets (net of the recorded valuation allowance) is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, our conclusion that we needed a valuation allowance was based on a number of factors, including our declining operating performance since 2005 and our net operating loss in 2008, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment. As a result, we recorded a valuation allowance in 2008 of $36.2 million on our deferred tax assets which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholder's equity. The valuation allowance against our deferred tax assets of $36.2 million at December 31, 2008 may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required. This valuation allowance represents our entire net deferred tax asset except for that amount which can be carried back to 2007 and recovered in cash as well as for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco's individual earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2008	2007
	(In thousands)

Deferred tax assets
Allowance for loan losses	$21,054	$16,569
Unrealized loss on securities available for sale	5,714
Purchase premiums, net	5,563
Net operating loss carryforward	2,760	3,355
Unrealized loss on derivative financial instruments	2,220	554
Unrealized loss on available for sale security upon dissolution of money market auction rate security	2,170
Unrealized loss on trading securities	1,668
Fixed assets	1,379	956
Alternative minimum tax credit carry forward	1,678
Deferred compensation	790	1,022
Loss on receivable from warranty payment plan seller	768	1,015
Valuation allowance on other real estate owned	827
Mepco claims expense	608	608
Nonaccrual loan interest income	457	505
Share based payments	303	99
Other than temporary impairment charge on securities available for sale	209	932
Other	177	343

Gross deferred tax assets	48,345	25,958
Valuation allowance	(36,159)

Total net deferred tax assets	12,186	25,958
Deferred tax liabilities
Mortgage servicing rights	4,188	5,523
Federal Home Loan Bank stock	480	480
Deferred loan fees	387	315
Loans held for sale	239
Purchase premiums, net		729
Unrealized gain on securities available for sale		339

Gross deferred tax liabilities	5,294	7,386

Net deferred tax assets	$6,892	$18,572

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2008, we had a net operating loss ("NOL") carryforward of approximately $9.6 million which, if not used against taxable income, will expire as follows:

(In thousands)

2009	$4,068
2010	929
2011	411
2012	3,437
2013	189
2019	194
2020	359

Total	$9,587

The use of the $9.6 million NOL carryforward, which was acquired through the acquisitions of two financial institutions is limited to $3.3 million per year as the result of a change in control as defined in the Internal Revenue Code.

Changes in unrecognized tax benefits for the year ended December 31, follows:

	2008	2007
	(In thousands)

Balance at beginning of year	$2,821	$2,303
Additions based on tax positions related to the current year	483	633
Reductions based on tax position related to prior years	(1,513)
Reductions due to the statute of limitations		(39)
Settlements	(55)	(76)

Balance at end of year	$1,736	$2,821

If recognized, the entire amount of unrecognized tax benefits, net of $0.4 million federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. During 2008 we recognized a benefit in the consolidated statement of operations of $0.2 million resulting from the reversal of an interest accrual relating to a prior year tax position. No amounts were expensed for interest and penalties for the year ended December 31, 2008 while $0.03 million was expensed for the year ended December 31, 2007. No amounts were accrued for interest and penalties at December 31, 2008 while $0.2 million was accrued for at December 31, 2007. At December 31, 2008, U.S. Federal tax years 2005 through the present date remain open.

NOTE 15 —	SHARE BASED COMPENSATION

We maintain performance-based compensation plans that include a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. This plan, which is shareholder-approved, permits the grant of share based awards for up to 0.2 million shares of common stock. We believe that such awards better align the interests of our officers and directors with those of our shareholders. Share based compensation awards are measured at fair value at the date of grant and are expensed over the requisite service period. No share based payments were made during 2006. Prior to January 1, 2006 we granted stock options under the plan which were generally granted with vesting periods of up to one year, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

Pursuant to our performance-based compensation plans we granted 0.2 million and 0.1 million shares of non-vested common stock to our officers in 2008 and 2007. We also granted 0.2 million stock options to these same individuals in 2007. The non-vested common stock cliff vests in five years. The stock options have an exercise price equal to the market value of the common stock on the date of grant, vest ratably over a three year period and expire 10 years from date of grant. We use the market value of the common stock on date of grant to measure compensation cost for non-vested share awards and use the Black-Scholes option pricing model to measure compensation cost for stock options. We also estimate expected forfeitures over the vesting period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2008 and 2007 we modified 0.1 million stock options originally issued in prior years for two former officers. These modified options vested immediately and the expense associated with these modifications totaled $0.01 million and $0.1 million, in 2008 and 2007, respectively and was included in compensation and benefits expense. The modifications consisted of extending the date of exercise subsequent to resignation of the officers from 3 months to 18 months.

Total compensation expense recognized for stock option and non-vested common stock grants was $0.6 million and $0.3 million, in 2008 and 2007, respectively. The corresponding tax benefit relating to this expense was $0.2 million and $0.1 million, during 2008 and 2007, respectively. There was no compensation expense in 2006 relating to share based compensation awards.

A summary of outstanding stock option grants and transactions follows:

			Weighted-
			Average
		Average	Remaining	Aggregated
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value

Outstanding at January 1, 2008	1,658,861	$19.55
Granted
Exercised	(8,228)	6.17
Forfeited	(148,595)	18.45

Outstanding at December 31, 2008	1,502,038	$19.73	4.74	—

Vested and expected to vest at December 31, 2008	1,491,817	$19.75	4.72	—

Exercisable at December 31, 2008	1,361,048	$20.05	4.37	—

A summary of non-vested stock and transactions follows:

		Weighted-
		Average
	Number of	Grant Date
	Shares	Fair Value

Outstanding at January 1, 2008	50,596	$16.69
Granted	220,023	7.63
Vested
Forfeited	(8,238)	11.07

Outstanding at December 31, 2008	262,381	$9.27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options during 2007 follows:

Expected dividend yield	3.76%
Risk-free interest rate	4.55
Expected life (in years)	5.99
Expected volatility	27.64%
Per share weighted-average fair value	$3.74

The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life was obtained using a simplified method that, in general, averaged the vesting term and original contractual term of the stock option. This method was used as relevant historical data of actual exercise activity was not available. The expected volatility was based on historical volatility of our common stock.

At December 31, 2008, the total expected compensation cost related to non vested stock option and restricted stock awards not yet recognized was $1.7 million. The weighted-average period over which this amount will be recognized is 3.0 years.

Certain information regarding options exercised during the periods ending December 31 follows:

	2008	2007	2006
	(In thousands)

Intrinsic value	$61	$144	$972

Cash proceeds received	$51	$156	$738

Tax benefit realized	$21	$33	$308

NOTE 16 —	BENEFIT PLANS

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We match employee contributions to the 401(k) plan up to a maximum of 3% of participating employees' eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees' eligible wages. $2.1 million was expensed for these retirement plans in each year ending December 31, 2008, 2007 and 2006.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $2.2 million, $2.4 million, and $0.3 million, in 2008, 2007 and 2006, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $4.6 million, $4.6 million and $4.4 million, in 2008, 2007 and 2006, respectively. These insurance programs are also available to retired employees at their expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17 —	DERIVATIVE FINANCIAL INSTRUMENTS

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2008
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars in thousands)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$142,000	2.3	$(5,622)
Interest-rate cap agreements	168,500	0.7	(8)

	$310,500	1.4	$(5,630)

No hedge designation
Pay-fixed interest-rate swap agreements	$26,000	1.8	$(241)
Interest-rate cap agreements	110,000	1.5	202
Rate-lock mortgage loan commitments	43,090	0.1	839
Mandatory commitments to sell mortgage loans	67,406	0.1	(663)

Total	$246,496	0.9	$137

	2007
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars in thousands)

Fair Value Hedge — pay variable interest-rate swap agreements	$318,159	2.3	$(184)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$65,000	2.5	$(245)
Interest-rate cap agreements	178,500	1.5	173

	$243,500	1.8	$(72)

No hedge designation
Pay-fixed interest-rate swap agreements	$5,000	0.3	$13
Pay-variable interest-rate swap agreements	5,000	0.3	(13)
Interest-rate cap agreements	122,000	1.6	116
Rate-lock mortgage loan commitments	48,313	0.1	(48)
Mandatory commitments to sell mortgage loans	47,451	0.1	(63)

Total	$227,764	0.9	$5

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We use variable-rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of our balance sheet, which exposes us to variability in interest rates. To meet our objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates. Cash Flow Hedges currently include certain pay-fixed interest-rate swaps and interest-rate cap agreements.

Through certain special purposes entities (see note #11) we issue trust preferred securities as part of our capital management strategy. Certain of these trust preferred securities are variable rate which exposes us to variability in cash flows . To mitigate our exposure to fluctuations in cash flows resulting from changes in interest rates, on approximately $20.0 million of variable rate trust preferred securities, we entered into a pay-fixed interest-rate swap agreement in September, 2007.

Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We pay an upfront premium on interest rate caps which is recognized in earnings in the same period in which the hedged item affects earnings. Unrecognized premiums from interest rate caps aggregated to $0.5 million and $1.2 million at December 31, 2008 and 2007, respectively.

It is anticipated that $1.7 million, net of tax, of unrealized losses on Cash Flow Hedges at December 31, 2008, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2008 is 6.0 years.

We also use long-term, fixed-rate brokered certificates of deposit ("Brokered CDs") to fund a portion of our balance sheet. These instruments expose us to variability in fair value due to changes in interest rates. To meet our objectives, we may enter into derivative financial instruments to mitigate exposure to fluctuations in fair values of such fixed-rate debt instruments. We did not have any fair value hedges at December 31, 2008. Fair Value Hedges at December 31, 2007 included pay-variable interest-rate swaps.

Certain financial derivative instruments have not been designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in fair value of derivative financial instruments not designated as hedges, are recognized in earnings.

In the ordinary course of business, we enter into rate-lock mortgage loan commitments with customers ("Rate Lock Commitments"). These commitments expose us to interest rate risk. We also enter into mandatory commitments to sell mortgage loans ("Mandatory Commitments") to reduce the impact of price fluctuations of mortgage loans held for sale and Rate Lock Commitments. Mandatory Commitments help protect our loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of gains on the sale of mortgage loans. We obtain market prices on Mandatory Commitments and Rate Lock Commitments. Net gains on the sale of mortgage loans, as well as net income may be more volatile as a result of these derivative instruments, which are not designated as hedges.

The impact of SFAS #133 on net income and other comprehensive income is as follows:

	Net Income	Other Comprehensive Income	Total
	(In thousands)
Change in fair value during the year ended December 31, 2008
Interest rate swap agreements not designated as hedges	$(241)		$(241)
Interest rate cap agreements not designated as hedges	(457)		(457)
Rate-lock mortgage loan commitments	887		887
Mandatory commitments to sell mortgage loans	(600)		(600)
Ineffectiveness of fair value hedges	6		6
Ineffectiveness of cash flow hedges	(9)		(9)
Cash flow hedges		$(3,677)	(3,677)
Reclassification adjustment		(1,252)	(1,252)

Total	(414)	(4,929)	(5,343)
Federal income tax	229		229

Total, net of federal income tax	$(643)	$(4,929)	$(5,572)

Change in fair value during the year ended December 31, 2007
Interest rate swap agreements not designated as hedges	$34		$34
Interest rate cap agreements not designated as hedges	223		223
Rate-lock mortgage loan commitments	(17)		(17)
Mandatory commitments to sell mortgage loans	(162)		(162)
Ineffectiveness of fair value hedges	45		45
Cash flow hedges		$(3,272)	(3,272)
Reclassification adjustment		974	974

Total	123	(2,298)	(2,175)
Federal income tax	43	(804)	(761)

Total, net of federal income tax	$80	$(1,494)	$(1,414)

Change in fair value during the year ended December 31, 2006
Interest rate swap agreements not designated as hedges	$2		$2
Interest rate cap agreements not designated as hedges	34		34
Rate-lock mortgage loan commitments	(64)		(64)
Mandatory commitments to sell mortgage loans	197		197
Ineffectiveness of fair value hedges	4		4
Ineffectiveness of cash flow hedges	2		2
Cash flow hedges		$(5,955)	(5,955)
Reclassification adjustment		3,276	3,276

Total	175	(2,679)	(2,504)
Federal income tax	61	(938)	(877)

Total, net of federal income tax	$114	$(1,741)	$(1,627)

Accumulated other comprehensive income included derivative losses of $6.2 million at December 31, 2008, derivative losses, net of tax of $0.8 million at December 31, 2007 and derivative gains, net of tax, of $0.5 million at December 31, 2006.

NOTE 18 —	RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2008 and 2007.

A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

	2008	2007
	(In thousands)

Balance at beginning of year	$902	$13,883
New loans and advances	817	98
Repayments	(943)	(662)
Reduction due to change in related parties		(12,417)

Balance at end of year	$776	$902

Deposits held by us for directors and executive officers totaled $0.6 million and $0.4 million at December 31, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 19 —	OTHER NON-INTEREST EXPENSES

Other non-interest expenses for the years ended December 31 follow:

	2008	2007	2006
	(In thousands)

Credit card and bank service fees	$4,818	$3,913	$3,839
Communications	4,018	3,809	3,556
Amortization of intangible assets	3,072	3,373	2,423
Supplies	2,030	2,411	2,113
Legal and professional	2,032	1,978	1,853
Deposit insurance	1,988	628	341
Loss on receivable from warranty payment plan seller			2,400
Other	7,639	7,505	5,203

Total other non-interest expense	$25,597	$23,617	$21,728

NOTE 20 —	LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2008, follows:

(In thousands)

2009	$1,015
2010	898
2011	825
2012	814
2013	762
2014 and thereafter	5,177

Total	$9,491

Rental expense on operating leases totaled $1.5 million, $1.4 million and $1.2 million in 2008, 2007 and 2006, respectively.

NOTE 21 —	CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor's failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type in relation to loans and commitments. The significant concentrations by collateral type at December 31, 2008 include loans secured by residential real estate which totaled $990.1 million, finance receivables secured by vehicle service contracts which totaled $286.8 million and construction and development loans which totaled $127.1 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2008: Lessors of Nonresidential Real Estate ($227.9 million); Lessors of Residential Real Estate ($101.4 million); Construction and General Contractors ($87.3 million) and Land Developers ($80.9 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

Mepco has established and monitors counterparty concentration limits in order to manage our collateral exposure on finance receivables. The counterparty concentration limits are primarily based on the AM Best rating and statutory surplus level for an insurance company and on other factors including financial evaluation, collateral or escrow holdbacks and distribution of concentrations for warranty administrators and warranty sellers/dealers. The sudden failure of one of Mepco's major counterparties (an insurance company, risk retention group or warranty administrator) could expose us to significant losses.

The following represents Mepco's largest concentrations for its warranty payment plan administration business as of December 31, 2008:

Company Name	Net Counterparty Exposure(1)
(In thousands)

Lyndon Property Insurance Company(3)	$59,858
Wesco Insurance Company/Warrantech(2)	59,045
Warranty America, LLC	34,117
Consumer Direct Warranty Services	28,592
Assurant Inc.(4)	22,444
U.S. Fidelis	21,040

(1)	Receivables are net of unfunded payment plans (financed premiums payable).

(2)	Wesco Insurance Company (that has an AM Best rating of A-) is a subsidiary of AmTrust Financial Services, Inc.

(3)	Lyndon Property Insurance Company (that has an AM Best rating of A-) is a subsidiary of Protective Life Corporation

(4)	Assurant, Inc. has an AM Best rating of A

NOTE 22 —	REGULATORY MATTERS

Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends our bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the bank's current year's net profits, combined with the retained net profits of the preceding two years. It is not our intent to have dividends paid in amounts which would reduce the capital of our bank to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent notifications from the FDIC as of December 31, 2008 and 2007, categorized our bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent FDIC categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

 Our actual capital amounts and ratios at December 31, follow:

			Minimum Ratio for	Minimum Ratio for
	Actual		Adequately Capitalized	Well-Capitalized
	Amount	Ratio	Institutions	Institutions
	(Dollars in thousands)

2008
Total capital to risk-weighted assets Consolidated	$308,649	13.05%	8.00%	NA
Independent Bank	280,971	11.91	8.00	10.00%

Tier 1 capital to risk-weighted assets Consolidated	$261,063	11.04%	4.00%	NA
Independent Bank	250,639	10.62	4.00	6.00%

Tier 1 capital to average assets
Consolidated	$261,063	8.61%	4.00%	NA
Independent Bank	250,639	8.25	4.00	5.00%

2007
Total capital to risk-weighted assets
Consolidated	$277,619	10.99%	8.00%	NA
Independent Bank	264,305	10.50	8.00	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$236,065	9.35%	4.00%	NA
Independent Bank	232,656	9.25	4.00	6.00%

Tier 1 capital to average assets
Consolidated	$236,065	7.44%	4.00%	NA
Independent Bank	232,656	7.35	4.00	5.00%

NA — Not applicable

NOTE 23 —	FAIR VALUE DISCLOSURES

As discussed in Note 1, we adopted SFAS #157 and #159 on January 1, 2008. We elected to adopt the fair value option for certain securities available for sale that existed at January 1, 2008 (these securities are now classified as trading securities). We also elected the fair value option for loans held for sale that were originated on or after January 1, 2008. These elections were made for the following reasons: (1) trading securities — these securities are preferred stocks with no stated maturity. As such, other than temporary impairment analysis is subjective. By electing the fair value option, this subjectivity is eliminated. (2) Loans held for sale — recording these loans at fair value will better match the fair value accounting we have historically used on the mandatory commitments to sell these loans that we enter into to reduce the impact of price fluctuations of the loans held for sale.

The following table summarizes the impact of adopting the fair value option for the available for sale securities on January 1, 2008. The adoption of SFAS #159 for loans held for sale had no impact on equity as this election was made for loans that were originated on or after January 1, 2008. Amounts shown represent the cumulative-effect adjustment to retained earnings resulting from the adoption of SFAS #159. These amounts were reclassified from accumulated other comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

January 1,
2008
(In thousands)

Securities available for sale — fair value	$15,018
Securities available for sale — amortized cost	17,353

Retained earnings cumulative effect adjustment, before tax	(2,335)
Tax impact	817

Retained earnings cumulative effect, adjustment, after tax	$(1,518)

SFAS #157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS #157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:

Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 instruments include securities traded on active exchange markets, such as the New York Stock Exchange, as well as U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets.

Level 2:

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Level 2 instruments include securities traded in less active dealer or broker markets.

Level 3:

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

We used the following methods and significant assumptions to estimate fair value:

Securities:   Where quoted market prices are available in an active market, securities (trading or available for sale) are classified as level 1 of the valuation hierarchy. Level 1 securities include certain preferred stocks, trust preferred securities and mutual funds for which there are quoted prices in active markets. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities' relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not typically involve judgment by management. These securities are classified as level 2 of the valuation hierarchy and include mortgage and other asset backed securities, municipal securities, certain trust preferred securities and one preferred stock security. We do not have any securities classified as level 3 at December 31, 2008.

Loans held for sale:   The fair value of loans held for sale is based on mortgage backed security pricing for comparable assets.

Impaired loans:   From time to time, certain loans are considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," ("SFAS #114"). We measure our investment in an impaired loan based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. When the fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value of the collateral is based on an observable market price we record the impaired loan as nonrecurring Level 2. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3.

Capitalized mortgage loan servicing rights:   The fair value of capitalized mortgage loan servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. The valuation model inputs and results can be compared to widely available published industry data for reasonableness.

Derivatives  — The fair value of derivatives, in general, is determined using a discounted cash flow model whose significant fair value inputs can generally be verified and do not typically involve judgment by management.

Assets and liabilities measured at fair value, including financial liabilities for which we have elected the fair value option, are summarized below:

					Changes in Fair Values for the
					Year Ended December 31, 2008
					for Items Measured at
		Fair Value Measurements at			Fair Value Pursuant to Election
		December 31, 2008 Using			of the Fair Value Option
		Quoted					Total
		Prices in					Change in
		Active	Significant				Fair Values
	Fair Value	Markets for	Other	Significant			Included in
	Measurements	Identical	Observable	Un-observable	Net Gains (Losses)		Current
	December 31,	Assets	Inputs	Inputs	on Assets		Period
	2008	(Level 1)	(Level 2)	(Level 3)	Securities	Loans	Earnings
	(In thousands)

Measured at Fair Value on a Recurring basis:
Assets
Trading securities	$1,929	$1,929			$(10,386)		$(10,386)
Securities available for sale	215,412	5,275	$210,137
Loans held for sale	27,603		27,603			$682	682
Derivatives(1)	1,043		1,043
Liabilities
Derivatives(2)	6,536		6,536
Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights	9,636		9,636
Impaired loans	60,172			60,172

(1)	Included in accrued income and other assets

(2)	Included in accrued expenses and other liabilities

For those items measured at fair value pursuant to election of the fair value option interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following represent impairment charges recognized during the year ended December 31, 2008 relating to assets measured at fair value on a non-recurring basis:

•

Capitalized mortgage loan servicing rights, whose individual strata are measured at the lower of cost or fair value had a carrying amount of $12.0 million with a valuation allowance of $4.7 million at December 31, 2008. A charge of $4.3 million was included in earnings during 2008.

•

Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a carrying amount of $77.0 million, with a valuation allowance of $16.8 million at December 31, 2008. An additional provision for loan losses of $47.9 million was included in earnings during 2008 relating to impaired loans.

The table below presents a reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

Securities
Available
for Sale
(In thousands)

Beginning balance, January 1, 2008	$21,497
Total gains (losses) realized and unrealized:
Included in earnings
Included in other comprehensive income
Purchases, issuances, settlements, maturities and calls	(11,469)
Transfers in and/or out of Level 3	(10,028)

Ending balance, December 31, 2008	$—

Amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31, 2008	$—

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of December 31, 2008, for loans held for sale for which the fair value option has been elected.

	Aggregate		Contractual
	Fair Value	Difference	Principal
	(In thousands)

Loans held for sale	$27,603	$682	$26,921

NOTE 24 —	FAIR VALUES OF FINANCIAL INSTRUMENTS

Most of our assets and liabilities are considered financial instruments. Many of these financial instruments lack an available trading market and it is our general practice and intent to hold the majority of our financial instruments to maturity. Significant estimates and assumptions were used to determine the fair value of financial instruments. These estimates are subjective in nature, involving uncertainties and matters of judgment, and therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Estimated fair values have been determined using available data and methodologies that are considered suitable for each category of financial instrument. For instruments with adjustable-interest rates which reprice frequently and without significant credit risk, it is presumed that estimated fair values approximate the recorded book balances.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

 Financial instrument assets actively traded in a secondary market, such as securities, have been valued using quoted market prices while recorded book balances have been used for cash and due from banks and accrued interest.

It is not practicable to determine the fair value of Federal Home Loan Bank and Federal Reserve Bank Stock due to restrictions placed on transferability.

The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest-rate risk inherent in the loans.

We have purchased a "stable value wrap" for our bank owned life insurance that permits a surrender of this investment at the greater of its fair market or book value.

Financial instrument liabilities with a stated maturity, such as certificates of deposit, have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity.

Derivative financial instruments have principally been valued based on discounted value of contractual cash flows using a discount rate approximating current market rates.

Financial instrument liabilities without a stated maturity, such as demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand.

The estimated fair values and recorded book balances at December 31 follow:

	2008		2007
		Recorded		Recorded
	Estimated	Book	Estimated	Book
	Fair Value	Balance	Fair Value	Balance
	(In thousands)

Assets
Cash and due from banks	$57,700	$57,700	$79,300	$79,300
Trading securities	1,900	1,900
Securities available for sale	215,400	215,400	364,200	364,200
Federal Home Loan Bank and Federal Reserve Bank Stock	NA	28,100	NA	21,800
Net loans and loans held for sale	2,280,000	2,429,000	2,515,800	2,507,000
Bank owned life insurance	44,900	44,900	42,900	42,900
Accrued interest receivable	11,300	11,300	15,400	15,400
Derivative financial instruments	1,000	1,000	500	500
Liabilities
Deposits with no stated maturity	$1,215,200	$1,215,200	$1,281,600	$1,281,600
Deposits with stated maturity	865,000	851,300	1,225,000	1,223,500
Other borrowings	614,800	635,600	446,300	449,900
Accrued interest payable	4,425	4,425	10,400	10,400
Derivative financial instruments	6,500	6,500	800	800

The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balance, which is nominal.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the entire holdings of a particular financial instrument.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

 Fair value estimates for deposit accounts do not include the value of the substantial core deposit intangible asset resulting from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

NOTE 25 —	OPERATING SEGMENTS

Our reportable segments are based upon legal entities. We have two reportable segments: Independent Bank ("IB") and Mepco Finance Corporation ("Mepco"). The accounting policies of the segments are the same as those described in Note 1 to the Consolidated Financial Statements. We evaluate performance based principally on net income of the respective reportable segments. During 2007, we consolidated our four former bank charters into one. Prior to this consolidation we reported each of the four banks as separate segments. Prior year information for the four banks has been consolidated under our current IB segment.

A summary of selected financial information for our reportable segments follows:

	IB	Mepco	Other(l)	Elimination	Total
	(In thousands)

2008
Total assets	$2,638,092	$312,710	$290,993	$(285,550)	$2,956,245
Interest income	170,588	33,148			203,736
Net interest income	110,788	26,503	(7,142)		130,149
Provision for loan losses	71,285	1,002			72,287
Income (loss) from continuing operations before income tax	(96,824)	17,274	(8,956)	(95)	(88,601)
Net income (loss)	(92,551)	10,729	(9,780)	(62)	(91,664)

2007
Total assets	$3,002,899	$235,813	$342,664	$(333,860)	$3,247,516
Interest income	199,386	23,868			223,254
Net interest income	111,884	15,603	(6,896)		120,591
Provision for loan losses	42,765	395			43,160
Income (loss) from continuing operations before income tax	8,469	8,118	(8,650)	915	8,852
Discontinued operations, net of tax		402			402
Net income (loss)	9,729	5,472	(5,439)	595	10,357

2006
Total assets	$3,018,883	$377,759	$344,533	$(334,785)	$3,406,390
Interest income	197,419	20,115	20	(659)	216,895
Net interest income	118,642	11,023	(6,301)	(167)	123,197
Provision for loan losses	16,070	274			16,344
Income (loss) from continuing operations before income tax	50,476	(361)	(5,362)	734	45,487
Discontinued operations, net of tax		(622)			(622)
Net income (loss)	37,712	(1,972)	(2,883)	346	33,203

(1)	Includes amounts relating to our parent company and certain insignificant operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 26 —	INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2008	2007
	(In thousands)

ASSETS
Cash and due from banks	$27,534	$18,615
Investment in subsidiaries	261,930	319,300
Other assets	1,529	4,749

Total Assets	$290,993	$342,664

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable		$3,000
Subordinated debentures	$92,888	92,888
Other liabilities	3,762	6,869
Shareholders' equity	194,343	239,907

Total Liabilities and Shareholders' Equity	$290,993	$342,664

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

OPERATING INCOME
Dividends from subsidiaries	$6,000	$20,750	$42,650
Management fees from subsidiaries and other income	199	17,730	23,570

Total Operating Income	6,199	38,480	66,220

OPERATING EXPENSES
Interest expense	7,142	6,896	6,321
Administrative and other expenses	2,013	19,484	22,611

Total Operating Expenses	9,155	26,380	28,932

Income (Loss) Before Income Tax and Equity in Undistributed Net Income (Loss) of Subsidiaries Continuing Operations	(2,956)	12,100	37,288
Income tax (expense) benefit	(824)	3,211	2,479

Income (Loss) Before Equity in Undistributed Net Income (Loss) of Subsidiaries Continuing Operations	(3,780)	15,311	39,767
Equity in undistributed net income (loss) of subsidiaries continuing operations	(87,884)	(5,356)	(5,942)

Income (Loss) from Continuing Operations	(91,664)	9,955	33,825
Discontinued operations		402	(622)

Net Income (Loss)	$(91,664)	$10,357	$33,203

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Net Income (Loss)	$(91,664)	$10,357	$33,203

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
CASH FROM OPERATING ACTIVITIES
Depreciation, amortization of intangible assets and premiums, and accretion of discounts on securities and loans	4	1,347	1,897
Goodwill impairment	343
Loss on sale of property and equipment		947
(Increase) decrease in other assets	3,220	883	(1,059)
Increase (decrease) in other liabilities	1,450	(1,691)	(9,094)
Excess dividends of subsidiaries continuing operations	87,884	5,356	5,942
Excess dividends (Equity in undistributed net income) of subsidiaries discontinued operations		(402)	622

Total Adjustments	92,901	6,440	(1,692)

Net Cash From Operating Activities	1,237	16,797	31,511

CASH FLOW USED IN INVESTING ACTIVITIES
Investment in subsidiaries	(53,600)	(9,500)	(1,500)
Proceeds from the sale of property and equipment		5,276
Capital expenditures		(1,823)	(1,772)

Net Cash Used in Investing Activities	(53,600)	(6,047)	(3,272)

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Repayment of long-term debt	(3,000)	(2,000)	(2,000)
Repayment of other borrowings		(11,500)	(8,000)
Dividends paid	(7,769)	(18,874)	(17,547)
Proceeds from issuance of preferred stock	68,421
Proceeds from issuance of common stock warrants	3,579
Proceeds from issuance of common stock	51	156	1,046
Proceeds from short-term borrowings		4,000	13,500
Proceeds from issuance of subordinated debt		32,991
Redemption of subordinated debt		(5,050)
Repurchase of common stock		(5,989)	(11,989)

Net Cash From (Used in) Financing Activities	61,282	(6,266)	(24,990)

Net Increase in Cash and Cash Equivalents	8,919	4,484	3,249
Cash and Cash Equivalents at Beginning of Year	18,615	14,131	10,882

Cash and Cash Equivalents at End of Year	$27,534	$18,615	$14,131

NOTE 27 —	DISCONTINUED OPERATIONS

On January 15, 2007 we sold substantially all of the assets of Mepco's insurance premium finance business to Premium Financing Specialists, Inc. ("PFS"). We received $176.0 million of cash that was utilized to payoff Brokered CDs and short-term borrowings at Mepco's parent company, Independent Bank. Under the terms of the sale, PFS also assumed approximately $11.7 million in liabilities. In the fourth quarter of 2006, we recorded a loss of $0.2 million and accrued for approximately $1.1 million of expenses related to the disposal of this business. We also allocated $4.1 million of goodwill and $0.3 million of other intangible assets to this business. Revenues and expenses associated with Mepco's insurance premium finance business have been presented as discontinued operations in the Consolidated Statements of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Likewise, in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the assets and liabilities associated with this business have been reclassified to discontinued operations in the Consolidated Statements of Financial Condition. We have elected to not make any reclassifications in the Consolidated Statements of Cash Flows. Prior to the December 2006 announced sale, our insurance premium finance business was included in the Mepco segment.

Funding for Mepco's insurance premium and warranty businesses is accomplished by loans from its parent company, Independent Bank. Those loans are primarily funded with Brokered CDs. Mepco is charged interest by its parent company based upon the amount borrowed at an interest rate that approximates the parent company's borrowing rate. Interest expense recorded by Mepco was allocated to discontinued operations based primarily upon the ratio of insurance premium finance receivables to Mepco's total finance receivables.

The major classes of assets and liabilities of discontinued operations were as follows:

December 31, 2007
(In thousands)

ASSETS OF DISCONTINUED OPERATIONS
Loans — gross insurance premium finance receivables	$12
Allowance for Loan Losses	(12)

Net loans	—

Total Assets of Discontinued Operations	$—

LIABILITIES OF DISCONTINUED OPERATIONS
Accrued expenses and other liabilities	$34

Total Liabilities of Discontinued Operations(1)	$34

(1)	Included in accrued expenses and other liabilities in consolidated statement of financial condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

 The results of discontinued operations are as follows:

	Year Ended December 31,
	2007	2006
	(In thousands)

Interest income — interest and fees on loans	$976	$16,317
Interest expense	328	9,231

Net Interest Income	648	7,086
Provision for loan losses	8	1,068

Net Interest Income After Provision for Loan Losses	640	6,018

NON-INTEREST EXPENSE
Compensation and employee benefits	229	1,459
Occupancy, net		356
Furniture, fixtures and equipment		188
Other expenses	(124)	5,127

Total Non-interest Expense	105	7,130

Income (Loss) Before Income Taxes	535	(1,112)
Income tax expense (benefit)	133	(490)

Income (loss) from discontinued operations	$402	$(622)

Independent Bank Corporation

The Exchange Agent for the exchange offers is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only) (212) 809-8838 (provide call back telephone number on fax cover sheet for confirmation) Confirmation: (212) 493-6996	By Mail, Overnight Courier or Hand Delivery D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Elton Bagley

Questions and requests for assistance related to the exchange offers or additional copies of this prospectus or the related letter of transmittal may be directed to the Information Agent at its address or telephone numbers set forth below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offers.

The Information Agent for the exchange offers is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call:  (212) 269-5550 (Collect)

All others call Toll-free:  (800) 431-9643

Dealer Manager

Stifel, Nicolaus & Company, Inc.

501 N. Broadway

St. Louis, MI 63102

Tel:  (314) 342-4054

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Michigan Business Corporation Act

IBC is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. IBC has obtained a policy of directors' and officers' liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director's actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

IBC's Articles of Incorporation and Bylaws

The Company's Restated Articles of Incorporation, as amended, provide, among other things, for the indemnification of directors and officers and authorize the Board of Directors to indemnify other persons in addition to the officers and directors. Directors and officers are indemnified against any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding in which the director or officer is a witness or which is brought against such officer or director while serving at the request of the Company.

Insurance

The Company's Restated Articles of Incorporation, as amended, authorize the purchase of insurance for indemnification purposes and that the right of indemnity in the Restated Articles of Incorporation, as amended, is not the exclusive means of indemnification.

Indemnification Agreements

The Company has entered into Indemnification Agreements with each of its directors that provides for additional indemnity protection for the directors, consistent with the provisions of the MBCA.

For the undertaking with respect to indemnification, see Item 22 below.

Item 21.  Exhibits and Financial Statement Schedules

Exhibit
Number	Description

3.1	Amended and Restated Articles of Incorporation, conformed through May 12, 2009.
3.2

Amended and Restated Bylaws, conformed through December 8, 2008 (incorporated herein by reference to Exhibit 3.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

4.1	Certificate of Trust of IBC Capital Finance II dated February 26, 2003 (incorporated herein by reference to Exhibit 4.1 to our report on Form 10-Q for the quarter ended March 31, 2003).
4.2	Amended and Restated Trust Agreement of IBC Capital Finance II dated March 19, 2003 (incorporated herein by reference to Exhibit 4.2 to our report on Form 10-Q for the quarter ended March 31, 2003).
4.3

8.25% Junior Subordinated Debenture of Independent Bank Corporation issued for IBC Capital Finance II dated March 19, 2003 (incorporated herein by reference to Exhibit 4.6 to our report on Form 10-Q for the quarter ended March 31, 2003).

4.4	Certificate of Trust of IBC Capital Finance III dated May 25, 2007.
4.5	Amended and Restated Trust Agreement of IBC Capital Finance III dated March 31, 2007.
4.6	Junior Subordinated Indenture of Independent Bank Corporation issued for IBC Capital Finance III dated May 31, 2007.
4.7	Certificate of Trust of IBC Capital Finance IV dated September 4, 2007.
4.8	Amended and Restated Declaration of Trust of IBC Capital Finance IV dated September 6, 2007.
4.9	Indenture of Independent Bank Corporation issued for IBC Capital Finance IV dated September 6, 2007.
4.10	Certificate of Trust of Midwest Guaranty Trust I dated October 11, 2002.
4.11	Amended and Restated Declaration of Trust of Midwest Guaranty Trust I dated October 29, 2002.
4.12	Indenture of Midwest Guaranty Bancorp, Inc. issued for Midwest Guaranty Trust I dated October 29, 2002.
4.13

Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

4.14

Warrant dated December 12, 2008 to purchase shares of Common Stock of Independent Bank Corporation (incorporated herein by reference to Exhibit 4.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

5.1	Opinion of Varnum LLP *
8.1	Opinion of Varnum LLP *
8.2	Opinion of DLA Piper LLP (US) with respect to certain tax matters in relation to IBC Capital Finance IV.
8.3	Opinion of Strobl Cunningham Caretti & Sharp P.C. with respect to certain tax matters in relation to Midwest Guaranty Trust I.
8.4	Opinion of Varnum LLP with respect to certain tax matters in relation to IBC Capital Finance III.
8.5

Opinion of Varnum LLP with respect to certain tax matters in relation to IBC Capital Finance II (incorporated herein by reference to Exhibit 8.1 to our Registration Statement on Form S‑3, Commission No. 333-103542-01, filed on February 28, 2003).

Exhibit
Number	Description

10.1	Deferred Benefit Plan for Directors (incorporated herein by reference to Exhibit 10(C) to our report on Form 10-K for the year ended December 31, 1984).
10.2

The form of Indemnity Agreement approved by our shareholders at its April 19, 1988 Annual Meeting, as executed with all of the Directors of the Registrant (incorporated herein by reference to Exhibit 10(F) to our report on Form 10-K for the year ended December 31, 1988).

10.3

Non-Employee Director Stock Option Plan, as amended, approved by our shareholders at its April 15, 1997 Annual Meeting (incorporated herein by reference to Exhibit 4 to our Form S-8 Registration Statement dated July 28, 1997, filed under registration No. 333-32269).

10.4

Employee Stock Option Plan, as amended, approved by our shareholders at its April 17, 2000 Annual Meeting (incorporated herein by reference to Exhibit 4 to our Form S-8 Registration Statement dated October 8, 2000, filed under registration No. 333-47352).

10.5

The form of Management Continuity Agreement as executed with executive officers and certain senior managers (incorporated herein by reference to Exhibit 10 to our report on Form 10-K for the year ended December 31, 1998).

10.6

Independent Bank Corporation Long-term Incentive Plan, as amended through April 26, 2005, (incorporated herein by reference to Exhibit 10 to our report on Form 10-K for the year ended December 31, 2005).

10.7

Letter Agreement, dated as of December 12, 2008, between Independent Bank Corporation and the United States Department of the Treasury, and the Securities Purchase Agreement—Standard Terms attached thereto (incorporated herein by reference to Exhibit 10.1 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

10.8

Form of Letter Agreement executed by each of Michael M. Magee, Jr., Robert N. Shuster, William B. Kessel, Stefanie M. Kimball, and David C. Reglin (incorporated herein by reference to Exhibit 10.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

10.9

Form of waiver executed by each of Michael M. Magee, Jr., Robert N. Shuster, William B. Kessel, Stefanie M. Kimball, and David C. Reglin (incorporated herein by reference to Exhibit 10.3 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

11.1	Statement Regarding Computation of Per Share Earnings (refer to Note 1 of Consolidated Financial Statements on page F-43 of this Registration Statement)
21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to our report on Form 10-K for the year ended December 31, 2008)
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Varnum LLP
23.3	Consent of Strobl Cunningham Caretti & Sharp P.C.
23.4	Consent of DLA Piper LLP (US) * To be filed by amendment.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ionia, State of Michigan, on January 27, 2010.

Independent Bank Corporation
(Registrant)

By:	/s/ Robert N. Shuster	Date: January 27, 2010
Robert N. Shuster Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Robert N. Shuster Robert N. Shuster	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 27, 2010

/s/ Michael M. Magee, Jr. Michael M. Magee, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	January 27, 2010

/s/ James J. Twarozynski James J. Twarozynski	Senior Vice President and Controller (Principal Accounting Officer)	January 27, 2010

/s/ Donna J. Banks Donna J. Banks	Director	January 27, 2010

/s/ Jeffrey A. Bratsburg Jeffrey A. Bratsburg	Director	January 27, 2010

/s/ Stephen L. Gulis, Jr. Stephen L. Gulis, Jr.	Director	January 27, 2010

/s/ Terry L. Haske Terry L. Haske	Director	January 27, 2010

/s/ Robert L. Hetzler Robert L. Hetzler	Director	January 27, 2010

/s/ Clarke B. Maxson Clarke B. Maxson	Director	January 27, 2010

/s/ James E. McCarty James E. McCarty	Director	January 27, 2010

Signature	Capacity	Date

Charles A. Palmer	Director

/s/ Charles C. Van Loan Charles C. Van Loan	Director	January 27, 2010

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amended and Restated Articles of Incorporation, conformed through May 12, 2009.
3.2

Amended and Restated Bylaws, conformed through December 8, 2008 (incorporated herein by reference to Exhibit 3.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

4.1	Certificate of Trust of IBC Capital Finance II dated February 26, 2003 (incorporated herein by reference to Exhibit 4.1 to our report on Form 10-Q for the quarter ended March 31, 2003).
4.2	Amended and Restated Trust Agreement of IBC Capital Finance II dated March 19, 2003 (incorporated herein by reference to Exhibit 4.2 to our report on Form 10-Q for the quarter ended March 31, 2003).
4.3

8.25% Junior Subordinated Debenture of Independent Bank Corporation issued for IBC Capital Finance II dated March 19, 2003 (incorporated herein by reference to Exhibit 4.6 to our report on Form 10-Q for the quarter ended March 31, 2003).

4.4	Certificate of Trust of IBC Capital Finance III dated May 25, 2007.
4.5	Amended and Restated Trust Agreement of IBC Capital Finance III dated March 31, 2007.
4.6	Junior Subordinated Indenture of Independent Bank Corporation issued for IBC Capital Finance III dated May 31, 2007.
4.7	Certificate of Trust of IBC Capital Finance IV dated September 4, 2007.
4.8	Amended and Restated Declaration of Trust of IBC Capital Finance IV dated September 6, 2007.
4.9	Indenture of Independent Bank Corporation issued for IBC Capital Finance IV dated September 6, 2007.
4.10	Certificate of Trust of Midwest Guaranty Trust I dated October 11, 2002.
4.11	Amended and Restated Declaration of Trust of Midwest Guaranty Trust I dated October 29, 2002.
4.12	Indenture of Midwest Guaranty Bancorp, Inc. issued for Midwest Guaranty Trust I dated October 29, 2002.
4.13

Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

4.14

Warrant dated December 12, 2008 to purchase shares of Common Stock of Independent Bank Corporation (incorporated herein by reference to Exhibit 4.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

5.1	Opinion of Varnum LLP *
8.1	Opinion of Varnum LLP *
8.2	Opinion of DLA Piper LLP (US) with respect to certain tax matters in relation to IBC Capital Finance IV.
8.3	Opinion of Strobl Cunningham Caretti & Sharp P.C. with respect to certain tax matters in relation to Midwest Guaranty Trust I.
8.4	Opinion of Varnum LLP with respect to certain tax matters in relation to IBC Capital Finance III.
8.5

Opinion of Varnum LLP with respect to certain tax matters in relation to IBC Capital Finance II (incorporated herein by reference to Exhibit 8.1 to our Registration Statement on Form S‑3, Commission No. 333-103542-01, filed on February 28, 2003).

Exhibit
Number	Description

10.1	Deferred Benefit Plan for Directors (incorporated herein by reference to Exhibit 10(C) to our report on Form 10-K for the year ended December 31, 1984).
10.2

The form of Indemnity Agreement approved by our shareholders at its April 19, 1988 Annual Meeting, as executed with all of the Directors of the Registrant (incorporated herein by reference to Exhibit 10(F) to our report on Form 10-K for the year ended December 31, 1988).

10.3

Non-Employee Director Stock Option Plan, as amended, approved by our shareholders at its April 15, 1997 Annual Meeting (incorporated herein by reference to Exhibit 4 to our Form S-8 Registration Statement dated July 28, 1997, filed under registration No. 333-32269).

10.4

Employee Stock Option Plan, as amended, approved by our shareholders at its April 17, 2000 Annual Meeting (incorporated herein by reference to Exhibit 4 to our Form S-8 Registration Statement dated October 8, 2000, filed under registration No. 333-47352).

10.5

The form of Management Continuity Agreement as executed with executive officers and certain senior managers (incorporated herein by reference to Exhibit 10 to our report on Form 10-K for the year ended December 31, 1998).

10.6

Independent Bank Corporation Long-term Incentive Plan, as amended through April 26, 2005, (incorporated herein by reference to Exhibit 10 to our report on Form 10-K for the year ended December 31, 2005).

10.7

Letter Agreement, dated as of December 12, 2008, between Independent Bank Corporation and the United States Department of the Treasury, and the Securities Purchase Agreement—Standard Terms attached thereto (incorporated herein by reference to Exhibit 10.1 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

10.8

Form of Letter Agreement executed by each of Michael M. Magee, Jr., Robert N. Shuster, William B. Kessel, Stefanie M. Kimball, and David C. Reglin (incorporated herein by reference to Exhibit 10.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

10.9

Form of waiver executed by each of Michael M. Magee, Jr., Robert N. Shuster, William B. Kessel, Stefanie M. Kimball, and David C. Reglin (incorporated herein by reference to Exhibit 10.3 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008).

11.1	Statement Regarding Computation of Per Share Earnings (refer to Note 1 of Consolidated Financial Statements on page F-43 of this Registration Statement)
21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to our report on Form 10-K for the year ended December 31, 2008)
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Varnum LLP, included in Exhibit 5.1
23.3	Consent of Strobl Cunningham Caretti & Sharp P.C.
23.4	Consent of DLA Piper LLP (US) * To be filed by amendment.